                        [LETTERHEAD OF 3COM CORPORATION]


                              5400 BAYFRONT PLAZA
                       SANTA CLARA, CALIFORNIA 95052-8145



                                  May 8, 1997


Dear Shareholder:


    As most of you are aware, 3Com Corporation has entered into an agreement to combine with U.S. Robotics Corporation. At a special meeting of shareholders to be held at 5400 Bayfront Plaza, Santa Clara, California, on June 11, 1997, at 9:00 a.m., local time, you will be asked to consider and approve the merger agreement relating to the merger.



    Approval of this important matter will require the affirmative vote of the holders of a majority of the 3Com Common Stock outstanding on May 1, 1997, the record date for the special meeting. The 3Com Board of Directors has unanimously approved the merger agreement and recommends that you vote FOR approval and adoption of the merger agreement.



    We believe the combination of 3Com and U.S. Robotics will create the leading player in the fastest-growing sectors of the networking market. We believe the combination of our complementary technologies, products, brands, global distribution and extensive R&D programs will create a unique platform for growth and significant long-term shareholder value.


    The proposed transaction involves an exchange of each share of U.S. Robotics common stock for 1.75 shares of 3Com common stock. After the closing of the merger, 3Com's current shareholders will own approximately 53% of what we believe will be the best networking company in the world.

    The merger will create a networking leader with $5.5 billion in annual revenues, more than 13,000 employees in some 45 countries, leading positions in each of its core markets and an installed base of more customer connections to the Internet and corporate intranets than any other networking company. By moving now to bring together the leading players in the WAN access and LAN sectors, the combined company will be extremely well-positioned to capitalize on the growing worldwide customer demand for integrated, end-to-end LAN/WAN networking solutions.

    3Com and U.S. Robotics have identified numerous potential benefits of the merger that we believe will contribute to the success of the combined company. These potential benefits include the following.

    - By combining the complementary product lines and technologies of 3Com in LANs and U.S. Robotics in WAN access, the combined company will be competitively positioned to meet growing demand from a wide range of customers--including large enterprises, small businesses, public network carriers and consumers--for end-to-end connectivity across both LANs and WANs.

    - 3Com and U.S. Robotics sales channels are highly complementary and should allow the combined company to expand distribution of each company's products through the other's key channels.

    - The combined company will have leading positions and strong brand identities in all of its major product lines, both at the edge and the core region of the network.

    - By concentrating on 3Com's strength in LANs and U.S. Robotics' strength in WAN access, the combined company should be better able to focus its research and development efforts and deploy its critical engineering resources more effectively.


    - The combined company will have annualized research and development expenditures of over $500 million at current levels.

    - The combined company will have sufficient resources to compete effectively in the face of increasing customer needs for global network solutions and anticipated continuing industry consolidation.

    - The respective managements of 3Com and U.S. Robotics are committed to providing the combined company with a management structure that features clear allocations of authority and responsibility, coupled with ongoing active participation by executives from both companies in key roles under my leadership.


    We believe this new company will change the landscape of the industry and deliver significant long-term value to our shareholders. Details of the proposed merger, important information concerning 3Com and U.S. Robotics and information concerning other important proposals to be considered at the special meeting appear in the accompanying Joint Proxy Statement/Prospectus. I urge you to give this material your careful consideration.


    All shareholders are cordially invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-prepaid envelope. It is very important that your shares be represented and voted at the special meeting. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                                     [SIGNATURE]

                                          Eric A. Benhamou
                                          CHAIRMAN AND
                                          CHIEF EXECUTIVE OFFICER


EVERY VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT D.F. KING & CO., INC., WHICH IS ASSISTING US IN THIS MANNER, AT 1-800-758-5880.

                                3COM CORPORATION
                              5400 BAYFRONT PLAZA
                         SANTA CLARA, CALIFORNIA 95052

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 11, 1997

                            ------------------------

To the Shareholders of 3Com Corporation:


    PLEASE TAKE NOTICE that a special meeting of shareholders (the "3Com Special Meeting") of 3Com Corporation, a California corporation ("3Com"), will be held on June 11, 1997 at 3Com's executive offices, located at 5400 Bayfront Plaza, Santa Clara, California, commencing at 9:00 a.m., local time, for the following purposes:


    1. To consider and vote upon a proposal (a) to approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of February 26, 1997 and amended as of March 14, 1997 (the "Merger Agreement"), by and among 3Com, TR Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com ("Sub"), 3Com (Delaware) Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com ("3Com Delaware"), and U.S. Robotics Corporation, a Delaware corporation ("USR"), pursuant to which, among other things (i) Sub will be merged with and into USR, with USR to be the surviving corporation, and USR will become a wholly-owned subsidiary of 3Com or 3Com Delaware, depending upon whether the reincorporation proposal described below is approved (the "Merger"), and
       (ii) each outstanding share of common stock, par value $0.01 per share, of USR will be converted into the right to receive 1.75 shares of common stock, par value $0.01 per share, of 3Com or 3Com Delaware ("3Com Common Stock"); and (b) to approve the issuance of 3Com Common Stock in the Merger;

    2. To consider and vote upon a proposal to approve and adopt an amendment to 3Com's Articles of Incorporation to increase the number of authorized shares of 3Com capital stock from 403,000,000 to 1,000,000,000 (the "Charter Amendment");


    3. To consider and vote upon a proposal to change 3Com's state of incorporation from California to Delaware (the "Reincorporation") and, in furtherance thereof, to approve and adopt an Agreement and Plan of Merger and Reincorporation, dated as of March 14, 1997, by and between 3Com and 3Com Delaware (the "Reincorporation Agreement"), pursuant to which 3Com will be merged with and into 3Com Delaware, with 3Com Delaware to be the surviving corporation (the "Reincorporation Merger"), and each outstanding share of common stock, par value $0.01 per share, of 3Com will be converted automatically into one share of common stock, par value $0.01 per share, of 3Com Delaware; and


    4. To transact such other business as may properly come before the 3Com Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the Merger Agreement, the issuance of 3Com Common Stock in the Merger, the Charter Amendment or the Reincorporation Agreement, or any adjournments or postponements thereof.

    The Merger and related transactions, the Charter Amendment and the Reincorporation are more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice and the annexes thereto, which include copies of the Merger Agreement, the Charter Amendment and the Reincorporation Agreement. Any action may be taken on any of the foregoing proposals at the 3Com Special Meeting on the date specified above or on any date to which the 3Com Special Meeting may be properly adjourned or postponed.

    Shareholders of record at the close of business on May 1, 1997 are entitled to notice of, and to vote at, the 3Com Special Meeting and any adjournment or postponement thereof. Approval and adoption of the Merger Agreement, the Charter Amendment and the Reincorporation Agreement each require the affirmative vote of the holders of a majority of the outstanding shares of 3Com Common Stock entitled to vote at the 3Com Special Meeting.

    All shareholders are cordially invited to attend the 3Com Special Meeting in person. However, to ensure your representation at the meeting, whether or not you plan to attend in person, you are urged to complete and sign the enclosed proxy card and return it as promptly as possible in the enclosed postage-prepaid envelope.

                                          By Order of the Board of Directors

                                                     [LOGO]

                                          Mark D. Michael
                                          SECRETARY


May 8, 1997


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

                   [LETTERHEAD OF U.S. ROBOTICS CORPORATION]

                         8100 NORTH MCCORMICK BOULEVARD
                             SKOKIE, ILLINOIS 60076


                                  May 8, 1997


Dear Stockholder:


    As most of you are aware, U.S. Robotics Corporation has entered into an agreement to combine with 3Com Corporation. At a special meeting of stockholders to be held at the Sheraton Chicago, Cityfront Center, located at 301 East North Water Street, Chicago, Illinois, on June 11, 1997, at 11:00 a.m., local time, you will be asked to consider and approve the merger agreement relating to the merger.


    Approval of this important matter will require the affirmative vote of the holders of a majority of the U.S. Robotics Common Stock outstanding on May 1, 1997, the record date for the special meeting. The U.S. Robotics Board of Directors has unanimously approved the merger agreement and recommends that you vote FOR approval and adoption of the merger agreement.

    We believe the combination of U.S. Robotics and 3Com will create the leading player in the fastest-growing sectors of the networking market. We believe the combination of our complementary technologies, products, brands, global distribution and extensive R&D programs will create a unique platform for growth and for the creation of significant long-term stockholder value.

    The proposed transaction involves an exchange of each share of U.S. Robotics Common Stock for 1.75 shares of 3Com Common Stock, such that following the consummation of the transaction, U.S. Robotics' current stockholders will own approximately 47% of what we believe will be the best networking company in the world.

    The merger will create a networking leader with $5.5 billion in annual revenues, more than 13,000 employees in some 45 countries, leading positions in each of its core markets and an installed base of more customer connections to the Internet and corporate intranets than any other networking company. By moving now to bring together the leading players in the WAN access and LAN sectors, the combined company will be extremely well-positioned to capitalize on the growing worldwide customer demand for integrated, end-to-end LAN/WAN networking solutions.

    U.S. Robotics and 3Com have identified numerous potential benefits of the merger that we believe will contribute to the success of the combined company. These potential benefits include the following:

    - By combining the complementary product lines and technologies of U.S. Robotics in WAN access and 3Com in LANs, the combined company will be competitively positioned to meet growing demand from a wide range of customers--including large enterprises, small businesses, public telephone network carriers, network and Internet service providers, and consumers--for end-to-end connectivity across both LANs and WANs.

    - U.S. Robotics and 3Com sales channels are highly complementary and should allow the combined company to expand the distribution of each company's products through the other's key channels.

    - The combined company will have leading positions and strong brand identities in all of its major product lines, with particular strength in the key products at the "edge" of the network, including LAN switches, hubs, remote access servers and concentrators, NICs and high speed modems.

    - By concentrating on U.S. Robotics' strength in WAN access and 3Com's strength in LANs, the combined company should be better able to focus and deploy its research and development efforts and critical engineering resources more effectively.

    - The combined company will have annualized research and development expenditures of $500 million at current levels.

    - The combined company will have sufficient resources to compete effectively in the face of increasing customer needs for global network solutions and anticipated continuing industry consolidation.

    - The respective managements of 3Com and U.S. Robotics are committed to providing the combined company with a management structure that features clear allocations of authority and responsibility, coupled with ongoing active participation by executives from both companies in key roles under the leadership of 3Com's chairman and CEO.

    We believe this new company will change the landscape of the industry and deliver significant long-term value to our stockholders.

    Your senior management holds a major stake in U.S. Robotics. After the merger, we will become major shareholders of 3Com. We are looking to create the strongest possible company as an ongoing source of long-term shareholder value. Given the opportunities in the market and intensifying competition in the networking industry, we believe that there is no better partner for U.S. Robotics than 3Com and no better time to do this transaction than now.

    Details of the proposed merger and other important information concerning U.S. Robotics and 3Com appear in the accompanying Joint Proxy
Statement/Prospectus. I urge you to give this material your careful consideration.

    All stockholders are cordially invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is very important that your shares be represented and voted at the special meeting. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                                    [SIGNATURE]

                                          Casey Cowell
                                          CHAIRMAN AND
                                          CHIEF EXECUTIVE OFFICER

EVERY VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                           U.S. ROBOTICS CORPORATION
                         8100 NORTH MCCORMICK BOULEVARD
                             SKOKIE, ILLINOIS 60076
                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 1997

                            ------------------------

To the Stockholders of U.S. Robotics Corporation:


    PLEASE TAKE NOTICE that a special meeting of stockholders (the "USR Special Meeting") of U.S. Robotics Corporation, a Delaware corporation ("USR"), will be held on June 11, 1997, at the Sheraton Chicago, Cityfront Center, located at 301 East North Water Street, Chicago, Illinois, commencing at 11:00 a.m., local time, for the following purposes:


    1. To consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of February 26, 1997 and amended as of March 14, 1997 (the "Merger Agreement"), by and among 3Com Corporation, a California corporation ("3Com"), TR Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com ("Sub"), 3Com (Delaware) Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com established to effect the reincorporation of 3Com in Delaware ("3Com Delaware"), and USR, pursuant to which, among other things, (a) Sub will be merged with and into USR, with USR to be the surviving corporation, and USR will become a wholly-owned subsidiary of 3Com or 3Com Delaware (the "Merger"), and (b) each outstanding share of common stock, par value $0.01 per share, of USR ("USR Common Stock") will be converted into the right to receive 1.75 shares of common stock, par value $0.01 per share, of 3Com or 3Com Delaware; and

    2. To transact such other business as may properly come before the USR Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the Merger, or any adjournments or postponements thereof.

    The Merger and related transactions are more fully described in the Joint Proxy Statement/Prospectus and the annexes thereto, including the Merger Agreement, accompanying this Notice. Any action may be taken on any of the foregoing proposals at the USR Special Meeting on the date specified above or on any date to which the USR Special Meeting may be properly adjourned or postponed.

    Stockholders of record at the close of business on May 1, 1997 are entitled to notice of, and to vote at, the USR Special Meeting and any adjournment or postponement thereof. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of USR Common Stock entitled to vote at the USR Special Meeting.

    All stockholders are cordially invited to attend the USR Special Meeting in person. However, to ensure your representation at the meeting, whether or not you plan to attend in person, you are urged to complete and sign the enclosed proxy card and return it as promptly as possible in the enclosed postage-prepaid envelope.

                                          By Order of the Board of Directors

                                                  [SIGNATURE]

                                          George A. Vinyard
                                          SECRETARY


May 8, 1997


  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

                                3COM CORPORATION
                                      AND
                           U.S. ROBOTICS CORPORATION

                                ---------------

                             JOINT PROXY STATEMENT
                             ---------------------

                3COM CORPORATION AND 3COM (DELAWARE) CORPORATION
                                   PROSPECTUS


    This Joint Proxy Statement/Prospectus is being furnished to holders of Common Stock, par value $0.01 per share, of 3Com Corporation, a California corporation ("3Com"), in connection with the solicitation of proxies by the Board of Directors of 3Com (the "3Com Board") for use at a special meeting of 3Com shareholders (the "3Com Special Meeting") to be held on June 11, 1997, at 3Com's executive offices, located at 5400 Bayfront Plaza, Santa Clara, California, commencing at 9:00 a.m., local time, and at any adjournments or postponements thereof.



    This Joint Proxy Statement/Prospectus is also being furnished to holders of Common Stock, par value $0.01 per share ("USR Common Stock"), of U.S. Robotics Corporation, a Delaware corporation ("USR"), in connection with the solicitation of proxies by the Board of Directors of USR (the "USR Board") for use at a special meeting of USR stockholders (the "USR Special Meeting") to be held on June 11, 1997, at the Sheraton Chicago, Cityfront Center located at 301 East North Water Street, Chicago, Illinois, commencing at 11:00 a.m., local time, and at any adjournments or postponements thereof.


    This Joint Proxy Statement/Prospectus also constitutes a prospectus of 3Com and 3Com (Delaware) Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com established to effect the proposed reincorporation of 3Com in Delaware ("3Com Delaware"), with respect to up to 157,500,000 shares of common stock, par value $0.01 per share of 3Com (or, if 3Com reincorporates in Delaware, of 3Com Delaware) ("3Com Common Stock") to be issued in the merger of TR Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com ("Sub"), with and into USR (the "Merger") pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 1997 and amended as of March 14, 1997, by and among 3Com, Sub, 3Com Delaware and USR (the "Merger Agreement"), in respect of outstanding shares of USR Common Stock.
                            ------------------------


    SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY BOTH 3COM SHAREHOLDERS AND USR STOCKHOLDERS.

                             ---------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/ PROSPECTUS
     HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of 3Com and stockholders of USR on or about May 12, 1997.



       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY 8, 1997.

                             AVAILABLE INFORMATION

    3Com and USR are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by 3Com and USR with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. 3Com Common Stock and USR Common Stock are traded on The Nasdaq National Market. Reports and other information concerning 3Com and USR can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. In addition, certain of the documents filed by 3Com and USR with the Commission are available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR") at http://www.sec.gov.

    3Com and 3Com Delaware have filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of 3Com Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. The omitted portions of the Registration Statement may be obtained through EDGAR at http://www.sec.gov. Such additional information also may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/ Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other documents referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following 3Com documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1.  3Com's Annual Report on Form 10-K for the fiscal year ended May 31,
       1996;

    2. 3Com's Quarterly Reports on Form 10-Q for the three-month periods ended August 31, 1996, November 30, 1996 and February 28, 1997;

    3. 3Com's Current Reports on Form 8-K filed on November 13, 1996 and February 27, 1997;

    4. The description of 3Com's capital stock contained in 3Com's Registration Statement on Form 8-A filed on September 22, 1989; and

    5. The description of 3Com's common stock purchase rights contained in 3Com's Registration Statement on Form 8-A/A filed on January 23, 1995.

    The following USR documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1. USR's Annual Report on Form 10-K for the fiscal year ended September 29, 1996;

    2. USR's Quarterly Report on Form 10-Q for the three-month period ended December 29, 1996; and

    3. USR's Current Reports on Form 8-K filed on November 5, 1996, January 22, 1997, February 18, 1997, February 27, 1997 and April 23, 1997.

    All documents and reports subsequently filed by 3Com and USR pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the 3Com Special Meeting and the USR Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO 3COM OR 3COM DELAWARE, DIRECTED TO 3COM CORPORATION, 5400 BAYFRONT PLAZA, SANTA CLARA, CALIFORNIA 95052 (TELEPHONE NUMBER (408) 764-5000), ATTENTION: INVESTOR RELATIONS, OR, IN THE CASE OF DOCUMENTS RELATING TO USR, DIRECTED TO U.S. ROBOTICS CORPORATION, 8100 NORTH MCCORMICK BOULEVARD, SKOKIE, ILLINOIS 60076, (TELEPHONE NUMBER (847) 982-5010), ATTENTION: CORPORATE SECRETARY. IN ORDER TO ASSURE TIMELY DELIVERY OF THE REQUESTED MATERIAL BEFORE THE 3COM SPECIAL MEETING AND THE USR SPECIAL MEETING, ANY REQUEST SHOULD BE MADE PRIOR TO JUNE 2, 1997.


    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY 3COM, 3COM DELAWARE OR USR, OR ANY OF THEIR AFFILIATES. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE PURSUANT HERETO SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF 3COM, 3COM DELAWARE OR USR, OR ANY OF THEIR AFFILIATES, SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                      INFORMATION PROVIDED BY 3COM AND USR

    The information set forth in this Joint Proxy Statement/Prospectus concerning 3Com, 3Com Delaware and Sub has been furnished by 3Com and has not been independently investigated or verified by USR; and the information set forth in this Joint Proxy Statement/Prospectus concerning USR has been furnished by USR and has not been independently investigated or verified by 3Com, 3Com
Delaware or Sub.

    3Com, 3Wizard, AccessBuilder, Boundary Routing, CELLplex, Chipcom,
EtherDisk, EtherLink, EtherLink II, LANplex, LANsentry, LinkBuilder, LinkSwitch,
NetAge, NETBuilder, NETBuilder II, ONcore, ONsemble, ORnet, Parallel Tasking,
Personal Routing, PrimaryView, RingBuilder, SmartAgent, SoftHub, TokenDisk,
TokenLink, Transcend, Trichannel, ViewBuilder and Viewplex are registered trademarks of 3Com. 3System, 3ComImpact, 3Com Network Ready, 3Com Open Partners,
3Com Park, AccessView, Aperture, Arpeggio, ATMDisk, ATMLink, AutoIQ, AutoLink,
BMXSTREAM, BRASICA, CELLBUILDER, CLEARSTREAM, CLstream, DynamicAccess, FDDILink,
FlexiProbe, FLEXSTREAM, FederalLinks, Impresario, LANServant, LinkConverter,
LXSTREAM, MSH, MultiProbe, NetProbe, OfficeConnect, ONcore, ONdemand, ONline,
ONSTREAM NETWORKS, ONSTREAM, PACE, Power Grouping, PowerRing, PrimaryVision,
SuperStack, SwitchCentral, Traffix, Velocity, WANServant and ZipChip are trademarks of 3Com. 3ComFacts, 3Community, 3Compatible, 3Fund, 3Partner,
3PartyLine, 3Secure, 3Seller, 3Source, 3STAR, Associates Program, CardFacts,
Express, Guardian, Infoline, InfoPAK, Internet Spoken Here, netWorking Partners,
Networks That go the Distance, Premier Partner, Service Manager, Service
Partner, Service Scout, Service Select Program, SupportPAK and The Power of
Access are service marks of 3Com. HST, Megahertz, Palm Computing, Sportster,
U.S. Robotics, V.Everything, WorldPort and XJack are registered trademarks of USR. Adaptive Speed Leveling, AllPoints, BigPicture, ConferenceLink, Courier,
EdgeServer, LANLinker, NetServer, Palm OS, PalmPilot, Quick Connect, Simulcom,
Total Control, TOTALcell, TOTALswitch and x2 are trademarks of USR. This Joint
Proxy Statement/Prospectus may also include trademarks and trade names of companies other than 3Com and USR which are the property of their respective owners.

                                       iv
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                               TABLE OF CONTENTS


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AVAILABLE INFORMATION......................................................................................         ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................         ii
INFORMATION PROVIDED BY 3Com AND USR.......................................................................         iv
SUMMARY....................................................................................................          1
  The Companies............................................................................................          1
  The Merger...............................................................................................          2
  Date and Place of the Meetings...........................................................................          3
  Securityholders Entitled to Vote.........................................................................          3
  Purposes of the Meetings.................................................................................          3
  Vote Required; Voting Agreements.........................................................................          3
  Recommendations of the Board of Directors................................................................          4
  Reasons for the Merger; Risks Relating to the Merger.....................................................          5
  Opinions of Financial Advisors...........................................................................          6
  Interests of Certain Persons in the Merger...............................................................          6
  Representations and Warranties; Covenants................................................................          7
  No Solicitation..........................................................................................          8
  Conditions to the Merger.................................................................................          8
  Regulatory Requirements..................................................................................          8
  Termination..............................................................................................          8
  Surrender of USR Stock Certificates......................................................................          9
  Certain Federal Income Tax Consequences..................................................................          9
  Accounting Treatment.....................................................................................          9
  Restrictions on Resale of 3Com Common Stock..............................................................          9
  Stock Option Agreements..................................................................................         10
  Dissenters' Rights.......................................................................................         10
  Legal Proceedings........................................................................................         11
  Comparison of Securityholder Rights......................................................................         11
  The Charter Amendment....................................................................................         11
  Reincorporation of 3Com in Delaware......................................................................         12
SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........................................         13
COMPARATIVE PER SHARE DATA.................................................................................         17
MARKET PRICE INFORMATION...................................................................................         19
RISK FACTORS...............................................................................................         21
  Risks Relating to the Merger.............................................................................         21
  Risks Relating to 3Com, USR and the Combined Company.....................................................         23
THE MEETINGS...............................................................................................         27
  General..................................................................................................         27
  Matters To Be Considered at the Meetings.................................................................         27
  Board of Directors' Recommendations......................................................................         27
  Voting at the Meetings; Record Dates.....................................................................         28


                                       v
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
  Adjournment of the 3Com Special Meeting or the USR Special Meeting.......................................         29
  Proxies..................................................................................................         30
  Dissenters' Rights.......................................................................................         31
NETWORK INDUSTRY BACKGROUND................................................................................         33
  The Computer Communications Market.......................................................................         33
  Local Area Networking....................................................................................         34
  3Com--Network Systems Provider...........................................................................         35
  Remote Access Over the Wide Area Network.................................................................         35
  USR--Remote Access Solutions Provider....................................................................         36
  Providing End-to-End LAN/WAN Connectivity................................................................         37
THE MERGER.................................................................................................         39
  Background of the Merger.................................................................................         39
  Reasons for the Merger; Recommendations of the Boards of Directors.......................................         41
  Opinion of 3Com's Financial Advisor......................................................................         47
  Opinion of USR's Financial Advisor.......................................................................         50
  Interest of Certain Persons in the Merger................................................................         54
  Management Following the Merger..........................................................................         55
  Employment and Noncompete Agreements.....................................................................         56
  Acceleration of USR Options..............................................................................         58
  Voting Agreements........................................................................................         58
  Accounting Treatment.....................................................................................         59
  Certain Federal Income Tax Consequences..................................................................         59
  Regulatory Requirements..................................................................................         61
  Federal Securities Law Compliance........................................................................         62
  Nasdaq National Market Quotations........................................................................         62
THE MERGER AGREEMENT.......................................................................................         63
  The Merger...............................................................................................         63
  Conversion of Securities.................................................................................         63
  Representations and Warranties...........................................................................         64
  Certain Covenants and Agreements.........................................................................         64
  No Solicitation..........................................................................................         65
  Indemnification..........................................................................................         66
  Conditions...............................................................................................         66
  Stock Plans and Options..................................................................................         67
  Termination; Termination Fees and Expenses...............................................................         68
  Amendment and Waiver.....................................................................................         71
STOCK OPTION AGREEMENTS....................................................................................         72
  General..................................................................................................         72
  Repurchase Rights and Obligations........................................................................         73
  Limitations on Certain Amounts Payable...................................................................         74
  Voting Rights, Transfer Restrictions and Registration....................................................         74
  Effect of Reincorporation on Stock Option Agreements.....................................................         74


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
INFORMATION CONCERNING 3Com................................................................................         75
  Business.................................................................................................         75
  Management's Discussion and Analysis of Financial Condition and Results of Operations....................         83
  Management...............................................................................................         93
  Stock Ownership of Certain Beneficial Owners and Management..............................................         96
INFORMATION CONCERNING USR.................................................................................         98
  Business.................................................................................................         98
  Management's Discussion and Analysis of Financial Condition and Results of Operations....................        108
  Management...............................................................................................        116
  Stock Ownership of Certain Beneficial Owners and Management..............................................        119
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..........................................................        120
COMPARISON OF SECURITYHOLDER RIGHTS........................................................................        128
DESCRIPTION OF 3Com CAPITAL STOCK..........................................................................        136
  Common Stock.............................................................................................        136
  Certain Charter Provisions...............................................................................        136
  Preferred Stock..........................................................................................        136
  3Com Rights Plan.........................................................................................        137
THE CHARTER AMENDMENT......................................................................................        138
  Reasons for the Charter Amendment; Recommendation of 3Com Board..........................................        138
  Intended Uses............................................................................................        138
  Timing of the Charter Amendment; Conditions..............................................................        139
THE REINCORPORATION........................................................................................        140
  General..................................................................................................        140
  Reasons for Reincorporation..............................................................................        140
  Reincorporation Procedure................................................................................        141
  Vote Required............................................................................................        142
  Certain Federal Income Tax Consequences of the Reincorporation...........................................        142
  Interests of 3Com Directors and Officers.................................................................        143
  3Com Board Recommendation................................................................................        144
  Significant Changes Caused by the Reincorporation........................................................        144
LEGAL MATTERS..............................................................................................        154
EXPERTS....................................................................................................        154
ANNEX A--AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER.................................................        A-1
ANNEX B--3Com STOCK OPTION AGREEMENT.......................................................................        B-1
ANNEX C--USR STOCK OPTION AGREEMENT........................................................................        C-1
ANNEX D--OPINION OF GOLDMAN, SACHS & CO....................................................................        D-1
ANNEX E--OPINION OF MORGAN STANLEY & CO. INCORPORATED......................................................        E-1
ANNEX F--CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW..............................................        F-1
ANNEX G--FORM OF 3Com CHARTER AMENDMENT....................................................................        G-1
ANNEX H--AGREEMENT AND PLAN OF MERGER AND REINCORPORATION..................................................        H-1
ANNEX I--FORM OF DELAWARE INDEMNITY AGREEMENT..............................................................        I-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS OF 3COM AND STOCKHOLDERS OF USR ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY.

    THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS A NUMBER OF FORWARD-LOOKING STATEMENTS WHICH REFLECT THE CURRENT VIEWS OF 3COM, 3COM DELAWARE AND/OR USR WITH RESPECT TO FUTURE EVENTS THAT MAY HAVE AN EFFECT ON THEIR INDIVIDUAL OR COMBINED FUTURE FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE HEREIN, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. SEE "RISK FACTORS" AND "THE MERGER--REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS."

THE COMPANIES

    3COM CORPORATION. 3Com was founded on June 4, 1979 and pioneered the networking industry. Over the years, 3Com has evolved from a supplier of discrete networking products to a broad-based supplier of local area network ("LAN"), wide area network ("WAN") and network access systems for the large enterprise, small business, home and network service provider markets. Today, 3Com is a multi-billion dollar company offering customers a broad range of ISO 9000-compliant global data networking solutions that include routers, hubs, remote access servers, switches and network interface cards ("NICs") for Ethernet, Fast Ethernet, Token Ring, fiber distributed data interface ("FDDI"), Asynchronous Transfer Mode ("ATM") and other high speed networks. Additionally, 3Com offers Integrated Services Digital Network ("ISDN") adapters and internetworking products for small businesses and home users, and integrated digital remote access systems used by network service providers and telecommunications carriers. 3Com's products are distributed and serviced worldwide through 3Com and its partners, principally systems integrators, value-added resellers ("VARs"), national resellers, dealers, distributors and original equipment manufacturers ("OEMs"). Certain products, such as ISDN digital modems, PC Card adapters and the Network Starter Kit, are also sold through electronics catalogs and retailers.

    3Com's executive offices are located at 5400 Bayfront Plaza, Santa Clara, California 95052, and its telephone number at that address is (408) 764-5000.

    U.S. ROBOTICS CORPORATION. USR, through its operating subsidiaries, is one of the world's leading suppliers of products and systems that provide access to information. USR designs, manufactures, markets and supports remote access servers and concentrators, enterprise communications systems and desktop and mobile client products, including modems, ISDN terminal adapters, hand-held computing devices and telephony products, that connect computers and other equipment over analog, digital, wireless and switched cellular networks, enabling users to gain access to, manage and share data, fax, voice, sound and video information. USR offers reliable, cost-effective solutions at all points of network access, from the data communications center to the desktop to the mobile user. USR designs its products to comply with all major international and domestic communications standards and protocols which are applicable to its products. Many of USR's products are designed using proprietary software and architectures which facilitate greater functional integration at both the circuit board and systems levels. This enables USR to be early to market with new and enhanced products as technologies and standards evolve and to offer its customers flexible solutions which both meet their immediate needs and provide them with a longer term communications technology implementation path. Additionally, when USR-designed products are present at both ends of a communications link, performance and reliability can be enhanced. To provide the broadest possible exposure to prospective purchasers and users of its products, USR is active in all major domestic and international distribution channels. USR also manufactures and sells its products to selected OEM customers.

    USR's executive offices are located at 8100 N. McCormick Boulevard, Skokie, Illinois 60076, and its telephone number at that address is (847) 982-5010.

    TR ACQUISITIONS CORPORATION. Sub, a Delaware corporation, is a corporation recently organized by 3Com for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed Merger. Its executive offices are located at 5400 Bayfront Plaza, Santa Clara, California 95052, and its telephone number at that address is (408) 764-5000.


    3COM (DELAWARE) CORPORATION. 3Com Delaware, a Delaware corporation, is a corporation recently organized by 3Com for the purpose of effecting the proposed change of 3Com's state of incorporation from California to Delaware (the "Reincorporation"). It has no material assets and has not engaged in any activities except in connection with the proposed Reincorporation and the proposed Merger. Its executive offices are located at 5400 Bayfront Plaza, Santa Clara, California 95052, and its telephone number at that address is (408) 764-5000.


    As used in this Joint Proxy Statement/Prospectus, unless the context requires otherwise, "3Com" refers to 3Com Corporation, a California corporation, its predecessors and its subsidiaries (other than 3Com Delaware and Sub) and "USR" refers to U.S. Robotics Corporation, its predecessors and its subsidiaries.

THE MERGER

    Upon consummation of the Merger, pursuant to the Merger Agreement, (i) Sub will be merged with and into USR, with USR to be the surviving corporation, and USR will become a wholly-owned subsidiary of either 3Com or, if the Reincorporation is effected, 3Com Delaware, and (ii) each issued and outstanding share of USR Common Stock will be converted into the right to receive 1.75 shares of 3Com Common Stock (the "Exchange Ratio"). Fractional shares of 3Com Common Stock will not be issued in connection with the Merger. Cash will be paid in lieu of fractional shares. See "The Merger Agreement--Conversion of Securities."

    A VOTE BY THE USR STOCKHOLDERS IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IS A VOTE TO RECEIVE EITHER SHARES OF 3COM OR 3COM DELAWARE, DEPENDING UPON WHETHER THE SHAREHOLDERS OF 3COM APPROVE THE REINCORPORATION. AT THE TIME OF THE USR SPECIAL MEETING, THE USR STOCKHOLDERS MAY NOT KNOW WHETHER THE REINCORPORATION WILL BE CONSUMMATED. IN THE CONTEXT OF THE MERGER, "3COM COMMON STOCK" REFERS TO THE COMMON STOCK OF 3COM OR 3COM DELAWARE, AS THE CASE MAY BE.


    Based upon the capitalization of 3Com and USR as of May 1, 1997, an aggregate of approximately 156,342,842 shares of 3Com Common Stock would be issued in the Merger, representing approximately 47% of the shares of 3Com Common Stock outstanding immediately following the consummation of the Merger.


    Upon consummation of the Merger, any outstanding options to purchase USR Common Stock ("USR Options") issued under any of USR's Key Employee Stock Option Plan, Executive Officers and Directors Stock Option Plan and 1996 Stock Option Plan for Israeli Employees (collectively, the "USR Option Plans") shall become exercisable in full due to the occurrence of a "change in control" as defined in the USR Option Plans (other than options granted under such plans in substitution for other options that were not subject to such acceleration provision) and will be assumed by 3Com (or 3Com Delaware, as the case may be) and will become options to acquire shares of 3Com Common Stock, adjusted to reflect the Exchange Ratio. Immediately prior to the consummation of the Merger, all then outstanding rights to acquire shares of USR Common Stock under USR's Employee Stock Purchase Plan (the "USR Purchase Plan") will be exercised. See "The Merger Agreement--Stock Plans and Options."

    The Merger Agreement provides that the 3Com Board will elect Messrs. Casey Cowell, James E. Cowie, and Paul G. Yovovich, each of whom is a current director of USR, to the 3Com Board effective upon consummation of the Merger. In addition, following the Merger, certain executive officers of USR will become executive officers and key management employees of 3Com. See "The
Merger--Management Following the Merger."

    It is anticipated that the Merger will become effective as promptly as practicable after the requisite stockholder and shareholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived. If the Merger is not consummated on or before September 15, 1997, USR and 3Com each has the right (subject to certain limitations) to terminate the Merger Agreement. See "The Merger Agreement--Termination; Termination Fees and Expenses."

DATE AND PLACE OF THE MEETINGS


    The 3Com Special Meeting will be held on June 11, 1997 at 3Com's executive offices, located at 5400 Bayfront Plaza, Santa Clara, California, commencing at 9:00 a.m., local time.



    The USR Special Meeting will be held on June 11, 1997 at the Sheraton Chicago, Cityfront Center, located at 301 East North Water Street, Chicago, Illinois, commencing at 11:00 a.m., local time.


SECURITYHOLDERS ENTITLED TO VOTE


    Holders of record of shares of 3Com Common Stock at the close of business on May 1, 1997 (the "3Com Record Date") are entitled to notice of and to vote at the 3Com Special Meeting. At the 3Com Record Date, there were 178,200,471 shares of 3Com Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the 3Com Special Meeting.



    Holders of record of shares of USR Common Stock at the close of business on May 1, 1997 (the "USR Record Date") are entitled to notice of and to vote at the USR Special Meeting. At the USR Record Date, there were 89,338,767 shares of USR Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the USR Special Meeting.


PURPOSES OF THE MEETINGS

    3COM SPECIAL MEETING. The purpose of the 3Com Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the issuance of 3Com Common Stock in the Merger, (ii) a proposal to approve and adopt the Charter Amendment, (iii) a proposal to approve and adopt the Reincorporation Agreement, and (iv) such other matters as may properly be brought before the 3Com Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or any adjournments or postponements thereof.

    USR SPECIAL MEETING. The purpose of the USR Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the USR Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or any adjournments or postponements thereof. See "The Meetings."

VOTE REQUIRED; VOTING AGREEMENTS

    3COM. The approval and adoption of the Merger Agreement, the Charter Amendment and the Reincorporation Agreement by 3Com shareholders will each require the affirmative vote of the holders of a majority of the outstanding shares of 3Com Common Stock entitled to vote at the 3Com Special Meeting. The approval of the issuance of 3Com Common Stock in the Merger will require the affirmative vote of a majority of the shares of 3Com Common Stock voted at the 3Com Special Meeting.

    The Merger and the Reincorporation are independent transactions, each of which (if approved and if applicable conditions are met or waived) will be effected whether or not the other transaction is approved or effected. However, because the increase in 3Com's authorized share capital will only be necessary if the Merger is consummated, the Charter Amendment is contingent upon the Merger, and will only be effective if the Merger is consummated. In addition, if the Reincorporation is approved and effected, the Charter Amendment will be unnecessary, since the certificate of incorporation of 3Com Delaware will provide for an initial authorized share capital of 1,000,000,000 shares.

    Directors and certain executive officers of 3Com have executed and delivered agreements and irrevocable proxies to USR (the "3Com Voting Agreements") obligating them, among other things, to vote their shares of 3Com Common Stock in favor of approval and adoption of the Merger Agreement and any proposal or action which would, or could reasonably be expected to, facilitate the Merger. Pursuant to the 3Com Voting Agreements, all of the outstanding shares of 3Com Common Stock beneficially owned by the directors and such executive officers of 3Com and their respective affiliates (which excludes shares subject to options to acquire 3Com Common Stock ("3Com Options")) at the 3Com Record Date (representing less than 1% of the total number of shares of 3Com Common Stock outstanding at such date) will be voted for approval and adoption of the Merger Agreement and the issuance of 3Com Common Stock in the Merger.


    As of May 1, 1997, directors and executive officers of USR and their respective affiliates beneficially owned less than 1% of the outstanding shares of 3Com Common Stock, and USR owned no shares of 3Com Common Stock.


    USR. The approval and adoption of the Merger Agreement by USR stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of USR Common Stock entitled to vote at the USR Special Meeting.

    Directors and certain executive officers of USR have executed and delivered agreements and irrevocable proxies to 3Com (the "USR Voting Agreements") obligating them, among other things, to vote their shares of USR Common Stock in favor of approval and adoption of the Merger Agreement and any proposal which would or could reasonably be expected to facilitate the Merger. Pursuant to the USR Voting Agreements, all of the outstanding shares of USR Common Stock beneficially owned by the directors and such executive officers of USR and their respective affiliates (which excludes shares subject to USR Options) at the USR Record Date (representing approximately 2% of the total number of shares of USR Common Stock outstanding at such date) will be voted for approval and adoption of the Merger Agreement.


    As of May 1, 1997, directors and executive officers of 3Com and their respective affiliates beneficially owned less than 1% of the outstanding shares of USR Common Stock, and 3Com owned no shares of USR Common Stock. See "The Meetings."


RECOMMENDATIONS OF THE BOARD OF DIRECTORS

    The 3Com Board has unanimously approved the Merger Agreement and the issuance of 3Com Common Stock in the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, 3Com and its shareholders and unanimously recommends that the shareholders of 3Com vote FOR the approval and adoption of the Merger Agreement. The 3Com Board has also unanimously approved the Charter Amendment and the Reincorporation Agreement and believes that the Charter Amendment and the Reincorporation are in the best interests of 3Com and its shareholders and unanimously recommends that the shareholders of 3Com vote FOR approval and adoption of the Charter Amendment and the Reincorporation Agreement and the transactions contemplated therein.

    The USR Board has unanimously approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interest of, USR and its stockholders and unanimously recommends that the stockholders of USR vote FOR approval and adoption of the Merger Agreement.


    See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors," "The Charter Amendment" and "The Reincorporation."


REASONS FOR THE MERGER; RISKS RELATING TO THE MERGER

    JOINT REASONS. The Merger will create a networking industry leader with $5.5 billion in annual revenues, more than 13,000 employees in some 45 countries, leading positions in each of its core markets and an installed base of more customer connections to the Internet and corporate intranets than any other company. The combined company will be able to provide customers worldwide with comprehensive, end-to-end, LAN/WAN networking solutions with superior product offerings at virtually all points of network connection and access, from enterprise and LAN workgroup switching and routing systems, to carrier class remote access systems, to branch and small office LAN and remote access solutions, to intelligent network interface devices (NICs, ISDN terminal adapters and high speed modems) on the desktop and on mobile and wireless platforms. 3Com and USR believe that the combined company will be competitively positioned to provide the industry's best solutions from the data center/central office to the edge of the network and in new and emerging markets. Each of 3Com and USR believes that its markets are evolving to a point where customers are seeking more integrated solutions. By anticipating these needs and putting in place these capabilities at this time, the combined company should be well positioned to serve its customers and thereby provide its shareholders the opportunity for future value creation.

    3COM. 3Com's goals have included expanding its product offerings, technologies and customer bases in the remote access and WAN areas, increasing the overall size and scope of its operations, and expanding its distribution channels, particularly network service provider and retail channels. The 3Com Board believes that the combination with USR will assist 3Com in achieving these goals. The 3Com Board believes that the technologies, product lines and fundamental business and operating strategies of 3Com and USR are complementary and consistent, that 3Com and USR together can provide a greater range of products and superior market coverage compared to any alternative combination, and that a combination of the two companies provides a greater potential for enhanced shareholder value than does the continuation of 3Com's operations in their present form or any of the alternative business strategies that it considered.

    USR. The USR Board believes that the technologies, product lines and fundamental business and operating strategies of USR and 3Com are complementary and consistent, that USR and 3Com together can provide a greater range of products and superior market coverage compared to any alternative combination, and that a combination of the two companies provides a greater potential for enhanced shareholder value than does either the continuation of USR's operations in their present form or a combination with any other potential merger partner. Because the consideration to be received in the Merger consists of common stock and not cash or other non-equity consideration, the Merger will offer the stockholders of USR the opportunity to continue to participate in the growth and appreciation of the business conducted by the combined company.

    RISKS RELATING TO THE MERGER. The Merger presents certain risks and uncertainties, discussed under "Risk Factors." In addition to those risks, in evaluating the Merger the Board of Directors of 3Com and of USR also considered a number of risks and possible negative consequences, described below.

    The 3Com Board considered, among others, the following risks, uncertainties and possible negative consequences: (i) the risk that the issuance of 3Com Common Stock in the Merger could be dilutive to current 3Com shareholders if anticipated synergies are not realized, (ii) the effect of the public announcement of the Merger on 3Com's sales, customer relations, operating results, ability to retain employees and the trading price of 3Com Common Stock, (iii) the risk that the Merger would not be consummated, (iv) the risk that the benefits sought in the Merger would not be obtained, (v) the substantial charges expected to be incurred in connection with the Merger, including costs associated with the integration of the two companies, (vi) potentially substantial management time and effort that would be required to consummate the Merger and integrate the operations of the two companies, and (vii) the impact of the Merger on 3Com and USR personnel, and, in particular, the effect of the acceleration of USR options in the Merger and the potential expenses associated with the severance arrangements of certain USR employees. In the judgment of the 3Com Board, the potential benefits of the Merger clearly outweighed the risks inherent in the transaction.



    The USR Board considered, among others, the following risks, uncertainties and possible negative consequences: (i) the risk that the benefits sought in the Merger would not be obtained, (ii) the risk that the Merger would not be consummated, (iii) the effect of the public announcement of the Merger on USR's sales, customer relations, operating results and ability to retain employees, and on the trading price of USR Common Stock, (iv) potentially substantial management time and effort that would be required to consummate the Merger and integrate the operations of the two companies, and (v) the impact of the Merger on USR and 3Com personnel. In the judgment of the USR Board, the potential benefits of the Merger clearly outweighed the risks inherent in the transaction.


    For further information concerning the parties' reasons for the Merger, see "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

OPINIONS OF FINANCIAL ADVISORS


    3COM. Goldman, Sachs & Co. ("Goldman Sachs") delivered its oral opinion to the 3Com Board on February 24, 1997, that, subject to the resolution of certain matters set forth in the then-current draft of the Merger Agreement, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair to 3Com. Goldman Sachs subsequently confirmed its oral opinion by delivering its written opinion dated February 26, 1997 that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair to 3Com. Goldman Sachs also delivered its written opinion dated the date of this Joint Proxy Statement/ Prospectus that as of the date of this Joint Proxy Statement/Prospectus, the Exchange Ratio pursuant to the Merger Agreement is fair to 3Com. The full text of the written opinion of Goldman Sachs, dated the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex D and is incorporated herein by reference. HOLDERS OF 3COM COMMON STOCK ARE URGED TO, AND SHOULD, READ GOLDMAN SACHS' OPINION IN ITS ENTIRETY. See "The Merger--Opinion of 3Com's Financial Advisor."



    USR. Morgan Stanley & Co. Incorporated ("Morgan Stanley") delivered its oral opinion to the USR Board on February 25, 1997, confirmed in writing as of February 26, 1997, to the effect that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of USR Common Stock. Morgan Stanley subsequently confirmed its written opinion by delivery of a written opinion dated the date of this Joint Proxy Statement/Prospectus which is substantially the same as the written opinion dated as of February 26, 1997. The full text of the written opinion of Morgan Stanley, dated the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, procedures followed, matters considered and limits of Morgan Stanley's review, is attached hereto as Annex E and is incorporated herein by reference. HOLDERS OF USR COMMON STOCK ARE URGED TO, AND SHOULD, READ MORGAN STANLEY'S OPINION IN ITS ENTIRETY. See "The Merger--Opinion of USR's Financial Advisor."


INTERESTS OF CERTAIN PERSONS IN THE MERGER


    As of May 1, 1997, the executive officers and directors of USR and their affiliates owned or held options to acquire an aggregate of 10,264,621 shares of USR Common Stock (including 8,481,296 shares of USR Common Stock subject to USR Options, all of which will be exercisable immediately following the consummation of the Merger).

    The directors and certain executive officers of USR and 3Com holding in the aggregate less than 2% and less than 1% respectively of the shares of USR Common Stock and 3Com Common Stock outstanding as of the respective record dates, have entered into voting agreements with 3Com and USR, respectively, pursuant to which each has agreed to vote in favor of the Merger and related matters. See "The Merger-- Voting Agreements."


    Pursuant to the Merger Agreement, upon the consummation of the Merger, Casey Cowell, James E. Cowie and Paul G. Yovovich, directors of USR, will be elected to the 3Com Board. Mr. Yovovich will also become a member of the 3Com Board's two-person Compensation Committee (the "3Com Compensation Committee"). In addition, Mr. Cowell will become Vice Chairman of 3Com and certain other executive officers of USR will become executive officers and key management employees of 3Com.


    In connection with the execution of the Merger Agreement, Mr. Cowell, John McCartney, Jonathan N. Zakin, Ross W. Manire and Michael S. Seedman, executive officers of USR, entered into, and additional executive officers of USR will be asked to enter into, noncompete agreements and amendments to their existing employment agreements with USR. Such existing employment agreements provide that such persons will be entitled to receive severance payments in certain circumstances, including following any termination of their employment, voluntarily or involuntarily, within one year after a "change in control" of USR, including the change in control that will be deemed to result from the consummation of the Merger. The amendments reduce the potential bonus compensation payable to these individuals under the existing agreements and extend from one to two years the period following the Merger during which a termination of the employment of these individuals, voluntarily or involuntarily, would entitle them to receive severance payments as a result of the "change in control." Assuming the termination of the employment of all of the USR executive officers and other employees who are parties to such employment agreements immediately following consummation of the Merger, the combined company's aggregate liability under the severance provisions contained therein could be as much as approximately $26.3 million. See "Risk Factors--Risks Relating to the Merger--Potential Severance Payment Liabilities" and "The Merger--Employment and Noncompete Agreements."



    Under the provisions of the USR Option Plans, substantially all of the outstanding USR Options will become exercisable in full upon the consummation of the Merger. As a result of such acceleration, USR Options to purchase an aggregate of 11,483,693 shares of USR Common Stock, which otherwise would have become vested over future periods ranging from four to 60 months, will become vested and fully exercisable upon the consummation of the Merger, including USR Options to purchase an aggregate of 4,856,437 shares of USR Common Stock held by directors and executive officers of USR. See "The Merger--Acceleration of USR Options."


    Pursuant to the Merger Agreement, 3Com has agreed to indemnify each person who was an officer, director or employee of USR against certain liabilities. In addition, 3Com has agreed to maintain, with certain limitations, policies of directors' and officers' liability insurance comparable to those currently maintained by USR. See "The Merger Agreement--Indemnification."

    As a result of the foregoing transactions and agreements, the directors and executive officers of USR may have personal interests in the Merger which are not identical to the interests of other USR stockholders. See "The Merger--Interests of Certain Persons in the Merger."

REPRESENTATIONS AND WARRANTIES; COVENANTS

    Under the Merger Agreement, 3Com and USR, respectively, made a number of representations and warranties regarding their respective capital structures, operations, financial condition and other matters. Each party agreed as to itself and its subsidiaries that, until consummation of the Merger or the earlier termination of the Merger Agreement, it will, among other things, maintain its business, conduct its operations in the ordinary course, provide the other with reasonable access to its financial, operating and other information, and use all reasonable efforts to consummate the Merger. See "The Merger Agreement--Representations and Warranties" and "--Certain Covenants and Agreements."

NO SOLICITATION

    Subject to the fiduciary duties of their respective directors, each of USR and 3Com has agreed to refrain from directly or indirectly (i) soliciting, initiating, or encouraging a Competing Offer, as defined in the Merger Agreement, (ii) engaging in negotiations or discussions concerning a Competing Offer, (iii) providing any non-public information to any person or entity relating to a Competing Offer, or (iv) approving or recommending any Competing Offer. See "The Merger Agreement--No Solicitation."

CONDITIONS TO THE MERGER

    The respective obligations of USR and 3Com to effect the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite stockholder, shareholder and regulatory approvals, the approval for quotation on The Nasdaq National Market of the 3Com Common Stock to be issued pursuant to the Merger, the absence of any injunction prohibiting consummation of the Merger, the accuracy of the representations and warranties contained in the Merger Agreement, the receipt of certain legal opinions with respect to tax matters and the receipt and confirmation of certain accountants' letters with respect to the qualification of the Merger as a pooling of interests transaction. See "The Merger Agreement--Conditions."

REGULATORY REQUIREMENTS


    The consummation of the Merger is subject to certain regulatory requirements, including expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and applicable foreign laws, and receipt of required approvals under applicable foreign laws. On March 18, 1997, 3Com and USR each filed a notification and report form under the HSR Act with respect to the Merger, together with a request for early termination of the applicable 30-day waiting period. The waiting period under the HSR Act expired on April 17, 1997, without a request for additional information or other adverse action by either the Antitrust Division of the United States Department of Justice or United States Federal Trade Commission. The companies have obtained clearance or other comparable favorable action for the Merger in Germany and Ireland and have made filings and are currently in the process of seeking approvals that may be required in the United Kingdom, Belgium and Sweden. See "The Merger--Regulatory Requirements."


TERMINATION

    The Merger Agreement is subject to termination by mutual written consent of 3Com and USR, at the option of either 3Com or USR if the Merger is not consummated before September 15, 1997, or prior to such time upon the occurrence of certain events. The September 15, 1997 termination date may be extended up to 90 days by either party if required approvals or consents have not been obtained and are obtainable in such period. See "The Merger Agreement--Termination; Termination Fees and Expenses."

    Under certain circumstances, either 3Com or USR may be required to reimburse the other party for its documented Merger-related expenses of up to $10 million. In addition, either 3Com or USR may be required to pay the other party an initial termination fee of $75 million if the Merger Agreement is terminated under certain circumstances with an alternative business combination involving such party pending and an additional termination fee of $75 million if an alternative business combination is consummated or a definitive agreement with respect to such a transaction is entered into by such party within 12 months after payment of the initial termination fee. See "The Merger Agreement--Termination; Termination Fees and Expenses."

SURRENDER OF USR STOCK CERTIFICATES

    When the Merger becomes effective, The First National Bank of Boston (the "Exchange Agent") will mail a letter of transmittal with instructions to all holders of record of USR Common Stock immediately prior to the Merger for use in surrendering their USR stock certificates in exchange for certificates representing shares of 3Com Common Stock and a cash payment in lieu of fractional shares, if any. USR STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL. See "The Merger Agreement--Conversion of Securities."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to be a tax-free reorganization for federal income tax purposes, so that no gain or loss would generally be recognized by 3Com or USR, no gain or loss would generally be recognized by USR stockholders, except in respect of cash received in lieu of fractional shares and no gain or loss would generally be recognized by 3Com shareholders, except in respect of cash received pursuant to the exercise of dissenters' rights. Each USR stockholder, and each 3Com shareholder intending to exercise dissenters' rights, is urged to consult his, her or its own tax advisors as to the specific tax consequences of the Merger to such stockholder. It is a condition to the Merger that 3Com and USR each shall have received an opinion of its respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a further discussion of the federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences." See also "The Merger Agreement--Conditions."

ACCOUNTING TREATMENT


    The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. 3Com and USR have received letters from Deloitte & Touche LLP and Grant Thornton LLP, respectively, dated as of the date of this Joint Proxy Statement/Prospectus, stating that they know of nothing that would prohibit the business combination to be effected by the Merger from qualifying as a pooling of interests transaction under generally accepted accounting principles. The obligations of 3Com and USR to consummate the Merger are conditioned upon the receipt of letters from Deloitte & Touche LLP and Grant Thornton LLP, respectively, dated as of the closing date of the Merger, confirming their earlier letters. See "The Merger--Accounting Treatment."


RESTRICTIONS ON RESALE OF 3COM COMMON STOCK

    The shares of 3Com Common Stock issuable to stockholders of USR upon consummation of the Merger will have been registered under the Securities Act at the Effective Time. Such shares may be freely traded without restriction by those USR stockholders who are not deemed to be "affiliates" of 3Com or USR, as that term is defined in the rules under the Securities Act.


    Shares of 3Com Common Stock received by stockholders of USR who are deemed to be affiliates of USR or 3Com may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each affiliate of USR has agreed not to offer, sell, pledge, transfer or otherwise dispose of any shares of 3Com Common Stock distributed pursuant to the Merger, except in compliance with Rule 145 under the Securities Act, or in a transaction that is otherwise exempt from the registration requirements of the Securities Act and an opinion of counsel, satisfactory to 3Com, has been provided to 3Com to the effect that no such registration is required in connection with the proposed transaction, or in an offering that is registered under the Securities Act. In addition, each affiliate of 3Com and USR has agreed not to sell, transfer or otherwise dispose of, or reduce such person's interest in or risk relating to (i) any shares of 3Com Common Stock or USR Common Stock and (ii) any shares of 3Com Common Stock issued to such person in the Merger or otherwise beneficially owned by such person, except in each case for amounts of USR Common Stock and

3Com Common Stock not more than the de minimis amount permitted by the rules and releases of the Commission relating to pooling of interests accounting treatment, during the period beginning 30 days prior to the Closing Date and ending on the day after 3Com has published financial results covering at least 30 days of combined operations of 3Com and USR. See "The Merger--Federal Securities Law Compliance."

STOCK OPTION AGREEMENTS

    Pursuant to reciprocal stock option agreements dated February 26, 1997 (the "Stock Option Agreements"), 3Com and USR have each granted to the other party an option to acquire, under certain circumstances, a number of shares of its common stock equivalent to 19.9% of its issued and outstanding common stock as of February 26, 1997. Under the Stock Option Agreements, 3Com has the right, under certain circumstances, to purchase shares of USR Common Stock at a price of $70.1094 per share, payable either in cash or in shares of 3Com Common Stock, at the Exchange Ratio of 1.75 3Com shares for each USR share, and USR has the right, under certain circumstances, to purchase shares of 3Com Common Stock at a price of $40.0625 per share, payable either in cash or in shares of USR Common Stock. Each option becomes exercisable upon the occurrence of any event that causes an initial termination fee to become payable by the other party under the Merger Agreement. In general, the maximum net proceeds that may be retained by either party from the exercise of either such stock option and the sale of the underlying stock is $250,000,000, of which not more than $150,000,000 is payable by USR or 3Com. See "Stock Option Agreements--General" and "The Merger Agreement--Termination; Termination Fees and Expenses."

    Each Stock Option Agreement gives the option holder the right, under certain circumstances, to require the option grantor to repurchase all or any portion of the option or the shares acquired thereunder. See "Stock Option
Agreements--Repurchase Rights and Obligations."

    Each Stock Option Agreement provides that any shares acquired thereunder must be voted for and against each matter submitted to a vote of the other party's stockholders in the same proportion as all other shares are voted. See "Stock Option Agreements--Voting Rights, Transfer Restrictions and Registrations."

DISSENTERS' RIGHTS

    USR. Holders of USR Common Stock are not entitled to appraisal, dissenters' or other similar rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger. See "The Meetings--Dissenters' Rights."

    3COM. If holders of 5% or more of the outstanding shares of 3Com Common Stock entitled to vote at the 3Com Special Meeting vote against the approval and adoption of the Merger Agreement and comply with certain other procedures, 3Com shareholders will be entitled to exercise dissenter's rights pursuant to the provisions of Chapter 13 of the California General Corporation Law (the "CGCL"). In accordance with these provisions, dissenting 3Com shareholders will have the right to be paid the "fair market value" of their shares of 3Com Common Stock by fully complying with the procedures specified in the CGCL. The failure of a dissenting 3Com shareholder to timely and properly comply with such procedures will result in the termination or waiver of such rights. See "The Meetings--Dissenters' Rights" and Annex F hereto.

    Holders of 3Com Common Stock are not entitled to dissenters' rights under the CGCL in connection with the Reincorporation.

LEGAL PROCEEDINGS


    USR and 3Com have been named as defendants in putative USR stockholder class action lawsuits relating to the Merger which allege, among other things, breaches of fiduciary duty on the part of the USR Board. 3Com and USR believe that these lawsuits are without merit and intend to contest them vigorously. 3Com is also a party to a putative 3Com shareholder class action lawsuit which alleges fraud, negligent misrepresentation and violations of the California securities laws. 3Com believes that this lawsuit is without merit and intends to contest it vigorously. See "Information Concerning 3Com--Business--Legal Proceedings" and "Information Concerning USR--Business--Legal Proceedings."


COMPARISON OF SECURITYHOLDER RIGHTS

    See "Comparison of Securityholder Rights" for a summary of the material differences between the rights of holders of USR Common Stock and 3Com Common Stock. See "The Reincorporation" for a comparison of the rights of holders of 3Com Common Stock before the Reincorporation and the rights of such holders if the Reincorporation is approved and effected.

THE CHARTER AMENDMENT


    3Com is submitting to the 3Com shareholders a proposal to approve and adopt an amendment to 3Com's Articles of Incorporation to increase the number of shares of capital stock which 3Com is authorized to issue from 403,000,000 to 1,000,000,000. As of May 1, 1997, approximately 178,200,471 shares of 3Com
Common Stock are issued and outstanding, and approximately 38,274,395 additional shares of 3Com Common Stock are reserved for issuance pursuant to 3Com's employee stock option and stock purchase plans (including approximately 28,269,105 shares reserved for issuance under outstanding options). In addition, as of May 1, 1997, approximately 178,200,471 shares of 3Com Common Stock are reserved for issuance pursuant to rights granted under 3Com's Amended and Restated Rights Agreement, dated as of December 21, 1994 (the "3Com Rights Plan"). See "Description of 3Com Capital Stock-- 3Com Rights Plan." It is anticipated that an aggregate of approximately 156,342,842 additional shares of 3Com Common Stock will be issued in the Merger and that a like number of shares of 3Com Common Stock will need to be reserved for issuance under the 3Com Rights Plan. In addition, approximately 31,724,917 shares of 3Com Common Stock will need to be reserved following the Merger for issuance upon exercise of USR stock options that will be assumed by 3Com. Unless the Charter Amendment is approved and adopted, the combined company will have insufficient shares to complete the Merger and at the same time meet its reserve obligations under the 3Com Rights Plan. If the Charter Amendment is not approved, 3Com would need to amend the 3Com Rights Plan and eliminate the plan's reserve protections in order to complete the Merger and at the same time maintain compliance with the plan's requirements. Even then, the combined company would have only minimal shares remaining for future option grants, issuance under stock purchase plans, corporate acquisitions and other purposes.


    Accordingly, the 3Com Board believes that 3Com's present authorized capital will be inadequate to meet Merger-related needs and at the same time provide adequate reserves and flexibility for employee compensation and incentive programs, the 3Com Rights Plan and possible future corporate acquisitions. Accordingly, the 3Com Board believes that it is advisable and in the best interests of 3Com and its shareholders to increase to 1,000,000,000 the number of shares of 3Com capital stock which 3Com is authorized to issue.

    Because the increase in 3Com's authorized share capital will only be necessary if the Merger is consummated, the Charter Amendment is contingent upon, and will only be effective, if the Merger is consummated. In addition, if the Reincorporation is approved and effected, the Charter Amendment will be unnecessary, because the certificate of incorporation of 3Com Delaware will provide for an initial authorized share capital of 1,000,000,000 shares. For further discussion, see "The Charter Amendment."

REINCORPORATION OF 3COM IN DELAWARE

    3Com is also submitting to the 3Com shareholders a proposal to change 3Com's state of incorporation from California to Delaware and, in furtherance thereof, to approve and adopt the Reincorporation Agreement.

    The 3Com Board has unanimously approved the proposal to change 3Com's state of incorporation from California to Delaware. In recent years, a number of major public corporations have obtained the approval of their shareholders to reincorporate in Delaware. The 3Com Board believes that it is beneficial and important that 3Com likewise obtain the advantages of Delaware law. The 3Com Board believes the proposed change in domicile is in the best interests of 3Com and its shareholders for several reasons, including: (i) the greater predictability and flexibility afforded by Delaware corporate law and its greater responsiveness to corporate needs, (ii) the more favorable and predictable corporate environment afforded by Delaware to corporate directors and officers and (iii) the greater certainty afforded by Delaware law with respect to directors' duties in the face of takeover offers and with respect to anti-takeover measures.

    The Reincorporation, if approved, will also have the effect, among others, of increasing the number of shares of capital stock authorized for issuance from 403,000,000 to 1,000,000,000. See "The Reincorporation" and "Comparison of Securityholder Rights."

    The Reincorporation is not intended to and will not affect the rights of any of the parties to any of the lawsuits to which 3Com is a party, including without limitation, the putative shareholder class action filed against 3Com in the California Superior Court. See "Information Concerning 3Com--Business--Legal Proceedings."

    If both the Merger and the Reincorporation are approved, the Reincorporation will be effected immediately prior to the consummation of the Merger. However, the Merger and the Reincorporation are independent transactions, each of which (if approved and if applicable conditions are met or waived) will be effected whether or not the other transaction is approved or effected. The Merger Agreement was amended as of March 14, 1997 to provide that the consideration to be received by the USR stockholders would be 1.75 shares of common stock of either 3Com Corporation, a California corporation or, if the Reincorporation is approved, 3Com Corporation, a Delaware corporation. In the context of the Merger, references herein to 3Com Common Stock are references to the common stock of 3Com or 3Com Delaware, as the case may be.


    The Reincorporation is intended to be a tax-free reorganization for federal income tax purposes, so that no gain or loss would generally be recognized by 3Com or 3Com Delaware and no gain or loss would generally be recognized by 3Com shareholders. Each 3Com shareholder is urged to consult his, her or its own tax advisors as to the specific tax consequences of the Reincorporation to such shareholder. The Merger Agreement provides that the Reincorporation will not be effected unless 3Com and USR each shall have received an opinion of its respective counsel to the effect that the Reincorporation, if effected, will constitute a reorganization within the meaning of Section 368(a) of the Code. For a further discussion of the federal income tax consequences of the Reincorporation, see "The Reincorporation--Certain Federal Income Tax Consequences of the Reincorporation."

      SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The selected historical consolidated financial data of 3Com as of and for the fiscal years ended May 31, 1992 through 1996 and the selected historical consolidated financial data of USR as of and for the fiscal years ended October 2, 1992, October 1, 1993, October 2, 1994, October 1, 1995 and September 29, 1996 have been derived from their respective audited historical consolidated financial statements and the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus, and should be read in conjunction with such financial statements and notes thereto. The selected historical unaudited consolidated financial data for 3Com and USR as of and for the nine months ended February 28, 1997 and three months ended December 29, 1996, respectively, have been derived from their respective unaudited historical financial statements and the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus, and should be read in connection with such financial statements and the notes thereto. In the opinion of the managements of 3Com and USR, respectively, such unaudited financial data reflect all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods. These interim operating results of 3Com and USR are not necessarily indicative of the results that may be expected for their respective entire fiscal years ending May 31, 1997 and September 28, 1997.

    The selected unaudited pro forma combined financial data give effect to the proposed Merger on a pooling of interests basis. The unaudited pro forma combined financial data are based on the respective historical consolidated financial statements and the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined balance sheet assumes that the Merger took place on February 28, 1997 and combines 3Com's February 28, 1997 unaudited consolidated balance sheet with USR's December 29, 1996 unaudited consolidated balance sheet. The unaudited pro forma combined statements of operations assume that the Merger took place as of the beginning of the periods presented and combine 3Com's consolidated statements of operations for the nine months ended February 28, 1997 (unaudited) and for the fiscal years ended May 31, 1996, 1995 and 1994 with USR's consolidated results of operations for the nine months ended December 29, 1996 (unaudited), and for the fiscal years ended September 29, 1996, October 1, 1995 and October 2, 1994, respectively. This presentation is consistent with the fiscal years expected to be combined after the date of the closing of the Merger and has the effect of including USR's results of operations for the six-month period ended September 29, 1996 in both the fiscal year ended September 29, 1996 and the nine months ended December 29, 1996 included in the unaudited pro forma combined statements of operations.

    The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The unaudited pro forma combined financial data is derived from the unaudited pro forma combined financial statements included elsewhere herein and should be read in conjunction with those statements and notes thereto. See "Unaudited Pro Forma Combined Financial Statements."

                                      3COM
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                   NINE MONTHS ENDED
                               --------------------------                     FISCAL YEAR ENDED MAY 31,
                               FEBRUARY 28,  FEBRUARY 29,  ----------------------------------------------------------------
                                   1997          1996          1996          1995          1994         1993        1992
                               ------------  ------------  ------------  ------------  ------------  ----------  ----------
HISTORICAL CONSOLIDATED
 STATEMENTS OF OPERATIONS
 DATA:
  Sales......................   $2,317,214    $1,666,835   $  2,327,101  $  1,593,469  $  1,011,533  $  723,231  $  482,416
  Operating income...........      431,781       229,970        301,681       224,456        23,497      69,910       8,138
  Net income (loss)(1).......      284,786       148,356        177,854       144,559       (11,870)     45,047       7,983
  Net income (loss) per
    common and equivalent
    share(1).................        $1.53         $0.84          $1.00         $0.84        $(0.08)      $0.30       $0.05
  Common and equivalent
    shares used in computing
    per share amounts........      185,842       176,262        176,972       171,079       145,139     147,901     146,420
HISTORICAL CONSOLIDATED
 BALANCE SHEET DATA (END OF
 PERIOD):
  Working capital............  $ 1,159,898   $   785,360   $    825,190  $    570,691  $    307,017  $  244,767  $  187,278
  Total assets...............    2,134,213     1,415,095      1,525,117     1,074,810       614,688     458,869     361,248
  Long-term obligations......      115,192       115,141        115,492       116,221         4,642       4,833      13,220
  Shareholders' equity.......    1,406,381       904,225        978,805       633,724       414,122     323,307     247,100

------------------------

(1) Net income for the nine months ended February 28, 1997 included a charge of approximately $6.6 million ($.04 per share) for merger-related costs associated with the acquisition of OnStream Networks, Inc.

    Net income for the nine months ended February 29, 1996 included a charge of approximately $69.0 million ($.28 per share) for merger-related costs associated with the acquisition of Chipcom Corporation ("Chipcom").

    Net income for fiscal 1996 included a charge of approximately $69.0 million ($.28 per share) for merger-related costs associated with the acquisition of Chipcom, a charge of approximately $52.4 million ($.29 per share) for purchased in-process technology associated with the acquisition of AXON Networks, Inc., and a charge of approximately $1.0 million (approximately $.01 per share) for a litigation settlement.

    Net income for fiscal 1995 included a charge of approximately $68.7 million ($.25 per share) for purchased in-process technology primarily associated with the acquisition of NiceCom, Ltd. and Chipcom's acquisition of DSI ExpressNetworks, Inc. and a charge of $11.2 million ($.06 per share) for merger-related costs associated with the acquisitions of Sonix Communications Limited and Primary Access Corporation, and Chipcom's acquisition of Artel Communications Corporation, and a credit of $1.1 million ($.01 per share) for a reduction in accrued restructuring costs based on revised estimates of future costs.

    Net loss for fiscal 1994 included a charge of approximately $134.5 million ($.82 per share) for purchased in-process technology resulting from 3Com's acquisitions of Synernetics, Inc. and Centrum

    Communications, Inc. and an exclusive technology licensing agreement with Pacific Monolithics, Inc., a gain of approximately $17.7 million ($.07 per share) relating to the sale of an investment and a tax benefit of $1.2 million ($.01 per share) resulting from retroactive tax law changes.

    Net income for fiscal 1993 included non-recurring items totaling $1.3 million ($.01 per share) which consisted of the net cost of a litigation settlement of $3.6 million and merger costs of $1.0 million related to the acquisition of Star-Tek, Inc., offset by a reduction in accrued restructuring costs of $3.3 million based on revised estimates of future costs.

    Net income for fiscal 1992 included a charge of approximately $10.4 million ($.07 per share) for purchased in-process technology resulting from 3Com's acquisition of the data networking products business of BICC Group, plc.

                                      USR
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                         THREE MONTHS ENDED                          FISCAL YEAR ENDED
                                      ------------------------  ------------------------------------------------------------
                                        DEC. 29,     DEC. 31,    SEPT. 29,     OCT. 1,     OCT. 2,     OCT. 1,     OCT. 2,
                                          1996         1995         1996         1995        1994        1993        1992
                                      ------------  ----------  ------------  ----------  ----------  ----------  ----------
HISTORICAL CONSOLIDATED STATEMENTS
  OF EARNINGS DATA:
  Sales.............................  $    645,412  $  364,812  $  1,977,512  $  889,347  $  499,075  $  242,653  $  129,678
  Operating profit..................       111,000      63,748       299,327     107,062      57,266      36,307      19,029
  Net income(1).....................        69,029      41,645       170,020      65,951      36,121      24,119      11,859
  Net income per common and
    equivalent share(1).............         $0.72       $0.45         $1.79       $0.77       $0.47       $0.35       $0.19
  Common and equivalent shares used
    in computing per share
    amounts.........................        96,327      92,931        94,932      85,304      76,368      68,132      61,008
HISTORICAL CONSOLIDATED BALANCE
  SHEET DATA (END OF PERIOD):
  Working capital...................  $    469,697  $  399,453  $    416,905  $  367,981  $  194,994  $  110,040  $   46,282
  Total assets......................     1,216,349     746,343     1,067,283     659,623     323,277     200,863      80,145
  Long-term obligations.............        54,922      65,431        54,044      65,651      69,464         326         604
  Stockholders' equity..............       765,313     480,104       671,870     424,395     195,717     148,985      61,630

------------------------

(1) Net income for the fiscal year ended September 29, 1996 included a charge of $54.0 million ($54.0 million after tax, or $.57 per share) related to purchased in-process technology resulting from USR's acquisition of Scorpio Communications Ltd.

    Net income for the fiscal year ended October 1, 1995 included a charge of $29.4 million ($23.2 million after tax, or $.27 per share) related to non-recurring merger costs resulting from USR's acquisition of Megahertz Holding Corporation.

                                  3COM AND USR
                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                         NINE MONTHS
                                                            ENDED               FISCAL YEAR ENDED MAY 31,
                                                         FEBRUARY 28,    ----------------------------------------
                                                             1997            1996          1995          1994
                                                       ----------------  ------------  ------------  ------------
PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA:
  Sales..............................................    $  4,120,821    $  4,304,613  $  2,482,816  $  1,510,608
  Operating income...................................         698,423         601,008       331,518        80,763
  Net income.........................................         430,585         347,874       210,510        24,251
  Net income per common and equivalent share(1)......            $1.22          $1.01         $0.65         $0.08
  Common and equivalent shares used in computing per
    share amounts....................................          354,260        343,691       322,767       291,748
PRO FORMA COMBINED BALANCE SHEET DATA (END OF
  PERIOD):
  Working capital....................................  $     1,419,595
  Total assets.......................................        3,238,056
  Long-term obligations..............................          170,114
  Shareholders' equity...............................        1,929,694
  Book value per share(2)............................  $          5.79

------------------------

(1) The pro forma combined net income per common and equivalent share, presented here on a fully diluted basis, is based upon the pro forma weighted average number of common and equivalent shares outstanding of 3Com and USR for each period at the Exchange Ratio of 1.75 shares of 3Com Common Stock for each share of USR Common Stock.

(2) Pro forma combined book value per share is computed by dividing pro forma combined shareholders' equity by the pro forma number of shares of Common Stock outstanding at the end of the period at the Exchange Ratio of 1.75 shares of 3Com Common Stock for each share of USR Common Stock.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

    The following table sets forth certain historical per share data of 3Com and USR and unaudited pro forma and equivalent pro forma combined per share data after giving effect to the proposed Merger on a pooling of interests basis at the Exchange Ratio of 1.75 shares of 3Com Common Stock for each share of USR Common Stock. This data should be read in conjunction with the selected historical consolidated financial data and the unaudited pro forma combined financial statements included in this Joint Proxy Statement/Prospectus and the separate historical consolidated financial statements of 3Com and USR and the notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the beginning of the periods presented and should not be construed as indicative of future operations. Neither USR nor 3Com has ever declared or paid cash dividends on their respective shares of capital stock.

                                                                                             FISCAL YEAR ENDED MAY 31,
                                                                      NINE MONTHS ENDED   -------------------------------
                                                                      FEBRUARY 28, 1997     1996       1995       1994
                                                                     -------------------  ---------  ---------  ---------
Historical-3Com:
  Net income (loss) per share(1)...................................       $    1.53       $    1.00  $    0.84  $   (0.08)
  Book value per share(2)..........................................            7.92            5.80

                                                                                                 FISCAL YEAR ENDED
                                                                                         ---------------------------------
                                                                    THREE MONTHS ENDED    SEPT. 29     OCT. 1     OCT. 2
                                                                     DECEMBER 29, 1996      1996        1995       1994
                                                                    -------------------  -----------  ---------  ---------
Historical-USR:
  Net income per share(1).........................................       $    0.72        $    1.79   $    0.77  $    0.47
  Book value per share(2).........................................            8.60             7.62

                                                                                             FISCAL YEAR ENDED MAY 31,
                                                                      NINE MONTHS ENDED   -------------------------------
                                                                      FEBRUARY 28, 1997     1996       1995       1994
                                                                     -------------------  ---------  ---------  ---------
Pro forma and equivalent pro forma combined net income per
  share(3)(4):
  Pro forma combined net income per 3Com share.....................       $    1.22       $    1.01  $    0.65      $0.08
  Equivalent pro forma combined net income per USR share(5)........            2.14            1.77       1.14       0.14

                                                                      FEBRUARY 28, 1997
                                                                     -------------------
Pro forma combined book value per share(3)(4)(6):
  Pro forma combined book value per 3Com share.....................       $    5.79
  Equivalent pro forma combined book value per USR share(5)........           10.13

------------------------

(1) The historical net income (loss) per common and equivalent share is based upon the weighted average number of common and equivalent shares of 3Com and USR outstanding for each period, except in loss periods in which the equivalent shares are excluded as their effect would be antidilutive.

(2) The historical book value per share is computed by dividing shareholders' equity by the number of shares of Common Stock outstanding at the end of each period.

(3) The unaudited pro forma combined net income per common and equivalent share data, presented here on a fully diluted basis, is based upon the weighted average number of common and equivalent shares outstanding of 3Com and USR for each period at the Exchange Ratio of 1.75 shares of 3Com Common Stock for each share of USR Common Stock. Net income (loss) of 3Com for the nine months ended February 28, 1997 and for the fiscal years ended May 31, 1996, 1995 and 1994 has been combined with the net income of USR for the nine months ended December 29, 1996, and for the fiscal years ended September 29, 1996, October 1, 1995, and October 2, 1994, respectively. The presentation has the effect of including USR's results of operations for the six-month period ended September 29, 1996 in both the fiscal year ended September 29, 1996 and the nine months ended December 29, 1996 included in the unaudited pro forma combined statements of operations. The pro forma and equivalent pro forma combined book value per share data reflect 3Com's per share data as of February 28, 1997 and USR's per share data as of December 29, 1996.

(4) 3Com and USR estimate they will incur direct transaction costs of approximately $35 million associated with the Merger, consisting primarily of fees for investment banking, filings with regulatory agencies, legal, accounting, financial printing and other related costs.

    In addition, it is expected that as a direct result of the Merger, the combined company will incur cash and non-cash restructuring charges estimated to be between $290 and $340 million (of which between approximately $160 and $210 million will be non-cash). For the purposes of preparation of the unaudited pro forma combined financial statements, an estimate of $350 million has been used for the sum of the transaction and restructuring charges. The restructuring charges are expected to include:

    - $90-$115 million related to the closure and elimination of duplicate owned and leased facilities, primarily corporate headquarters and domestic and European sales offices;

    - $85-$95 million related to the write-off of inventory associated primarily with the elimination of duplicate wide area networking and PC Card products, including a provision for the return of eliminated products in the distribution channel;

    - $80-$90 million related to the write-off of fixed assets (including duplicate management information systems and other corporate assets), purchased technology and goodwill primarily associated with the elimination of duplicate wide area networking and PC Card products; and

    - $35-$40 million for severance and outplacement costs specifically related to the Merger.

    These nonrecurring costs will be charged to operations in the fiscal quarter in which the Merger is consummated. The unaudited pro forma combined balance sheet gives effect to such charges as if they had been incurred as of February 28, 1997, but the effects of these costs have not been reflected in the unaudited pro forma combined statements of operations as they are nonrecurring in nature. It is expected that substantially all of the cash transaction and restructuring charges will be paid out of existing cash reserves within six to twelve months after the consummation of the Merger.

    The income tax effect of these charges has also been reflected as a pro forma adjustment. As a result of the restructuring charges, the noncurrent deferred tax liability will become a noncurrent deferred tax asset.

(5) The unaudited pro forma combined net income per equivalent USR share amounts and the unaudited pro forma book value per equivalent USR share amounts are calculated by multiplying the respective unaudited pro forma combined 3Com per share amounts by the Exchange Ratio of 1.75 shares of 3Com Common Stock for each share of USR Common Stock.

(6) The unaudited pro forma combined book value per share is computed by dividing unaudited pro forma combined shareholders' equity by the unaudited pro forma number of shares of stock outstanding at the end of the period, at the Exchange Ratio of 1.75 shares of 3Com Common Stock for each share of USR Common Stock.

                            MARKET PRICE INFORMATION

    The following table sets forth the range of high and low sale prices reported on The Nasdaq National Market for 3Com Common Stock for the fiscal periods indicated (share prices have been adjusted to reflect two-for-one stock splits effective August 25, 1995 and September 1, 1994):


                                                                                     3COM
                                                                                 COMMON STOCK
                                                                             --------------------
                                                                               HIGH        LOW
                                                                             ---------  ---------
Fiscal Year Ended May 31, 1995:
  First Quarter............................................................  $   17.28  $   10.06
  Second Quarter...........................................................      23.00      15.75
  Third Quarter............................................................      26.63      20.06
  Fourth Quarter...........................................................      34.63      25.69
Fiscal Year Ended May 31, 1996:
  First Quarter............................................................  $   40.88  $   30.44
  Second Quarter...........................................................      53.63      38.38
  Third Quarter............................................................      51.88      35.50
  Fourth Quarter...........................................................      52.00      36.13
Fiscal Year Ending May 31, 1997:
  First Quarter............................................................  $   50.88  $   33.50
  Second Quarter...........................................................      76.50      45.00
  Third Quarter............................................................      81.38      33.00
  Fourth Quarter (through May 7, 1997).....................................      38.00      24.00


    The following table sets forth the range of high and low closing sale prices reported on The Nasdaq National Market for USR Common Stock for the fiscal periods indicated (share prices have been adjusted to reflect two-for-one stock splits, effected in the form of 100% stock dividends, effective May 10, 1996 and September 8, 1995):


                                                                                   USR
                                                                               COMMON STOCK
                                                                           --------------------
                                                                             HIGH        LOW
                                                                           ---------  ---------
Fiscal Year Ended October 1, 1995:
  First Quarter..........................................................  $   10.81  $    7.88
  Second Quarter.........................................................      17.25       9.81
  Third Quarter..........................................................      28.19      15.88
  Fourth Quarter.........................................................      45.19      26.81
Fiscal Year Ended September 29, 1996:
  First Quarter..........................................................  $   54.88  $   37.56
  Second Quarter.........................................................      69.00      34.50
  Third Quarter..........................................................     100.50      60.63
  Fourth Quarter.........................................................      90.00      46.88
Fiscal Year Ending September 28, 1997:
  First Quarter..........................................................  $   80.88  $   59.50
  Second Quarter.........................................................      74.00      54.13
  Third Quarter (through May 7, 1997)....................................      63.88      45.06



    The following table sets forth the closing prices per share of 3Com Common Stock and USR Common Stock on The Nasdaq National Market on February 26, 1997, the last full trading date prior to the initial execution and delivery of the Merger Agreement and the public announcement thereof, and on May 7, 1997, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus; and the equivalent per share prices for USR Common Stock based on the 3Com Common Stock prices multiplied by the Exchange Ratio of 1.75:


                                                          3COM
                                                         COMMON           USR             USR
                                                          STOCK      COMMON STOCK     EQUIVALENT
                                                       -----------  ---------------  -------------
February 26, 1997....................................   $   39.00      $   61.00       $   68.25
May 7, 1997..........................................       37.13          63.88           64.98



    As of May 1, 1997 there were approximately 4,800 shareholders of record of 3Com Common Stock, and approximately 2,700 stockholders of record of USR Common Stock.


    Because the market price of 3Com Common Stock is subject to fluctuation, the market value of the shares of 3Com Common Stock that holders of USR Common Stock will receive in the Merger may increase or decrease prior to the Merger. USR STOCKHOLDERS AND 3COM SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR 3COM COMMON STOCK AND FOR USR COMMON STOCK.

    Following the Merger, 3Com Common Stock will continue to be traded on The Nasdaq National Market under the symbol "COMS."

    Neither 3Com nor USR has ever paid cash dividends. Following the Merger, it is expected that the 3Com Board will continue the policy of not paying cash dividends in order to retain earnings for reinvestment in the business of the combined company. If the Merger is not consummated, the 3Com Board and the USR Board presently intend to continue the policy of retaining all earnings to finance the expansion of their respective businesses. 3Com's credit agreement permits payment of cash dividends, subject to certain limitations based on past net income levels. USR's credit agreement and 7.52% Senior Notes due June 30, 2001 permit payment of cash dividends subject to certain limitations based on past net income levels and the absence of defaults.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED BY USR STOCKHOLDERS IN EVALUATING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THEREBY BECOME SHAREHOLDERS OF 3COM (OR 3COM DELAWARE) AND BY 3COM SHAREHOLDERS IN EVALUATING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

    THE FOLLOWING RISK FACTORS APPLY WHETHER 3COM BECOMES A DELAWARE CORPORATION OR REMAINS A CALIFORNIA CORPORATION. ALL REFERENCES TO "3COM" IN THIS SECTION APPLY EQUALLY TO 3COM DELAWARE, AND ALL REFERENCES TO THE "COMBINED COMPANY" IN THIS SECTION APPLY EQUALLY TO A COMBINATION OF USR AND 3COM DELAWARE, TO THE EXTENT THEY REFER TO EVENTS AND CIRCUMSTANCES THAT MAY OCCUR OR EXIST AFTER THE REINCORPORATION.

RISKS RELATING TO THE MERGER

    INTEGRATION OF OPERATIONS. The success of the Merger depends in substantial part on the ability of 3Com and USR to integrate their respective operations in an efficient and effective manner. To enhance the likelihood of success of the Merger, 3Com and USR intend to continue the existing operations of each company with ongoing active participation by executives from both companies under the leadership of 3Com's Chairman and Chief Executive Officer. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors." While complex changes in management, sales channels or product development efforts are not planned, the two companies nevertheless will be required, among other things, to integrate their respective product offerings and management information systems and to coordinate their sales and marketing and research and development efforts. In addition, 3Com and USR have a large number of employees in widely dispersed operations which may increase the difficulty of integrating their operations. The integration of USR and 3Com will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined company. There can be no assurance that such integration will be accomplished smoothly or successfully. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business, results of operations and financial condition of the combined company, including, without limitation, product development cycles and marketing efforts. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, aggressive competitors may undertake initiatives to attract customers and to recruit key employees through various incentives which could have a material adverse effect on the business, results of operations and financial condition of USR, 3Com and/or the combined company.

    FAILURE TO ACHIEVE BENEFICIAL SYNERGIES. The managements of 3Com and USR have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors." Achieving these anticipated synergies will depend on a number of factors including, without limitation, the successful integration of 3Com's and USR's operations and general and industry-specific economic factors. Even if 3Com and USR are able to integrate their operations and economic conditions remain stable, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could have a material adverse effect on the business, results of operations and financial condition of the combined company.

    CUSTOMERS. There can be no assurance that resellers and current and potential end users of 3Com and USR products will continue their current buying patterns without regard to the announced Merger. Certain customers may defer purchasing decisions as they evaluate the combined company's future product strategy and consider the product offerings of competitors. If substantial numbers of customers determine to defer such purchases, such deferrals could have a material adverse effect on the business, results of operations and financial condition of 3Com, USR and/or the combined company both in the near term and the longer term. In addition, by increasing the breadth of USR's and 3Com's business, the Merger may make it more difficult for the combined company to enter into relationships, including customer relationships, with strategic partners, some of whom may view the combined company as a more direct competitor than either USR or 3Com as an independent company.

    RETENTION OF EMPLOYEES. The success of the combined company after the Merger will depend in part upon the retention of key employees of 3Com and of USR. Competition for qualified personnel in the networking industry is very intense, especially with respect to sales and engineering personnel. Stock options, which generally become exercisable only over a period of several years of employment, serve as an important incentive for retaining key employees. The stock options held by most USR optionees will become fully exercisable upon the consummation of the Merger, thus potentially reducing the retention incentive provided by such options. See "The Merger--Acceleration of USR Options." While each of USR and 3Com is engaged in ongoing efforts to retain key employees, it may be more difficult to retain such employees after the Merger.

    FIXED EXCHANGE RATIO. Under the terms of the Merger Agreement, each share of USR Common Stock issued and outstanding at the Effective Time will be converted into the right to receive 1.75 shares of 3Com Common Stock. The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio or termination of the Merger Agreement based solely on fluctuations in the price of 3Com Common Stock. There can be no assurance that the market price of 3Com Common Stock upon and after the consummation of the Merger will not be lower than the market price of such stock on the date of the execution of the Merger Agreement or the current market price. See "Risk Factors--Risks Relating to 3Com, USR and the Combined Company--Volatility of Stock Price" and "Market Price Information."

    TRANSACTION AND RESTRUCTURING CHARGES. 3Com expects to incur cash and non-cash charges to operations currently estimated to be between $325 million and $375 million in the quarter in which the Merger is consummated, to reflect costs associated with combining the operations of the two companies, transaction fees and other costs incident to the Merger. This estimate includes direct transaction costs associated with the Merger estimated to be approximately $35 million, consisting of fees for investment banking, legal, accounting, financial printing, proxy solicitation and other related charges and restructuring expenses to be incurred by the combined company estimated to be between $290 and $340 million (of which between $160 and $210 million are estimated to be non-cash). These amounts are preliminary estimates and are therefore subject to change. Additional unanticipated expenses may be incurred relating to the integration of the businesses of USR and 3Com, including the integration of product lines and distribution and administrative functions. Although 3Com expects that the elimination of duplicative expenses as well as other efficiencies related to the integration of the businesses may offset additional expenses over time, there can be no assurance that such net benefit will be achieved in the near term, or at all. See "Selected Historical and Unaudited Pro Forma Combined Financial Data."

    POTENTIAL SEVERANCE PAYMENT LIABILITIES. In connection with the execution of the Merger Agreement, Casey Cowell, John McCartney, Jonathan N. Zakin, Ross
W. Manire and Michael S. Seedman, executive officers of USR, each entered into amendments to their existing employment agreements with USR. Such existing employment agreements provide that such persons will be entitled to receive severance payments in certain circumstances, including following any termination of their employment within one year following a "change in control" of USR, including the change in control that will be deemed to result from the consummation of the Merger. The amendments reduce the potential bonus compensation payable to these individuals under the existing agreements and extend from one to two years the period following the Merger during which a termination of the employment of these individuals, voluntarily or involuntarily, would entitle them to severance payments as a result of the "change in control." Assuming the termination of the employment of all of the USR executive officers and other employees who are parties to such employment agreements immediately following the consummation of the Merger, the combined company's aggregate liabilities under such severance provisions could be as much as approximately $26.3 million. Due to the nature of these termination rights, some or all of these severance payments may not be includable in the merger reserve and therefore could adversely impact earnings in any subsequent quarters in which the rights are exercised. See "The Merger--Employment and Noncompete Agreements."

RISKS RELATING TO 3COM, USR AND THE COMBINED COMPANY

    GENERAL RISKS. 3Com's, USR's and the combined company's future operating results may be affected by various trends and factors which must be successfully managed in order to achieve favorable operating results. In addition, there are trends and factors beyond 3Com's and USR's control which affect their current and combined operations. Such trends and factors include, but are not limited to, adverse changes in conditions in the specific markets for 3Com's and USR's products, conditions in the broader market for computer, telecommunications and information access equipment and services, or conditions in the domestic or global economy generally; governmental regulation or intervention affecting communications or data networking; fluctuations in foreign exchange rates; and other factors, including those listed below. 3Com and USR participate in a highly volatile and rapidly growing industry which is characterized by vigorous competition for market share and rapid technological development carried out amidst uncertainty over adoption of industry standards and protection of intellectual property rights. This has in the past resulted and could in the future result in aggressive pricing practices and growing competition both from start-up companies and from well-capitalized computer systems and communications companies. 3Com's, USR's and the combined company's ability to compete in this environment depends upon a number of competitive and market factors and is subject to the risks set forth in this Joint Proxy Statement/Prospectus and other factors beyond the control of management. Although long term growth prospects for the networking industry have recently been in the 30-50% range, there can be no assurance that this industry growth rate will continue at the same level, or that 3Com's, USR's or the combined company's results in any particular quarter will fall within that range. In particular, based on recent softening of demand for networking products and competitive pricing pressures, results may fall below those levels in coming quarters.


    RAPID TECHNOLOGICAL CHANGE. The markets for 3Com's and USR's products are intensely competitive and are characterized by rapidly changing technology. 3Com's, USR's and the combined company's success depends, in substantial part, on the timely and successful introduction of new products and upgrades of current products to comply with emerging industry standards and to address competing technological and product developments carried out by others. In particular, USR's near term success will depend significantly on the market acceptance of its recently introduced x2 technology (pulse code modulation technology permitting downloading of data over regular analog telephone lines at speeds up to 56 kilobits per second ("Kbps")). Although USR believes its x2 products, which USR first began shipping in commercial volumes in March 1997 and which are now widely deployed by ISPs, have been well-received, USR anticipates vigorous competition from many of the significant modem and remote access equipment manufacturers most of which have announced their intentions to bring products featuring the same basic 56Kbps technology and capabilities to market in the coming weeks and months. The majority of these manufacturers have indicated their intention to implement this high-speed technology with chipsets provided by Rockwell International Corporation ("Rockwell") or Lucent Technologies, Inc. ("Lucent").



    An unexpected change in one or more of the technologies affecting data networking or in market demand for products based on a particular technology, such as the recent change from shared to switched networks and the slowdown in sales of certain products for the edge of the network, could have a material adverse effect on the business, operating results and financial condition of 3Com, USR and/or the combined company if they fail to respond timely and effectively to such changes. For example, Intel Corporation ("Intel") and others in the computer industry have for some time asserted that core data communications functionality such as network interface cards and modems will migrate to the computer motherboard and eventually to the host processor, rather than remain on separate cards. 3Com and USR believe that, although it is currently possible to implement these functions on the computer motherboard, there are many technical and commercial impediments and other factors indicating that such a migration does not pose an immediate threat to their respective businesses. There can be no assurances, however, that these or other substantial changes in product architectures will not occur more rapidly or in ways that are different than expected and have an adverse effect on the businesses, operating results and financial condition of 3Com, USR or the combined company.

    3Com and USR are engaged in research and development activities in certain emerging LAN and WAN high-speed and broadband technologies, such as ATM, Fast Ethernet, Gigabit Ethernet, 56Kbps DSL (Digital Subscriber Line) and data-over-cable. Further, as the industry standardizes on high-speed technologies, there can be no assurance that 3Com, USR or the combined company will be able to respond promptly and cost-effectively to compete in the marketplace. For example, there is not yet an official standard specification or protocol for 56Kbps pulse code modulation technology such as x2, and many of USR's competitors have indicated their support for standards and standard setting processes that could be disadvantageous to USR.

    PROPRIETARY TECHNOLOGIES, INTELLECTUAL PROPERTY RIGHTS AND RELATED LITIGATION. Both 3Com and USR operate in industries in which the ability to compete is dependent on the development or acquisition of proprietary technology which must be protected both to preserve the benefits of exclusive use of the companies' own technology, and enable the companies to license technology from other parties on acceptable terms. Both companies attempt to protect their intellectual property rights through a combination of patents, copyrights, trademarks and trade secret laws. There can be no assurance that the steps taken by USR, 3Com and the combined company will be sufficient to prevent misappropriation of their respective intellectual properties or that competitors will not independently develop technologies that are equivalent or superior to the technologies of 3Com and USR.

    Each of 3Com and USR must from time to time, and the combined company may in the future, negotiate licenses with third parties with respect to third-party proprietary technologies that are required for implementation of certain networking and communication protocols and standards. In most instances the owners of intellectual property rights covering technologies required for official standards have undertaken to license such rights on fair, reasonable and non-discriminatory terms. As a general rule, 3Com and USR have no reason to believe that these other parties will fail to honor such undertakings, and anticipate that they will enter into such licenses on reasonable terms. However, there can be no assurance in this regard, and there is still the potential for disputes and litigation even where a third party has undertaken to make licenses generally available.


    For example, Motorola, Inc. has recently brought suit against USR alleging patent infringement with respect to technologies incorporated in the V.34 modem standard and Xerox Corporation has recently brought suit against USR alleging patent infringement with respect to handwriting recognition technology incorporated in USR's PalmPilot hand-held computer. Although USR believes it has meritorious defenses to these claims and intends to contest these lawsuits vigorously, an adverse outcome of such litigation could have a material adverse effect on the business, results of operations and financial condition of USR or the combined company after the Merger. See "Information Concerning USR--Business--Legal Proceedings."


    Because of the large number of patents in the networking, computer and data communications fields and the rapid rate of issuance of new patents, it may not always be possible to determine in advance whether a product or any of its components infringes patent rights of others. In the event of infringement, 3Com and USR believe that they could redesign the affected products at reasonable costs so as not to infringe or that necessary licenses or rights under such patents could be obtained on terms that would not have a material adverse effect on the business, results of operations and financial condition of the combined company. However, there can be no assurance that such redesign could be effected or such licenses obtained, or that material delays would not be encountered.

    In addition, many of 3Com's and USR's products are designed to include software or other intellectual property licensed from third parties, and the loss of such software or other rights might require significant changes in, or otherwise disrupt or delay the distribution of, those products.

    CERTAIN COMPONENTS SOLE-SOURCED. Some key components of 3Com's and USR's products are currently available only from single sources. There can be no assurance that in the future 3Com's and USR's suppliers will be able to meet the combined company's demand for components in a timely and cost-effective manner. 3Com and USR have sought, and it is anticipated that the combined company will continue to seek, to minimize the risk of shortages of key components by selecting suppliers that can manufacture components in more than one location, monitoring the financial stability of key suppliers and maintaining appropriate inventories of key components. 3Com's, USR's and the combined company's operating results and customer relationships could be adversely affected by either an increase in prices for, or an interruption or reduction in supply of, key components.

    DEPENDENCE ON KEY PERSONNEL AND MANAGEMENT OF CHANGE. 3Com's and USR's success depends, and the success of the combined company will continue to depend, upon the hiring and retention of key management, engineering, and sales and marketing personnel, many of whom would be difficult to replace. 3Com and USR use, and the combined company intends to use, a variety of strategies to retain their respective key employees, including the granting of stock options. Currently, many of the options held by both USR and 3Com employees have exercise prices above, and in some cases significantly above, the current market prices of each company's common stock, thus reducing the retention incentive provided by such options. If key personnel were to leave 3Com, USR or the combined company, their business, results of operations and financial condition could be adversely affected.

    INCREASED CREDIT RISKS. 3Com and USR distribute a significant portion of their products through third party distributors and resellers. Due to the consolidation in the distribution and reseller channels and increased volume of sales by both USR and 3Com into these channels, 3Com and USR have each experienced an increased concentration of credit risks; and due to significant overlaps in 3Com's and USR's reseller channels, the combined company may be expected to experience substantially increased concentration of credit risks. While 3Com and USR have each continuously monitored and managed these risks, financial difficulties on the part of one or more of their respective significant distributors or resellers may have a material adverse effect on 3Com, USR and the combined company. Likewise, 3Com's and USR's expansion into certain emerging geographic markets, which are characterized by economic and political instability and currency fluctuations, may subject 3Com's and USR's resellers to financial difficulties which may have an adverse impact on the combined company.


    COMPETITION. The networking industry is intensely competitive and characterized by rapid technological advances, emerging industry standards and, recently, accelerating price competition. These changes result in frequent introductions of new products with added capabilities and features and continuous improvements in the relative price/performance of communications and networking products. Failure to keep pace with technological advances would adversely affect 3Com's, USR's and the combined company's competitive position and could have a material adverse effect on their respective businesses, results of operations and financial conditions. 3Com's, USR's and the combined company's primary competitors include networking companies such as Ascend Communications, Inc. ("Ascend Communications"), Bay Networks, Inc. ("Bay Networks") and Cisco Systems ("Cisco"), as well as other large telecommunications, computer systems and component companies including Compaq Computer Corporation, IBM Corporation, Intel, Lucent, Motorola, Inc. ("Motorola"), Northern Telecom and Rockwell.



    Recently, competitive pricing pressure has increased in the form of aggressive price reductions and product promotions by Intel among others, for certain products, particularly network adapters, stackable hubs and workgroup switches, which have resulted in average selling prices declining more rapidly than in the past. This pricing trend may adversely affect the growth rate of 3Com, USR and the combined company.



    Further, the markets in which 3Com and USR compete and in which the combined company will compete are characterized by rapid growth and in certain cases, low barriers to entry and rapid technological changes. As a consequence, both large enterprises, including large telecommunications and computer systems companies and large suppliers thereto, many of whom have substantial resources, as well as smaller niche market companies and start up ventures, may become competitors. Moreover, the Merger may have the effect of inducing certain of USR's and 3Com's competitors to enter into additional business combinations, to accelerate product development or to engage in aggressive price reductions or other competitive practices thereby creating even more powerful or aggressive competitors.


    INDUSTRY CONSOLIDATION. Acquisitions of complementary businesses and technologies, including technologies and products under development, have been a significant part of 3Com's and USR's respective business strategies. Certain of 3Com's and USR's major competitors have also been engaged in merger and acquisition transactions. Such consolidations by competitors are likely to create entities with increased market shares, customer bases, technology and marketing expertise, sales force size, or proprietary technology in product markets in which 3Com and USR, and the combined company will compete. These developments may adversely affect the Company's ability to compete in such segments.

    NEW PRODUCT TRANSITIONS. 3Com's and USR's businesses are, and the combined company's business will be, characterized by the continuous introduction of new products and the management of the transition of those products from prior generations of technology or product platforms. In each product transition cycle, 3Com and USR face, and the combined company will face, the challenge of managing the inventory of its older products, including materials, work-in-process, and products held by resellers. If 3Com, USR and the combined company are not successful in managing these transitions, there could be an adverse impact on their respective financial results.

    CERTAIN CHARTER PROVISIONS. Certain provisions of USR's and 3Com's respective corporate charters and by-laws, 3Com Delaware's proposed charter and by-laws and USR's and 3Com's respective shareholder rights plans could have the effect of delaying, deferring or preventing a change in control of USR, 3Com and 3Com Delaware. Moreover, in the event that the Reincorporation is approved, Delaware law may make it somewhat more difficult for shareholders to effect a change of control. In addition, USR, 3Com and 3Com Delaware have charter provisions eliminating the personal monetary liability of directors for breach of their duty of care, and have entered (or will enter) into agreements with their respective officers and directors indemnifying them against losses they may incur in legal proceedings resulting from their service to the company. See "Comparison of Securityholder Rights," "Description of 3Com Capital Stock" and "The Charter Amendment."


    VOLATILITY OF STOCK PRICE. The market prices of 3Com Common Stock and USR Common Stock have been, and the market price for 3Com Common Stock may continue to be, extremely volatile. Factors such as new product announcements by USR, 3Com or the combined company or their respective competitors, quarterly fluctuations in operating results, challenges associated with integration of businesses and general conditions in the data networking market such as a decline in industry growth rates may have a significant impact on the market price of USR Common Stock or 3Com Common Stock. These conditions, as well as factors which generally affect the market for stocks of high technology companies, could cause the price of USR Common Stock or 3Com Common Stock to fluctuate substantially over short periods. The stocks of both companies have been particularly volatile in the last twelve months, as have most computer networking industry stocks. During the past twelve months, the sale price of 3Com Common Stock rose from the mid-$30s in July 1996 to a high of $81.38 on December 10, 1996, then declined to a low of $24 on April 22, 1997, and has since risen to $37.13 on May 7, 1997. Prior to the announcement of the Merger, the closing price of USR's Common Stock declined from a high of $100.50 on May 22, 1996 to $46.88 on August 19, 1996, then rose to a high of $80.88 on December 2, 1996, and thereafter declined to a low of $56.125 on February 24, 1997. Since the announcement of the Merger, the price of USR Common Stock has moved essentially in tandem with the price of 3Com Common Stock.


    EARTHQUAKES AND NATURAL DISASTERS. Notwithstanding 3Com's increased geographical diversification, 3Com's corporate headquarters and a large portion of its research and development activities and other critical business operations are located in California near major earthquake faults. The majority of USR's manufacturing operations are carried out in facilities located in Mount Prospect and Morton Grove, Illinois and Salt Lake City, Utah. 3Com's, USR's and the combined company's respective businesses, results of operations and financial conditions could be materially adversely affected in the event of a major earthquake or other natural disaster affecting any of any of their respective facilities.

                                  THE MEETINGS

GENERAL


    This Joint Proxy Statement/Prospectus is being furnished to holders of 3Com Common Stock in connection with the solicitation of proxies by the 3Com Board for use at the 3Com Special Meeting to be held on June 11, 1997 at 3Com's executive offices, located at 5400 Bayfront Plaza, Santa Clara, California, commencing at 9:00 a.m., local time, and at any adjournments or postponements thereof.



    This Joint Proxy Statement/Prospectus is also being furnished to holders of USR Common Stock in connection with the solicitation of proxies by the USR Board for use at the USR Special Meeting to be held on June 11, 1997 at the Sheraton Chicago, Cityfront Center located at 301 East North Water Street, Chicago, Illinois, commencing at 11:00 a.m., local time, and at any adjournments or postponements thereof.



    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of 3Com and stockholders of USR, respectively, on or about May 12, 1997.


MATTERS TO BE CONSIDERED AT THE MEETINGS

    3COM SPECIAL MEETING. At the 3Com Special Meeting, holders of 3Com Common Stock will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the issuance of 3Com Common Stock in the Merger, (ii) a proposal to approve and adopt the Charter Amendment, which will have the effect of increasing the number of authorized shares of 3Com capital stock from 403,000,000 to 1,000,000,000, (iii) a proposal to approve and adopt the Reincorporation Agreement, pursuant to which 3Com would change the state of its incorporation from California to Delaware, and (iv) such other matters as may properly be brought before the 3Com Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes, or any adjournments or postponements thereof.

    The Merger and Reincorporation are independent transactions, each of which (if approved and if applicable conditions are met or waived) will be effected, whether or not the other transaction is approved or effected. However, because the increase in 3Com's authorized share capital will only be necessary if the Merger is consummated, the Charter Amendment is contingent upon, and will only be effective if the Merger is consummated. In addition, if the Reincorporation is approved and effected, the Charter Amendment will be unnecessary, since the certificate of incorporation of 3Com Delaware will provide for an initial authorized share capital of 1,000,000,000 shares.

    USR SPECIAL MEETING. At the USR Special Meeting, holders of USR Common Stock will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the USR Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes, or any adjournments or postponements thereof.

BOARD OF DIRECTORS' RECOMMENDATIONS

    3COM. The 3Com Board has unanimously approved the Merger Agreement and the issuance of shares of 3Com Common Stock in connection with the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, 3Com and its shareholders and unanimously recommends that the shareholders of 3Com vote FOR approval and adoption of the Merger Agreement and the issuance of 3Com Common Stock in the Merger. The 3Com Board has also unanimously approved the Charter Amendment and the Reincorporation Agreement and believes that the Charter Amendment and the Reincorporation are in the best interests of 3Com and its shareholders and unanimously recommends that the shareholders of 3Com vote FOR approval and adoption of the Charter Amendment and the Reincorporation Agreement and the transactions contemplated therein.

    USR. The USR Board has unanimously approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, USR and its stockholders and unanimously recommends that the holders of USR Common Stock vote FOR approval and adoption of the Merger Agreement.

VOTING AT THE MEETINGS; RECORD DATES


    3COM. Holders of record of 3Com Common Stock on May 1, 1997 will be entitled to notice of and to vote at the 3Com Special Meeting. As of the 3Com Record Date there were 178,200,471 shares of 3Com Common Stock outstanding and entitled to vote, which shares were held by approximately 4,800 holders of record. Each holder of record of shares of 3Com Common Stock on the 3Com Record Date is entitled to cast one vote per share, in person or by properly executed proxy, on each proposal submitted for vote of the 3Com shareholders at the 3Com Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of 3Com Common Stock entitled to vote at the 3Com Special Meeting is necessary to constitute a quorum at the 3Com Special Meeting.


    The approval and adoption of the Merger Agreement, the Charter Amendment and the Reincorporation Agreement will each require the affirmative vote of the holders of a majority of the outstanding shares of 3Com Common Stock entitled to vote at the 3Com Special Meeting. The approval of the issuance of 3Com Common Stock in the Merger will require the affirmative vote of a majority of the shares of 3Com Common Stock voted at the 3Com Special Meeting.


    Directors and certain executive officers of 3Com have executed and delivered the 3Com Voting Agreements obligating them, among other things, to vote their shares of 3Com Common Stock in favor of approval of the Merger Agreement and any proposal which would or could reasonably be expected to facilitate the Merger. Pursuant to the 3Com Voting Agreements, all of the approximately 860,004 outstanding shares of 3Com Common Stock beneficially owned by the directors and such executive officers of 3Com and their respective affiliates (which excludes shares subject to 3Com Options) at the 3Com Record Date (representing less than 1% of the total number of shares of 3Com Common Stock outstanding at such date) will be voted for approval and adoption of the Merger Agreement and the issuance of 3Com Common Stock in the Merger. See "The Merger--Voting Agreements."



    As of May 1, 1997, directors and executive officers of USR and their affiliates owned less than 1% of the outstanding shares of 3Com Common Stock, and USR owned no shares of 3Com Common Stock.



    USR. Holders of record of shares of USR Common Stock on May 1, 1997 will be entitled to notice of and to vote at the USR Special Meeting. As of the USR Record Date there were 89,338,767 shares of USR Common Stock outstanding and entitled to vote, which shares were held by approximately 2,700 holders of record. Each holder of record of shares of USR Common Stock on the USR Record Date is entitled to cast one vote per share, in person or by properly executed proxy, on each proposal submitted for the vote of the USR stockholders, at the USR Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of USR Common Stock entitled to vote at the USR Special Meeting is necessary to constitute a quorum at the USR Special Meeting.


    The approval and adoption of the Merger Agreement by USR stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of USR Common Stock entitled to vote at the USR Special Meeting.

    Directors and certain executive officers of USR have executed and delivered the USR Voting Agreements obligating them, among other things, to vote their shares of USR Common Stock in favor of approval and adoption of the Merger Agreement and any proposal which would or could reasonably be expected to facilitate the Merger. Pursuant to the USR Voting Agreements, all of the 1,782,325 outstanding shares of USR Common Stock beneficially owned by the directors and such executive officers of USR and their respective affiliates (which excludes shares subject to USR Options) at the USR Record Date

(representing approximately 2% of the total number of shares of USR Common Stock outstanding at such date) will be voted for approval and adoption of the Merger Agreement. See "The Merger--Voting Agreements."


    As of May 1, 1997, directors and executive officers of 3Com and their affiliates owned less than 1% of the outstanding shares of USR Common Stock, and 3Com owned no shares of USR Common Stock.


    EFFECTS OF ABSTENTIONS AND "BROKER NON-VOTES." At the 3Com Special Meeting, in determining whether the Merger Agreement, the Charter Amendment and the Reincorporation Agreement have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement, the Charter Amendment and the Reincorporation Agreement, but will have no effect either for or against the vote with respect to issuance of 3Com Common Stock in the Merger. At the USR Special Meeting, in determining whether the proposal to approve and adopt the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against such proposal. At both the 3Com Special Meeting and the USR Special Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because, for such proposal, the nominee does not have discretionary voting power and has not received instructions from such beneficial owner.

ADJOURNMENT OF THE 3COM SPECIAL MEETING OR THE USR SPECIAL MEETING

    In the event that there are not sufficient votes to approve and adopt the Merger Agreement, and the issuance of 3Com Common Stock in the Merger, or to approve and adopt the Charter Amendment or the Reincorporation Agreement, at the time of the 3Com Special Meeting, such proposal could not be approved unless the 3Com Special Meeting was adjourned to permit further solicitation of proxies from 3Com shareholders. Proxies that are being solicited by the 3Com Board grant the discretionary authority to vote for any such adjournment, if necessary. If it is necessary to adjourn the 3Com Special Meeting, and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to 3Com shareholders other than the announcement of such time and place at the 3Com Special Meeting. A majority of the voting power represented and voting at the 3Com Special Meeting is required to approve such adjournment whether or not a quorum is present at the 3Com Special Meeting. It is not the intention of the 3Com Board to delay the vote upon the proposal to approve and adopt the Merger Agreement solely to permit further solicitation of proxies from the 3Com shareholders in favor of the Charter Amendment or the Reincorporation.

    In the event that there are not sufficient votes to approve and adopt the Merger Agreement at the time of the USR Special Meeting, such proposal could not be approved unless the USR Special Meeting was adjourned in order to permit further solicitation of proxies from USR stockholders. Proxies that are being solicited by the USR Board grant the discretionary authority to vote for any such adjournment, if necessary. If it is necessary to adjourn the USR Special Meeting, and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to USR stockholders other than an announcement of such time and place at the USR Special Meeting. A majority of the voting power represented and voting at the USR Special Meeting is required to approve any such adjournment.

    An adjournment of either the 3Com Special Meeting or USR Special Meeting, or both, may be necessary because the limited time between the mailing of the Joint Proxy Statement/Prospectus and the special meetings may result in the lack of a quorum at either or both special meetings. In addition, an absolute majority of all outstanding shares of USR Common Stock is required to approve the Merger, and not merely a majority of the shares present and voting in person or by proxy. To obtain the requisite vote, it may be necessary to adjourn the USR Special Meeting to solicit additional proxies.

PROXIES

    This Joint Proxy Statement/Prospectus is being furnished to 3Com shareholders and USR stockholders in connection with the solicitation of proxies by and on behalf of the 3Com Board and the USR Board for use at the 3Com Special Meeting and the USR Special Meeting, respectively.

    All shares of 3Com Common Stock and USR Common Stock which are entitled to vote and are represented at the 3Com Special Meeting and the USR Special Meeting, respectively, by properly executed proxies received prior to or at the relevant special meeting, and not revoked, will be voted at such special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted:

        (i) in the case of the 3Com Special Meeting, FOR (a) approval and adoption of the Merger Agreement and the issuance of 3Com Common Stock in the Merger, (b) approval and adoption of the Charter Amendment and (c) approval and adoption of the Reincorporation Agreement; and

        (ii) in the case of the USR Special Meeting, FOR approval and adoption of the Merger Agreement.

    If any other matters are properly presented for consideration at either of the special meetings, including, among other things, consideration of a motion to adjourn a special meeting (including, without limitation, for purposes of soliciting additional proxies for approval and adoption of the Merger Agreement, the Charter Amendment, or the Reincorporation Agreement, as applicable) to another time and/or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of 3Com or USR, as the case may be, at or before the taking of the vote at the 3Com Special Meeting or the USR Special Meeting, respectively, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of 3Com or USR, as the case may be, before the taking of the vote at the relevant special meeting or (iii) attending the 3Com Special Meeting or the USR Special Meeting, respectively, and voting in person (although attendance at a special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to, in the case of 3Com shareholders, to 3Com Corporation, 5400 Bayfront Plaza, Santa Clara, California 95052-8145,
Attention: Secretary, and in the case of USR stockholders, to U.S. Robotics Corporation, 8100 North McCormick Boulevard, Skokie, Illinois 60076-2999,
Attention: Secretary, or hand delivered to the Secretary of 3Com or USR, as the case may be, at or before the taking of the vote at the relevant special meeting.

    All expenses of this solicitation, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus, will be borne by 3Com and USR. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of 3Com and USR, respectively, in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. 3Com has retained D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the 3Com Special Meeting at a cost of approximately $10,000 plus reasonable out-of-pocket expenses. USR has retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the USR Special Meeting at a cost of approximately $15,000 plus reasonable out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and 3Com and USR, respectively, will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

    USR STOCKHOLDERS AND 3COM SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

DISSENTERS' RIGHTS

    USR. Holders of USR Common Stock are not entitled to dissenters' appraisal or other similar rights under the DGCL in connection with the Merger.

    3COM. RIGHTS OF SHAREHOLDERS OF 3COM TO DISSENT FROM THE MERGER AND TO DEMAND PAYMENT FOR THEIR SHARES ARE GOVERNED BY CHAPTER 13 OF THE CGCL, THE FULL TEXT OF WHICH IS ATTACHED HERETO AS ANNEX F. THE SUMMARY OF THESE RIGHTS SET FORTH BELOW IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX F.

    If holders of 5% or more of the outstanding shares of 3Com Common Stock entitled to vote at the 3Com Special Meeting vote against the approval and adoption of the Merger and comply with certain other procedures, 3Com shareholders will be entitled to exercise dissenters' rights pursuant to the provisions of Chapter 13 of the CGCL. In accordance with these provisions, dissenting 3Com shareholders will have the right to be paid the "fair market value" of their shares of 3Com Common Stock by fully complying with the procedures specified in Chapter 13 of the CGCL. Under the CGCL, "fair market value" is determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger.

    DISSENTERS' RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES. Persons who are beneficial owners of shares held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedures outlined below if they wish to dissent from the Merger with respect to any or all of their shares.

    In order to perfect their dissenters' rights, shareholders of record must
(i) make written demand for the purchase of their dissenting shares upon 3Com on or before the date of the 3Com Special Meeting; (ii) vote their shares against adoption and approval of the Merger Agreement; and (iii) within 30 days after the mailing to shareholders by 3Com of the notice of approval of the principal terms of the Merger, submit the certificate(s) representing their dissenting shares to 3Com or its transfer agent for notation thereon that they represent dissenting shares. Failure to follow any of these procedures may result in the loss of statutory dissenters' rights.

    Dissenting shareholders must submit to 3Com at its principal office, 5400 Bayfront Plaza, Santa Clara, California, 95052-8145, Attention: Secretary, a written demand that 3Com purchase for cash some or all of their shares. The notice must state the number of shares held of record which the shareholder demands to be purchased and the amount claimed to be the "fair market value" of those shares. That statement of fair market value will constitute an offer by the dissenting shareholder to sell such shares at that price. SUCH DEMAND WILL NOT BE EFFECTIVE UNLESS IT IS RECEIVED NOT LATER THAN THE DATE OF THE 3COM SPECIAL MEETING.

    Dissenting shareholders may not withdraw their demand for payment without the consent of the 3Com Board. The rights of dissenting shareholders to demand payment terminate if (i) the Merger is abandoned (although dissenting shareholders are entitled upon demand to reimbursement of expenses incurred in a good faith assertion of their dissenters' rights); (ii) the shares are transferred prior to submission for endorsement as dissenting shares; (iii) the dissenting shareholder withdraws, with the consent of 3Com, his or her demand for purchase of the dissenting shares; or (iv) the dissenting shareholder and 3Com do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date on which the notice of approval was mailed.

    No shareholder who has a right to demand payment for cash for such shareholder's shares and who in fact makes such a demand will have any right to attack the validity of the Merger or have the Merger set aside or rescinded, except in an action to test whether the number of shares required to approve the Merger have been legally voted in favor thereof. Any shareholder who does not demand payment of cash for such shareholder's shares and who institutes an action to attack the validity of the Merger or to have the Merger set aside or rescinded would not thereafter have any right to demand payment of cash pursuant to the exercise of dissenters' rights.

    Dissenting shareholders must vote their dissenting shares against the Merger Agreement. Record shareholders may vote part of the shares which they are entitled to vote in favor of the Merger Agreement or abstain from voting a part of such shares without jeopardizing their dissenters rights as to other shares; however, if record shareholders vote part of the shares they are entitled to vote in favor of the Merger Agreement and fail to specify the number of shares they are so voting, it is conclusively presumed under California law that their approving vote is with respect to all shares which they are entitled to vote. Voting against the Merger Agreement will not, of itself, absent compliance with the provisions summarized herein, satisfy the requirements of the CGCL for exercise and perfection of dissenters' rights. However, any 3Com shareholder desiring to exercise dissenters' rights must vote against the Merger Agreement.

    If 3Com shareholders have a right to require 3Com to purchase their shares for cash under the dissenters' rights provisions of the CGCL, 3Com will mail to each such shareholder a notice of approval of the Merger within 10 days after the date of shareholder approval, stating the price determined by it to represent the "fair market value" of the dissenting shares. The statement of price will constitute an offer to purchase any dissenting shares at that price.

    Within 30 days after the mailing of the notice of approval of the Merger, dissenting shareholders must submit to 3Com at the address set forth above, certificates representing the dissenting shares with respect to which a purchase demand has been made, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. The notice of approval of the Merger will specify the date by which the submission of certificates for endorsement must be made and a submission made after that date will not be effective for any purpose.

    If a dissenting shareholder and 3Com agree that shares are dissenting shares and agree upon the price of the shares, 3Com, upon surrender of the certificates, will make payment of that amount (plus interest thereon at the legal rate on judgments from the date of such agreement) within 30 days after such agreement. Any agreement between dissenting shareholders and 3Com fixing the "fair market value" of any dissenting shares must be filed with the Secretary of 3Com.

    If 3Com denies that the shares are dissenting shares, or 3Com and a dissenting shareholder fail to agree upon the "fair market value" of the shares, the dissenting shareholder may, within six months after the date on which notice of approval of the Merger was mailed to the shareholder, but not thereafter, file a complaint (or intervene in a pending action, if any) in the Superior Court for the County of Santa Clara, State of California, requesting that the Superior Court determine whether the shares are dissenting shares and the "fair market value" of such dissenting shares. The Superior Court may appoint one or more impartial appraisers to determine the "fair market value" per share of the dissenting shares. The costs of the action will be assessed or apportioned as the Superior Court considers equitable, but if the "fair market value" is determined to exceed the price offered by 3Com, 3Com will be required to pay such costs including, in the discretion of the Superior Court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments, if such "fair market value" is determined to exceed 125% of the price offered by 3Com. A dissenting shareholder must bring such an action within six months after the date on which the notice of approval of the Merger Agreement was mailed to the shareholder, whether or not 3Com responds within such time to the shareholder's written demand that 3Com purchase for cash shares voted against the Merger Agreement.

    THE RESPECTIVE OBLIGATIONS OF 3COM AND USR TO EFFECT THE MERGER ARE SUBJECT TO THE CONDITION THAT EACH OF THEM SHALL HAVE RECEIVED A LETTER FROM ITS RESPECTIVE INDEPENDENT ACCOUNTANTS, DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND CONFIRMED AS OF THE CLOSING DATE OF THE MERGER, STATING THAT SUCH ACCOUNTANT KNOWS OF NOTHING THAT WOULD PROHIBIT THE MERGER FROM QUALIFYING AS A POOLING OF INTERESTS TRANSACTION UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. IF HOLDERS OF APPROXIMATELY 10% OF THE OUTSTANDING 3COM COMMON STOCK WERE TO EXERCISE DISSENTERS' RIGHTS, POOLING OF INTERESTS ACCOUNTING TREATMENT WOULD NOT BE AVAILABLE, AND EITHER PARTY WOULD HAVE THE RIGHT NOT TO EFFECT THE MERGER. SEE "THE MERGER--ACCOUNTING TREATMENT" AND "THE MERGER AGREEMENT--CONDITIONS."

    Holders of 3Com Common Stock are not entitled to dissenters' rights under the CGCL in connection with the Reincorporation.

                          NETWORK INDUSTRY BACKGROUND

    THE FOLLOWING DISCUSSION CONTAINS A NUMBER OF FORWARD-LOOKING STATEMENTS WHICH REFLECT THE CURRENT VIEWS OF 3COM AND/OR USR WITH RESPECT TO FUTURE EVENTS THAT MAY HAVE AN EFFECT ON THEIR FUTURE FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING THE MARKETS FOR 3COM'S, USR'S AND THE COMBINED COMPANY'S PRODUCTS, THEIR PLANNED RESPONSE TO THE DEMANDS OF THESE MARKETS, THEIR PRODUCT AND SALES STRATEGIES, AND CERTAIN POTENTIAL TECHNOLOGICAL AND OPERATING SYNERGIES TO BE ACHIEVED BY THE MERGER. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS OF 3COM, USR AND THE COMBINED COMPANY TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED, INCLUDING THE ABILITY OF 3COM AND USR TO SUCCESSFULLY INTEGRATE THEIR OPERATIONS AND ACHIEVE EXPECTED SYNERGIES; THE RISK THAT CUSTOMERS MAY DEFER PURCHASING DECISIONS FOLLOWING THE ANNOUNCEMENT OF THE MERGER; THE ABILITY OF 3COM AND USR TO RETAIN KEY EMPLOYEES FOLLOWING ANNOUNCEMENT OF THE MERGER; THE IMPACT OF TRANSACTION AND RESTRUCTURING CHARGES TO BE INCURRED BY 3COM AS A RESULT OF THE MERGER; CHANGES IN BUSINESS CONDITIONS AND GROWTH TRENDS AFFECTING USR AND 3COM'S PRODUCTS AND MARKETS, THE PERSONAL COMPUTER MARKET AND TELECOMMUNICATIONS INDUSTRIES AND THE ECONOMY IN GENERAL; TECHNOLOGICAL ADVANCEMENTS AND NEW PRODUCT OFFERINGS BY 3COM'S AND USR'S COMPETITORS; 3COM'S AND USR'S ABILITY TO SUCCESSFULLY INTRODUCE NEW PRODUCTS AND UPGRADES TO EXISTING PRODUCTS, PARTICULARLY IN THE CASE OF USR, THE MARKET ACCEPTANCE OF ITS RECENTLY INTRODUCED X2 TECHNOLOGY; DISPUTES OVER THE USE OF PROPRIETARY TECHNOLOGY SUCH AS THE PENDING LITIGATION BROUGHT BY MOTOROLA AGAINST USR RELATING TO TECHNOLOGIES INCORPORATED IN THE V.34 MODEM STANDARD; A VARIETY OF OTHER COMPETITIVE FACTORS SUCH AS PRICE REDUCTIONS BY USR, 3COM OR THEIR COMPETITORS; AND CHANGES IN CONSUMER AND BUSINESS PURCHASING PRACTICES. THESE AND OTHER FACTORS WHICH COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY ARE DESCRIBED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

    THE FOLLOWING DISCUSSION APPLIES WHETHER 3COM BECOMES A DELAWARE CORPORATION OR REMAINS A CALIFORNIA CORPORATION, AND ALL REFERENCES TO 3COM IN THIS SECTION APPLY EQUALLY TO 3COM DELAWARE, AND ALL REFERENCES TO THE COMBINED COMPANY IN THIS SECTION APPLY EQUALLY TO A COMBINATION OF USR AND 3COM DELAWARE, TO THE EXTENT THEY REFER TO EVENTS AND CIRCUMSTANCES THAT MAY OCCUR OR EXIST AFTER THE REINCORPORATION.

THE COMPUTER COMMUNICATIONS MARKET

    In the last decade, the use of personal computers in both the workplace and at home has become pervasive. Fueled by more powerful processors and easier to use software, applications have expanded from word processing, accounting and database management to include electronic mail, research, entertainment and education. As the number of personal computers has grown, the need to share information among users has also grown, giving rise to a large and rapidly expanding data networking and communications industry.

    Computers communicate with each other through two basic types of networks which are differentiated primarily by the physical distances they cover and the ownership and control of the systems they use. The local area network ("LAN") connects PCs to other PCs and to file servers (central information depositories) and other devices such as printers located in the same building or site. LANs are predominantly used in large organizations which typically own and control the LAN. LANs are becoming increasingly important in small businesses, and more recently are beginning to be used in homes as well.

    The wide area network ("WAN") connects LANs at one site to other sites and connects users working at home or traveling to their corporate LAN, third party information sources, or the Internet. WAN traffic is transmitted over the public switched telephone network or through high-speed leased lines (for example TI or T3 transports) provided by regional Bell operating companies, interexchange carriers and PTTs. As more people need to access information services such as America OnLine ("AOL") and CompuServe, the Internet, or corporate intranets from their homes or offices, the need for remote access equipment increases.

LOCAL AREA NETWORKING

    In a LAN, each computer physically attaches to the network via a network adapter (also known as a network interface card or NIC) which resides inside the PC. Specialized software properly formats data into packets and directs these packets between an application on the computer and the NIC. In nearly all LANs, the formatted data includes a source address, a destination address and control information which is used by the network to direct the path of data through the network.

    Each NIC connects to a wire or cable which terminates at a shared hub, router or switch. In a hub topology, all computers attached to the same hub share the same bandwidth and, as a result, all packets are seen by all client PCs connected to that hub. However, only the intended recipient PC recognizes the destination address which triggers it to process the incoming packet, while other computers wired to the hub ignore the packets not intended for them. Computers sharing the same bandwidth are considered part of a LAN segment.

    While hubs can be connected together to create larger segments, this increases the number of computers sharing the same bandwidth and increases network congestion. Congestion is alleviated by dividing large segments into subnetworks ("subnets") with local routers. Routers de-encapsulate each packet, determine which subnet is to receive the data, re-encapsulate the data into a new packet and forward it to the proper subnet. In this way routers help limit unnecessary traffic within a network. Unfortunately, this extra processing reduces the speed at which data can be sent over the LAN.

    Recently, LAN switches have begun to replace hubs and local routers. In a shared-bandwidth LAN, all client PCs see all packets of data and only one computer in the LAN can transmit information at any given time. As network traffic increases, these limitations increase congestion and performance problems. LAN switches alleviate these problems by directing each packet only to its intended destination and by simultaneously directing packets from several sources to several destinations. In addition, LAN switches with routing functionality can replace local routers and reduce the processing needed to analyze and direct data between subnets, thereby significantly improving the capacity and performance of the LAN.

    Routers are also used to connect sites to each other over the WAN. The routers maintain tables of the other routers and subnets in the network and use this information to determine the best path for network traffic. Information regarding changes in the routed network is frequently transmitted to each router in the network. As the number of connected sites grows, the size of the router tables dramatically increases as does the traffic needed to keep the tables current. The WAN becomes congested and more difficult to manage, and the computing power needed to perform the routing function increases. As a result, the cost of building and maintaining a private routed WAN dramatically increases.

    Currently LANs are built using either switching or routing or in many cases a hybrid combination of both switching and routing as the predominant solution, and each approach has advantages and disadvantages. Traditional routers provide important capabilities including translating between protocols and different types of physical media. However, routed networks are expensive to build, difficult to manage and add latency (or delay) to network traffic. Further, as LAN and WAN speeds increase through adoption of new standards, current generation routers have become a bottleneck in the network.

    Pure switched networks, on the other hand, historically have not scaled well. However, a number of developments, including, in particular, the reduction in the number of protocols and a convergence on the Internet protocol ("IP"), have permitted high-speed, LAN routing functionality to be incorporated into switches (also known as "IP switches"). As the price of switches with this routing functionality declines, large switched networks are expected to compete effectively with large routed networks. Router vendors including Cisco, are increasingly incorporating switches and switching functionality into their product lines, and offering alternatives to IP switching, such as Cisco's Tag switching. In the near term, vigorous competition is expected between strategies, such as Cisco's, based primarily on proprietary routers, and those, such as 3Com's, based increasingly on advanced switching technology.

3COM--NETWORK SYSTEMS PROVIDER

    3Com is a leading provider of end-to-end network systems. 3Com's Transcend Networking framework allows a network to scale as the number of users increase, extend as the number of sites expands, and remain manageable despite continuous growth. In addition, 3Com strives to make networks faster, cheaper, and more reliable, while protecting customers' investments and minimizing the obsolescence of installed equipment.

    3Com offers the most comprehensive set of networking solutions available. 3Com is a leading provider of hubs and switches, having pioneered stackable hubs and switches (which allow cost effective network expansion by modularly stacking on top of one another). 3Com is the leading provider of stackable hubs and switches.

    3Com is also a leading provider of campus LAN backbone switches. 3Com pioneered the use of high function switches (switches with routing intelligence) in the data center to alleviate router bottlenecks. As the number of users in corporate networks grew and demand for higher network speeds increased, 3Com expanded its family of high bandwidth switch products to include high speed ATM (cell-based) and Fast Ethernet technology and plans to introduce products including Gigabit Ethernet technology in 1997.


    3Com invented the concept of Boundary Routing to allow customers to connect a large number of remote sites without the need for sophisticated networking skills at these remote sites. 3Com is a leading supplier of routers and has built some of the largest networks in the world, including those of Wells Fargo Bank, Deutsche Bank, Boots PLC and The Home Depot.


    3Com is the leading provider of NICs and continues to differentiate these products through superior performance based on developments such as Parallel Tasking and through a high degree of software value added such as Dynamic Access technology.

    As networks have become pervasive they have become more mission critical. As a part of offering complete network solutions, 3Com provides a graphical, platform independent management application for network configuration, remote monitoring and trouble shooting.

    3Com has a strong indirect sales channel. 3Com is significantly increasing its direct sales presence and service capabilities and continues to increase its presence in large enterprise accounts through its 130 sales and support offices worldwide. More than half of its revenues come from outside the U.S. and 3Com is the leading data networking vendor in several European countries and has a strong presence in both Asia and Latin America.

    As networking becomes increasingly cost-effective and the need to share information continues to become more critical to the success of business and non-business organizations, the number of smaller businesses and home users building networks is expected to increase significantly. 3Com is aggressively pursuing this market with products targeted to the small office/home office market.


REMOTE ACCESS OVER THE WIDE AREA NETWORK


    Many computer users want or need to gain access to their corporate LAN or corporate intranets from remote sites such as a branch office, their home or while traveling. In addition, many individuals access on-line services or the Internet for education, entertainment, or to communicate via e-mail. Users at both a primary office and at remote sites increasingly require access to the Internet. Typically, these users gain access to these resources by placing a call over the public switched telephone network using an analog modem or digital terminal adapter attached to their computer, together with remote node software or a web browser. The call is answered at the corporate site or at the on-line information or internet service provider ("ISP") headend by remote access equipment. This equipment, commonly referred to as a remote access server or a remote access concentrator, includes a WAN access interface (either analog, digital or both), modems and a server which attaches the user to the corporate LAN, the service provider's network, or the Internet. Sophisticated remote access equipment can integrate routers and switches as well as proxy servers which off-load network traffic, and can handle digital voice and video as well as data calls.

    Growth in telecommuting, home offices and small businesses, the World Wide Web ("WWW") and e-mail applications have created tremendous demand for access to the Internet, corporate networks and corporate intranets. Today, there are numerous ISPs ranging from small regional providers to large national and global providers (such as AT&T Worldnet, AOL/Bertelsman, IBM Global Networks) who provide access to the Internet. In addition, on-line information service providers (such as America OnLine, CompuServe and Prodigy) now offer access to the Internet and the WWW as well as to their own information systems and services. The rapidly growing number of Internet users has driven the demand for remote access concentrators with higher port densities (the capacity to handle greater numbers of simultaneous calls). In addition, the rich graphical content on the WWW has driven strong demand for increased modem speeds and driven investment in high speed access technologies such as data-over-cable and Digital Subscriber Loop ("xDSL").

USR--REMOTE ACCESS SOLUTIONS PROVIDER

    USR, with its Total Control remote access platform, is the largest worldwide vendor of remote access servers and concentrators to ISPs and carriers. USR is also the largest worldwide branded modem manufacturer and the number one supplier of desktop and laptop modems for sale through the retail channel.

    While many other WAN equipment providers buy "off the shelf" chipsets from suppliers such as Rockwell and Lucent, and "package" them in modem products and remote access servers, USR's unique software, running on a digital signal processor ("DSP"), and its remote access technologies provide it with a more cost effective, differentiated platform. This core technology extends from the client products sold at retail for under $200 to large Total Control remote access platforms selling for over $50,000 and functioning as the WAN access solution for large networks such as AT&T Worldnet, Internet MCI, AOL and IBM Global Networks. In addition, USR's core modem technology has allowed it to capture more value-added by realizing the profit most of its competitors pay to the commodity chipset modem suppliers. This has allowed USR to realize substantially greater gross margins than other modem manufacturers.

    Recently, USR's core DSP competency allowed it to be first to market with a new generation of analog data transmission technology--x2. x2 technology effectively doubles existing modem speeds over standard phone lines to up to 56,000 bits per second. By combining its modem and other remote access technologies and developing strong relationships with large ISPs and carriers as well as strong two-tier distribution and retail channels, USR has become the leading provider of end-to-end WAN connectivity and is positioned to bring the benefits of x2 performance to more than 18 million Internet subscribers through the more than 400 ISPs who have indicated their intention to support x2. All of the over one million installed Total Control WAN access ports can be upgraded to x2 technology with a simple software upgrade.


    Although USR anticipates vigorous competition from many of the significant modem and remote access equipment manufacturers, most of which have announced their intentions to bring products featuring the same basic 56Kbps technology and capabilities to market in the coming weeks and months, it believes it continues to have a time-to-market advantage. The majority of these manufacturers have indicated their intention to implement this high-speed technology with chipsets provided by Rockwell or Lucent. USR believes that ISPs with an installed base of competitors' remote access products, the vast majority of which are not software upgradeable, will incur significant costs and time-consuming delays in implementing the competitors' 56Kbps technology.



    In fiscal 1996, USR shipped $400 million in Total Control chassis-based remote access products, topping the next largest supplier of remote access systems, Ascend Communications. The technology in USR's chassis-based remote access products is software upgradeable so additional functionality can be downloaded to the installed base of equipment quickly with no additional hardware and with minimal disruption.

    USR continues to make significant investments to increase the functionality of the Total Control remote access platform, including higher speed routing, increased modem density, higher speed trunking and wireless access. In 1996, USR demonstrated its technological innovation by being first to offer EdgeServer, a powerful NT server integrated into the Total Control remote access chassis. EdgeServer enables USR's remote access customers to run any Microsoft NT compatible software and easily implement conferencing capabilities, firewalls, proxy caching and other applications that reduce network traffic and provide added value to its customers. USR has aggressively pursued development of multimedia functionality and next generation access technologies (e.g., data-over-cable and xDSL) which can be incorporated into the Total Control product.

    In an effort to expand its presence in the branch office and workgroup, USR migrated its Total Control chassis technologies into its recently introduced award-winning NetServer 8 and 16 port remote access servers and LANLinker remote office routers.

    In 1996, USR introduced the PalmPilot hand-held computing device which now holds a leading share of the electronic, connected organizer market. USR expects to achieve significant future growth from its PalmPilot as the product is extended to become a broader personal communications platform. USR recently announced added functionality for the PalmPilot, enabling users to remotely access e-mail and other information by dialing into a computer network.

    USR sells its client products through one of the broadest retail and two tier distribution channels in the industry. USR's systems products are sold through a growing number of value added resellers and a direct sales force with valuable relationships in the ISP and carrier markets. Historically, USR has earned most of its revenues in North American and European markets. USR recently began to expand into a number of new markets including Japan, other parts of Asia and Latin America.

PROVIDING END-TO-END LAN/WAN CONNECTIVITY

    3Com is a leading provider of network systems solutions and commands a leading position at the edge of the LAN. Similarly, USR is a leading provider of wide area remote access solutions and holds a corresponding position at the edge of the WAN. The edge of the network constitutes a large portion of the cost of the network and presents a significant opportunity for the combined company as demand for faster access to information continues. The combined company will continue to differentiate its edge products through value added software, and continue to make the devices at the edge an intelligent, active component of the network which is increasingly critical to delivering a total network solution. Combining this strength at the edge with the two companies' extensive capabilities in providing systems solutions should allow the combined company to deliver seamless, ubiquitous connectivity across both the LAN and the WAN.

    For example, the combined company should be well positioned to help corporate information technology ("IT") managers to accommodate new and less predictable network traffic patterns resulting from (i) increased demand for Internet access, (ii) implementation of corporate intranets, (iii) introduction of delay-sensitive multimedia applications, and (iv) increases in bandwidth-intensive transmissions. These changes increase the need for an IT manager to monitor traffic patterns on the network and set policies regarding which traffic should be given priority and who should be able to access which resources on the network. 3Com's recently introduced Fast IP technology uses existing standard protocols and increased intelligence in the NIC, along with a policy server, to improve network performance. In addition, 3Com's Dynamic Access technology allows the NIC to become an active component in the operation and management of the network. By implementing Fast IP and Dynamic Access in USR's modem and remote access products, the combined company should be able to extend similar benefits to the WAN for remote users.

    Remote users will increasingly demand access speeds similar to what they experience on the LAN. The combined company plans to accelerate the development of high speed access technologies such as data-over-cable and xDSL. In addition to providing dramatically higher access speeds to remote users, these new technologies can be used to allow data traffic to bypass existing voice band telephone switches. The current telephone network was not designed to handle long duration calls typically generated by people using the local telephone loop to access corporate networks or the Internet.

    As new types of traffic (e.g., voice and video) become prevalent in the LAN, and higher speed access technologies become more prevalent, remote users will also soon expect similar functionality over wide area links. Just as 3Com is making investments to support multimedia traffic in the LAN, USR is making related investments to deliver new traffic types over the WAN. In addition, because the Total Control remote access platform sits at the LAN/WAN boundary, it is a natural point in the network to act as a gateway for multimedia traffic.

    IT managers have also been burdened by the complexity, cost, bandwidth requirements and support associated with the growing numbers of remote users. By joining together USR's remote access technology, service expertise and strong relationships with service providers and carriers and 3Com's internetworking technology and presence in enterprise accounts, the combined company expects to drive the implementation of virtual private networks (VPNs). With VPNs, IT managers will be able to outsource the provisioning of remote access services to network service providers or carriers.


    By extending Fast IP and Dynamic Access to the WAN and by accelerating the deployment of high speed access technologies, this VPN concept can also be used to outsource the connection of remote offices to the corporate network. This will allow customers to reduce or eliminate their private, routed WAN without sacrificing the control and security inherent in a privately-managed network and allow them to significantly reduce the cost of connecting remote sites. The combined company will also continue to work to reduce the need for proprietary routers (although not the need for routing) in WAN backbones through the use of standard protocols and WAN switching. This approach should increase the performance and improve the scaleability of wide area networks.


    As a result, the Merger should allow 3Com and USR to combine their technologies, channels, and other capabilities to compete effectively by delivering value-added, differentiated, complete solutions across the LAN and WAN with increased control and at lower cost, thereby strengthening the combined company's position in the enterprise and carrier markets.


    The combined company's key competitors are expected to compete vigorously through a variety of strategies including broadening their product offerings, price competition such as Intel's aggressive pricing on recently announced products, advancing alternatives to Fast IP, such as Cisco's proprietary Tag switching, and leveraging any installed base. At least in the short term, some competitors are expected to continue to compete primarily through offering a limited number of "best in class" products. The combined company will compete by offering the broadest range of products in the industry, spanning the network end-to-end, by focusing on providing network management software that operates across this broad range of products, increasing the manageability of the network and by offering low cost, simpler and faster, standards-based products. Further, the combined company will continue to compete based upon its low-cost volume manufacturing and distribution capabilities, which are expected to become increasingly important as portions of the networking industry move toward broader distribution.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Business combinations have been a significant part of the business strategies of both 3Com and USR. Both 3Com and USR have active corporate development programs to review and evaluate potential business combinations, corporate acquisition opportunities, strategic alliances, joint development programs and other strategic transactions involving other participants in the networking, communications and computer industries and related industries, with the aim of obtaining and developing access to complementary technologies, products and distribution channels. Over the past five years, 3Com has completed business combinations with and corporate acquisitions of twelve companies, while USR has completed business combinations with and corporate acquisitions of nine companies. See "Information Concerning 3Com--Business" and "Information Concerning USR--Business."

    On January 8, 1997, as part of USR's corporate development efforts, USR's president and chief operating officer, John McCartney, met with representatives of Morgan Stanley at the Morgan Stanley Technology Conference in Scottsdale, Arizona, and requested Morgan Stanley to prepare an analysis of a small number of potential strategic partners. On January 15, 1997, Mr. McCartney, Casey Cowell, Chairman and Chief Executive Officer of USR, and Jonathan N. Zakin, Executive Vice President, Business Development and Corporate Strategy of USR, met with representatives of Morgan Stanley to review Morgan Stanley's analyses of such potential strategic partners. Based on this review, on January 16, 1997, Mr. Cowell called Eric Benhamou, Chairman and Chief Executive Officer of 3Com, to inquire if 3Com had an interest in a potential strategic combination with USR, and Messrs. Cowell and Benhamou discussed the possibility of such a transaction.

    On January 17 and 18, 1997, the 3Com Board held its annual offsite meeting. During that meeting, the 3Com Board and management discussed various strategic issues, including the continuing consolidation in the networking industry. In the context of this discussion, 3Com management discussed with the 3Com Board possible business combinations, including a possible combination with USR.

    On January 22 and 23, 1997, members of 3Com senior management met with members of USR senior management in California to discuss whether a strategic combination of 3Com and USR might be feasible, to discuss each other's businesses and to review the potential business impact of a potential strategic combination and the integration issues such a combination would present.

    On January 24, 1997, Mr. Cowell spoke by telephone with USR Board members Paul G. Yovovich, Peter I. Mason, James E. Cowie and Terence M. Graunke and discussed with them the possibility of a strategic combination with 3Com.

    On January 24, 1997, 3Com retained Goldman Sachs as its financial advisor and requested Goldman Sachs to analyze a potential combination with USR.

    On January 27, 1997, representatives of USR management made a technical presentation to a representative of 3Com in Skokie, Illinois. On January 29, 1997, Mr. McCartney, Mr. Zakin and other USR personnel made business and financial presentations to Janice M. Roberts, Senior Vice President, Marketing of 3Com, and Steve Foster, Director, Business Development of 3Com, which included a tour of USR's Mt. Prospect, Illinois production facility. Later that day, Mr. McCartney, Mr. Zakin, Karen Slimmon, Manager, Business Development and Corporate Strategy of USR, and Ms. Roberts and Mr. Foster of 3Com and their respective financial advisors met in Chicago, Illinois, to hold preliminary discussions focusing on the possible timing and structure of a potential transaction.

    On February 5, 1997, at an off-site meeting of the 3Com Executive Committee in Hertfordshire, U.K., 3Com's management discussed the implications of and strategy for a possible strategic combination with USR. On February 7 and 8, 1997, Mr. McCartney, Mr. Benhamou, Ms. Roberts and Robert Finocchio,

President, 3Com Systems, met in Paris, France, to discuss cultural and organizational issues and structures for a possible strategic combination between 3Com and USR.

    On February 9, 1997, USR and 3Com executed a Confidentiality and Standstill Agreement.

    On February 11, 1997, the 3Com Board held a special telephonic meeting to discuss a possible strategic combination of USR and 3Com. 3Com management presented an analysis of the potential strategic benefits of the combination, and Goldman Sachs presented a preliminary analysis regarding the potential transaction. At such meeting, the 3Com Board directed 3Com's management to proceed with discussions concerning the possible combination.

    Between February 13 and 26, 1997, the parties and their respective financial and legal advisors conducted intensive on- and off-site due diligence reviews and held numerous meetings and discussions regarding possible terms and structures for the proposed combination. As part of their due diligence, each party reviewed public and non-public documents and information of the other party and heard presentations by representatives of the other party.


    On February 13, 1997, Messrs. Cowell and Zakin of USR made a business presentation to Messrs. Benhamou and Finocchio of 3Com, and conducted a tour of USR's Mt. Prospect and Morton Grove, Illinois facilities. After the presentation, there was a discussion of the structure of the proposed combined company. On February 13 and 14, 1997, representatives of USR and 3Com and their respective financial advisors held preliminary discussions in Chicago, Illinois regarding possible transaction structures and valuations. On February 14, 1997, members of USR's management and the USR Board conferred with representatives of Morgan Stanley at USR headquarters in Skokie, Illinois to discuss the terms of a possible strategic combination between USR and 3Com.


    Between February 15 and 18, 1997, the parties conducted further internal analyses of the prospective transaction and made arrangements for further on- and off-site due diligence. On February 19 and 20, 1997 representatives of 3Com and its legal and financial advisors conducted legal and financial due diligence reviews in Chicago and heard business overview presentations by USR representatives. On February 20, 1997, a draft of the Merger Agreement was provided by Gray Cary Ware & Freidenrich, legal counsel for 3Com, to Mayer, Brown & Platt, legal counsel for USR. From February 21 through February 24, 1997 representatives of USR and its legal and financial advisors met at 3Com's headquarters in Santa Clara, California to conduct legal and financial due diligence reviews of 3Com.

    On February 22, 1997, the 3Com Board met to review the proposed transaction and alternative business strategies. At the meeting, 3Com management, Goldman Sachs and Gray Cary Ware & Freidenrich each made presentations to the 3Com Board, and copies of the draft Merger Agreement were distributed to the 3Com Board. Following the meeting, the members of the 3Com Board met with Messrs. Cowell, Zakin and Yovovich of USR. That same day, members of USR's senior management and certain directors met with USR's financial and legal advisors in San Jose, California to review the draft Merger Agreement.

    On February 22 and 23, 1997, representatives of both companies and their respective advisors continued their due diligence reviews of each other and heard business overview presentations by representatives of each company. In addition, members of the two companies' senior managements met to review the compatability of the two companies' business cultures and the related implications of the proposed combination.

    Between February 21 and 26, 1997, members of 3Com's and USR's managements and their respective financial and legal advisors participated in ongoing negotiations regarding the terms of the proposed transaction. During this period, counsel for 3Com and USR met on a number of occasions to review and discuss drafts of the Merger Agreement, the reciprocal Stock Option Agreements, other ancillary documents and related issues.

    On February 23, 1997, the USR Board held a telephonic meeting at which the proposed business combination was discussed and USR's financial and legal advisors made detailed presentations on key elements of the proposed transactions.

    On February 24, 1997, the 3Com Board met at 3Com's headquarters in Santa Clara, California, with members of management and representatives of Goldman Sachs and Gray Cary Ware & Freidenrich to review the terms of proposed combination. After discussing the terms of the proposed transaction, the 3Com Board voted to give preliminary approval to the combination of 3Com and USR on the terms set forth in the then current draft of the Merger Agreement, subject to successful resolution of certain outstanding issues.

    On February 25, 1997, the USR Board met with USR senior management and representatives of Morgan Stanley and Mayer, Brown & Platt in San Jose, California, to discuss the status of negotiations and financial information from Morgan Stanley. Following the USR Board's meeting, representatives of management of both companies and their respective advisors continued negotiations of the draft Merger Agreement, Stock Option Agreements and the other transaction agreements. After extensive negotiation, the USR Board reconvened on the afternoon of February 25, 1997 in Santa Clara, California with USR's legal and financial advisors and held detailed discussions concerning the transaction documents.

    On February 26, 1997 at noon, Pacific Standard Time, the 3Com Board held a meeting to review the status of certain issues that were pending as of the February 24 3Com Board meeting. Following 3Com management's report on the successful resolution of such issues, the 3Com Board unanimously approved the Merger and approved and adopted the Merger Agreement. At 4:00 p.m., Eastern Standard Time, at a meeting of the USR Board, the USR Board unanimously approved the Merger and approved and adopted the Merger Agreement. After the meeting, the Merger Agreement and the Stock Option Agreements were executed and delivered by 3Com and USR.

    On February 26, 1997, following the execution and delivery of the Merger Agreement, 3Com and USR issued a joint press release announcing the Merger.


    In March 1997, USR and certain of its directors were named as defendants in a series of lawsuits relating to the Merger. 3Com has been named as a defendant in certain of these actions. See "Information Concerning USR--Business--Legal Proceedings."


    On March 13, 1997, the 3Com Board approved the Charter Amendment, pursuant to which the authorized number of shares of 3Com capital stock would be increased from 403,000,000 to 1,000,000,000, and also approved the Reincorporation, pursuant to which 3Com would change the state of its incorporation from California to Delaware, in each case subject to the approval of the 3Com shareholders.

    To facilitate the Merger and the Reincorporation, 3Com, 3Com Delaware, USR and Sub entered into an Amended and Restated Merger Agreement dated as of March 14, 1997. As amended and restated, the Merger Agreement provides for USR stockholders to receive either shares of 3Com or 3Com Delaware in exchange for their USR shares, depending on whether the Reincorporation is approved and effected prior to the Effective Time. See "The Reincorporation."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    THE FOLLOWING DISCUSSION OF THE PARTIES' REASONS FOR THE MERGER CONTAINS A NUMBER OF FORWARD-LOOKING STATEMENTS WHICH REFLECT THE CURRENT VIEWS OF 3COM AND/OR USR WITH RESPECT TO FUTURE EVENTS THAT MAY HAVE AN EFFECT ON THEIR FUTURE FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING THE MARKETS FOR 3COM'S, USR'S AND THE COMBINED COMPANY'S PRODUCTS, THEIR PLANNED RESPONSE TO THE DEMANDS OF THESE MARKETS, THEIR PRODUCT AND SALES STRATEGIES, AND CERTAIN POTENTIAL TECHNOLOGICAL AND OPERATING SYNERGIES TO

BE ACHIEVED BY THE MERGER. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS OF 3COM, USR AND THE COMBINED COMPANY TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED, INCLUDING THE ABILITY OF 3COM AND USR TO SUCCESSFULLY INTEGRATE THEIR OPERATIONS AND ACHIEVE EXPECTED SYNERGIES; THE RISK THAT CUSTOMERS MAY DEFER PURCHASING DECISIONS FOLLOWING THE ANNOUNCEMENT OF THE MERGER; THE ABILITY OF 3COM AND USR TO RETAIN KEY EMPLOYEES FOLLOWING ANNOUNCEMENT OF THE MERGER; THE IMPACT OF TRANSACTION AND RESTRUCTURING CHARGES TO BE INCURRED BY 3COM AS A RESULT OF THE MERGER; CHANGES IN BUSINESS CONDITIONS AND GROWTH TRENDS AFFECTING USR AND 3COM'S PRODUCTS AND MARKETS, THE PERSONAL COMPUTER MARKET AND TELECOMMUNICATIONS INDUSTRIES AND THE ECONOMY IN GENERAL; TECHNOLOGICAL ADVANCEMENTS AND NEW PRODUCT OFFERINGS BY 3COM'S AND USR'S COMPETITORS; 3COM'S AND USR'S ABILITY TO SUCCESSFULLY INTRODUCE NEW PRODUCTS AND UPGRADES TO EXISTING PRODUCTS, PARTICULARLY IN THE CASE OF USR, THE MARKET ACCEPTANCE OF ITS RECENTLY INTRODUCED X2 TECHNOLOGY; DISPUTES OVER THE USE OF PROPRIETARY TECHNOLOGY SUCH AS THE PENDING LITIGATION BROUGHT BY MOTOROLA AGAINST USR RELATING TO TECHNOLOGIES INCORPORATED IN THE V.34 MODEM STANDARD; A VARIETY OF OTHER COMPETITIVE FACTORS SUCH AS PRICE REDUCTIONS BY USR, 3COM OR THEIR COMPETITORS; AND CHANGES IN CONSUMER AND BUSINESS PURCHASING PRACTICES. THESE AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE DESCRIBED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

    THE FOLLOWING DISCUSSION OF THE VARIOUS REASONS FOR THE MERGER APPLIES WHETHER 3COM BECOMES A DELAWARE CORPORATION OR REMAINS A CALIFORNIA CORPORATION, AND ALL REFERENCES TO 3COM IN THIS SECTION APPLY EQUALLY TO 3COM DELAWARE, AND ALL REFERENCES TO THE COMBINED COMPANY IN THIS SECTION APPLY EQUALLY TO A COMBINATION OF USR AND 3COM DELAWARE, TO THE EXTENT THEY REFER TO EVENTS AND CIRCUMSTANCES THAT MAY OCCUR OR EXIST AFTER THE REINCORPORATION.

  JOINT REASONS FOR THE MERGER

    The Merger will create a networking industry leader with $5.5 billion in annual revenues, more than 13,000 employees in some 45 countries, leading positions in each of its core markets and an installed base of more customer connections to the Internet and corporate intranets than any other company. The combined company will be able to provide customers worldwide with comprehensive, end-to-end, LAN/ WAN networking solutions with superior product offerings at virtually all points of network interconnection and access, from enterprise and LAN workgroup switching and routing systems, to carrier class remote access systems, to branch and small office LAN and remote access solutions, to intelligent network interface devices (NICs, ISDN terminal adaptors and high speed modems) on the desktop and on mobile and wireless platforms. 3Com and USR believe that the combined company will be competitively positioned to provide the industry's best solutions from the data center/central office to the edge of the network and in new and emerging markets. Each of 3Com and USR believes that its markets are evolving to a point where customers are seeking more integrated solutions. By anticipating these needs and putting in place these capabilities at this time, the combined company should be well positioned to serve its customers and thereby provide its shareholders the opportunity for future value creation.

    3Com and USR have identified numerous potential benefits of the Merger that they believe will contribute to the success of the combined company. These potential benefits include the following:

    - END-TO-END CONNECTIVITY. By combining the complementary product lines and technologies of 3Com in LANs and USR in WAN access, the combined company will be competitively positioned to deliver end-to-end connectivity across both LANs and WANs. 3Com and USR believe that this capability will be of increasing strategic importance in the marketplace for networking solutions as networking applications, such as multimedia, and patterns of usage, such as Internet and intranet access, continue to evolve. 3Com and USR believe that the ability to offer end-to-end connectivity will allow the combined company to further improve network performance and to provide the seamless, fully-integrated solutions demanded by customers. For example, the combined company will be able to implement its leading technologies across a broader product line and provide industry leading solutions, such as 3Com's recently introduced FastIP switching, which accelerates

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
      the performance of IP traffic across the switched LAN infrastructure, and USR's recently introduced x2 technology which effectively doubles remote access downstream transmission speed over the public switched telephone network without expensive changes to central office equipment.

    - COMPLEMENTARY SALES CHANNELS. USR's and 3Com's sales channels are highly complementary and should allow the combined company to expand the distribution of each company's current and future products through the other's key channels. 3Com has a stronger enterprise sales force, an industry leading two-tier distribution channel and a broader international channel which currently generates in excess of 50% of its revenues, while USR has developed a stronger retail distribution channel and stronger presence in the ISP and carrier markets, in addition to its traditional two-tier channel. By cross-selling products through each other's channels, 3Com and USR should have the opportunity to reach additional customers and enhance sales of their respective products, particularly in newly emerging markets for such products. For example, 3Com and USR believe the combined company should benefit from increased sales of: (i) 3Com's systems products to USR's ISP and carrier customers, (ii) 3Com's Office Connect and NIC products through USR's retail channels, and (iii) USR's remote access platforms and modems to 3Com's enterprise customers and through its value added resellers and international sales organization, particularly in the Far East and Latin America.

    - STRENGTH AT THE EDGE OF THE NETWORK. The combined company will have leading positions and strong brand identities in all of its major product lines with particular strength in the key products at the edge of the network. 3Com and USR have consistent approaches to building networks and network access devices that make their products easy to install, use and maintain, yet continue to integrate technology and intelligence that make devices at the edge increasingly important to delivering a complete networking solution. By leveraging its position at the edge of the network with its strengths in core network systems and sophisticated remote access platforms, the combined company will be able to deliver complete solutions across the LAN and the WAN, with enhanced network manageability and at lower cost, greatly strengthening its position with enterprise, information service provider and carrier customers.

    - TECHNOLOGICAL LEADERSHIP. The combined company has annualized research and development expenditures of $500 million at current levels. Further, the combined company will have industry leading expertise in ASIC development and DSP programming, areas which are critical to the rapid introduction of new cost-effective networking products for LAN and WAN applications, respectively. By combining the existing intellectual property positions of 3Com and USR and their substantial ongoing development efforts, the combined company should achieve a number of benefits associated with technological leadership and with owning or controlling more of the intellectual property content in its products.

    - FOCUS OF CRITICAL ENGINEERING RESOURCES. By concentrating on 3Com's strength in LANs and USR's strength in WAN access, the combined company should be better able to more effectively focus and deploy its research and development efforts and critical engineering resources. The ability to redeploy these resources will be particularly helpful as both companies have not had the capacity to fully exploit opportunities in their existing markets or properly address opportunities in emerging markets. This should shorten product development cycles and result in solutions that are more likely to be commercially successful than those that either company might independently acquire or develop in the other's area of core competency. In particular, it is expected that the combined company will deploy the respective 3Com and USR research and development teams to continue 3Com's development programs in the area of frame and cell switching and USR's development programs in remote access. Similarly, in the area of LAN/modem connections, it is expected that 3Com resources will continue to focus in the area of LAN technology and USR resources will continue to focus in the area of modem technology, including broadband access technologies such as xDSL and data-over-cable.

    - CRITICAL MASS AND SYNERGY OPPORTUNITIES. The combined company will have increased financial and other resources to compete in the face of increasing customer needs for global network solutions and anticipated continuing industry consolidation. Additionally, 3Com and USR believe that the combined company will be able to achieve operational efficiencies and other synergies that would be more difficult to achieve or unavailable to either company alone. These operational efficiencies and other synergies may include improved manufacturing capacity utilization, procurement savings and corporate overhead reductions.

    - STRONG MANAGEMENT TEAM. The respective managements of 3Com and USR are committed to providing the combined company with a management structure that features clear allocations of authority and responsibility coupled with ongoing active participation by executives from both companies in key roles under the leadership of 3Com's Chairman and Chief Executive Officer. 3Com and USR believe that many factors indicate the combined company should be able to combine the operations of 3Com and USR effectively and proceed with achieving its operating goal and realizing the potential benefits of the Merger. These factors include: (i) the highly complementary nature of the 3Com and USR businesses which involve very little overlapping of products, technologies, sales organizations, or other operations; (ii) the two companies' shared vision of the future of the networking industry; (iii) the similarity and compatibility of the two companies' respective operations and corporate cultures; and (iv) the fact that the success of the Merger is not dependent upon major organizational changes or complex development projects aimed at combining or redefining technologies or product lines.

    Finally, the Boards of Directors and managements of both companies firmly believe that this combination is in the best interests of their shareholders because it will lead to the creation of greater shareholder value by positioning the combined company as the leading player in the fastest growing segments of the networking market.

  3COM BACKGROUND AND REASONS FOR THE MERGER

    The 3Com Board considered the proposed Merger at its meetings held on February 11 and 22, 1997, preliminarily approved the Merger at its meeting held on February 24, 1997, and unanimously approved and adopted the Merger Agreement at its meeting held on February 26, 1997. The 3Com Board believes the consummation of the Merger is in the best interests of 3Com and its shareholders, and unanimously recommends that the shareholders of 3Com vote FOR approval and adoption of the Merger Agreement and the issuance of 3Com Common Stock in the Merger.

    In arriving at its unanimous decision to approve the Merger Agreement, the 3Com Board considered a number of factors. Among the factors that the 3Com Board considered were (i) information concerning 3Com's and USR's respective businesses, technologies, operations and products, including possible future product releases, competitive positions and business prospects, (ii) the complementary nature of 3Com's and USR's technologies and product lines, and the anticipated benefits from offering complete end-to-end connectivity provided by the combined product offerings of 3Com and USR, (iii) the opportunity for 3Com to distribute its products to USR's ISP and telecommunications carrier customers and through USR's retail channel and to distribute USR's products through 3Com's more extensive enterprise and international sales channels, (iv) an analysis of the relative contributions that USR's technology and products might make to the future business and prospects of the combined company, (v) the compatibility of the management and businesses of 3Com and USR, (vi) the possible ability to achieve cost savings, (vii) reports from 3Com's management and legal advisors on the specific terms of the relevant agreements, including the Merger Agreement and the USR and 3Com Stock Option Agreements and other matters (including the fact that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of the combined company as a result thereof), (viii) the 3Com Board's judgment that 3Com was unlikely to identify an alternative strategic business combination that would provide superior benefits to 3Com and its shareholders in the remote WAN access market,

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

(ix) 3Com's and USR's historical financial condition and results of operations and estimated future results, as well as current financial market conditions and historical market prices, and trading information for 3Com Common Stock and USR Common Stock, and the percentage of the combined company to be owned by the 3Com shareholders following the Merger, and (x) the technical and marketing knowledge of the USR employee team. The 3Com Board also considered the financial analyses presented by Goldman Sachs, including the February 24, 1997 oral opinion of Goldman Sachs that, subject to the resolution of certain matters set forth in the then-current draft of the Merger Agreement, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair to 3Com. Goldman Sachs subsequently delivered its written opinion dated February 26, 1997 that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair to 3Com. See "The Merger--Opinion of 3Com's Financial Advisor."


    3Com's goals have included expanding its product offerings, technologies and customer bases in the remote access and WAN areas, increasing the overall size and scope of its operations, and expanding its distribution channels, particularly network service provider and retail channels. The 3Com Board believes that the combination with USR will assist 3Com in achieving these goals.

    The 3Com Board evaluated the likelihood of realizing superior benefits through alternative business strategies, which included evaluations of the business and financial prospects of 3Com in its current form and if 3Com were to seek various alternative acquisitions and strategic combinations with other companies in the networking and data communications industries. In this connection, the 3Com Board considered a number of factors, including market growth, ongoing industry consolidation, the anticipated emergence of new products and technologies, 3Com's internal product development strategies, the ability of 3Com to access new customers and markets, and the fit of 3Com's technologies and product lines with those of other potential partners. The 3Com Board believes that the technologies, product lines and fundamental business and operating strategies of 3Com and USR are complementary and consistent, that 3Com and USR together can provide a greater range of products and superior market coverage compared to any alternative combination, and that a combination of the two companies provides a greater potential for enhanced shareholder value than does the continuation of 3Com's operations in its present form or any of the alternative business strategies that it considered.


    The 3Com Board also considered (i) the risk that the issuance of 3Com Common Stock in the Merger could be dilutive to the 3Com shareholders if anticipated synergies are not realized, (ii) the effect of the public announcement of the Merger on 3Com's sales, customer relations, operating results, ability to retain employees and the trading price of 3Com Common Stock, (iii) the risk that the Merger would not be consummated, (iv) the risk that the benefits sought in the Merger would not be obtained, (v) the substantial charges expected to be incurred in connection with the Merger, including costs associated with the integration of the two companies, (vi) the potentially substantial management time and effort that will be required to consummate the Merger and integrate the operations of the two companies, (vii) the impact of the Merger on 3Com and USR personnel, and, in particular, the effect of the acceleration of USR options in the Merger and the potential expenses associated with the severance arrangements of certain USR employees, and (viii) other risks described herein under "Risk Factors". In the judgment of the 3Com Board, the potential benefits of the Merger clearly outweighed the risks inherent in the transaction.


    In view of the wide variety of factors, both positive and negative, which were considered, the 3Com Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

  USR BACKGROUND AND REASONS FOR THE MERGER

    The Board of Directors of USR considered the proposed Merger at a board meeting on February 23, 1997 and two meetings on February 25, 1997, and unanimously approved the Merger Agreement at its meeting held on February 26, 1997. Four directors participated in the due diligence and negotiation sessions with 3Com held in California from February 21 through February 25, 1997, and the remaining

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
three directors were kept continually informed concerning the progress of such due diligence and negotiations by numerous telephone calls with USR officers and directors throughout this period. In addition, senior management of USR discussed the proposed merger and the reasons therefor with all directors, individually and in small groups, on numerous occasions between January 24, and February 21, 1997. The USR Board believes that the consummation of the Merger is in the best interests of USR and its stockholders, and unanimously recommends that the stockholders of USR vote FOR the approval and adoption of the Merger Agreement.

    In arriving at its unanimous decision to approve the Merger Agreement, the USR Board considered a number of factors. Among the factors that the USR Board considered were (i) information concerning USR's and 3Com's respective businesses, technologies, operations and products, including possible future product releases, competitive positions and business prospects, (ii) the complementary nature of USR's and 3Com's technologies and product lines, and the anticipated benefits from offering complete end-to-end connectivity provided by the combined product offerings of 3Com and USR, (iii) the opportunity to distribute USR's products through 3Com's more extensive enterprise and international sales channels and to distribute 3Com's products to USR's ISP and telecommunications carrier customers and through USR's retail channels, (iv) an analysis of the relative contributions that 3Com's technology and products might make to the future business and prospects of the combined company, (v) the compatibility of the management and businesses of 3Com and USR, (vi) the possible ability to achieve cost savings, (vii) reports from management and legal advisors on the specific terms of the relevant agreements, including the Merger Agreement and the USR and 3Com Stock Option Agreements, and other matters (including the fact that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of the combined company as a result thereof), (viii) the USR Board's judgment that USR was unlikely to identify an alternative strategic business combination that would provide superior benefits to USR and its stockholders, (ix) 3Com's and USR's historical financial condition and results of operations and estimated future results, as well as current financial market conditions and historical market prices, and trading information for USR Common Stock and 3Com Common Stock, the consideration to be received by USR stockholders in the Merger, and the percentage of the combined company to be owned by USR stockholders following the Merger, (x) the technical and marketing knowledge of the 3Com employee team and (xi) the ability of USR stockholders to participate, through continued ownership of 3Com Common Stock, in the enhanced prospects of the combined companies. The USR Board also considered the financial and other analyses presented by Morgan Stanley, including the oral opinion of Morgan Stanley, subsequently confirmed in writing, that the terms of the Merger Agreement were fair to USR and its stockholders from a financial point of view as of the date of such opinion. See "The Merger--Opinion of USR's Financial Advisor."

    The USR Board evaluated the likelihood of realizing superior benefits through alternative business strategies, which included evaluations of the business and financial prospects of USR if it were to continue as an independent company, and if USR were to seek a strategic combination with another company in the networking or data communications industries. In this connection, the USR Board considered a number of factors, including market growth, ongoing industry consolidation, the anticipated emergence of new products and technologies, USR's internal product development strategies, the ability of USR to access new customers and markets, and the fit of USR's technologies and product lines with those of other potential partners. The USR Board believes that the technologies, product lines and fundamental business and operating strategies of USR and 3Com are complementary and consistent, that USR and 3Com together can provide a greater range of products and superior market coverage compared to any alternative combination, and that a combination of the two companies provides a greater potential for enhanced shareholder value than does either the continuation of USR's operations in their present form or a combination with any other potential merger partner. Because the consideration to be received in the Merger consists of common stock and not cash or other non-equity consideration, the Merger will offer the stockholders of USR the opportunity to continue to participate in the growth and appreciation of the business conducted by the combined company.

    The USR Board also considered (i) the risk that the benefits sought in the Merger would not be obtained, (ii) the risk that the Merger would not be consummated, (iii) the effect of the public announcement of the Merger on USR's sales, customer relations, operating results and ability to retain employees, and on the trading price of USR Common Stock, (iv) the potentially substantial management time and effort that will be required to consummate the Merger and integrate the operations of the two companies, (v) the impact of the Merger on USR and 3Com personnel, and (vi) other risks described herein under "Risk Factors". In the judgment of the USR Board, the potential benefits of the Merger clearly outweighed the risks inherent in the transaction.


    In view of the wide variety of factors, both positive and negative, which were considered, the USR Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

OPINION OF 3COM'S FINANCIAL ADVISOR


    On February 24, 1997, Goldman Sachs delivered its oral opinion to the 3Com Board, that, subject to the resolution of certain matters set forth in the then-current draft of the Merger Agreement, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to 3Com. Goldman Sachs subsequently confirmed its oral opinion by delivering its written opinion dated February 26, 1997 that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair to 3Com. Goldman Sachs also delivered its written opinion dated the date of this Joint Proxy Statement/Prospectus that as of the date of this Joint Proxy Statement/Prospectus the Exchange Ratio pursuant to the Merger Agreement is fair to 3Com.



    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED THE DATE OF THIS JOINT PROXY STATEMENT/ PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX D TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF 3COM ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.



    In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement and the Registration Statement on Form S-4; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of USR for the five fiscal years ended September 30, 1996 and of 3Com for the five fiscal years ended May 31, 1996; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q for USR and 3Com; (iv) certain other communications from USR and 3Com to their stockholders; (v) certain unaudited interim financial reports of USR and 3Com; and (vi) certain internal financial analyses and forecasts for USR and 3Com prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of USR and 3Com regarding the strategic rationale, cost savings, operating synergies and other benefits of the Merger and the past and current business operations, financial condition, and future prospects of their respective companies without, and after, giving effect to the Merger. In addition, Goldman Sachs reviewed the reported price and trading activity for the 3Com Common Stock and the USR Common Stock, compared certain financial and stock market information for USR and 3Com with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the networking and data communications industry and performed such other studies and analyses as it considered appropriate.



    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, it assumed with the consent of 3Com that the financial forecasts provided to it and discussed with it with respect to 3Com and the financial forecasts provided to it with respect to USR, as adjusted to reflect the views of 3Com management, in each case on a standalone basis and after giving effect to the Merger, including, without limitation, the projected cost savings and operating synergies resulting from the

Merger, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of 3Com and that such forecasts will be realized in the amounts and at the times contemplated thereby. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of USR or 3Com or any of their subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs' advisory services and its opinion are provided for the information and assistance of the 3Com Board and its opinion does not constitute a recommendation as to how any holder of 3Com Common Stock should vote with respect to the Merger.


    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its opinions to the 3Com Board on February 24, 1997 and February 26, 1997, respectively. Goldman Sachs used substantially the same type of analysis in connection with providing the written opinion dated the date of this Joint Proxy Statement/Prospectus and attached hereto as Annex D.


    - HISTORICAL STOCK TRADING ANALYSIS. Goldman Sachs reviewed the historical trading prices for the 3Com Common Stock and the USR Common Stock. In addition, Goldman Sachs compared the average market price of a share of USR Common Stock to the average market price of a share of 3Com Common Stock for the 365 days, 180 days, 30 days and one week ended February 21, 1997. Such comparison indicated that for such periods the average market price of a share of USR Common Stock was equal to 1.35, 1.07, 1.27 and 1.49, respectively, of a share of 3Com Common Stock.

    - SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information relating to 3Com and USR to corresponding financial information, ratios and public market multiples for the following eleven publicly traded data networking corporations: Ascend Communications, Bay Networks, Cabletron Systems, Inc. ("Cabletron"), Cascade Communications Corp., Cisco, Fore Systems, Inc., Premisys Communications, Inc., Shiva Corp. ("Shiva"), 3Com, USR and Xylan Corp. ("Xylan") (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to 3Com. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of 3Com and USR were calculated using a price of $38.69 per share of 3Com Common Stock and $59.13 per share of USR Common Stock, the closing prices of such shares on The Nasdaq National Market on February 24, 1997, and the multiples of the Selected Companies were calculated using closing market prices for such companies on February 24, 1997. The multiples and ratios for the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered annualized revenues (based on latest quarter data, which for Premisys Communications, Inc. and Xylan was as of September 30, 1996) as a multiple of levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) and annualized earnings per share ("EPS") (based on latest quarter data, which for Premisys Communications, Inc. and Xylan was as of September 30, 1996) as a multiple of price/earnings ratio, which multiples ranged from a low of 2x to a high of 11x, with a mean of 5x and a median of 4x, and a low of 16x to a high of 79x, with a mean of 38x and a median of 36x, respectively, compared to multiples of 2x and 16x, respectively, for 3Com, and multiples of 2x and 21x, respectively, for USR. Goldman Sachs also considered for the Selected Companies estimated calendar year 1997 and 1998 price/earnings ratios (based on Institutional Broker Estimate System ("IBES") estimates as of February 21, 1997), which ranged from a low of 15x to a high of 44x, with a mean of 25x and a median of 22x, for estimated calendar year 1997, and a low of 11x to a high of 31x, with a mean of 18x and a median of 16x, for estimated calendar year 1998 compared to 18x and 13x, respectively, for 3Com, and 17x and 12x, respectively, for USR; and estimated calendar year 1996 and 1997 multiples of revenues (based on recent analyst research reports or, where reports are not available, IBES 5-year growth rate estimates), which ranged from a low of 1.7x to a high of 15.2x, with a mean of 6.0x and a median of 4.1x, for estimated calendar year 1996, and a low of 1.2x to a high of 8.9x, with a mean of 4.1x and a median of 3.0x, for estimated calendar year 1997, compared to 2.7x and 2.1x, respectively, for 3Com, and 2.5x and 1.8x, respectively, for USR. The estimated calendar year 1997 price/earnings ratio to five-year EPS growth rate (based on IBES estimates as of February 21, 1997) for the Selected Companies ranged from a low of 0.3x to a high of 1.2x, with a mean of 0.7x and a median of 0.6x, compared to 0.6x for 3Com and 0.5x for USR. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysis on companies of interest to investors.

    - PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using earnings estimates for 3Com and USR (based on the views of 3Com management which reflect the best currently available estimates and judgments of 3Com management) for the 1998 fiscal year (the "Management Scenario") and earnings estimates for 3Com and USR prepared by IBES for the 1998 fiscal year (the "IBES Scenario"), Goldman Sachs compared the EPS of 3Com Common Stock, on a standalone basis, to the EPS of the common stock of the combined companies on a pro forma basis. These comparisons were based on the following: (i) the Exchange Ratio of 1.75, (ii) total equity consideration (based on the treasury stock method) of $6.774 billion, (iii) an implied price per share of USR Common Stock of $67.70 (which represents a 14.5% premium over the closing market price on February 24, 1997), (iv) the issuance of 175.1 million shares of 3Com Common Stock and common stock equivalents in the Merger, and (v) $0.00 in pre-tax synergies. The analysis indicated that 3Com's stockholders would own 51.7% of the outstanding common equity (based on the treasury stock method) of the combined companies after the Merger. The analyses also indicated that the proposed transaction would be dilutive to 3Com's stockholders on an EPS basis under the Management Scenario and the IBES Scenario, respectively, for the 1998 fiscal year. The proposed transaction would be break-even to 3Com's stockholders on an EPS basis under the Management Scenario and the IBES Scenario if the combined company realized $21 million and $42 million, respectively, in pre-tax synergies during its 1998 fiscal year.

    - CONTRIBUTION ANALYSIS. Goldman Sachs reviewed certain estimated future operating and financial information (including, among other things, net sales, cost of goods sold, gross profit, sales and marketing expenses, research and development expenses, general and administrative expenses, operating income and net income) for 3Com and USR (based on the views of 3Com management which reflect the best currently available estimates and judgments of 3Com management) and the pro forma combined entity resulting from the Merger (such estimates are based on 3Com's 1998 fiscal year ending in May and USR's 1998 fiscal year ending in September). Goldman Sachs analyzed the relative contributions of 3Com and USR to the combined entity based on the estimates for the 1998 fiscal year. This analysis indicated that in 1998 3Com would contribute 51% to net sales, 46% to cost of goods sold, 57% to gross profit, 61% to sales and marketing expenses, 65% to research and development expenses, 45% to general and administrative expenses, 51% to operating income, and 53% to net income.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company (other than 3Com and USR) or transaction used in the above analyses as a comparison is directly comparable to 3Com or USR or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the 3Com Board as to the fairness to 3Com of the Exchange Ratio pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of 3Com, USR, Goldman Sachs, or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Goldman Sachs' opinion to the 3Com Board was one of many factors taken into consideration by the 3Com Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex D hereto.


    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. 3Com selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with 3Com, having provided certain investment banking and financial advisory services to 3Com from time to time and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. From January 1, 1995 to May 1, 1997, Goldman Sachs was paid total fees of approximately $250,000 by 3Com. Goldman Sachs has never provided financial advisory services to USR or its affiliates.


    Pursuant to a letter agreement dated February 19, 1997 (the "Goldman Sachs Engagement Letter"), 3Com engaged Goldman Sachs to act as its financial advisor in connection with the possible merger, sale transaction or other business combination with, or acquisition of all or a portion of the stock or assets of, USR. Pursuant to the terms of the Goldman Sachs Engagement Letter, 3Com has agreed to pay Goldman Sachs (i) if at least 50% of the USR Common Stock or at least 50% of the assets (based on book value thereof) of USR is acquired in one or more transactions, or if 3Com undertakes a merger, sale or other business combination in one or more transactions involving 50% or more of USR's Common Stock or 50% or more of its assets (based on book value thereof), a transaction fee of $10.0 million and (ii) if less than 50% of the outstanding common stock or assets (based on the book value thereof) of USR is acquired, or if 3Com undertakes a merger, sale or other business combination involving less than 50% of the stock or assets of USR, a mutually acceptable transaction fee to be agreed upon by 3Com and Goldman Sachs prior to consummation of such transaction. 3Com has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

OPINION OF USR'S FINANCIAL ADVISOR


    Pursuant to a letter agreement dated as of February 20, 1997 (the "Morgan Stanley Engagement Letter"), Morgan Stanley provided a financial fairness opinion in connection with the Merger. Morgan Stanley was selected by the USR Board to act as USR's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of USR. At the meeting of the USR Board on February 25, 1997, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing as of February 26, 1997, that as of such date, based upon and subject to the various considerations set forth in the opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of USR Common Stock. Morgan Stanley subsequently confirmed its written opinion by delivery of another written opinion dated the date of this Joint Proxy Statement/ Prospectus which is substantially the same as the written opinion dated February 26, 1997.



    THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED AS OF THE DATE OF THIS JOINT PROXY/ PROSPECTUS WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. USR STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. MORGAN STANLEY'S OPINION IS DIRECTED TO THE USR BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION, AND

DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF USR COMMON STOCK AS TO HOW TO VOTE AT THE USR SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In connection with rendering its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of 3Com and USR, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning USR and 3Com prepared by the managements of USR and 3Com, respectively; (iii) discussed the past and current operations and financial condition and the prospects of 3Com, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of 3Com; (iv) discussed the past and current operations and financial condition and the prospects of USR, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of USR; (v) reviewed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of 3Com and USR, respectively; (vi) reviewed the reported prices and trading activity for the 3Com Common Stock and the USR Common Stock; (vii) compared the financial performance of 3Com and USR and the prices and trading activity of the 3Com Common Stock and the USR Common Stock with that of certain other publicly traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (ix) reviewed and discussed with the senior managements of 3Com and USR the strategic rationale for the Merger and certain alternatives to the Merger; (x) participated in discussions and negotiations among representatives of 3Com and USR and their financial and legal advisors; (xi) reviewed the Merger Agreement and certain related agreements; and (xii) considered such other factors as it deemed appropriate.

    Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements and other financial and operating data including estimates of the strategic, financial and operational benefits anticipated from the Merger provided by USR and 3Com, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the prospects of 3Com and USR, respectively. Morgan Stanley relied upon the assessment by the managements of 3Com and USR of their ability to retain key employees of both 3Com and USR. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of 3Com and USR of the strategic and other benefits expected to result from the Merger. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of 3Com and USR of 3Com's and USR's technologies and products, the timing and risks associated with the integration of USR with 3Com, and the validity of, and risks associated with, 3Com's and USR's existing and future products and technologies. Morgan Stanley did not make any independent valuation or appraisal of the assets, liabilities or technology of 3Com or USR, respectively, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley assumed that the Merger would be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and that the Merger would be treated as a tax-free reorganization and/or exchange pursuant to the Code and would be consummated in accordance with the terms set forth in the Merger Agreement. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any other party with respect to an acquisition, business combination or other extraordinary transaction involving USR, nor did Morgan Stanley negotiate with any parties other than 3Com.

    The following is a brief summary of the analysis performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter dated February 26, 1997.

    - COMPARATIVE STOCK PRICE PERFORMANCE. As part of its analysis, Morgan Stanley reviewed the recent stock price performance of USR and 3Com and compared such performance with that of Cisco, a group of two data communications companies (together, the "Data Communications Companies") and a group of seven high growth data communications companies (collectively, the "High Growth Data Communications Companies"). Morgan Stanley observed that over the period from January 1, 1996 to February 24, 1997, the market price of USR Common Stock appreciated approximately 35%, compared with an approximate depreciation of 17% for 3Com, an approximate appreciation of 55% for Cisco, and an approximate depreciation of 40% and 39% for an index of the Data Communications Companies and an index of the High Growth Data Communications Companies, respectively.

    - PEER GROUP COMPARISON. Morgan Stanley compared certain financial information of USR with that of the Data Communications Companies (together with Cisco and 3Com) and the High Growth Data Communications Companies. Such financial information included, among other things, market valuation, stock price as a multiple of earnings per share, and the ratio of calendar year 1997 price earnings multiple to projected growth rate. Such analysis showed that as of February 24, 1997, based on earnings per share and growth rate projections of securities research analysts, USR traded at a multiple of 16.4 times forecasted earnings per share for the calendar year 1997 (representing a multiple of 0.47 times its forecasted growth rate), compared to median multiples of 21.2 times (representing a median multiple of 0.66 times forecasted growth rate) for the Data Communications Companies (together with Cisco and 3Com) and 26.1 times (representing a median multiple of 0.57 times forecasted growth rate) for the High Growth Data Communications Companies based on securities research analyst forecasts. Such analysis also showed growth rate projections of 35.0% for U.S. Robotics and medians of 27.5% and 50.0% for the Data Communications Companies (together with Cisco and 3Com) and the High Growth Data Communications Companies, respectively. No company used in the peer group comparison is identical to USR.

    - ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. As part of this analysis, Morgan Stanley reviewed six technology transactions (collectively the "Large Data Communications Technology Transactions"). Morgan Stanley compared certain statistics for the Large Data Communications Technology Transactions to the relevant financial statistics for USR based on the value of USR assuming the closing stock price for 3Com as of February 24, 1997 and the Exchange Ratio. The analysis showed multiples of earnings ranging from a low of 12.9 times to a high of 210.4 times one year forward earnings and multiples of latest twelve months revenues ranging from a low of 0.5 times to a high of 16.5 times. These compared to multiples of 19.1 times one year forward earnings and 3.1 times latest twelve months revenues for USR based on the Exchange Ratio and the closing stock price of the 3Com Common Stock as of February 24, 1997. No transaction used in the Analysis of Selected Precedent Transactions is identical to the Merger.

    - DISCOUNTED EQUITY VALUE. Morgan Stanley performed an analysis of the present value per share of USR's future trading price based on a range of earnings per share estimates for USR for calendar years 1998 and 1999, illustrative multiples of earnings per share ranging from 16.4 times (USR's then current multiple) to 20.0 times the 1997 calendar year's earnings per share and an illustrative discount rate of 17.0% based on Morgan Stanley estimates of the theoretical return required by shareholders to hold shares of U.S. Robotics. Based on this analysis, Morgan Stanley estimated a present value of the potential future trading price per share ranging from $64.18 to $87.79 for the USR Common Stock based on multiples ranging from 16.4 times to 20.0 times the 1997 calendar year's earnings per share and an illustrative discount rate of 17.0%. Additionally, Morgan Stanley compared the present value per share of USR to the pro forma present value per equivalent share assuming consummation of the Merger. This analysis showed per share values ranging from $75.95 to $106.95 (assuming no synergies) and $108.12 to $150.91 (with synergies) for USR assuming consummation of the Merger based on multiples ranging from 18.3 times (3Com's then current multiple) to 24.0 times the 1997 calendar year's earnings per share and an illustrative discount rate of 17.0%. This analysis suggested that, based on the aforementioned earnings per share estimates, multiples of earnings and discount rates, the range of present values of the potential future trading price per equivalent USR share for the combined company could be higher than for USR as a stand-alone entity.

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
    - RELATIVE CONTRIBUTION ANALYSIS. Morgan Stanley analyzed the pro forma contribution of each of USR and 3Com to the combined company assuming consummation of the Merger and based on securities research analyst forecasts. This analysis showed, among other things, that in terms of revenue, operating income and net income, USR would contribute 44.2%, 42.1% and 40.8%, respectively, in the calendar year 1996 and 48.4%, 48.2% and 46.7%, respectively, in the forecasted calendar year ended 1997. These figures, adjusted to reflect each company's respective capital structure, were compared to the pro forma ownership of the combined company by USR stockholders of 47.9% on a fully converted basis based on the Exchange Ratio.

    - EXCHANGE RATIO ANALYSIS. Morgan Stanley compared the exchange ratios implied by average historical exchange ratios, the Discounted Equity Value Analysis and the Relative Contribution Analysis to the Exchange Ratio. Morgan Stanley reviewed the ratios of the closing stock prices of USR to 3Com over various periods during the twelve month period ending February 24, 1997 and computed the premiums represented by the Exchange Ratio over the averages of these daily ratios over various periods. The averages of these daily ratios of the closing stock prices of USR and 3Com were 1.528 as of the close of market on February 24, 1997, 1.504 for the previous 10 trading days, 1.094 for the previous 60 trading days, 1.072 for the previous 120 trading days and 1.355 for the latest twelve month period ending February 24, 1997. The Exchange Ratio represented premiums of 15%, 16%, 60%, 63% and 29%, respectively, over the aforementioned average ratios of the USR and 3Com stock prices. Additionally, Morgan Stanley computed the exchange ratios implied by each company's respective discounted equity value per share assuming a discount rate of 17.0% based on Morgan Stanley estimates of the theoretical return required by shareholders to hold shares of USR and 3Com and the then current multiples of calendar year 1997 earnings per share of 16.4 times and 18.3 times for USR and 3Com, respectively. The ratios of the discounted equity values per share were 1.411 and 1.521 for calendar years 1998 and 1999, respectively. The Exchange Ratio represented premiums of 24% and 15%, respectively, over the aforementioned ratios of the discounted equity values per share. Morgan Stanley also reviewed the exchange ratios implied by the relative contribution of revenues, operating income and net income by each company to the combined company. The exchange ratios implied by contribution of calendar 1997 revenue, calendar 1997 operating income and calendar years 1997 and 1998 earnings were 1.599, 1.586, 1.665 and 1.511, respectively.
      The Exchange Ratio represented premiums of 9%, 10%, 5% and 16%, respectively, over the aforementioned exchange ratios implied by revenue, operating income and net income contribution to the combined company.

    - PRO FORMA ANALYSIS OF THE MERGER. Morgan Stanley analyzed the pro forma impact of the Merger on USR's estimated earnings per share for the calendar years 1997 and 1998 and the fiscal year ending May 31, 1997 (3Com's fiscal year end). Such analysis was based on earnings estimates for USR and 3Com based on securities research analyst forecasts for the corresponding periods. Morgan Stanley observed that, assuming that the Merger was treated as a pooling-of-interests for accounting purposes and before taking into account any one-time restructuring charges or any synergies resulting from the combination, the Merger would result in earnings per share accretion for USR stockholders of 1.3%, 5.8% and 3.9% for the estimated calendar years 1997 and 1998 and the fiscal year ending May 31, 1997, respectively, based on the Exchange Ratio. Morgan Stanley also observed, based on the foregoing assumptions, that the Merger would result in earnings per share accretion for USR stockholders of 21.7%, 50.6% and 46.9% for the estimated calendar years 1997 and 1998 and the fiscal year ending May 31, 1997, respectively, assuming synergies.


    In connection with its written opinion dated as of the date of this Joint Proxy Statement/Prospectus, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its written opinion dated February 26, 1997, by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.


    In connection with the review of the Merger by the USR Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. While the foregoing summary describes the analyses and factors reviewed by Morgan Stanley in connection with its opinion, it does not purport to be a complete description of all the analyses performed by Morgan Stanley in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of 3Com and USR. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions of other matters, many of which are beyond the control of USR or 3Com. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the Exchange Ratio in the Merger to the holders of shares of USR Common Stock and were conducted in connection with the delivery of Morgan Stanley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which USR or 3Com might actually be sold. The consideration to be received by the stockholders of USR pursuant to the Merger was determined through arm's-length negotiations between USR and 3Com and was approved by the USR Board of Directors. Morgan Stanley did not recommend any specific exchange ratio to USR or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.

    The USR Board retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley makes a market in USR Common Stock and 3Com Common Stock. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers, in the equity securities of USR or 3Com.


    Pursuant to the Morgan Stanley Engagement Letter, Morgan Stanley provided advisory services and a financial opinion in connection with the Merger and USR has agreed to pay a fee to Morgan Stanley based on the aggregate value of the transaction if the Merger is consummated and to reimburse Morgan Stanley for reasonable expenses as incurred. This fee could range from 0.1875% to 0.3% of the aggregate transaction value depending on the market value (determined over a measurement period prior to the consummation of the Merger) of the consideration received by USR's stockholders in the Merger. Upon execution of the Merger Agreement, Morgan Stanley became entitled to receive payment of $1.0 million, which amount will be credited toward the fee described in the immediately preceding sentence if the Merger is consummated. In addition, USR has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to Morgan Stanley's engagement. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for USR and 3Com and have been compensated for the rendering of these services. Apart from the foregoing, from January 1, 1995 to May 1, 1997, Morgan Stanley received underwriting discounts of approximately $300,000 from USR and fees of approximately $4.2 million from 3Com.


INTEREST OF CERTAIN PERSONS IN THE MERGER


    As of May 1, 1997, the executive officers and directors of USR and their affiliates owned or held options to acquire to an aggregate of 10,264,621 shares of USR Common Stock (including 8,481,296 shares of USR Common Stock subject to USR Options, all of which will be exercisable immediately following the consummation of the Merger).

    The directors and certain executive officers of USR and 3Com, holding in the aggregate less than 2% and 1% respectively of the shares of USR and 3Com outstanding as of the respective record dates, have entered into voting agreements with 3Com and USR, respectively, pursuant to which each has agreed to vote in favor of the Merger and related matters. See "The Merger--Voting Agreements."

    Pursuant to the Merger Agreement, upon the consummation of the Merger, Casey Cowell, James E. Cowie and Paul G. Yovovich, directors of USR, will be elected to the 3Com Board. Mr. Yovovich will also become a member of the 3Com Board's two person Compensation Committee (the "3Com Compensation Committee"). In addition, Mr. Cowell will become Vice Chairman of 3Com and certain other executive officers of USR will become executive officers and key management employees of 3Com.

    In connection with the execution of the Merger Agreement, Mr. Cowell, John McCartney, Jonathan N. Zakin, Ross W. Manire and Michael S. Seedman, executive officers of USR, entered into, and additional executive officers of USR will be asked to enter into, noncompete agreements and amendments to their existing employment agreements with USR. Such existing employment agreements provide that such persons will be entitled to receive severance payments in certain circumstances, including following any termination of employment within one year after a "change in control" of USR, including the change of control that will be deemed to result from the consummation of the Merger. The amendments reduce the potential bonus compensation payable to these individuals under the existing agreements and extend from one to two years the period following the Merger during which a termination of the employment of these individuals, voluntarily or involuntarily, would entitle them to receive severance payments as a result of the "change in control." Assuming the termination of the employment of all USR executive officers and other employees who are parties to such employment agreements immediately following the consummation of the Merger, 3Com's aggregate liability under the severance provisions contained therein could be as much as approximately $26.3 million. See "The Merger--Employment and Noncompete Agreements."


    Under the provisions of the USR Option Plans, substantially all of the outstanding USR Options will become exercisable in full upon the consummation of the Merger. As a result of such acceleration, USR Options to purchase 11,483,693 shares of USR Common Stock, which otherwise would have become vested over future periods ranging from four to 60 months, will become vested and fully exercisable upon the consummation of the Merger, including USR Options to purchase 4,856,437 shares of USR Common Stock held by directors and executive officers of USR. See "The Merger--Acceleration of USR Options."


    Pursuant to the Merger Agreement, 3Com has agreed to indemnify each person who was an officer, director or employee of USR against certain liabilities. In addition, 3Com has agreed to maintain, with certain limitations, policies of directors' and officers' liability insurance comparable to those currently maintained by USR. See "The Merger Agreement--Indemnification."

    As a result of the foregoing transactions and agreements, the directors and executive officers of USR may have personal interests in the Merger which are not identical to the interests of other USR stockholders.

MANAGEMENT FOLLOWING THE MERGER

    Pursuant to the Merger Agreement, upon the consummation of the Merger, Casey Cowell, James E. Cowie and Paul G. Yovovich, directors of USR, will be elected to the 3Com Board. Mr. Yovovich will also become a member of the 3Com Compensation Committee. In addition, Mr. Cowell will become Vice Chairman of 3Com, and certain other executive officers of USR will become executive officers and key management employees of 3Com.

    For additional information concerning the management of 3Com, see "Information Concerning 3Com--Management."

EMPLOYMENT AND NONCOMPETE AGREEMENTS

    USR's executive officers are parties to employment agreements with USR that provide for employment for a fixed period, certain severance arrangements and salaries and bonuses based upon USR executive compensation arrangements as more fully described below. The executive compensation arrangements of 3Com and USR are different, and USR has generally paid higher salaries and bonuses to its executive officers than 3Com has paid to its executive officers. In order to encourage key USR executive officers to remain with the combined company after the Merger, certain amendments to the existing agreements were proposed. In particular, 3Com requested that certain key employees agree to a transition plan regarding salaries and bonuses pursuant to which USR compensation arrangements would generally be maintained until May 31, 1998, with certain reductions in anticipated bonuses. During such period, the 3Com Compensation Committee will evaluate the compensation plan for executive officers and create a uniform plan for all executive officers. Further, 3Com and such executive officers agreed to amend their agreements in other respects intended to encourage such employees to remain with the combined company, as more fully described below.

    Each of Messrs. Cowell, McCartney and Zakin has been a party to an employment agreement with USR since 1991. Their current employment agreements, which expire December 31, 1999, provide for minimum annual base salaries of $950,000, $500,000 and $400,000, respectively. The term of each of these agreements is automatically extended at the end of each year by one additional year, in the absence of a notice of non-extension from USR or the executive officer. Each of these employment agreements contemplates participation by the executive officer in USR's Senior Executive Performance Bonus Plan or a comparable bonus arrangement. Each agreement also provides for severance compensation payable as a lump sum in an amount equal to three times such executive officer's annual base salary, plus the total of the executive officer's bonus compensation for each of the preceding three years (less the amount of bonuses paid in the year of termination), if termination occurs for any reason, including any termination within one year following a "Change in Control" of USR, as defined in such agreements, other than for cause, death, disability, impaired health or resignation for other than "Good Reason", as defined in such agreements. The change of control that will be deemed to result from the consummation of the Merger is within the definition of a "Change in Control," and voluntary termination following a Change in Control is within the definition of Good Reason. Therefore, each of such executive officers would be entitled to receive a severance payment if his employment were terminated either involuntarily by 3Com or voluntarily by the executive officer within one year following the consummation of the Merger. Such severance compensation is limited to an amount that is less than the maximum amount that the executive officer could receive without it being deemed an "excess parachute payment" under
Section 280G of the Code. Assuming the termination of the employment of such executive officers immediately following the consummation of the Merger (and assuming no reduction as a result of Section 280G), the amount of such severance compensation payable to Messrs. Cowell, McCartney and Zakin would be approximately $8,990,000, $6,090,000 and $5,259,000, respectively.

    Each of Messrs. Manire and Seedman is a party to an employment agreement with USR which expires December 31, 1998. Each of these employment agreements provides for a minimum annual base salary of $375,000. These base salary amounts are subject to review by USR's Stock Option and Compensation Committee and may be increased on an annual basis at the beginning of each fiscal year. These agreements contain provisions for automatic renewals for successive one-year terms following the initial term, absent notice of non-renewal from either USR or the executive officer. Each agreement also provides for severance compensation in an amount equal to one year's compensation (determined by taking the sum of the current year's base salary plus the average of the preceding three years' aggregate annual bonuses) in the event of termination for any reason following a Change in Control. Assuming the termination of the employment of such executive officers immediately following the consummation of the Merger, the amount of such severance compensation payable to Messrs. Manire and Seedman would be approximately $1,585,000 and $1,149,000, respectively.

    Certain other USR officers are parties to two-year employment agreements which are substantially identical in their terms and conditions (other than the amounts of compensation) to those of Messrs. Manire and Seedman described above. Assuming the termination of the employment of all of such officers immediately following the consummation of the Merger, the aggregate amount of the severance compensation payable to them would be approximately $3,253,000.

    In connection with the Merger, the employment agreements of Messrs. Cowell, McCartney, Zakin, Manire and Seedman have been amended effective as of the Effective Time (the "Amendments"). Under the Amendments, the minimum salary of Mr. Cowell was reduced to $650,000 and the bonus program in which such executive officers participate was redefined to provide for generally smaller bonus payments. Generally, USR has provided incentives to its executive officers in the form of significant bonuses tied to achieving growth in earnings per share, aligning cash compensation with the interests of USR's stockholders. 3Com has generally provided substantially smaller bonuses. The bonus program provided for in the Amendments ends as of May 31, 1998 and is intended as a transition plan to provide an incentive to these key executive officers to remain with the combined company, and to allow 3Com's Compensation Committee a transition period in which it can review and revise its existing executive compensation plan and create a uniform executive compensation plan for the combined company.

    The Amendments also provide for the grant to the executive officers of options to acquire 3Com Common Stock when the 3Com Compensation Committee first grants options to executives of 3Com with the amount of shares granted under such options to be comparable to the grants made to 3Com executives with similar responsibilities.


    The Amendments also extend the period within which any termination of the executives' employment would be deemed to be for Good Reason (and therefore entitle the executive to severance payments) from one year (in the case of Messrs. Cowell, McCartney and Zakin) or six months (in the case of Messrs. Manire and Seedman) to two years following the Effective Time. 3Com believes such extension will substantially reduce the incentive for such persons to terminate their employment with the combined company in the first year after the Merger.



    Additionally, the Amendments provide that, in the event the employment of any of these executives is terminated involuntarily by 3Com without cause, 3Com will continue to retain them as consultants. These consulting arrangements will continue until the second anniversary of the Effective Time, unless earlier terminated by 3Com for cause or by the former executive's voluntary resignation, death or disability. Under these arrangements, each former executive would have an obligation, subject to certain limitations on the time committed, to provide services as requested by 3Com for daily fees of $2,500 (in the case of Messrs. Cowell, McCartney or Zakin) or $1,750 (in the case of Messrs. Manire or Seedman) per day, with a minimum retainer in each case of $1,000 per month. Finally, the Amendment to Mr. Manire's employment agreement provides, as partial consideration for his noncompete agreement, that in the event his employment is terminated for any reason, other than by 3Com for cause, at any time during the two years following the Effective Time, Mr. Manire will receive an additional severance payment equal to one year's compensation (determined by taking the sum of the current year's base salary plus the amount of the cash bonuses he actually received (i) with respect to USR's 1996 fiscal year or (ii) with respect to the then most recent full fiscal year of 3Com, whichever is greater).


    Messrs. Cowell, McCartney, Zakin, Manire and Seedman also entered into, and additional executives of USR will be asked to enter into, noncompete agreements. The noncompete agreements provide that such executives will not, for a period of two years following the Effective Time, engage in any business that is developing, marketing or manufacturing products competitive with USR's data/networking products ("Competitive Products") or be employed primarily in the development, marketing or manufacture of Competitive Products. The noncompete agreements also contain restrictions on the executives as to the solicitation of USR employees for other employment and other matters.

    The Merger Agreement provides that 3Com and USR will use their reasonable efforts to cause certain additional USR officers and key employees to enter forms of noncompete agreements and, where applicable, employment agreement amendments substantially similar to that described above for Mr. Seedman.

ACCELERATION OF USR OPTIONS


    Substantially all of the options granted under the USR Option Plans vest in equal annual installments over a five-year period. As of May 1, 1997, 18,128,524 shares of USR Common Stock were subject to outstanding options under the USR Option Plans, of which options to purchase 11,483,693 shares were not yet exercisable. The USR Option Plans provide that, subject to certain exceptions, all unexercisable options will become immediately exercisable upon a change in control of USR, which such plans define to include, among other things, the acquisition by any person, or persons acting in concert, of 51% of the USR Common Stock. As 3Com will acquire 100% of the voting stock of USR in the Merger, substantially all options held by USR employees to acquire USR Common Stock will become exercisable upon the consummation of the Merger. As of May 1, 1997, Messrs. Cowell, McCartney, Zakin, Manire and Seedman and all other USR directors and executive officers as a group held options to purchase 1,720,000, 1,957,932, 1,685,548 (excluding 93,016 shares held in trust for his adult children as to which he disclaims beneficial interest), 1,287,464, 724,336 and 1,013,000 shares of USR Common Stock, respectively, of which options to purchase 1,280,000, 852,666, 736,000, 629,771, 668,000 and 690,000 shares, with average exercise prices of $30.71, $30.96, $27.54, $31.23, $28.67 and $32.33, respectively, were unexercisable as of that date. All of such options will become exercisable upon the consummation of the Merger. As of May 1, 1997, all other USR employees held options to purchase an aggregate of 9,647,228 shares of USR Common Stock, of which options to purchase 6,627,256 shares, with an average exercise price of $41.36, were unexercisable as of that date. Substantially all of such options will become exercisable upon the consummation of the Merger.


    As a result of the Merger, each USR Option outstanding under the USR Option Plans will be assumed by 3Com (or 3Com Delaware, as the case may be) and will become an option to acquire shares of 3Com Common Stock, adjusted to reflect the Exchange Ratio. See "The Merger Agreement--Stock Plans and Options."

VOTING AGREEMENTS


    3COM. The directors and certain executive officers of 3Com have executed and delivered the 3Com Voting Agreements to USR obligating them, among other things, to (i) vote their shares of 3Com Common Stock in favor of approval of the Merger Agreement and any proposal or action which would, or could reasonably be expected to, facilitate the Merger, and against any proposal made in opposition or competition with the Merger or which would, or could reasonably be executed to prohibit or discourage the Merger and (ii) not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose or encumber any shares of 3Com Common Stock prior to the earlier of the consummation of the Merger or the termination of the Merger Agreement. Concurrently with the execution of each 3Com Voting Agreement, each such shareholder delivered to USR an irrevocable proxy pursuant to which such shareholder appointed the USR Board as such shareholder's proxy to vote all shares of 3Com Common Stock owned by such stockholder in a manner consistent with the 3Com Voting Agreement. As of the date of this Joint Proxy Statement/Prospectus, 3Com Voting Agreements and related irrevocable proxies had been executed and delivered to USR covering an aggregate of approximately 860,004 shares of 3Com Common Stock, representing less than 1% of the shares of 3Com Common Stock.


    USR. The directors and certain executive officers of USR have executed and delivered the USR Voting Agreements obligating them, among other things, (i) to vote their shares of USR Common Stock in favor of approval of the Merger and the Merger Agreement and any proposal or action which would, or could reasonably be expected to, facilitate the Merger, and against any proposal made in opposition to or competition with the Merger or which would, or could reasonably be expected to, prohibit or discourage the Merger, and (ii) not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber any shares of USR Common Stock prior to the earliest of the Effective Time or the termination of the Merger Agreement. Concurrently with the execution of each USR Voting Agreement, each such stockholder delivered to 3Com an irrevocable proxy pursuant to which such stockholder appointed the 3Com Board of Directors as such stockholder's proxy to vote all shares of USR Common Stock owned by such stockholder in a manner consistent with the USR Voting Agreement. As of the date of this Joint Proxy Statement/Prospectus, USR Voting Agreements and related irrevocable proxies had been executed and delivered to 3Com covering an aggregate of approximately 1,782,325 shares of the USR Common Stock, representing approximately 2% of the shares of USR Common Stock.

ACCOUNTING TREATMENT


    The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. 3Com and USR have received letters from Deloitte & Touche LLP and Grant Thornton LLP, their respective independent accountants, stating that they know of nothing that would prohibit the business combination to be effected by the Merger from qualifying as a pooling of interests transaction under generally accepted accounting principles. It is a condition to the Merger that 3Com and USR shall have received letters from Deloitte & Touche LLP and Grant Thornton LLP, dated as of the closing date of the Merger, confirming their earlier letters. Under pooling of interests accounting, the recorded assets and liabilities of 3Com and USR will be carried forward to the combined company at their recorded amounts, income of the combined company will include income of 3Com and USR for the entire fiscal year in which the combination occurs and the reported income or loss of the separate companies for prior periods will be combined and restated as income of the combined company. See "The Merger Agreement--Conditions" and "Unaudited Pro Forma Combined Financial Statements."



    The letters from 3Com's and USR's independent accountants are based upon certain material representations provided by 3Com and USR. In addition, to help ensure that the parties meet the prerequisites for pooling of interests accounting treatment, certain 3Com shareholders and USR stockholders who may be deemed to be affiliates of 3Com and USR have each executed a letter agreement to the effect that such person will not sell, transfer or otherwise dispose of, or reduce such person's interest in or risk relating to any shares of 3Com Common Stock or USR Common Stock during the 30 days prior to the Effective Time and thereafter will not sell any shares of 3Com Common Stock received in the Merger or otherwise beneficially owned by such person, except in each case for amounts of USR Common Stock and 3Com Common Stock not more than the de minimis amount permitted by the rules and releases of the Commission relating to pooling of interests accounting treatment, until 3Com publishes financial statements which reflect 30 days of combined operations of 3Com and USR. These restrictions lapse if the Merger Agreement is terminated.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion addresses certain federal income tax considerations of the Merger that are generally applicable to holders of USR Common Stock and 3Com Common Stock. This discussion reflects the opinions of Gray Cary Ware & Freidenrich, A Professional Corporation, and Mayer, Brown & Platt, counsel to 3Com and USR, respectively, which are attached as Exhibits 8.1 and 8.2 to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part (the "Exhibit Opinions"). The Exhibit Opinions each include an opinion to the effect that the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code (a "Reorganization"). The Exhibit Opinions are based on certain assumptions and representations and are subject to certain limitations and qualifications as noted therein.

    USR stockholders and 3Com shareholders should be aware that the following discussion does not deal with all federal income tax consequences that may result from the Merger, including the survival or availability of any tax attributes or elections of USR as a result of the Merger, and does not deal with all federal income tax considerations that may be relevant to particular USR stockholders and 3Com shareholders in light of their particular circumstances, such as stockholders and shareholders who are dealers in securities, who are foreign persons or who acquired their USR Common Stock or 3Com Common Stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, the exercise of USR Options and the conversion of USR Options into options to acquire 3Com Common Stock. However, for a discussion of the federal income tax consequences of the Reincorporation, see "The Reincorporation--Certain Federal Income Tax Consequences of the Reincorporation." Finally, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, USR STOCKHOLDERS AND 3COM SHAREHOLDERS INTENDING TO EXERCISE DISSENTERS' RIGHTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND RELATED TRANSACTIONS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER AND SUCH RELATED TRANSACTIONS.


    The following discussion is based on the interpretation of the Code by the companies' respective counsel, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to 3Com, USR and/or their respective shareholders and stockholders.

    Subject to the limitations and qualifications referred to herein, and as a result of the Merger qualifying as a Reorganization, the following federal income tax consequences will generally result:

        (a) No gain or loss will be recognized by the holders of USR Common Stock upon the receipt of 3Com Common Stock solely in exchange for USR Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares);

        (b) The aggregate tax basis of the 3Com Common Stock to be received by the USR stockholders in the Merger (including any fractional share of 3Com Common Stock deemed to be received and subsequently redeemed by 3Com) will be the same as the basis of the USR Common Stock surrendered in exchange therefor;

        (c) The holding period of the 3Com Common Stock received by each USR stockholder in the Merger will include the period during which the USR Common Stock surrendered in exchange therefor was held, provided that the USR Common Stock so surrendered is held as a capital asset at the Effective Time;

        (d) Cash payments received by USR stockholders in lieu of receipt of fractional shares of 3Com Common Stock will be treated as received in redemption of such fractional shares, subject to the provisions of Code
    Section 302, as if such fractional share had been issued in the Merger and then redeemed by 3Com for cash;

        (e) No gain or loss will be recognized by 3Com, Sub or USR as a result of the Merger; and

        (f) No gain or loss will be recognized by 3Com shareholders as a result of the Merger (except to the extent 3Com shareholders receive cash as a result of exercising their dissenters' rights).

    With respect to the receipt of cash payments in lieu of fractional shares, under Code Section 302, a USR stockholder who (i) is not involved in directing corporate affairs, (ii) holds a minimal stock interest in USR, and (iii) is not considered to own indirectly shares of USR or 3Com under the constructive

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
ownership provisions of Code Section 318, would recognize capital gain or loss on the redemption equal to the difference between the amount of cash received and the holder's tax basis in such fractional share (computed as described above). Such capital gain or loss will be long term if the USR stockholder's holding period exceeds one year. In the case of other USR stockholders, Section 302 sets forth other tests which if met, would also result in similar treatment of the holder. In the event, however, that none of these tests could be met, the redemption payment would be taxed as a dividend.

    With respect to the receipt of a cash payment by a 3Com shareholder exercising its dissenters' rights, such shareholder generally would recognize capital gain or loss equal to the difference between the amount of cash received and the holder's tax basis in its shares. Such capital gain or loss would be long term if the 3Com shareholder's holding period exceeds one year. If, however, a dissenting 3Com shareholder would be considered to own indirectly shares of 3Com under the constructive ownership provisions of Code Section 318, the cash payment could under some circumstances be taxed as a dividend.

    USR may redeem, effective immediately prior to the Effective Time, all of the then outstanding Rights (as defined in the USR Rights Agreement) for cash. Cash payments, if any, received by USR stockholders in redemption of such Rights will be taxed as a dividend.

    Neither 3Com nor USR has requested a ruling from the IRS in connection with the Merger. However, it is a condition of the respective obligations of 3Com and USR to consummate the Merger that 3Com and USR receive confirming tax opinions from their respective counsel to the effect that, for federal income tax purposes, the Merger will constitute a Reorganization. The Exhibit Opinions are not intended to satisfy this closing condition. These closing opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. As with the Exhibit Opinions, the Tax Opinions will be subject to certain assumptions, exceptions and qualifications and will be based on the truth and accuracy of certain representations of 3Com, USR, Sub and perhaps certain USR stockholders, including representations contained in certain certificates of the respective managements of 3Com, USR and Sub.

    A successful IRS challenge to the Reorganization status of the Merger would result in a USR stockholder recognizing gain or loss with respect to each share of USR Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the 3Com Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the 3Com Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

    Even if the Merger qualifies as a Reorganization, a recipient of shares of 3Com Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely for USR Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain would also be recognized to the extent that a USR stockholder was treated as receiving (directly or indirectly) consideration other than 3Com Common Stock in exchange for the stockholder's USR Common Stock.

    USR stockholders will be required to attach a statement to their tax returns for the year of the Merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's USR Common Stock and a description of the 3Com Common Stock received.

REGULATORY REQUIREMENTS

    ANTITRUST. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. 3Com and USR filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on March 18, 1997. The waiting period under the HSR Act with respect to the Merger expired on April 17, 1997, without a request for additional information or other adverse action by either the Antitrust Division or the FTC. At any time before or after the Effective Time, and notwithstanding that the HSR waiting period has expired, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of 3Com or USR. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of USR or businesses of 3Com or USR. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.


    Based on information available to them, 3Com and USR believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, 3Com and USR would prevail or would not be required to accept certain conditions possibly including certain divestitures in order to consummate the Merger.


    FOREIGN APPROVALS. 3Com and USR conduct operations in a number of foreign countries where regulatory filings or approvals and waiting periods may be required in connection with the consummation of the Merger. The companies have obtained clearance or other comparable favorable action for the Merger in Germany and Ireland and have made filings and are currently in the process of seeking approvals that may be required in the United Kingdom, Belgium and Sweden. Based on information available to them, 3Com and USR believe that the Merger can be effected in compliance with applicable requirements for foreign approvals. However, certain approvals which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction may not be obtained prior to the date of the USR Special Meeting, the 3Com Special Meeting or the Effective Time.


FEDERAL SECURITIES LAW COMPLIANCE

    All shares of 3Com Common Stock received by USR stockholders in the Merger will be freely transferable, except that shares of 3Com Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of USR prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of 3Com) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of USR or 3Com generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires USR to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell or otherwise dispose of any of the shares of 3Com Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

NASDAQ NATIONAL MARKET QUOTATIONS

    It is a condition to the Merger that the shares of 3Com Common Stock to be issued pursuant to the Merger Agreement and required to be reserved for issuance in connection with the Merger be approved for listing on The Nasdaq National Market. An application has been filed for listing the shares of 3Com Common Stock on The Nasdaq National Market.

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
                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY THIS REFERENCE. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS THE SOLE AND EXCLUSIVE SOURCE OF THE PARTIES' RIGHTS AND OBLIGATIONS THEREUNDER. STOCKHOLDERS OF USR AND SHAREHOLDERS OF 3COM ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER AND RELATED MATTERS.

THE MERGER

    The Merger Agreement provides that, following the adoption and approval of the Merger Agreement by the stockholders of USR and the shareholders of 3Com, and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into USR, with USR continuing as the surviving corporation (the "Surviving Corporation"), which shall be a wholly-owned subsidiary of 3Com or, if the Reincorporation is effected, 3Com Delaware.

    If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing by the Surviving Corporation of a duly executed Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in such Certificate of Merger (the "Effective Time").

CONVERSION OF SECURITIES


    Upon consummation of the Merger, pursuant to the Merger Agreement, each issued and outstanding share of USR Common Stock (other than shares owned by 3Com, 3Com Delaware, Sub or any other wholly-owned subsidiary of 3Com, all of which will be canceled) will be converted into the right to receive 1.75 shares of 3Com Common Stock. Based upon the capitalization of USR and 3Com as of May 1, 1997, the stockholders of USR immediately prior to the consummation of the Merger will own approximately 47% of the outstanding shares of 3Com Common Stock immediately following consummation of the Merger. If any holder of shares of USR Common Stock would be entitled to receive a number of shares of 3Com Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional part of a share of 3Com Common Stock multiplied by the last reported sale price of 3Com Common Stock, as reported on The Nasdaq National Market, on the trading day immediately preceding the date of the Effective Time. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the Surviving Corporation.


    Promptly after the Effective Time, the Exchange Agent will mail transmittal forms and exchange instructions to each holder of record of USR Common Stock to be used to surrender and exchange certificates evidencing shares of USR Common Stock for certificates evidencing the shares of 3Com Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing USR Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of 3Com Common Stock to which such holder is entitled and any cash, which may be payable in lieu of a fractional share of 3Com Common Stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. USR STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

    After the Effective Time, each certificate evidencing USR Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of whole shares of 3Com Common Stock which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of 3Com Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by 3Com (or 3Com Delaware, if the Reincorporation has been effected) until the certificate has been

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
exchanged. Subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share of 3Com Common Stock, will be paid without interest.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties relating to, among other things, (i) the due organization, valid existence and good standing of each of 3Com, 3Com Delaware, USR and each of their respective subsidiaries and certain similar corporate matters; (ii) the capital structure of each of 3Com, 3Com Delaware and USR; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and related matters; (iv) the absence of conflicts under charters or by-laws, required consents or approvals and violations of any instruments or law; (v) documents and financial statements filed by each of 3Com and USR with the SEC and the accuracy of information contained therein; (vi) the absence of undisclosed liabilities; (vii) the absence of certain material adverse changes or events; (viii) taxes, tax returns and audits; (ix) intellectual property; (x) agreements, contracts and commitments; (xi) litigation; (xii) environmental matters, hazardous materials and hazardous materials activities; (xiii) employee benefit plans; (xiv) compliance with laws; (xv) matters affecting the availability of pooling of interests accounting; (xvi) interested party transactions; (xvii) the accuracy of information supplied by each of 3Com and USR in connection with the Registration Statement and this Joint Proxy Statement/Prospectus; (xviii) opinions of financial advisors; (xix) the absence of pending discussions with other parties; (xx) Section 203 of the DGCL not being applicable to the transactions contemplated by the Merger Agreement; (xxi) the USR Rights Agreement and the 3Com Rights Agreement; and (xxii) the interim operations of 3Com Delaware and Sub.

CERTAIN COVENANTS AND AGREEMENTS

    Pursuant to the Merger Agreement, each of USR and 3Com has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by the other party or as contemplated by the Merger Agreement, each of USR and 3Com will: (i) carry on its business in the ordinary course in substantially the same manner as previously conducted; (ii) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due; (iii) preserve intact its present business organization; (iv) keep available the services of its present officers and key employees; (v) preserve its business relationships; (vi) not accelerate, amend or change the period of exercisability of options granted under any employee stock plan, except as required pursuant to the plan or any related agreement; (vii) not transfer or license or otherwise extend, amend or modify any rights to its intellectual property rights, other than in the ordinary course of business consistent with past practices; (viii) not declare or pay any dividends on or make other distributions, in respect of any of its capital stock, not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service; (ix) not issue, or authorize or propose the issuance of, any shares of its capital stock (or capital stock of 3Com Delaware) or securities convertible into shares of its capital stock (or capital stock of 3Com Delaware), or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions relating to employee equity plans; (x) not engage in acquisitions (subject to 3Com's and 3Com Delaware's right to engage in acquisitions not involving more than $250,000,000 individually or $500,000,000 in the aggregate and USR's right to engage in acquisitions not involving consideration of more than $25,000,000 in the aggregate); (xi) not sell, lease, license or otherwise dispose of material properties or assets, except in the ordinary course of business; (xii) not increase the compensation payable to its officers or employees (except for increases consistent with past practices), grant additional severance or termination pay or enter into employment agreements with employees, enter into any collective bargaining agreement, or establish, adopt, enter into or amend any plan for the benefit of its directors, officers, or employees, subject to certain exceptions; (xiii) not revalue any material amount of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business; (xiv) not incur indebtedness for borrowed money (or guarantees thereof) other than indebtedness incurred under existing lines of credit; (xv) not amend its charter documents, except as contemplated by the Merger Agreement, the Reincorporation Agreement or the Charter Amendment; (xvi) not incur, with certain exceptions, material capital expenditures; (xvii) not take any action with respect to accounting policies or procedures other than actions in the ordinary course of business and consistent with past practices (xviii) not waive or release any material right or claim; (xix) subject to certain exceptions, not make any tax election or settle or compromise any material Federal, state, local or foreign tax liability; (xx) not initiate any litigation or arbitration proceeding; (xxi) not take any action that would or is reasonably likely to result in any of its representations and warranties becoming untrue; (xxii) promptly notify the other party of any event or occurrence not in the ordinary course of business where such event or occurrence would result in a breach of any covenant of USR or 3Com or cause any representation or warranty of USR or 3Com to be untrue; and (xxiii) confer on a regular basis with each other on operational matters of materiality.

NO SOLICITATION

    The Merger Agreement provides that each of USR and 3Com will not, directly or indirectly, through any officer, director, employee, representative, agent or affiliate, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving such party or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to in the Merger Agreement as a "Competing Offer") (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person or entity relating to, any Competing Offer, or (iii) agree to, approve or recommend any Competing Offer; PROVIDED, HOWEVER, that nothing contained in the Merger Agreement shall prevent USR or the USR Board or 3Com or the 3Com Board, as the case may be, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Competing Offer by such person or entity (including a new and unsolicited Competing Offer received by USR or 3Com, as the case may be, after the execution of the Merger Agreement from a person or entity whose initial contact with USR or 3Com, as the case may be, may have been solicited by USR or 3Com, as the case may be, prior to the execution of the Merger Agreement) or recommending such an unsolicited bona fide written Competing Offer to the stockholders of USR or the shareholders of 3Com, if and only to the extent that
(1) the USR Board or the 3Com Board, as the case may be, believes in good faith (after consultation with and based upon the advice of its financial advisor) that such Competing Offer would, if consummated, result in a transaction more favorable to USR's stockholders or 3Com's shareholders, as the case may be, than the transaction contemplated by the Merger Agreement (any such more favorable Competing Offer being referred to as a "Superior Proposal") and that the person or entity making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, (2) the USR Board or the 3Com Board, as the case may be, determines in good faith (after consultation with and based upon the advice of outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the USR Board or the 3Com Board to the USR stockholders or the 3Com shareholders, as the case may be, under applicable law and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the USR Board or the 3Com Board, as the case may be, receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the reciprocal non-disclosure agreement between 3Com and USR; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Competing Offer.

    Each of 3Com and USR is required to notify the other party (orally and in writing) within 24 hours after receipt of a Competing Offer or request for non-public information or access to its properties, books or records in connection with a Competing Offer.

INDEMNIFICATION


    The Merger Agreement provides that from and after the Effective Time, 3Com (or 3Com Delaware, if the Reincorporation has been effected) and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of USR and each subsidiary of USR and each such person who served at the request of USR or any subsidiary of USR as a director, officer, trustee, partner, fiduciary, employee or agent of USR or of another corporation, partnership, joint venture, trust, pension, or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, agent or other person to whom such indemnification rights apply, in each case occurring before the Effective Time (including the transactions contemplated by the Merger Agreement). After the Effective Time, 3Com (or 3Com Delaware, if the Reincorporation has been effected) and the Surviving Corporation will fulfill and honor in all respects the indemnification obligations of USR set forth in the Certificate of Incorporation and Bylaws of USR and, prior to the Effective Time, 3Com (or 3Com Delaware, if the Reincorporation has been effected) shall cause the Bylaws of Sub to be amended to reflect certain such provisions.


    In addition, 3Com (or 3Com Delaware, if the Reincorporation has been effected) has agreed to maintain, or cause the Surviving Corporation to maintain, in effect a policy or policies of directors and officers liability insurance ("D&O Insurance") with coverage substantially equivalent to policies in force as of February 26, 1997 covering the directors and officers of USR as of the date of the Merger Agreement for a period of not less than six years following the Effective Time; PROVIDED, HOWEVER, should comparable coverage at any time be unavailable for aggregate annual premiums of less than 150% of USR's current D&O Insurance premiums, 3Com, 3Com Delaware, and the Surviving Corporation shall not be required to expend more than such amount annually and the Surviving Corporation shall only be required to obtain such lesser coverage as may be obtained for such amount.

    The Merger Agreement also provides that if 3Com, 3Com Delaware or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of 3Com, 3Com Delaware or the Surviving Corporation, as the case may be, honor the above-described indemnification obligations.

CONDITIONS


    The consummation of the Merger is subject to the following conditions, among others: (i) the Merger Agreement shall have been approved, by the stockholders of USR and the shareholders of 3Com; (ii) the waiting periods applicable to the consummation of the Merger under the HSR Act and applicable foreign laws shall have expired or been terminated; (iii) all material governmental authorizations, consents, orders or approvals shall have been obtained; (iv) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of a stop order or proceedings seeking a stop order; (v) no temporary restraining order, preliminary or permanent injunction or other order or other legal or regulatory restraint prohibition shall be in effect that prevents the consummation of the Merger or which limits the business of 3Com, 3Com Delaware or the Surviving Corporation after the consummation of the Merger, except for any such order, injunction, restraint or prohibition which would not be reasonably likely to have a material adverse effect on 3Com (or 3Com Delaware, if the Reincorporation has been effected) or the Surviving Corporation; (vi) no action shall be taken, or any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; (vii) 3Com (or 3Com Delaware, as the case may be) shall have received letters from their respective independent accountants stating that they know of nothing that would prohibit the business combination to be effected by the Merger from qualifying as a pooling of interests transaction under generally accepted accounting principles; (viii) the 3Com Common Stock to be issued in the Merger shall have been approved for quotation on The Nasdaq National Market;
(ix) 3Com (or 3Com Delaware, as the case may be) shall have received a written opinion from Gray Cary Ware & Freidenrich, A Professional Corporation, counsel to 3Com and 3Com Delaware, and USR shall have received an opinion of Mayer, Brown & Platt, counsel to USR, both to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; (x) 3Com (or 3Com Delaware, as the case may be) and USR shall have received accountant's "comfort" letters from their respective public accountants in connection with the Registration Statement;
(xi) the representations and warranties of the other party set forth in the Merger Agreement shall be true and correct except to the extent that such inaccuracy would not have a material adverse effect on the other party and except for changes contemplated by the Merger Agreement; and (xii) the other party shall have performed in all material respects all obligations of such party to be performed under the Merger Agreement. In addition, the obligation of 3Com to effect the Merger is subject to the additional condition that 3Com shall have received all permits and other authorizations required under applicable state "blue sky" laws for the issuance of 3Com Common Stock in the Merger.

STOCK PLANS AND OPTIONS


    At the Effective Time, each USR Option outstanding under the USR Option Plans shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such USR Option, the number of shares of 3Com Common Stock (rounded down to the nearest whole number) as the holder of such USR Option would have been entitled to receive pursuant to the Merger had such holder exercised such USR Option in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of USR Common Stock otherwise purchasable pursuant to such USR Option divided by (ii) the number of full shares of 3Com Common Stock deemed purchasable pursuant to such USR Option as determined above as of Effective Time. In the case of any USR Stock Option to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. As of May 1, 1997, USR Options to acquire an aggregate of 18,128,524 shares of USR Common Stock were outstanding under the USR Option Plans.


    3Com and 3Com Delaware have agreed to reserve for issuance a sufficient number of shares of 3Com Common Stock for delivery under the USR Option Plans assumed as described above. At or before the Effective Time, 3Com (or 3Com Delaware, as the case may be) shall file a registration statement on Form S-8 with respect to the shares of 3Com Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement(s) and the current status of the prospectus(es) contained therein for so long as such options remain outstanding.

    USR has agreed to take such action as is necessary to cause the ending date of the then current offering period under the USR Purchase Plan to be the last trading day on which the USR Common Stock is traded on The Nasdaq National Market immediately prior to the Effective Time (the "Final USR Purchase Date"); provided that, such change in the offering period shall be conditioned upon the consummation of the Merger. On the Final USR Purchase Date, USR shall apply the funds credited as of such date under the USR Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of USR Common Stock in accordance with the terms of the USR Purchase Plan.

    Employees of USR as of the Effective Time shall be permitted to participate in the 3Com Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of the plan. Employees of USR will each receive credit, for purposes of such eligibility provisions, for prior service with USR.

TERMINATION; TERMINATION FEES AND EXPENSES

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of 3Com or the stockholders of USR of the matters presented in connection with the Merger:

    (a) by the mutual written consent of 3Com (or 3Com Delaware, if the Reincorporation has been effected) and USR;


    (b) by either 3Com (or 3Com Delaware, if the Reincorporation has been effected) or USR, if the Merger shall not have been consummated by September 15, 1997 (provided that such right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, and provided further that the Merger Agreement may be extended up to 90 days by either party by written notice to the other party if the Merger would have been consummated but for the absence of one or more required governmental approvals or third-party consents, and such approval(s) or consent(s) can reasonably be expected to be obtained within such 90-day period);


    (c) by either 3Com (or 3Com Delaware, if the Reincorporation has been effected) or USR, if a court of competent jurisdiction or other Governmental Entity (as defined in the Merger Agreement) shall have issued a nonappealable final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.7 (Legal Conditions to Merger) of the Merger Agreement;

    (d) by either 3Com (or 3Com Delaware, if the Reincorporation has been effected) or USR, if, at the USR Special Meeting or 3Com Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of USR or shareholders of 3Com in favor of the Merger Agreement and the Merger shall not have been obtained;

    (e) by 3Com (or 3Com Delaware, if the Reincorporation has been effected), if
       (i) the USR Board shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to 3Com or 3Com Delaware or shall have resolved or publicly announced or disclosed to any third party its intention to do so; (ii) an Alternative Transaction (as defined in the Merger Agreement) involving USR shall have taken place or the USR Board shall have recommended such an Alternative Transaction to the stockholders of USR, or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or
       (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of USR Common Stock is commenced or a registration statement with respect thereto shall have been filed (other than by 3Com or an affiliate of 3Com) and the USR Board shall have recommended or publicly announced its intention to recommend that the stockholders of USR tender their shares in such tender or exchange offer or resolved or publicly announced its intention to take no position with respect to such tender or exchange offer;


    (f) by 3Com (or 3Com Delaware, if the Reincorporation has been effected), if the 3Com Board (or the 3Com Delaware Board if the Reincorporation has become effective) shall have determined, to recommend a Competing Offer to its shareholders after determining that such Competing Offer constitutes a Superior Proposal;


    (g) by 3Com (or 3Com Delaware, if the Reincorporation has been effected) or USR, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach (i) causes the conditions set forth in Sections 7.2(a) or (b) (in the case of termination by 3Com or 3Com Delaware) or 7.3(a) or (b) (in the case of termination by USR) of the Merger Agreement (relating to the accuracy of representations and warranties of the other party and performance by the other party of certain obligations) not to be satisfied and (ii) shall not have been cured within 10 business days following receipt by the breaching party of written notice of such breach from the other party;


    (h) by USR if (i) the 3Com Board (or the 3Com Delaware Board, if the Reincorporation has been effected) shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to USR or shall have resolved or publicly announced or disclosed to any third party its intention to do so; (ii) an Alternative Transaction involving 3Com (or 3Com Delaware, if the Reincorporation has been effected) shall have taken place or the 3Com Board (or the 3Com Delaware Board, if the Reincorporation has been effected) shall have recommended such an Alternative Transaction to the shareholders of 3Com (or the stockholders of 3Com Delaware, as the case may be) or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of 3Com Common Stock shall have been commenced, and the 3Com Board (or the 3Com Delaware Board, if the Reincorporation has been effected) shall have recommended or publicly announced its intention to recommend that the shareholders of 3Com (or the stockholders of 3Com Delaware, as the case may be) tender their shares in such tender or exchange offer or resolved or publicly announced its intention to take no position with respect to such tender offer; or

    (i) by USR, if the USR Board shall have determined to recommend a Competing Offer to its stockholders after determining that such Competing Offer constitutes a Superior Proposal.


    In the event of any termination of the Merger Agreement by either 3Com (or 3Com Delaware, as the case may be) or USR as provided above, there will be no liability or obligation on the part of 3Com (or 3Com Delaware, if the Reincorporation has become effective), USR, Sub or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, provided that the provisions described below relating to the payment of fees and expenses shall survive any such termination.


    Except as described below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus and any filings under the HSR Act shall be shared equally by 3Com and USR.

    If the Merger Agreement is terminated (i) by 3Com or 3Com Delaware as a consequence of the actions described in paragraph (e) above, (ii) by USR as a consequence of the actions described in paragraph (d) above as a result of the failure to receive the requisite vote for approval of the Merger Agreement and the Merger by the stockholders of USR at the USR Special Meeting, (iii) by USR as a consequence of the actions described in paragraph (i) above, or (iv) by 3Com or 3Com Delaware as a result of a breach by USR within the scope of paragraph (g) above, AND, in each such case, at the time of such failure or breach an Alternative Transaction involving USR shall have been announced which shall not have been absolutely and unconditionally withdrawn and abandoned, USR shall pay to 3Com (or 3Com Delaware, if the Reincorporation has been effected) a termination fee of $75 million in cash or USR Common Stock (the "USR Initial Termination Fee"), plus documented expenses of 3Com and 3Com Delaware relating to the Merger Agreement and the transactions contemplated thereby in an amount up to $10 million, within one business day after such termination. Expenses relating solely to the Reincorporation will be the sole responsibility of 3Com and 3Com Delaware and will not be paid by USR. If an

Alternative Transaction involving USR is thereafter consummated, or USR enters into a definitive agreement with respect to an Alternative Transaction, within 12 months after payment of the USR Initial Termination Fee, USR shall pay to 3Com (or 3Com Delaware, if the Reincorporation has been effected) an additional fee (the "USR Additional Termination Fee") of $75 million in cash, at or prior to the consummation of such Alternative Transaction, or within one business day following the effective date of such definitive agreement, whichever is earlier.

    If the Merger Agreement is terminated (i) by USR as a consequence of the actions described in paragraph (h) above, (ii) by 3Com or 3Com Delaware pursuant to paragraph (d) above as a result of the failure to receive the requisite vote for approval of the Merger Agreement and the Merger by the shareholders of 3Com at the 3Com Special Meeting, (iii) by 3Com or 3Com Delaware as a consequence of the actions described in paragraph (f) above, or (iv) by USR as a result of a breach by 3Com, 3Com Delaware or Sub within the scope of paragraph (g) above, AND, in each such case, at the time of such failure or breach an Alternative Transaction involving 3Com (or 3Com Delaware, if the Reincorporation has been effected) shall have been announced which shall not have been absolutely and unconditionally withdrawn and abandoned, 3Com (or 3Com Delaware, if the Reincorporation has been effected) shall pay to USR a termination fee of $75 million in cash or 3Com Common Stock (the "3Com Initial Termination Fee"), plus documented expenses of USR relating to the Merger Agreement and the transactions contemplated thereby in an amount up to $10 million, within one business day after such termination. If an Alternative Transaction involving 3Com (or 3Com Delaware, if the Reincorporation has been effected) is thereafter consummated, or 3Com (or 3Com Delaware, if the Reincorporation has been effected) enters into a definitive agreement providing for an Alternative Transaction, within 12 months after payment of the 3Com Initial Termination Fee, 3Com (or 3Com Delaware, if the Reincorporation has been effected) shall pay to USR an additional fee (the "3Com Additional Termination Fee") of $75 million in cash, at or prior to the consummation of such Alternative Transaction, or within one business day following the effective date of such definitive agreement, whichever is earlier.

    An "Alternative Transaction" involving a party means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act) other than 3Com, 3Com Delaware, USR or Sub, or any affiliate thereof, (a "Third Party"), acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than 20% of the outstanding shares of such party's common stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving such party or any of its material subsidiaries if, upon consummation of such merger, consolidation, share exchange or other business combination such Third Party owns or would own more than 20% of the outstanding equity securities of such party or any of its material subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation, (iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of assets of such party or any of its material subsidiaries (including, for this purpose, outstanding equity securities of subsidiaries of such party) having a fair market value equal to more than 20% of the fair market value of all the consolidated assets of such party immediately prior to such transaction or series of transactions, or (iv) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of the Board of Directors of such party or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of such party.

    Any expenses and fees payable as described above are required to be paid within one business day after the first to occur of the relevant termination events. In no event shall USR or 3Com (or 3Com Delaware, as the case may be) be required to pay such expenses or fees as provided for above, if, immediately prior to the termination of the Merger Agreement, the party to receive such expenses or fees was in breach of any of its material obligations under the Merger Agreement.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of 3Com (or 3Com Delaware, as the case may be) and USR, but after approval by the stockholders of USR or the shareholders of 3Com of the matters presented in connection with the Merger to them, no amendment shall be made which by law requires further approval by such stockholders or shareholders, without such further approval. 3Com (or 3Com Delaware, as the case may be) and USR, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.

                            STOCK OPTION AGREEMENTS

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE STOCK OPTION AGREEMENTS, COPIES OF WHICH ARE ATTACHED AS ANNEX B AND ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY THIS REFERENCE. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCK OPTION AGREEMENTS, WHICH ARE THE SOLE AND EXCLUSIVE SOURCE OF THE PARTIES RIGHTS AND OBLIGATIONS THEREUNDER. STOCKHOLDERS OF USR AND SHAREHOLDERS OF 3COM ARE URGED TO READ THE STOCK OPTION AGREEMENTS IN THEIR ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER.

GENERAL

    Pursuant to reciprocal stock option agreements dated February 26, 1997 (the "Stock Option Agreements"), 3Com and USR have each granted to the other party an option to acquire, under certain circumstances, a number of shares equivalent to 19.9% of its issued and outstanding common stock as of February 26, 1997.

    The options are set forth in two agreements--the 3Com Stock Option Agreement dated as of February 26, 1997 by and between 3Com and USR (the "3Com Option Agreement") (Annex B hereto), and the USR Stock Option Agreement dated as of February 26, 1997 by and between USR and 3Com (the "USR Option Agreement") (Annex C hereto). Under the 3Com Option Agreement, USR has granted 3Com the right, under certain circumstances, to acquire a number of shares of USR Common Stock equal to 19.9% of the USR Common Stock issued and outstanding as of February 26, 1997. Under the USR Option Agreement, 3Com has granted USR the right, under certain circumstances, to acquire a number of shares of 3Com Common Stock equal to 19.9% of the 3Com Common Stock issued and outstanding as of February 26, 1997. With the exception of certain terms relating to the applicable exercise price, the terms of the two Stock Option Agreements are substantially parallel.

    The exercise price per share under both Stock Option Agreements is payable either in cash (a "Cash Exercise") or in shares of the exercising party's common stock (a "Stock Exercise"). Under the 3Com Option Agreement, the exercise price per share for a Cash Exercise is equal to $70.1094 (the product of the Exchange Ratio and the average last sale price of 3Com Common Stock on the 10 trading days immediately prior to the public announcement of the Merger Agreement (the "3Com Average Pre-Announcement Price")), and the exercise price per share for a Stock Exercise is equal to the Exchange Ratio (1.75 shares of 3Com Common Stock for each share of USR Common Stock purchased by 3Com under the 3Com Option Agreement). Under the USR Option Agreement, the exercise price per share for a Cash Exercise is equal to $40.0625 (the 3Com Average Pre-Announcement Price), and the exercise price per share for a Stock Exercise is an amount of USR Common Stock with a dollar value equal to the 3Com Average Pre-Announcement Price. For purposes of a Stock Exercise under the USR Option Agreement, USR Common Stock will be valued at the average last sale price of USR Common Stock on the 10 trading days immediately prior to the closing of such Stock Exercise.

    The number of shares issuable under the Stock Option Agreements, and the exercise prices, are subject to adjustment in the event of changes in the parties' capitalization.

    Subject to certain limitations, each option is exercisable, in whole or in part, at any time or from time to time after the occurrence of an event (a "Trigger Event") which causes an Initial Termination Fee to become payable to the option holder by the option grantor under the Merger Agreement. The options terminate upon the earlier of the following: (1) the Effective Time of the Merger, (ii) the termination of the Merger Agreement under circumstances which do not constitute a Trigger Event, and (iii) 12 months after the option holder receives written notice from the option grantor of the occurrence of a Trigger Event. The option exercise period is automatically extended if exercise of the option is prohibited or restrained for certain legal reasons. In addition, neither option can be exercised by a party which is in material breach of its material representations, warranties, covenants or agreements in the applicable Stock Option Agreement or the Merger Agreement.

    Under both Stock Option Agreements, the option grantor's obligation to issue shares is subject to a number of conditions, including expiration of all applicable waiting periods under the HSR Act, the absence of any injunction or order, receipt of any required governmental consents, approvals, orders, authorizations and permits.

REPURCHASE RIGHTS AND OBLIGATIONS

    At any time when the applicable option is exercisable, the option holder has the right to "put" the option to the option grantor. Under these "put" provisions, the option holder has the right to require the option grantor to repurchase the option, either in whole or in part, at a price equal to (i) the difference between the "Option Repurchase Market/Offer Price" and the applicable exercise price, multiplied by (ii) the number of shares subject to purchase under the option or the portion thereof specified in the repurchase notice. The "Option Repurchase Market/Offer Price" is defined as the higher of the following prices: (i) the highest price per share offered as of the date of the option repurchase notice pursuant to any tender or exchange offer involving the option grantor or any of its material subsidiaries as the target party which was made prior to such date and not terminated or withdrawn as of such date, and (ii) the average the last sale price of the option grantor's common stock for the ten trading days immediately preceding the date of the option repurchase notice.

    In addition, at any time prior to February 26, 2002 (the "Share Repurchase Period"), the option holder has the right to "put" any or all shares purchased under the Stock Option Agreement back to the option grantor. Under these stock "put" provisions, the option holder has the right to require the option grantor to repurchase any or all shares purchased by the option holder under the option, at a price per share equal to the product of (i) the exercise price paid by the option holder (or, if higher, the "Share Repurchase Market/Offer Price") and
(ii) the number of shares being "put" back to the option grantor. The "Share Repurchase Market/Offer Price" is defined as the higher of the following prices:
(i) the highest price per share offered prior to delivery of the share repurchase notice pursuant to any tender or exchange offer or other business combination offer involving the option grantor as the target party during the Share Repurchase Period, and (ii) the average of the last sale prices of the option grantor's common stock for the ten trading days immediately preceding the date of the share repurchase notice. In the option grantor's discretion, or if specified by the option holder, all or part of the share repurchase price will be paid by redelivery of the shares of option holder stock previously issued to option grantor in a Stock Exercise. In such event, the option holder shares will be valued at their average last sale price on the ten trading days prior to the applicable date.

    In the event that the payment of the repurchase price would subject the repurchase to a vote of the option grantor's stockholders, the option holder may reduce the repurchase price or the number of shares covered by the repurchase request to any amount which would permit such repurchase without the need for a stockholder vote.

    During the six months immediately following the Share Repurchase Period, the Stock Option Agreements give the option grantor certain "call" rights with respect to the shares of the option grantor's common stock acquired by the option holder under the applicable Stock Option Agreement. Under these "call" rights, the option grantor has the right to repurchase all (but not less than all) of the option grantor shares issued to the option holder under the Stock Option Agreement, at a per-share price equal to (i) 110% of "Current Market Price" (or, if greater, the sum of the option holder's exercise price and its "Pre-Tax Carrying Cost") plus (ii) the documented out-of-pocket expenses incurred by the option holder in connection with the Merger Agreement and the Stock Option Agreement (to the extent not previously reimbursed). Under the Stock Option Agreements, "Current Market Price" is defined as the average last sale price of the option grantor's common stock for the ten trading days immediately preceding the date of the repurchase request, and "Pre-Tax Carrying Cost" is defined, in substance, as interest at the prime, base lending or reference rate announced by Citibank, N.A., less the amount of any dividends received.

    The Stock Option Agreements provide for the "call" rights to be suspended and extended during any period when the exercise of such rights would subject the option holder to liability or disgorgement of profits pursuant to Section 16(b) of the Exchange Act.

LIMITATIONS ON CERTAIN AMOUNTS PAYABLE

    The aggregate amount payable by either party under the Stock Option Agreements is capped, as are the aggregate net proceeds receivable by either party from sales of shares received upon exercise of such options. The maximum amount payable by USR to 3Com or by 3Com to USR under the termination fee provisions of the Merger Agreement and the "put" provisions of the applicable Stock Option Agreement may not exceed $150,000,000. In addition, if the exercising party would receive net proceeds of more than $100,000,000 (over and above the aggregate exercise price) from third-party sales or dispositions of the shares acquired under the Stock Option Agreements, all net proceeds in excess of such amount will be remitted to the other party.

VOTING RIGHTS, TRANSFER RESTRICTIONS AND REGISTRATION

    Prior to February 26, 2002, the Stock Option Agreements require each party to vote all shares of the other party (including shares acquired by the option grantor from the option holder pursuant to a Stock Exercise) in the same manner and in the same proportions as all other shares of the same class are voted on each matter submitted to a stockholder vote. In addition, the Stock Option Agreements require each party to execute written consents with respect to such shares in the same proportion as written consents are executed by other holders of shares of such class.

    Under the Stock Option Agreements, each party's right to sell, assign, pledge or otherwise dispose of or transfer shares of the other party is subject to certain restrictions and first-refusal rights in favor of the other party, which are set forth in Section 9 of each Stock Option Agreement.

    In addition, the Stock Option Agreements give each party certain rights to have the shares acquired from the other party registered under the Securities Act for sale in a public offering. The registration rights take effect after the termination of the Merger Agreement and are subject to certain conditions and limitations. In lieu of registration, the Stock Option Agreements give the registrant the option to agree to purchase, for cash, all or part of the securities covered by the registration request, at a price equal to the average last sale price of such securities for the preceding ten trading days. The Stock Option Agreements allow each party to demand a total of two registrations, and allow the registrant to defer the requested registrations for certain periods in the following circumstances: (i) for up to 40 days when the registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and which, in the opinion of counsel to the registrant, would be required to be disclosed in the registration statement, and (ii) for up to 90 days when required audited financial statements are not yet available or the registrant reasonably determines that registration would interfere with a material financing, acquisition or other transaction.

EFFECT OF REINCORPORATION ON STOCK OPTION AGREEMENTS

    In the amended and restated Merger Agreement, 3Com and USR agreed that the Stock Option Agreements are deemed amended to reflect the proposed reincorporation of 3Com in Delaware. To this end, the Merger Agreement provides that references to the "Merger Agreement" in both Stock Option Agreements shall be deemed to be references to the Merger Agreement as amended and restated as of March 14, 1997, and that all references to "3Com" in the Stock Option Agreements shall be deemed to refer to either 3Com or, if the 3Com Reincorporation Merger shall have become effective, 3Com Delaware, to the extent necessary to effectuate the purposes of the Stock Option Agreements. In addition, pursuant to the Reincorporation Agreement, the Certificate of Incorporation of 3Com Delaware will provide that 3Com Delaware will assume all options granted by 3Com, and that such options will become options to purchase a like number of shares of 3Com Delaware stock on like terms.

                    INFORMATION CONCERNING 3COM CORPORATION

BUSINESS

    3Com was founded on June 4, 1979 and pioneered the networking industry. Over the years, 3Com has evolved from a supplier of discrete networking products to a broad-based supplier of LAN and network access systems for the large enterprise, small business, home and network service provider markets. Today, 3Com is a multi-billion dollar company offering customers a broad range of ISO 9000-compliant global data networking solutions that include routers, hubs, switches and adapters for Ethernet, Fast Ethernet, Token Ring, FDDI, ATM and other high speed networks. 3Com's products are distributed and serviced worldwide through 3Com and its partners: principally systems integrators, VARs, national resellers and dealers, distributors and OEMs.

    3Com's name is derived from its focus on COMputer COMmunication COMpatibility. Since its inception, 3Com has been a leader in defining, shaping and promoting the growth of networking infrastructures that transmit data to all parts of the world quickly and efficiently. 3Com's commitment to its customers goes beyond point-product excellence to making data networks fundamentally easier to design, install, maintain and evolve. 3Com's objective is to make the network invisible to the individual end user as well as flexible and unconstrained for the network manager. Thus, people who are connected to data networks will enjoy access to information from anywhere at any time.

    Since fiscal 1992, 3Com has augmented its internal growth by actively pursuing a course of expanding its technologies and product offerings through strategic acquisitions. Between fiscal 1992 and the first quarter of fiscal 1996, 3Com acquired nine companies in a series of transactions which added to its capabilities and product offerings in the areas of structured wiring hubs, token ring technology, LAN switching, ATM technology, ISDN transmission products, network access for data and voice and remote access solutions.

    In the second quarter of fiscal 1996, 3Com acquired Chipcom Corporation ("Chipcom"), a provider of integrated multifunction hub and switching platforms, in a pooling-of-interests transaction valued at approximately $775 million on the date the acquisition was announced. Chipcom's principal product lines, the ONline hub and ONcore multifunction switching platforms, complemented 3Com's switching, hub and routing products and enhanced 3Com's enterprise networking solutions. Additionally, IBM resold Chipcom products under its own brand names. The IBM relationship has continued and has been extended to include other 3Com products. 3Com and IBM further capitalized on their relationship by forming, together with Bay Networks, the Network Interoperability Alliance. This alliance aligns the architectural strategies of the three companies so customers are assured of interoperability between products, and provides for the pursuit of common networking standards that allow customers to simplify, standardize and enhance the design of interoperable switched networks, and facilitates the migration to interoperable virtual local area networks (VLANs).

    In the fourth quarter of fiscal 1996, 3Com acquired AXON Networks, Inc. ("AXON"), a technological leader in next-generation remote network management and monitoring ("RMON2") which had been an OEM partner of embedded network management capabilities for 3Com systems products. Specifically, AXON had provided client/server products for enterprise traffic management, including network management applications and network probes that enable central management and troubleshooting of remote networks.

    In the second quarter of fiscal 1997, the Company acquired OnStream Networks, Inc. ("OnStream"), a leading provider of ATM and broadband WAN and access products. OnStream's products are standards-based solutions that allow customers to integrate traffic from data, video and voice networks, and adapt it to ATM for transport over local and wide area ATM networks. The acquisition was accounted for on a pooling of interests basis valued at approximately $245 million on the date the acquisition was announced.

    3Com believes that its principal competitive advantages lie in the depth and breadth of its product lines, its ability to recognize and respond to new trends in data networking, its focus on making all aspects of networking easier for network managers and users, and a strong yet flexible business infrastructure. 3Com has strong brand recognition in Ethernet adapters, which it believes is transferable to other product and technology areas and markets, such as stackable networking systems, LAN switching and remote office and personal office internetworking platforms. Additionally, 3Com believes its low-cost manufacturing, worldwide presence, flexible distribution strategy, and comprehensive service and support capabilities allow 3Com to take advantage of market trends that are extending the reach, scope and performance of today's data networks.

  PRODUCTS

    3Com is committed to making the complexities of networks invisible to end users and to making networks easier to design, install, maintain and evolve. As the cornerstone of this commitment, 3Com has developed Transcend Networking, a unique framework that enables network managers to provide users with more services at their expected response levels, at lower cost, with less risk and with less effort.

    The Transcend Networking framework takes a "three-vectored" approach to evolving networks. Each vector consists of a host of innovative architectures, networking technologies, platforms and specific products. The three vectors include:

- SCALING THE PERFORMANCE OF THE NETWORK: Switching and desktop connectivity solutions which provide migration to increased LAN bandwidth/capacity by meeting the distinct requirements of the core and boundary of the LAN;


- EXTENDING THE REACH OF THE NETWORK: WAN routing and remote access solutions which provide remote workgroups and individual users with connectivity to resources on corporate backbones by meeting the specific requirements of central and remote sites and of mobile and home users; and


- MANAGING THE GROWTH OF THE NETWORK: Networking products with embedded, scaleable management features and innovative distributed network monitoring, analysis and management solutions.

    PRINCIPLES OF THE TRANSCEND NETWORKING FRAMEWORK

    3Com designs solutions by first developing platforms (e.g., types of routers, switches, and remote access devices) that meet the distinct requirements of each location in the network, then selecting/ developing the networking technologies (e.g., high-speed technologies, management features) to solve location-dependent needs and finally, packaging the solution (e.g., stackable or chassis form factor).

The driving principles of the Transcend Networking framework include:

- TECHNOLOGY AND PLATFORM NEUTRALITY--no biases toward any network type (e.g., Ethernet, Fast Ethernet, Token Ring, FDDI, ATM) or kind of system (e.g., switch, router, stackable, chassis) in order to offer customers more effective, economical and tailored solutions;

- CENTRALIZING COMPLEXITY AND DISTRIBUTING SIMPLICITY--installing the more complex systems and network functions required at the network core to take advantage of central processing, support facilities and economies of scale, while distributing the simplest, easiest to maintain and least expensive systems to the network boundary where users are connected to the network;

- STANDARDS-BASED, OPEN MULTI-VENDOR ARCHITECTURE--innovative solutions based on industry standards to enable 3Com's systems to interoperate with any other vendor's equipment;


- INVESTMENT PROTECTION WITH INCREMENTAL EVOLUTION--solutions that allow customers to upgrade their networks to new functionality and higher performance technologies as their needs evolve; and


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-  LOW TOTAL COST OF OWNERSHIP--providing complete enterprise, multiplatform solutions, combined with point-product excellence, which are optimized for total price/performance and efficient, low-cost operations management.

    Under the Transcend Networking framework, 3Com has introduced a number of new and enhanced products, including new stackable Ethernet, Fast Ethernet (100 Mbps Ethernet) and Ethernet-to-ATM switches for connecting workgroups to high-speed backbones, LAN emulation capabilities for its CELLplex family of ATM switches, and Fast Ethernet and Token Ring capabilities for its LANplex family of backbone and departmental switches, and enhanced security capabilities for its AccessBuilder family of remote access servers. For the small office, 3Com introduced the OfficeConnect system of "clippable" network components, the industry's first network system designed specifically for the small office. Additionally, 3Com's industry-leading family of EtherLink adapters have been enhanced with DynamicAccess software, which allows the adapter to perform sophisticated network management functions and provide superior multimedia support, transforming the network adapter from a passive connectivity device to an active network component.

    NETWORK SYSTEMS PRODUCTS

    LAN AND ATM SWITCHING PLATFORMS: 3Com switches provide cost-effective, high-speed links between multiple network segments, simplifying network design and reducing network latency in client/server networks. Switches can also provide direct links to either the desktop or server, providing dedicated capacity to high-bandwidth users. The development of custom ASICs for switching is central to 3Com's switching strategy. Virtually all of 3Com's internally developed switches are based on custom-designed ASICs, which 3Com believes will dramatically improve performance and reliability while reducing costs. 3Com switches are available in either chassis or stackable formats and are optimized to meet the specific need of the network core and its boundaries.

    High-function switches: High-function switches are designed to meet the requirements of the network core (backbone) for high density connectivity, scaleable capacity, reliability and network control, and to meet the migration needs of the customer. In a collapsed backbone environment, high-function switches might act as a high-performance, high-capacity switch connecting multiple boundary switches or hubs, or both, depending on the network design and bandwidth needs of the different network segments. 3Com's chassis (modular) high-function switches include:


- The CELLplex family of ATM switches for aggressive migration to cell-switched network backbones. CELLplex switches include VLAN capabilities for the creation of logical user groups and broadcast domains, as well as integrated ATM forum LAN emulation for smooth Ethernet-to-ATM communications;



- The ONcore line of integrated, multifunction switches for highly integrated migration from shared LANs to packet-switched and cell-switched backbones. The ONcore platform supports a full range of LAN technologies, including shared and switched Ethernet, Token Ring, FDDI and ATM, as well as remote access, routing and communication server functions; and


- The LANplex family of LAN switches for migrating backbone router environments to packet-switched LANs. The LANplex family of LAN switches offers high-performance Ethernet, Fast Ethernet, FDDI and Token Ring switching for data center and department applications.

    Boundary switches: Boundary switches are designed to meet the requirements of the LAN boundary to reduce network latency at the desktop by providing increased bandwidth, and to provide simple, plug-and-play connectivity. These switches can provide either a direct desktop or server connection, or provide for greater network bandwidth by switching between Ethernet or Fast Ethernet hubs and the network backbone. 3Com boundary switches are available in either chassis or stackable format and provide for Ethernet-to-Ethernet, Ethernet-to-Fast Ethernet, Ethernet-to-FDDI, and Ethernet-to-ATM connectivity.

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    HUBS:  Hubs act as concentrators of network traffic generated from the desktop and define specific network segments, relaying the traffic either within the workgroup or onto the network backbone. Unlike switches, each desktop connected through a hub shares the total available bandwidth of the hub with other users. Their relatively low cost per port, manageability and ease-of-use, make hubs a popular choice for workgroup connectivity. Multiple hubs are frequently connected to a switch, which acts as a "hub of a hub," to segment the network and improve overall performance.

    3Com designs, manufactures and markets a full range of Ethernet, Fast Ethernet, Token Ring and FDDI hubs in either stackable or chassis-based configurations. 3Com's SuperStack II stackable network solutions offer customers significant capabilities such as routing, remote access, and network management.

    ENTERPRISE INTERNETWORKING PLATFORMS: Internetworking devices link multiprotocol LANs within the building/campus environment and provide WAN connectivity to link multiple remote locations and provide access to the Internet and other remote network resources. 3Com offers a variety of internetworking solutions that extend the reach of the network, each tailored to the specific needs of the application.


    Backbone and remote office routers: For central sites needing high-performance bridge/routing and a choice of Ethernet, Fast Ethernet, Token Ring, FDDI, ATM and WAN connectivity, 3Com offers the high-density, multiprotocol NETBuilder II bridge/router. Available in a range of compatible chassis with the ability to add additional processing power over time, the NETBuilder II offers a high degree of scaleability to handle evolving LAN and WAN integration requirements. The NETBuilder II also provides the central site connection for NETBuilder Remote Office routers running Boundary Routing" software.



    NETBuilder Remote Office routers, designed for the remote or branch office, support Ethernet and Token Ring LANs, analog and ISDN lines, and System Network Architecture ("SNA") applications over 3Com's Boundary Routing system architecture. Available in either standalone configurations or as part of the SuperStack network system, NETBuilder Remote Office routers simplify remote office connectivity and offer extensive upgradeability and flexibility as remote office routing needs evolve.


    ATM and broadband access products: 3Com has recently introduced a new generation of access devices, including the AccessBuilder 9000 Family and the AccessBuilder 6200, which can deliver a combination of data, voice and video traffic over high speed broadband LAN and WAN networks, including ATM networks.

    Remote network access servers: Remote access servers provide central site connectivity for mobile workers and telecommuters accessing Ethernet or Token Ring networks from remote locations over public telephone lines.

    REMOTE ACCESS CONCENTRATORS: For network service providers with large dial-up networks and for enterprises building large-scale corporate intranets, 3Com offers the AccessBuilder 8000 and AccessBuilder 5000 network access concentrators.

    SMALL OFFICE SYSTEMS: In February 1996, 3Com introduced the OfficeConnect network system, a full range of hubs, servers and remote connectivity devices for the small office. The industry's first complete networking system designed from the outset to meet the needs of small remote sites and small businesses, the OfficeConnect system offers a unique "clippable" design, silent operation and a very small footprint.

    NETWORK MANAGEMENT: In September 1993, 3Com introduced Transcend Network Management, a family of network management applications that represents a significant advance in simplified and logical management of LANs and WANs. Using Transcend applications on the network management platform of choice, network administrators are able to create logical groups of hubs, routers, servers and desktop devices, regardless of physical location, to obtain correlated management information and control.

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    NETWORK ADAPTERS

    Network adapters, also known as network interface cards ("NICs"), are add-in printed circuit boards that allow network servers, personal computers, laptop computers and workstations to connect to the LAN. According to International Data Corporation ("IDC"), a leading market research firm, 3Com is the leading provider of Desktop Ethernet adapters with a 40 percent market share. According to Dataquest, 3Com also leads the market in Ethernet LAN PC Card (formerly PCMCIA) adapters with a 29 percent market share.

    In fiscal 1993, 3Com began shipping its family of EtherLink III adapters with Parallel Tasking technology, based on a 3Com-designed custom ASIC. Parallel Tasking is an innovative architecture that speeds data transfers by allowing separate tasks to be performed in parallel, resulting in higher overall adapter efficiency and performance than would otherwise be possible. 3Com has applied for and received patents on certain aspects of this technology. 3Com's EtherLink III adapters are all designed around 3Com's custom ASIC, which results in products that 3Com believes are inherently more reliable, easier to install and configure, and less expensive to manufacture.

    In fiscal 1995, 3Com introduced a new, higher performance, lower cost version of its popular 10 Mbps EtherLink III adapters and extended the technology to include the new Fast Ethernet (100 Mbps Ethernet) standard. 3Com believes the Fast EtherLink family of adapters provides network managers with a smooth upgrade path to higher speed workgroup connectivity.

    In fiscal 1996, 3Com began developing further advancements to its NIC technology and early in fiscal 1997, 3Com introduced EtherLink XL Ethernet and Fast Ethernet NICs with DynamicAccess technology, which incorporates new features that facilitate the migration to virtual networking and collaborative computing. DynamicAccess software allows the adapter to perform sophisticated network management and configuration functions at the desktop and provides for superior multimedia support and transforms the NIC from a passive connectivity device into an active network component.

    In addition to Ethernet and Fast Ethernet adapters, 3Com offers Token Ring, FDDI and ATM adapters.

  PRODUCT DEVELOPMENT

    3Com's product development efforts are focused exclusively on its strategic product lines: network systems products and network adapters. 3Com's ownership of core networking technologies creates opportunities to leverage its engineering investments and develop more integrated products for simpler, more innovative networking solutions for customers. 3Com plans to invest in emerging technologies for use in existing and future products, as well as to improve and enhance existing products to extend their lifecycles, reduce manufacturing costs and increase functionality. In addition to the development of custom ASICs to improve performance, increase reliability and reduce costs, 3Com is investing in the following areas: network management, Fast Ethernet, ATM and other high speed networking technologies, wireless LAN communications, VLAN capabilities, ISDN and other remote access technologies, enhanced connectivity in IBM environments, and remote access for single and mobile users (including data-over-cable and Asymmetric Digital Subscriber Line ("ADSL") technologies).

  MARKETS AND CUSTOMERS

    3Com's customers are represented among the world's leading industries, including finance, health care, manufacturing, government, education, and service organizations. In fiscal 1994, 3Com began targeting specific vertical markets, including health care, education, finance and government, and is in the process of expanding its major accounts sales force.

    Around the world, 3Com serves its customers through a variety of sales channels including direct and indirect channels. Indirect channels include systems integrators, VARs, distributors, national dealers and

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
resellers, and OEMs. 3Com's multi-channel sales strategy encourages broad market coverage by allowing 3Com sales personnel to create demand for 3Com's products while giving customers the flexibility to choose the most appropriate delivery channels. In fiscal 1995, 3Com began building an end user sales force to target large enterprise accounts and established a separate sales force to market to telephone carriers and network service providers. 3Com has also maintained and expanded Chipcom's relationships with large, single-tier network integrators.

    INTERNATIONAL OPERATIONS: 3Com distinguishes itself from many of its competitors with its dedicated research and development, manufacturing, sales and service organizations outside the United States. 3Com maintains sales offices in over 45 countries, with new offices opened in fiscal 1996 in Eastern Europe, Latin America and the Asia Pacific region. 3Com primarily markets its products internationally through subsidiaries, sales offices and relationships with local distributors in Europe, Canada, Asia Pacific and Latin America.

    CUSTOMER SERVICE: Since global data networking infrastructures are becoming increasingly complex, customers require vendors to help them manage and support their networks' as well as design and build them. Additionally, as customers' networking purchases transition from point-product to connectivity systems, a more solutions-oriented approach to service and support is required. 3Com recognized these trends early and has invested in a comprehensive worldwide service and support organization capable of providing virtually around-the-clock customer support regardless of geographic location. In fiscal 1996, 3Com expanded its worldwide service and support capabilities to offer true 7 day/24 hour support to its customers by doubling the post-sale dedicated customer service engineers in North America, opening additional support centers and providing toll-free support service in Latin America, Europe and the Asia Pacific, as well as adding interactive Internet-based customer support options.

    Worldwide logistics include support and repair centers in the United States, dedicated service organizations in Europe and Asia Pacific regions, "parts banks" at more than 25 locations, and electronic bulletin boards throughout the world. In addition to on-site training, 3Com also provides computer-based courses that allow customers to learn networking technologies at their own pace in their own environments.

  MANUFACTURING AND SUPPLIERS

    3Com's primary production activities are conducted at its Santa Clara, California and Blanchardstown, Ireland facilities. Purchasing, mechanical assembly, burn-in, testing, final assembly, and quality assurance functions are performed at both of these facilities. 3Com also procures certain products and subassemblies through subcontractors. Over the past several years, 3Com has been investing in automating its manufacturing capabilities, decreasing the costs and increasing the quality of both manufacturing design and production. To meet increased demand for its global data networking products, 3Com added new automated production lines in both its California and Ireland plants. In fiscal 1996, construction was completed on a new 225,000 square feet manufacturing facility at its headquarters in Santa Clara, and the Ireland facility was expanded to 120,000 square feet. The new Santa Clara facility, which produces the EtherLink and TokenLink families of network adapters and the SuperStack network system components, tripled the existing manufacturing square footage in Santa Clara. In fiscal 1997, construction began on a new 325,000 square foot manufacturing facility in Singapore which is scheduled to begin volume manufacturing in the third quarter of fiscal 1998 and will produce NICs and certain hub products primarily for distribution in the Asia Pacific region.

    3Com is committed to being an environmentally conscious manufacturer, and pioneered implementation of a chlorofluorocarbon ("CFC")-free semi-aqueous cleaning process at its California plant with DuPont and Corpane Corporations. The same process is used at the Ireland facility, and 3Com met its goal of being CFC-free by the end of calendar year 1993.

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
    Components purchased by 3Com are generally available from multiple suppliers. However, certain components may be available from sole sources. The inability of 3Com to obtain certain components could require 3Com to redesign or delay shipments of several of its data networking products. 3Com has sought to establish close relationships with sole-source suppliers and/or to build up inventory of such components; however, there can be no assurance that production would not be interrupted due to the unavailability of components. 3Com believes that its inventory levels of these components, combined with finished components held by 3Com's suppliers, are adequate for its currently forecasted needs.

  COMPETITION

    Data networking is an emerging field within the information systems industry encompassing both on-premises (e.g., desktop connectivity devices, internetworking platforms, data network switching, and wiring hubs) and off-premises (e.g., wide-area networking) technologies which may be deployed at the edge or the core of the network. 3Com participates primarily in designing, manufacturing and marketing on-premises equipment and has achieved its largest market share of products installed at the edge of the network. 3Com's competitors typically compete in one or more segments of the on-premises sector of the data networking market. These companies are using their resources and technical expertise to improve and expand their product lines in an effort to gain market share. Several competitors are extending their product offerings beyond a single market segment and are pursuing strategies more closely resembling 3Com's global data networking strategy. The industry recently has witnessed a wave of merger, acquisition and strategic partnering activity as many of these companies seek to provide broader networking solutions. A number of factors have contributed recently to increased competitive pressure, particularly pricing pressure. These factors include continuing industry consolidation, expansion by Intel and others of their networking product offerings through acquisitions and investments, a slowdown in customer purchasing decisions of large customers resulting in greater competition to obtain those customer orders that are being made and aggressive pricing by Intel on its Fast Ethernet adapters and recently announced Fast Ethernet switches and hubs.

    NETWORK SYSTEMS PRODUCTS: Competition in the network systems business, formerly characterized by niche-based competitors focused on a single industry segment, is shifting toward more broad-based suppliers offering multiple product lines. This has been achieved through mergers and acquisitions, through joint marketing agreements, and through internally developed products. This industry consolidation, and the convergence of hub, switching and routing technologies on single platforms, will likely continue, intensifying competition among a small group of companies with broad product offerings. Principal competitors in the network systems products market include Bay Networks, Cabletron and Cisco. Additionally, shifting market trends that place a greater importance on switching and remote access have allowed small niche-product companies such as Shiva and Xylan to grow their revenues and gain additional market share.

    3Com, through its Primary Access subsidiary, competes against various manufacturers of the products mentioned above, as well as Ascend Communications, Cisco and USR who manufacture integrated remote access concentrators used by ISPs, carriers and other customers at the core of the network.


    NETWORK ADAPTERS: The market for network adapters is highly competitive, with companies offering products that support a range of Ethernet, Fast Ethernet, Token Ring and FDDI media. Principal competitors in the traditional desktop or mobile adapter market include Intel, IBM Corporation, Madge N.V., Olicom A/S, Standard Microsystems Corporation and Xircom.


    3Com believes it competes favorably in the data networking market by providing customers with a full breadth of products based on leading technologies which, when combined under the Transcend Networking framework, address central site and remote connectivity needs for enterprise customers, and offer innovative solutions for small offices, network service providers and individual users. Additionally, 3Com believes that its products enjoy a reputation for both high quality and reliability.

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  PATENTS, LICENSES AND RELATED MATTERS

    3Com relies on U.S. and foreign patents, copyrights, trademarks and trade secrets to establish and maintain proprietary rights in its technology and products. 3Com has an active program to file applications for and obtain patents in the United States and in selected foreign countries where a potential market for 3Com's products exists. 3Com's general policy has been to seek patent protection for those inventions and improvements likely to be incorporated in its products or otherwise expected to be of value. 3Com has been issued 83 utility patents and six design patents in the U.S., and has been issued 11 foreign patents. Numerous other patent applications are currently pending which relate to 3Com's research and development.

    While 3Com believes that its patents and applications have value, it also believes that its competitive position depends primarily on the innovative skills, technological expertise and management abilities of its employees.

    3Com has been granted licenses by others, including a fully paid, perpetual, non-exclusive license to a patent held by Xerox covering a portion of the Ethernet technology.

    3Com has registered 50 trademarks in the United States and has registered 28 trademarks in one or more of 50 foreign countries. Numerous applications for registration of domestic and foreign trademarks are currently pending.

    Many of 3Com's products are designed to include software or other intellectual property licensed from third parties. 3Com actively seeks to license software that promotes the compatibility of its products with industry standards, including standard protocols and architectures. The loss of rights in software or other intellectual property licensed from a third party and designed into a particular product might disrupt or delay 3Com's distribution of that product. While it may be necessary in the future to seek or renew licenses relating to various aspects of its products, 3Com believes that, based upon past experience and standard industry practice, such licenses generally could be obtained on commercially reasonable terms.

  EMPLOYEES

    As of February 28, 1997, 3Com had approximately 7,059 full-time employees, of whom 1,593 were employed in engineering, 2,852 in sales, marketing and customer service, 1,702 in manufacturing, and 912 in finance and administration. None of 3Com's employees is represented by a labor organization, and 3Com considers its employee relations to be excellent.

  LEGAL PROCEEDINGS

    3Com is a party to lawsuits in the normal course of its business. 3Com and its counsel believe that it has meritorious defenses in all lawsuits in which 3Com or its subsidiaries is a defendant. 3Com does not believe the outcome of these cases will have a material effect on its financial condition or results of operations, but notes that (i) litigation in general and patent litigation in particular can be expensive and disruptive to normal business operations and
(ii) the results of complex legal proceedings can be very difficult to predict with any certainty.

    On March 24, 1997, a putative shareholder class action lawsuit was filed against 3Com and certain of its officers and directors in the California Superior Court, Santa Clara County (Civil Action No. CV764977). The complaint alleges, among other things, fraud, negligent misrepresentation and violations of the California securities laws, including that during the putative class period, sales of 3Com stock by officers and directors of 3Com and acquisitions made with 3Com stock occurred at inflated prices in light of undisclosed information. Specifically, the complaint alleges violations of Sections 25400 and 25500 of the California Corporations Code, Sections 1709 and 1710 of the California Civil Code, and Sections 17200 et seq. and 17500 et seq. of the California Business and Professions Code. The complaint, which covers a putative period of September 24, 1996 through February 10, 1997, does not specify the damages sought. 3Com believes that the action is not meritorious and intends to vigorously contest it. An adverse resolution of the action could have a material adverse effect on 3Com's results of operations and financial condition in the quarter in which such adverse resolution occurs.

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    USR and certain of its directors have been named as defendants in seven lawsuits relating to the Merger. 3Com has been named as a defendant in five of these actions. The lawsuits, which purport to be stockholder class actions brought on behalf of all USR stockholders, allege that the directors of USR have breached their fiduciary duties by approving the Merger Agreement, and that 3Com has aided and abetted this alleged breach of duty. The lawsuits seek an injunction against the Merger and unspecified damages. 3Com and USR believe that these lawsuits are without merit and intend to contest them vigorously. See "Information Concerning USR--Business--Legal Proceedings."


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

  NINE MONTHS ENDED FEBRUARY 28, 1997 AND FEBRUARY 29, 1996

    BUSINESS COMBINATIONS

    During the second quarter of fiscal 1997, 3Com extended its WAN product solutions for enterprise organizations, network service provider and Internet service provider markets with the acquisition of OnStream, a provider of ATM and broadband WAN and access products. The acquisition was completed on October 31, 1996. 3Com issued approximately 3.4 million shares of 3Com Common Stock in exchange for all the outstanding stock of OnStream. 3Com also assumed and exchanged all outstanding options to purchase OnStream stock for options to purchase approximately 400,000 shares of 3Com Common Stock. The acquisition was accounted for as a pooling of interests, and financial data of 3Com for the quarter ended August 31, 1996 has been restated to include the financial information of OnStream for such period.


    On February 26, 1997, 3Com announced a definitive agreement to merge with USR. The merger is expected to be consummated in the first quarter of fiscal 1998. See Note 4 of Notes to Consolidated Financial Statements in 3Com's Quarterly Report on Form 10-Q for the three-month period ended February 28, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus, for additional information concerning these business combinations.


    RESULTS OF OPERATIONS

    3Com achieved record sales for the first nine months of fiscal 1997 totaling $2,317.2 million, an increase of $650.4 million or 39 percent from the corresponding period a year ago. 3Com believes that the year-over-year increase in sales is due to several factors, including growth in the data networking market as the Internet, corporate Intranets, client server applications and remote access services stimulate customers to migrate from shared to switched media and to larger bandwidth and higher speed technologies, such as Fast Ethernet and ATM, to support data, voice and video multimedia traffic. 3Com also believes that the strength of 3Com's product offerings at the edge of the network, including workgroup switches and hubs, the impact of a strong new product cycle in systems and adapter products, the continuous expansion of 3Com's product offerings, and the ability to deliver complete data networking solutions for different connectivity environments contributed to the increase in sales for the first nine months of fiscal 1997 over the same period a year ago.

    Sales of network systems products in the first nine months of fiscal 1997 represented 57 percent of total sales compared to 59 percent in the same period a year ago, and increased 34 percent compared to the first nine months of fiscal 1996. The year-over-year increase in network systems product sales was led primarily by the SuperStack II workgroup switching family, SuperStack II stackable hubs, the CELLplex ATM High-Function switching family, and the ONcore intelligent switching system. The increase in network systems products was partially offset by declines in sales of the AccessBuilder 8000 access concentrator. The increase in sales represented a significant increase in unit volume in workgroup switching and Fast Ethernet stackable hubs, partially offset by a decline in average selling prices of such products.

    Sales of network adapters in the first nine months of fiscal 1997 represented 42 percent of total sales compared to 40 percent in the same period a year ago, and increased 48 percent compared to the first nine months of fiscal 1996. The year-over-year increase in network adapter sales represented a significant

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increase in unit volume, partially offset by a decline in average selling prices. The increase in sales was led primarily by the Fast EtherLink PCI adapters, the EtherLink III family of network adapters, and the EtherLink PC Card adapters.

    Sales of other products represented one percent of total sales in the first nine months of fiscal 1997 compared to two percent in fiscal 1996, and are not significant to 3Com's operations.

    International sales for the first nine months of fiscal 1997 comprised 52 percent of total sales, compared to 53 percent in the first nine months of fiscal 1996. International sales increased 37 percent in all major geographic regions, with especially strong growth in the Asia Pacific and Latin America regions, when compared to the same period a year ago. 3Com believes that the growth in international sales is due primarily to 3Com's continued global expansion through the opening of new sales offices, and the expansion of its worldwide field sales, service and support programs. Substantially all of 3Com's revenues are denominated in U.S. Dollars. 3Com's operations were not significantly impacted by fluctuations in foreign currency exchange rates in the first nine months of fiscal 1997 and 1996.

    Sales in the United States for the first nine months of fiscal 1997 comprised 48 percent of total sales, compared to 47 percent in the first nine months of fiscal 1996. Sales growth in the United States for the first nine months of fiscal 1997 was 41 percent when compared to the first nine months of fiscal 1996.

    Cost of sales as a percentage of sales was 45.6 percent for the first nine months of fiscal 1997, compared to 47.2 percent for the corresponding fiscal 1996 period. The corresponding increase in gross margin in the first nine months of fiscal 1997 primarily reflected an increased shipment mix of higher margin workgroup switching and stackable hub products, and lower product material costs of certain adapter products. Factors causing the increase in gross margin were partially offset by a higher mix of certain lower margin adapter products.

    Total operating expenses in the first nine months of fiscal 1997 were $829.2 million compared to $649.8 million in the first nine months of fiscal 1996. Excluding the acquisition-related charge of $6.6 million for OnStream, total operating expenses in the first nine months of fiscal 1997 were $822.6 million, or 35.5 percent of sales. Excluding the acquisition-related charge of $69.0 million for Chipcom, total operating expenses in the first nine months of fiscal 1996 were $580.8 million, or 34.8 percent of sales. Recurring operating expenses increased $241.8 million, or 42 percent.

    In the first nine months of fiscal 1997, sales and marketing expenses increased $138.6 million or 40 percent from the prior year and increased to 20.8 percent of sales, compared to 20.6 percent of sales in the first nine months of fiscal 1996. The increase in such expenses reflected increased costs associated with higher sales volume, marketing promotions and customer support programs, and a 54 percent year-over-year increase in sales and marketing personnel, as 3Com invested in the expansion of its direct sales force.

    Research and development expenses increased $75.1 million or 45 percent in the first nine months of fiscal 1997, and increased as a percentage of sales to
10.5 percent compared to 10.0 percent in the first nine months of fiscal 1996. The increase in research and development expenses was primarily attributable to the cost of developing 3Com's new products, primarily switching and network management, and 3Com's expansion into new technologies and markets. 3Com believes the timely introduction of new technologies and products is crucial to its success, and plans to continue to make acquisitions or strategic investments to accelerate time to market where appropriate. Most of the in-process research and development projects acquired in connection with 3Com's business acquisitions have been completed. 3Com estimates that the remaining costs in connection with the completion of outstanding acquired research and development projects are not significant, and are primarily made up of labor costs for design, prototype development and testing.

    General and administrative expenses increased $28.1 million, or 41 percent in the first nine months of fiscal 1997, but remained flat as a percentage of sales at 4.2 percent for the first nine months of fiscal 1997 and 1996. The increase in general and administrative expenses reflected an expansion of 3Com's infrastructure, including an increase in personnel of 43 percent compared to the prior year.

    Other income (net) was $14.2 million for the first nine months of fiscal 1997, compared to $4.9 million in the corresponding period one year ago. The increase in other income was due primarily to higher interest income on larger cash balances in fiscal 1997.

    3Com's effective income tax rate was 36.1 percent in the first nine months of fiscal 1997 and 36.8 percent in the first nine months of fiscal 1996. Excluding the merger costs associated with the OnStream acquisition, which were not tax deductible, the effective tax rate was 35.6 percent for the first nine months of fiscal 1997. Excluding the merger costs associated with the Chipcom acquisition, which were not fully tax deductible, the effective tax rate was
34.9 percent for the first nine months of fiscal 1997.

    Net income for the first nine months of fiscal 1997 was $284.8 million, or $1.53 per share, compared to net income of $148.4 million, or $0.84 per share, for the first nine months of fiscal 1996. Excluding the aforementioned $6.6 million charge associated with the acquisition of OnStream, net income was $291.4 million, or $1.57 per share, for the first nine months of fiscal 1997. Excluding the $69.0 million charge associated with the acquisition of Chipcom, net income was $197.6 million, or $1.12 per share, for the first nine months of fiscal 1996.

    CURRENT OPERATING RESULTS

    3Com experienced a decrease in sales of $33.5 million or 4 percent during the third quarter of fiscal 1997 compared to the second quarter of fiscal 1997. 3Com believes its results reflect recent slowed growth in the networking industry, in combination with increased competitive pricing pressures in the form of aggressive price reductions and product promotions for certain products, particularly network adapters, stackable hubs, and workgroup switches. 3Com also experienced declines in its router business, which 3Com believes are primarily due to delays in large enterprise customer orders. 3Com believes that the industry is transitioning from shared to switched networks and more volume-based pricing and distribution, and that these transitions may be adversely affecting customer purchasing decisions. Competitive pricing pressures in adapters, stackable hubs and workgroup switches have resulted in average selling prices declining more rapidly than in the past. 3Com believes such pricing trends, as well as the uncertainties created by the trend towards switched networks, may adversely affect the industry's and 3Com's growth rates in the coming quarters, and consequently, 3Com's historical growth rates should not be relied upon as an indication of its future performance.

    Sales of network systems products in the third quarter of fiscal 1997 decreased six percent compared to the second quarter of fiscal 1997. The sequential decline was primarily due to decreases in sales of SuperStack II 10 Mbps Ethernet hubs and NETBuilder II routers, but was partially offset by continued growth in the CELLplex ATM High-Function switching family. 3Com experienced a decline in average selling prices resulting from increased competition and pricing pressures in Fast Ethernet stackable hubs and workgroup switching products, which was offset by an increase in unit volume.

    Sales of network adapters in the third quarter of fiscal 1997 decreased two percent compared to the second quarter of fiscal 1997. The sequential decline resulted from declines in sales of EtherLink III adapters and from significant price protection reserves taken on Fast Ethernet adapter products. During the third quarter of fiscal 1997, a major competitor reduced its average selling prices on Fast Ethernet adapter products by approximately 40 percent. 3Com immediately responded with similar price cuts.

    Cost of sales as a percentage of sales was 45.5 percent for the third quarter of fiscal 1997, compared to 45.3 percent in the second quarter of fiscal 1997. The corresponding decline in gross margin in the third quarter of fiscal 1997 primarily reflected a decline in average selling prices for Fast Ethernet adapters during the quarter due to competitive pricing pressures partially offset by lower provisions for excess and obsolete inventories. The Company believes that the competitive pricing pressures in the Fast Ethernet adapters, stackable hub and workgroup switching products will most likely result in declines in gross margins.

    Total operating expenses in the third quarter of fiscal 1997 were $299.1 million or 38.0 percent of sales, compared to $286.5 million or 34.9 percent of sales in the second quarter of fiscal 1997. Excluding the acquisition-related charge of $6.6 million for OnStream, total operating expenses in the second quarter of fiscal 1997 were $279.9 million, or 34.1 percent of sales. Overall operating expenses as a percentage of sales increased primarily due to the decline in sales growth. During the quarter, the Company took steps to slow the growth in operating expense levels for future quarters.

    Net income for the third quarter of fiscal 1997 was $87.6 million, or $0.47 per share, compared to net income of $105.6 million, or $.56 per share for the second quarter of fiscal 1997. Excluding the $6.6 million acquisition-related charge associated with the acquisition of OnStream, net income was $112.2 million, or $.60 per share for the second quarter of fiscal 1997.

  FISCAL YEARS ENDED MAY 31, 1996, 1995 AND 1994

    BUSINESS COMBINATIONS

    During the fiscal year ended May 31, 1996, 3Com enhanced its enterprise-wide networking solutions with two acquisitions. On March 12, 1996, 3Com acquired AXON, a technological leader in remote network management and monitoring of data network traffic. The purchase price consisted of cash, net of cash acquired, of approximately $60.2 million, which was paid using funds from the Company's working capital, and assumption of stock options with a fair value of approximately $3.7 million. The acquisition was accounted for as a purchase and, accordingly, the acquired assets and liabilities were recorded at their estimated fair market values at the date of acquisition. The aggregate purchase price of $65.3 million, including $1.4 million of costs directly attributable to the completion of the acquisition, has been allocated to the assets acquired and the liabilities assumed. Approximately $52.4 million of the total purchase price represented the value of in-process technology that had not yet reached technological feasibility, had no alternative future use and was charged to 3Com's operations in the fourth quarter of fiscal 1996. 3Com's consolidated results of operations for the fiscal year ended May 31, 1996 include the operating results of AXON from the date of acquisition.

    On October 13, 1995, 3Com acquired Chipcom, a provider of computer networking multifunction platforms, including hubs, switching and network management products. 3Com issued approximately 18.3 million shares of 3Com Common Stock in exchange for all the outstanding common stock of Chipcom. 3Com also assumed and exchanged all outstanding options to purchase Chipcom common stock for options to purchase approximately 2.4 million shares of 3Com Common Stock. The acquisition was accounted for as a pooling of interests, and all financial data of 3Com prior to the acquisition has been restated to include the historical information of Chipcom. No significant adjustments were required to conform the accounting policies of 3Com and Chipcom. In connection with the acquisition of Chipcom, acquisition-related costs of $69.0 million were charged to operations in the second quarter of fiscal 1996. These charges consisted primarily of expenses for the elimination of duplicate and discontinued products and facilities, related severance costs and direct transaction costs.

    On June 9, 1995, 3Com extended its market presence to network service providers and carriers with the acquisition of Primary Access Corporation ("Primary Access"), a provider of integrated network access systems. 3Com issued approximately 4.6 million shares of 3Com Common Stock in exchange for all of the outstanding stock of Primary Access. 3Com also assumed and exchanged all outstanding options and warrants to purchase Primary Access stock for options and warrants to purchase approximately 1.0 million shares of 3Com Common Stock. The acquisition was accounted for as a pooling of interests, and all financial data of 3Com prior to the acquisition has been restated to include the historical information of Primary Access. No significant adjustments were required to conform the accounting policies of 3Com and Primary Access.

    In fiscal 1995, 3Com acquired Sonix Communications, Ltd. ("Sonix"), a provider of ISDN connectivity solutions in the United Kingdom, and Chipcom acquired Artel Communications Corporation ("Artel"), a provider of high-performance communication systems for the internetworking and video distribution markets. 3Com issued an aggregate of approximately 3.6 million shares of 3Com Common Stock in exchange for all the outstanding stock of the acquired companies. Both acquisitions were accounted for as poolings of interests. Also in fiscal 1995, 3Com acquired NiceCom, Ltd. ("NiceCom"), an innovator of ATM technology, and Chipcom acquired DSI ExpressNetworks, Inc. ("DSI"), a developer of intelligent hubs and internetworking products. Both acquisitions were accounted for as purchases. Fiscal 1995 results included a $68.7 million pre-tax charge to operations for the effect of purchased in-process technology related to fiscal 1995 purchase transactions.

    In fiscal 1994, 3Com acquired Synernetics, Inc. ("Synernetics"), a market leader in LAN switching products, and Centrum Communications, Inc. ("Centrum"), an innovator of remote access products. Both acquisitions were accounted for as purchases. 3Com also entered into a technology licensing agreement with Pacific Monolithics, Inc., a developer of wireless communications. See Note 12 of Notes to Consolidated Financial Statements in 3Com's Annual Report on Form 10-K for the fiscal year ended May 31, 1996, incorporated by reference in this Joint Proxy Statement/Prospectus. Fiscal 1994 results included a $134.5 million pre-tax charge to operations for the combined effect of purchased in-process technology related to the acquisitions and the license agreement.

    See Notes 3 and 13 of Notes to Consolidated Financial Statements in 3Com's Annual Report on Form 10-K for the fiscal year ended May 31, 1996, incorporated by reference in this Joint Proxy Statement/ Prospectus, for additional information concerning the above business combinations.

    RESULTS OF OPERATIONS

    Fiscal 1996 sales increased 46 percent to $2.3 billion from $1.6 billion in fiscal 1995. This compares to a 58 percent increase in sales in fiscal 1995 from fiscal 1994 sales of $1.0 billion. 3Com believes that the increase in fiscal 1996 and 1995 sales is due to several factors, including continued strength in the data networking market as customers migrate to new technologies such as LAN switching and Fast Ethernet, increases in worldwide personal computer sales, rapid growth in sales outside the U.S., and the continuous expansion of 3Com's product offerings and its ability to deliver complete data networking solutions for different connectivity environments.

    Sales of network systems products (i.e., internetworking platforms, remote access servers, hubs, switching products and customer service) in fiscal 1996 represented 59 percent of total sales and increased 56 percent from fiscal 1995. This followed a 72 percent increase in systems sales in fiscal 1995 from fiscal 1994. Sales of systems products in fiscal years 1995 and 1994 represented 55 percent and 51 percent of total sales, respectively. The increase in fiscal 1996 network systems product sales was led primarily by the LinkBuilder FMS II stackable hub, the LANplex and LinkSwitch families of switching products, the AccessBuilder 8000 integrated network access system and the ONcore intelligent switching system. The increase in network systems products was partially offset by declines in sales of certain product lines acquired from Chipcom. The increase in fiscal 1995 network systems product sales was led primarily by the aforementioned LinkBuilder FMS II stackable hub and the LANplex family of switching products as well as the NETBuilder Remote Office internetworking system and Chipcom's ONline family of intelligent switching systems. Customer service revenue is included in network systems products (previously this revenue was classified as other products), and accordingly, all sales composition and growth percentages reflect this reclassification.

    Sales of network adapters in fiscal 1996 represented 40 percent of total sales and increased 35 percent from fiscal 1995. This followed a 45 percent sales increase in network adapters in fiscal 1995 from fiscal 1994. Sales of network adapters in fiscal years 1995 and 1994 represented 43 percent and 46 percent of total sales, respectively. The increase in fiscal 1996 network adapter sales represented a significant increase in unit volume, primarily the result of increased sales of the EtherLink III network adapter and the EtherLink PC Card adapter and the introduction of the Fast EtherLink PCI adapter. The trend toward decreasing average selling prices in all adapter products continued in fiscal 1996, but was mostly offset by the increased mix of Fast Ethernet and PC Card products, which carry higher average selling prices. The increase in fiscal 1995 network adapter sales represented an increase in unit volume partially offset by continuation of the industry-wide trend toward decreasing average selling prices, particularly in the Token Ring market. The increase in unit volume primarily resulted from sales of the EtherLink III network adapter, but was also favorably impacted by sales of the EtherLink PC Card adapter.

    Sales of other products represented one percent of total sales in fiscal 1996, two percent in fiscal 1995, and three percent of total sales in fiscal 1994. Sales of other products are not significant to 3Com's operations, as expected.

    Sales outside of the United States comprised 53 percent of total sales in fiscal 1996, compared to 52 percent in fiscal 1995 and 49 percent in fiscal 1994. In fiscal 1996, international and U.S. sales increased 48 percent and 44 percent, respectively, from fiscal 1995. In fiscal 1995, international and U.S. sales increased 66 percent and 49 percent, respectively, from fiscal 1994. 3Com believes that the increase in international sales was a result of strong growth in the Asia Pacific region, the breadth of 3Com's product offerings, its continued global expansion through the opening of new sales offices in Asia, Latin America and Europe, and the expansion of worldwide service and support programs. 3Com's operations were not significantly impacted by fluctuations in foreign currency exchange rates in fiscal years 1996, 1995 and 1994.

    Cost of sales as a percentage of sales was 47.1 percent in fiscal 1996, compared to 46.3 percent in fiscal 1995 and 48.0 percent in fiscal 1994. The 0.8 percentage point reduction in gross margin in fiscal 1996 resulted primarily from a higher mix of certain lower margin adapter and network access system products and increased provisions for obsolete and excess inventory, which taken separately would have reduced gross margin by 2.2 percentage points. Factors causing the decline in gross margin were partially offset by a favorable shipment mix toward 3Com's switching products and reductions in adapter product material costs, which taken separately would have improved gross margin by 1.4 percentage points. The improvement in gross margin in fiscal 1995 resulted primarily from a favorable shipment mix of 3Com's switching products, reductions in adapter product material costs and lower provisions for obsolete and excess inventory, which taken separately would have improved gross margins by 1.7 percentage points.

                         SUMMARY OF OPERATING EXPENSES

                                             FISCAL 1996             FISCAL 1995             FISCAL 1994
                                        ----------------------  ----------------------  ----------------------
                                                   PERCENT OF              PERCENT OF              PERCENT OF
                                         AMOUNT       SALES      AMOUNT       SALES      AMOUNT       SALES
                                        ---------  -----------  ---------  -----------  ---------  -----------
                                                                (DOLLARS IN THOUSANDS)
Sales and marketing...................  $ 475,769        20.4%  $ 319,310        20.0%  $ 217,197        21.5%
Research and development..............    233,107        10.0     166,327        10.4     101,085        10.0
General and administrative............     97,395         4.2      66,462         4.2      49,733         4.9
Non-recurring charges:
  Purchased in-process technology.....     52,353         2.2      68,696         4.3     134,481        13.3
  Acquisition-related charges and
    other.............................     69,950         3.0      10,125         0.6      --          --
                                        ---------         ---   ---------         ---   ---------         ---
    Total operating expenses..........  $ 928,574        39.9%  $ 630,920        39.6%  $ 502,496        49.7%
                                        ---------         ---   ---------         ---   ---------         ---
                                        ---------         ---   ---------         ---   ---------         ---
    Total operating expenses excluding
      non-recurring charges...........  $ 806,271        34.6%  $ 552,099        34.6%  $ 368,015        36.4%
                                        ---------         ---   ---------         ---   ---------         ---
                                        ---------         ---   ---------         ---   ---------         ---

    Total operating expenses in fiscal 1996 were $928.6 million, compared to $630.9 million in fiscal 1995 and $502.5 million in fiscal 1994. Excluding the acquisition-related charge of $69.0 million related to the acquisition of Chipcom, the charge of $52.4 million for purchased in-process technology associated with the acquisition of AXON (see Note 13 of Notes to Consolidated Financial Statements in 3Com's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 incorporated by reference in this Joint Proxy Statement/Prospectus) and a charge of $1.0 million for a settlement of litigation, total operating expenses in fiscal 1996 would have been $806.3 million, or 34.6 percent of sales. Excluding the charge of $68.7 million for purchased in-process technology and a non-recurring charge of $10.1 million, which consisted of approximately $11.2 million in merger transaction costs associated with the acquisitions of Artel, Primary Access and Sonix and a credit of $1.1 million for the reduction in accrued costs relating to the fiscal 1991 restructuring, total operating expenses in fiscal 1995 would have been $552.1 million, or 34.6 percent of sales. Excluding the charge of $134.5 million for purchased in-process technology resulting from the acquisitions of Synernetics and Centrum and the technology licensing agreement, total operating expenses in fiscal 1994 would have been $368.0 million, or 36.4 percent of sales.

    Sales and marketing expenses in fiscal 1996 increased $156.5 million or 49 percent from fiscal 1995. The increase in such expenses reflected increased selling costs related to the 46 percent increase in sales volume, higher costs associated with marketing promotions and sales support programs, and a year-over-year increase in sales and marketing personnel of 35 percent. 3Com believes the increase in sales and marketing expenses is also a direct result of the Chipcom acquisition. Sales and marketing expenses in fiscal 1995 increased $102.1 million or 47 percent from fiscal 1994. The increase in such expenses reflected increased selling costs related to the 58 percent increase in sales volume, the cost of introducing and promoting 3Com's new and existing products, and a year-over-year increase in sales and marketing personnel of 32 percent. As a percentage of sales, sales and marketing expenses were 20.4 percent in fiscal 1996, compared to 20.0 percent in fiscal 1995 and 21.5 percent in fiscal 1994.

    Research and development expenses in fiscal 1996 increased $66.8 million or 40 percent from the prior year, compared to a fiscal 1995 increase of $65.2 million or 65 percent from fiscal 1994. The increase in research and development expenses was primarily attributable to the cost of developing new products, including 3Com's expansion into new technologies and markets. Full time research and development personnel increased 27 percent and 35 percent in fiscal 1996 and 1995, respectively. The increase in research and development expenses is consistent with 3Com's continued commitment to develop and introduce high quality, innovative products. As a percentage of sales, research and development expenses were 10.0 percent in fiscal 1996, compared to 10.4 percent in fiscal 1995 and 10.0 percent in fiscal 1994.

    3Com believes the timely introduction of new technologies and products is crucial to its success, and plans to continue to make acquisitions to accelerate time to market where appropriate. Most of the in-process research and development projects acquired in connection with businesses purchased by 3Com prior to fiscal 1996 have been completed. Development work associated with projects still in process is proceeding as expected. Such development activities primarily include the development of products with remote monitoring functionality for the enterprise market. The costs for the projects in process are primarily labor costs for design, prototype development and testing. As of May 31, 1996, 3Com estimates that an aggregate of approximately $7 to $13 million dollars will be expensed over the next 18 to 24 months in connection with completion of such acquired research and development projects. 3Com anticipates future research and development spending, including costs remaining for the completion of these purchased in-process research and development projects, will not significantly differ from the historical trend of research and development expenses as a percent of sales.

    General and administrative expenses in fiscal 1996 increased $30.9 million or 47 percent from the prior year, compared to a fiscal 1995 increase of $16.7 million or 34 percent from fiscal 1994. The increase in general and administrative expenses reflects the worldwide expansion of 3Com's infrastructure through internal growth and acquisitions. As a percentage of sales, such expenses remained flat at 4.2 percent in fiscal 1996 and 1995, and decreased from 4.9 percent in fiscal 1994.

    Other income (net) was $6.8 million in fiscal 1996, compared to $4.9 million in fiscal 1995 and $4.0 million in fiscal 1994. These amounts consist primarily of interest income, which has increased $9.3 million and $7.2 million in fiscal 1996 and 1995, respectively, due primarily to larger cash and investment balances and higher interest rates. Partially offsetting this increase in other income was the issuance of $110.0 million of convertible subordinated notes in the second quarter of fiscal 1995, which in addition to increasing cash balances, contributed to increases in interest expense of $5.5 million and $6.5 million in fiscal 1996 and 1995, respectively.

    Non-operating income was favorably impacted during fiscal 1994 as 3Com realized a non-recurring gain of $17.7 million from the sale of 3Com's investment in Madge N.V.

    3Com's effective income tax rate was 42 percent in fiscal 1996. Excluding the purchased in-process technology charge, which was not tax deductible, and the nondeductible portion of the merger costs associated with the Chipcom acquisition, the effective tax rate would have been 35 percent. 3Com's effective income tax rate was 37 percent in fiscal 1995. Excluding the merger costs associated with the Sonix and Primary Access acquisitions, which were not tax deductible, the effective tax rate would have been 36 percent. In fiscal 1994, 3Com provided $57.1 million for income taxes on income before income taxes of $45.2 million because a significant portion of the purchased in-process technology charges were not tax deductible. In addition, the income tax rate in fiscal 1994 reflected the recognition of a net benefit of $1.2 million, which resulted from retroactive changes to the Revenue Reconciliation Act of 1993. Excluding the effect of the non-recurring items in fiscal 1994, the effective tax rate would have been 35 percent.

    Net income for fiscal 1996 was $177.9 million, or $1.00 per share, compared to net income of $144.6 million, or $0.84 per share for fiscal 1995 and a net loss for fiscal 1994 of $11.9 million, or $0.08 per share. Net income for fiscal 1996 included the aforementioned acquisition-related charge of $69.0 million, the $52.4 million charge for purchased in-process technology and the $1.0 million charge for a litigation settlement. Excluding these charges, 3Com would have realized net income of $280.0 million, or $1.58 per share for fiscal 1996. Net income for fiscal 1995 included the aforementioned $68.7 million charge for purchased in-process technology, the $11.2 million charge for merger costs and the $1.1 million credit for the reduction in the restructuring reserve. Excluding these charges and gains, 3Com would have realized net income of $195.5 million, or $1.14 per share for fiscal 1995. Net income for fiscal 1994 included the aforementioned $134.5 million charge for purchased in-process technology, the $17.7 million gain from the sale of an investment and the $1.2 million tax benefit. Excluding these charges and gains, 3Com would have realized net income of $103.7 million, or $0.66 per share for fiscal 1994. Net income per share for fiscal 1995 and net loss per share for fiscal 1994 have been restated to reflect the two-for-one stock split on August 25, 1995.

  EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that 3Com review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 was effective for 3Com's fiscal year beginning June 1, 1996. The adoption of this statement did not have a material impact on 3Com's financial position or results of operations.

    The FASB also issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Company adopted SFAS 123 for the fiscal year beginning June 1, 1996. This statement establishes accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans. Under SFAS 123 3Com may either adopt the new fair value based accounting method or continue the intrinsic value based method and provide pro forma disclosures of net income and earnings per share as if the accounting provisions of this statement had been adopted. 3Com plans to adopt only the disclosure requirements of SFAS 123; therefore such adoption had no effect on 3Com's financial position or results of operations.

    In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." This Statement establishes and simplifies standards for computing and presenting earnings per share. SFAS 128 will be effective for 3Com's third quarter of fiscal 1998, and requires restatement of all previously reported earnings per share data that are presented. Early adoption of this Statement is not permitted. SFAS 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share. 3Com expects that basic earnings per share amounts will be accretive compared to 3Com's primary earnings per share amounts, and diluted earnings per share amounts will not be materially different from 3Com's fully diluted earnings per share amounts.

  LIQUIDITY AND CAPITAL RESOURCES

    Cash, cash equivalents and temporary cash investments at February 28, 1997 were $794.0 million, increasing $294.7 million from May 31, 1996.

    For the nine months ended February 28, 1997, net cash generated from operating activities was $443.3 million. Trade receivables at February 28, 1997 increased $145.5 million to $504.7 million from May 31, 1996. Days sales outstanding in receivables was 58 days at February 28, 1997, compared to 49 days at May 31, 1996, due in part to the shortened accounting period in February, which has historically increased the days sales outstanding metric for receivables. Inventory levels at February 28, 1997 increased $14.5 million from the prior fiscal year-end to $255.5 million. Inventory turnover was 5.8 turns at February 28, 1997, compared to 5.4 turns at May 31, 1996.

    During the nine months ended February 28, 1997, 3Com made $182.0 million in capital expenditures. Major capital expenditures included purchases of land in Santa Clara, California, the U.K. and Ireland, purchases and upgrades of desktop systems, upgrades and additions to product manufacturing lines and facilities in Ireland and Santa Clara, purchase of a building in the U.K., and the continuing development of 3Com's worldwide information systems.

    During the first nine months of fiscal 1997, 3Com received cash of $52.7 million from the sale of its common stock to employees through its employee stock purchase and option plans.

    During the third quarter of fiscal 1997, 3Com signed a lease which combines and replaces three prior agreements on 3Com's existing headquarters site and on land adjacent to its existing headquarters site. The previous leases included the Great America site and Phase I and II of land adjacent to the Great America site. The Great America site represented 495,000 square feet of office and manufacturing space and was initially occupied in the first quarter of fiscal 1991. Phase I represented 225,000 square feet of office and manufacturing space adjacent to its existing headquarters, and was initially occupied in the first quarter of fiscal 1996. Phase II represented 150,000 square feet of office and manufacturing space and a parking garage built on land adjacent to its existing headquarters, and was initially occupied in the third quarter of fiscal 1997.

    The new combined lease includes approximately 870,000 square feet of office and manufacturing space and a parking garage, and expires in November, 2001 with an option to extend the lease term for two successive periods of five years each. The new lease provides 3Com with an option to purchase the combined property or at the end of the lease arrange for the sale of the property to a third party with 3Com retaining a maximum obligation of up to $152.6 million to the seller of the property. 3Com began lease payments on the new combined lease in the third quarter of fiscal 1997, which are not materially different from the payments on the previously separate leases.

    During the second quarter of fiscal 1997, 3Com Technologies, a wholly-owned subsidiary of 3Com, signed a lease for seven acres of land in Changi, Republic of Singapore. 3Com began construction of a 325,000 square foot office and manufacturing facility in December of 1996, and plans to occupy the facility in the third quarter of fiscal 1998.

    During the second quarter of fiscal 1997, 3Com purchased a 14.25 acre parcel of land and signed a two-year lease for an adjacent 57.75 acre parcel of land, both of which are near its existing headquarters in Santa Clara. The lease arrangement provides 3Com with an option to purchase the related property or at the end of the lease arrange for the sale of the property to a third party with 3Com retaining a maximum obligation of up to $49.5 million to the seller of the property.

    The three aforementioned leases require 3Com to maintain specified financial covenants, all of which 3Com was in compliance with as of February 28, 1997.

    As of February 28, 1997, 3Com had outstanding approximately $65 million in commitments primarily associated with the construction and expansion of office and manufacturing space in Singapore, Ireland and the U.K.

    3Com is generally not exposed to material foreign currency risk. However, in certain cases, 3Com enters into foreign currency contracts to hedge exposures as they arise (see Note 10 of Notes to the Consolidated Financial Statements in 3Com's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 incorporated by reference in this Joint Proxy Statement/Prospectus).

    3Com had a $40 million revolving bank credit agreement which expired December 31, 1996. In December 1996, 3Com renegotiated the revolving bank credit agreement, which now provides for borrowings of up to $100 million, and expires December 20, 1999. Payment of cash dividends are permitted under the credit agreement, subject to certain limitations based on net income levels of 3Com. 3Com has not paid and does not anticipate it will pay cash dividends on its common stock. The credit agreement requires 3Com to maintain specified financial covenants. As of February 28, 1997, no amount was outstanding under the credit agreement and 3Com was in compliance with all required covenants.

    Based on current plans and business conditions, 3Com believes that its existing cash and equivalents, temporary cash investments, cash generated from operations and the available revolving credit agreement will be sufficient to satisfy anticipated operating cash requirements for at least the next twelve months.

MANAGEMENT

    The directors and executive officers of 3Com and their ages as of February 28, 1997 are as follows:

NAME                                                          AGE                         POSITION(1)
--------------------------------------------------------      ---      --------------------------------------------------
Eric A. Benhamou........................................          41   Chairman and Chief Executive Officer
Debra J. Engel..........................................          44   Senior Vice President, Corporate Services
John H. Hart............................................          51   Senior Vice President and Chief Technical
                                                                       Officer
Richard W. Joyce........................................          41   Senior Vice President, New Business
                                                                       Operations
Alan J. Kessler.........................................          39   Senior Vice President, Global Systems Sales
                                                                       and Services
Christopher B. Paisley..................................          44   Senior Vice President, Finance and Chief
                                                                       Financial Officer
Janice M. Roberts.......................................          41   Senior Vice President, Marketing
Douglas C. Spreng.......................................          53   Executive Vice President, 3Com Interface
                                                                       Products
Thomas L. Thomas........................................          48   Senior Vice President and Chief Information
                                                                       Officer, Global Information Systems
James L. Barksdale......................................          54   Director
Gordon A. Campbell......................................          52   Director
David W. Dorman.........................................          43   Director
Jean-Louis Gassee.......................................          53   Director
Stephen C. Johnson......................................          54   Director
Philip C. Kantz.........................................          53   Director
William F. Zuendt.......................................          50   Director

------------------------

(1) In addition, as of February 28, 1997, Robert J. Finocchio was President, 3Com Systems. Mr. Finocchio announced his resignation from 3Com in April 1997, but currently remains an employee of 3Com.

    Eric A. Benhamou has been 3Com's President and Chief Executive Officer since April 1990 and September 1990, respectively. Mr. Benhamou became Chairman of the Board of Directors of 3Com in July 1994. Mr. Benhamou served as 3Com's Chief Operating Officer from April 1990 through September 1990. From October 1987 through April 1990, Mr. Benhamou held various general management positions within 3Com. Prior to that, Mr. Benhamou was one of the founders of Bridge Communications, Inc., in September 1981, and held various executive positions in that company in the field of engineering and product development, most recently as Vice President of Engineering, until that company merged with 3Com in September 1987. Mr. Benhamou serves as a Director of Cypress Semiconductor, Inc., Legato Systems, Inc. and Netscape Communications Corporation.

    Debra J. Engel has been Senior Vice President, Corporate Services since August 1996. From March 1990 through July 1996, Ms. Engel was Vice President, Corporate Services. From the time Ms. Engel joined 3Com in November 1983 until March 1990, she was Vice President, Human Resources. Prior to that, she was with Hewlett-Packard Company for seven years, most recently as Corporate Staffing Manager at Hewlett-Packard's Corporate Headquarters. Ms. Engel also serves as a director of Aspect Telecommunications and California Strategic Human Resource Partnership.

    John H. Hart has been Senior Vice President and Chief Technical Officer since August 1996. From the time Mr. Hart joined 3Com in September 1990 until July 1996, he was Vice President and Chief Technical Officer. Prior to joining 3Com, Mr. Hart worked for Vitalink Communications Corporation for seven years, where he held various executive positions in product engineering and development. Mr. Hart's final position with Vitalink was Vice President of Network Products.

    Richard W. Joyce has been Senior Vice President, New Business Operations since August 1996. From June 1995 through July 1996, Mr. Joyce was Vice President, New Business Operations. From June 1993 to June 1995, Mr. Joyce served as Vice President, Sales Europe and Asia/Pacific Rim (APR). From January 1990 to June 1995, Mr. Joyce served as President, 3Com Europe Limited. Mr. Joyce joined 3Com in November 1987 as Sales Manager of 3Com (UK) Limited, a position he held until September 1988. From September 1988 until January 1990, Mr. Joyce served as Managing Director of 3Com (UK) Limited. Most recently prior to joining 3Com, Mr. Joyce held the position of Managing Director Europe for State Street Trade Development Corporation from 1985 through 1987.

    Alan J. Kessler became Senior Vice President, Global Systems Sales and Services in August 1996. From June 1995 to July 1996, Mr. Kessler served as Vice President, Customer Service Operations. From June 1993 through June 1995, Mr. Kessler served as Vice President, Systems Sales-North America. From May 1991 through May 1993, Mr. Kessler served as Vice President and General Manager, Network Systems Division. From April 1990 until May 1991, Mr. Kessler served as Vice President and General Manager, Distributed Systems Division. Previously, he served as Product Marketing Manager of the Distributed Systems Division from November 1988 through April 1990 and as Product Line Manager from October 1985 through November 1988.

    Christopher B. Paisley has been 3Com's Senior Vice President, Finance and Chief Financial Officer since August 1996. From the time Mr. Paisley joined 3Com in September 1985 until July 1996, he was Vice President, Finance and Chief Financial Officer. Prior to joining 3Com, Mr. Paisley was Vice President, Finance of Ridge Computers from May 1982 to September 1985. Previously, Mr. Paisley was employed by Hewlett-Packard Company for five years in a variety of accounting and finance positions. Mr. Paisley also serves as a director of Applied Digital Access, Inc.

    Janice M. Roberts has been Senior Vice President, Marketing since August 1996. From June 1992 through July 1996, Ms. Roberts was Vice President, Marketing. From February 1994 to June 1995, Ms. Roberts also served as General Manager, Personal Office Division. From February 1992 until June 1992, Ms. Roberts was Vice President and General Manager of the Premises Distribution Division. During the period January 1989 to February 1992, Ms. Roberts served as Director of BICC Technologies Limited and President of BICC Technologies, Inc. and BICC Communications, Inc. She was also Chairman and Managing Director of BICC Data Networks Limited. From December 1986 through January 1989, Ms. Roberts was Manager of Sales and Marketing of STC Components Ltd. located in Harlowe, United Kingdom.

    Douglas C. Spreng was promoted to Executive Vice President, 3Com Interface Products in August 1996. From July 1995 to July 1996, Mr. Spreng served as Vice President, Personal Connectivity Operations. He joined 3Com as Vice President and General Manager of 3Com's Network Adapter Division in March 1992. Prior to joining 3Com, Mr. Spreng was President and Chief Operations Officer of Domestic Automation Company, a private communications system start-up company based in San Carlos, California. Previously, Mr. Spreng spent 23 years with Hewlett-Packard Company (HP) in a variety of key marketing, manufacturing and general management positions, including General Manager of HP's Commercial Systems Group. Most recently he served as General Manager of HP's Manufacturing Applications Group. Mr. Spreng also serves as a director of Contango (previously Creative Insights) and Com 21.

    Thomas L. Thomas has been Senior Vice President and Chief Information Officer, Global Information Systems since August 1996. From September 1995 through July 1996, Mr. Thomas was Vice President and Chief Information Officer, Global Information Systems. Prior to joining 3Com, Mr. Thomas had been President and Chief Information Officer of Dell Computer Corporation, a manufacturer of personal computers, from 1993 to 1995. Prior to that, Mr. Thomas served as Vice President of Management Information Systems at Kraft General Foods from 1987 to 1993, and at Sara Lee Corporation from 1981 to 1987.

    James L. Barksdale has served on the 3Com Board since 1987. Mr. Barksdale has been the President, CEO and a director of Netscape Communications Corporation, a provider of internet software, since January 1995. Previously, Mr. Barksdale had been President and Chief Executive Officer of AT&T Wireless Services since September 1994. Prior to September 1994, Mr. Barksdale had been employed as the President and Chief Operating Officer of McCaw Cellular Communications, Inc. since January 1992 and by Federal Express Corporation since 1979. Mr. Barksdale served as a director of Bridge Communications, Inc. from April 1986 until that company combined with 3Com in 1987. Mr. Barksdale also serves as a director of Harrah's Entertainment Corporation, @ Home Corporation and Robert Mondavi Corporation.

    Gordon A. Campbell has served on the 3Com Board since 1990. He was a founder and since 1993 has been President and Chairman of the Board of Techfarm, Inc., a company formed to launch technology based start-up companies. Mr. Campbell was a founder of Chips and Technologies, Inc. ("Chips"), a company that designs and distributes very large scale integrated circuit products, and served as a director of Chips from December 1984 until November 1995 and as Chairman of the Board of Chips until November 1995. Mr. Campbell also served as the President and Chief Executive Officer of Chips from January 1985 to July 1993. Mr. Campbell was also a founder of Seeq Technology, Inc., and, from January 1981 to October 1984, he served as that company's President and Chief Executive Officer. Mr. Campbell also serves as a director of Bell Microproducts, Inc., and as Chairman of the Board of Exponential Technology, Inc., 3d/Fx Interactive, Inc., Absolute Time Corporation, Game FX, IN4S, N*Able and Resonate, Inc.

    David W. Dorman has served on the 3Com Board since 1995. He has been President and Chief Executive Officer of Pacific Bell Corporation since July 1994 and Chairman of that company since March 1996. Prior to that, he was associated with US Sprint Corporation for 13 years, during which time he held several management positions, most recently as President of Sprint Business Services from 1993 to 1994.

    Jean-Louis Gassee has served on the 3Com Board since 1993. He is the Chairman of the Board and Chief Executive Officer of Be Incorporated, a personal computing technology company in the development stage, which he founded in October 1990. Previously, Mr. Gassee held several management positions with Apple Computer, Inc. ("Apple") for 10 years, most recently as the president of Apple Products, the research and development and manufacturing division of Apple. Prior to joining Apple, Mr. Gassee was President and General Manager of the French subsidiary of Exxon Corp., held several management positions with Data General Corporation, and spent six years at Hewlett-Packard Company.Mr. Gassee is currently also a director of Electronics For Imaging, Inc. and LaserMaster Technologies.

    Stephen C. Johnson has served on the 3Com Board since 1989. He was a founder and has been President and Chief Executive Officer of Komag, Incorporated, a manufacturer of Winchester disk media, since 1983. Mr. Johnson served as a director of 3Com from June 1982 to September 1987; he stepped down from the Board when 3Com combined with Bridge Communications, Inc. and returned to the Board in 1989. Mr. Johnson also serves as a director of Komag, Incorporated and Uniphase Corporation.

    Philip C. Kantz has served on the 3Com Board since 1992. As of January, 1997 he is President, Chief Executive Officer and a director of TAB Products Co., a provider of automated file management systems. He has also served as President, Chief Operating Officer and a director of Trans Ocean Ltd., a privately held transportation equipment leasing company, from October 1995 to October 1996. In 1995, he served as President and Chief Executive Officer of The Sandros Enterprise, a private consulting firm. From February 1994 to January 1995, he served as President, Chief Executive Officer and a director of Transcisco Industries, Inc., an industrial services company. From October 1992 through September 1993, Mr. Kantz served as President and Chief Executive Officer of Genetrix, Inc., a biotechnology services company. Mr. Kantz was President and Chief Executive Officer of Itel Containers International Corporation from 1988 through 1991. Previously, Mr. Kantz was President of Transportation and Industrial Funding Corporation and Senior Vice President and General Manager of GE Capital from 1986 to 1988. Mr. Kantz also serves as a director of Falcon Building Products, Inc., ParcPlace-Digitalk, Inc., Search Systems Corporation and Mine Reclamation Corporation.

    Mr. Zuendt has served on the Board of Directors since 1988. He is President and Chief Operating Officer of Wells Fargo & Company, a bank holding company, and of Wells Fargo Bank. He joined Wells Fargo in 1973. Mr. Zuendt is also a director of Wells Fargo & Company, a director of the Federal Advisory Council, a member of the California Chamber of Commerce, the Stanford Advisory Board, and a past chairman of MasterCard International and Golden Gate University.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information, as of May 1, 1997, with respect to the beneficial ownership of 3Com Common Stock by (i) each director of 3Com, (ii) the Chief Executive Officer and the four other most highly compensated executive officers of 3Com and (iii) all executive officers and directors of 3Com as a group.



                                                                      AMOUNT AND   PERCENT OF COMMON   PERCENT OF COMMON
                                                                      NATURE OF    STOCK OUTSTANDING   STOCK OUTSTANDING
                                                                      BENEFICIAL       BEFORE THE          AFTER THE
NAME                                                                 OWNERSHIP(1)        MERGER              MERGER
-------------------------------------------------------------------  ------------  ------------------  ------------------
James L. Barksdale.................................................       90,000           *                   *
Gordon A. Campbell.................................................       60,000           *                   *
David W. Dorman....................................................       53,500           *                   *
Jean-Louis Gassee..................................................       90,000           *                   *
Stephen C. Johnson.................................................      171,300           *                   *
Philip C. Kantz....................................................      124,004           *                   *
William F. Zuendt..................................................      357,000           *                   *
Eric A. Benhamou...................................................    1,697,817           *                   *
Robert J. Finocchio, Jr.(2)........................................      613,195           *                   *
William G. Marr(3).................................................       80,999           *                   *
Christopher B. Paisley.............................................      826,654           *                   *
Douglas C. Spreng..................................................      570,287           *                   *
All directors and executive officers as a group (18 persons)(4)....    5,817,401            3.2%


------------------------

*   Less than 1%.


(1) Except as indicated in the footnotes to this table, to 3Com's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of 3Com Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Amounts shown include shares of 3Com Common Stock issuable pursuant to outstanding options exercisable within 60 days of May 1, 1997, including options to acquire 90,000 shares held by Mr. Barksdale, options to acquire 60,000 shares held by Mr. Campbell, options to acquire 53,500 shares held by Mr. Dorman, options to acquire 90,000 shares held by Mr. Gassee, options to acquire 132,000 shares held by Mr. Johnson, options to acquire 114,000 shares held by Mr. Kantz, options to acquire 169,000 shares held by Mr. Zuendt, options to acquire 1,282,848 shares held by Mr. Benhamou, options to acquire 561,212 shares held by Mr. Finocchio, options to acquire 70,000 shares held by Mr. Marr, options to acquire 744,995 shares held by Mr. Paisley, options to acquire 554,540 shares held by Mr. Spreng, and options to acquire 4,946,398 shares held by all directors and executive officers of 3Com as a group.


(2) Mr. Finocchio announced his resignation from 3Com in April 1997, but currently remains an employee of 3Com.

(3) Mr. Marr ceased to be an executive officer of 3Com in August 1996, but remained an employee of 3Com.


(4) After the consummation of the Merger Casey Cowell, James E. Cowie and Paul
    G. Yovovich will become members of the 3Com Board of Directors and Casey Cowell, Ross W. Manire, John McCartney, Michael S. Seedman, Ronald A. Sege and Jonathan N. Zakin will become executive officers of 3Com. Consequently, after the consummation of the Merger, based on their ownership of 3Com and USR Common Stock as of May 1, 1997 and taking into account the acceleration of certain options held by former directors and officers of USR, the existing officers and directors of 3Com (excluding Mr. Finocchio) together with the new directors and officers of 3Com will beneficially hold approximately 21,468,612 shares of 3Com Common Stock or 6.0% of the 3Com Common Stock outstanding after the Merger.



    The following table sets forth certain information, as of February 28, 1997, with respect to the beneficial ownership of 3Com Common Stock by all persons known by 3Com to be the beneficial owners of more than 5% of the currently outstanding 3Com Common Stock.


                                          AMOUNT AND NATURE OF     PERCENT OF COMMON STOCK      PERCENT OF COMMON STOCK
                                               BENEFICIAL                OUTSTANDING                  OUTSTANDING
                 NAME                         OWNERSHIP(1)            BEFORE THE MERGER            AFTER THE MERGER
---------------------------------------  ----------------------  ---------------------------  ---------------------------
Mutuelles AXA(2)                                 10,708,125                     6.0%                         3.2%
 787 Seventh Avenue
 New York, New York 10019
Chancellor LGT Asset Management, Inc.            10,154,966                     5.7%                         3.0%
 1166 Avenue of the Americas
 New York, New York 10036

------------------------

(1) This information is based upon a review of 13G filings made with the SEC during 1996 and 1997, and does not include the shares of 3Com Common Stock, if any, that will be received by Mutuelles AXA and Chancellor LGT Asset Management, Inc. and their affiliates as a result of the exchange of USR Common Stock in connection with the Merger.

(2) Mutuelles AXA is a group that includes AXA Assurances I.A.R.D Mutuelle and various related entities, together with the Equitable Companies Incorporated.

                           INFORMATION CONCERNING USR

BUSINESS

  OVERVIEW

    USR, through its operating subsidiaries, is one of the world's leading suppliers of products and systems that provide access to information. USR designs, manufactures, markets and supports remote access servers and concentrators, enterprise communications systems and desktop and mobile client products, including modems, ISDN terminal adapters, hand-held computing devices and telephony products, that connect computers and other equipment over analog, digital, wireless, and switched cellular networks, enabling users to gain access to, manage, and share data, fax, voice, sound, and video information. USR offers reliable, cost-effective solutions at all points of network access, from the data communications center to the desktop to the mobile user. USR designs its products to comply with all major international and domestic communications standards and protocols which are applicable to its products. Many of USR's products are designed using proprietary software and architectures which facilitate greater functional integration at both the circuit board and systems levels. This enables USR to be early to market with new and enhanced products as technologies and standards evolve and to offer its customers flexible solutions which both meet their immediate needs and provide them with a longer term communications technology implementation path. Additionally, when USR-designed products are present at both ends of a communications link, performance and reliability can be enhanced.

    USR's product lines include a wide variety of dial-up modems, ISDN terminal adapters, flexible and scalable remote access servers and concentrators, LAN access and switching products, telephony products, and hand-held electronic connected organizers. USR's products are sold under the master corporate brand name U.S. Robotics and under the product line brand names Courier, Megahertz, Sportster, Total Control, EdgeServer, TOTALswitch, TOTALcell, NetServer, LANLinker, ConferenceLink, PalmPilot and WorldPort. To provide the broadest possible exposure to prospective purchasers and users of its products, USR is active in all major domestic and international distribution channels, including the major two-tier distributors and retail electronics chains. USR also sells its remote access platforms directly to major information and online service providers and telecommunications carriers. In addition, USR manufactures and sells its products to selected OEM customers.

  COMPANY STRATEGIES

    Historically, USR focused its efforts on developing and marketing products to allow personal computers to communicate over WANs (primarily the public switched telephone network). As a result, USR developed significant expertise in digital-to-analog and analog-to-digital signal conversion and in high speed data transmission over the public switched telephone network ("PSTN"). This expertise has become increasingly important with the advent of digital networks and communications services which must interconnect with the existing analog networks.

    Anticipating the need for products which support communications in hybrid analog/digital environments, USR developed a strategy based on providing customers with seamless connectivity and a flexible, cost-effective approach to rapidly changing technologies, standards and services. In order to provide such solutions, USR decided to offer a broad range of products and systems targeted at all of the key network access points -- in the data communications center, at mobile sites and on the desktop. To complement its strength in desktop products, USR developed its Total Control product line, starting with the Total Control remote access platform, which was first shipped in fiscal 1993. The Total Control chassis is designed to serve as a modular, scaleable, high density platform for a wide range of existing and future communications interfaces and applications.

    USR has also actively pursued business combinations and strategic alliances with the objective of broadening its product lines and technological capabilities so as to meet the needs of end-users for high performance products for connecting with the network at all access points in the WAN and the LAN. In 1993 USR acquired P.N.B. S.A., a French mobile modem manufacturer. In 1995, USR became a leader in the PC Card market for mobile computer users with its acquisition of Megahertz Holding Corporation ("Megahertz"). Also, during 1995, USR acquired ISDN Systems Corporation and Palm Computing, Inc. During 1996, USR acquired Amber Wave Systems, Inc. and Scorpio Communications, Ltd. During fiscal 1997, USR acquired Interface Trading Gruppen AB (a Scandinavian distributor), the data communications division of Integran, Inc. (a Japanese distributor) and Modem Connection Pty. Ltd (an Australian distributor).

    In October 1996, USR announced a key breakthrough in modem technology that provides for Internet, on-line and remote access connections capable of downloading information at speeds nearly twice as fast as those previously available over regular analog telephone lines. This new technology, named x2, increases the top speed for receiving "downstream" over the PTSN to levels in the range of 52 to 56 Kbps without the need for expensive new central office equipment required by other high-speed technologies and without modifications to existing telephone wiring. This model is ideal for Internet or remote access because information sent to the individual desktop is typically graphics-based and requires a high-performance channel. User requests, such as http and internet browser commands, require less bandwidth and can be transmitted quickly "upstream" at the standard 28.8 or 33.6 Kbps speeds.

    As with any data communications protocol, x2 technology must be present on both ends of the call to achieve these high speed connections. By providing both systems and client modem products that are x2 capable, USR offers an end-to-end higher speed solution for both individuals and service providers. Client modem products with x2 capabilities began shipping in February 1997. The entire installed based of Total Control remote access platforms can be upgraded to x2 easily through a simple download of x2 software which was released in March 1997 following several weeks of intensive trials at major ISPs. Additionally, all desktop modems shipped after August 15, 1996 can be upgraded through a memory chip replacement and those shipped since January 1997 can be upgraded through a simple software download.

    USR strives to maintain and enhance its leadership position in the information access market by leveraging its strengths in the areas of communications technologies, customer driven product design, marketing and distribution channel partnerships, international presence, manufacturing and human and financial resources. Specifically, USR has historically pursued the following key strategies:

    - EMPHASIZE RESEARCH AND DEVELOPMENT. Continuous commitment to research and development efforts to enable USR to (i) control key components of technologies fundamental to its business, (ii) be early to market with products that are responsive to customers' changing needs and (iii) reduce manufacturing costs.

    - PROVIDE A BROAD LINE OF ACCESS SOLUTIONS. Continuous expansion of product offerings to address the large and growing markets for information access and communications solutions at all levels and at all points of access, from home and mobile users, to the corporate desktop, to the data communication centers of businesses and information and communication service providers.

    - LEVERAGE AND EXPAND PRESENCE AT ALL POINTS OF INFORMATION
      ACCESS. Leveraging USR's position as a provider of end-to-end access solutions by continuing to offer products at all points of information access, thereby providing enhanced performance, reliability, and value for customers.

    - MAINTAIN AND EXPAND DISTRIBUTION CHANNELS. Building upon distribution channel presence, including USR's traditional two-tier distribution channel partnerships, the retail channel, value added resellers, direct corporate sales and OEMs.

    - EXPAND INTERNATIONAL PRESENCE. Expanding USR's international presence by establishing additional sales offices, entering into alliances with distributors in geographic areas in which USR is not currently operating or represented and introducing mobile, client and systems products on a global basis.

    - PURSUE STRATEGIC ALLIANCES AND ACQUISITIONS. Pursuing strategic alliances and acquisitions to further enhance USR's product offerings, markets or capabilities, whenever such transactions or relationships are consistent with USR's overall strategic direction.

    - ENHANCE PRODUCT QUALITY AND VALUE. Continuously enhancing product quality and value, as well as USR's operating efficiency and profitability, by maintaining a well-trained and highly motivated work force and by investing in state-of-the-art manufacturing capacity, generally located in close proximity to USR's research and development and product and customer support activities.

  PRODUCTS

    USR products fall into two general categories--systems products (remote access servers and concentrators, modem pools, and LAN switching products sold under the TOTALswitch and TOTALcell brand names) and personal computer related ("PC-related") products (high speed desktop and PC card modems, ISDN Terminal adapters, ethernet adapter cards, hand-held connected electronic organizers, and telephony products sold under the Sportster, Megahertz, Courier, WorldPort, PalmPilot, and ConferenceLink brand names). USR's product development, marketing, sales and support operations are generally organized to focus on these categories.

    SYSTEMS PRODUCTS

    USR's systems products include scaleable remote access servers and concentrators, modem pools and LAN switching devices which support a variety of information access functions at major information service providers and enterprise data centers, branch offices and small businesses. These products are sold mainly under the Total Control brand name.

    The Total Control remote access platform is a high density system for LAN and WAN interface, which supports a wide variety of dial-up applications at a low per port cost. Uses of the Total Control remote access platform range from
(i) providing central site or point-of-presence access to networks for Internet service providers, on-line information services, interexchange carriers and corporations to (ii) transaction processing applications such as credit card verification. The Total Control remote access platform consists of a standard chassis with a midplane and slots to accommodate up to 16 communications card sets (each set consisting of either a network applications card and a network interface card or a single network applications card, and referred to herein as a "communications module") plus an SNMP (simple network management protocol) network management card and dual power supplies. The communications modules communicate with one another and with the management card over high speed buses in the mid-plane.

    The Total Control remote access products integrate the capabilities of channel banks, DSU/CSUs, modems, ISDN equipment, routers, X.25 PADs, and terminal servers in a single chassis. Its flexible platform provides ISDN or analog dial access to asynchronous hosts, Frame Relay, X.25, Ethernet or Token Ring networks. The modular design and flexible architecture of the Total Control remote access platform allows USR to add new technologies and functionalities in order to meet evolving customer needs. These communications modules can be configured and managed remotely through the network management card, and the functionality and features of the various communications modules can be upgraded through software downloads. For example, internet service providers and other businesses employing USR's Total Control products can easily add USR's new x2 technology through a downloadable software upgrade, thus satisfying their subscribers' ever increasing need for fast information access and enhanced functionality, while preserving the investment they have made in access equipment.

    A recent addition to the Total Control product family is the EdgeServer Card ("EdgeServer"). The EdgeServer is an innovative, powerful front-end internet, remote access and collaborative communications solution that integrates server functionality, communications interfaces, and the high-performance capabilities of Microsoft Windows NT in the Total Control remote access platform. EdgeServer provides remote users with an organized way to access widely dispersed information stored on multiple file servers on a LAN. The EdgeServer enables access for remote users to services which are typically available to a LAN-connected user and provides for quicker remote user access by bringing application processing to the network edge.

    In order to serve the needs of branch locations, bulletin boards and other users and sites requiring 16 or fewer modem ports, USR offers 8 and 16 port modem pools in its Total Control product line. USR also offers stand-alone 8 and 16 port versions of its Total Control NetServer product. Like the NETServer module for the Total Control remote access server, these products offer sophisticated, multi-port LAN access, but in a less powerful package for smaller networks or offices. USR's MP/8 and MP/16 modem pool products integrate 8 or 16 USR V.Everything/V.34 modems in a compact, self-contained unit. The MP/8 and MP/16 are designed to be connected to a variety of terminal servers, communications processors and access servers.

    USR works to continuously add functionality in its systems products, with particular focus on leveraging the flexible architecture of the Total Control remote access platform, by adding new technologies such as x2, wireless, Ethernet and ATM switching, multimedia and broadband access, including xDSL and data over cable. To supplement its own development efforts, USR has entered into strategic alliances, technology licenses and business combinations with other companies and will continue to explore such possibilities in the future.

    PC-RELATED PRODUCTS


    USR's PC-related products include a variety of high speed dial-up modems, in internal and external desktop and PCMCIA ("PC Card") form factors, ISDN terminal adaptors, LAN adapter PC Cards, hand-held connected electronic organizers, and full-duplex conference telephones. These products are sold under the Sportster, Courier, Megahertz, WorldPort, PalmPilot and ConferenceLink product brand names.


    Desktop Products: USR's desktop modem products are sold under the Sportster and Courier brand names and primarily consist of high speed dial-up modems in both external and internal (for insertion into a personal desktop computer) form factors. Most of these products are designed based upon USR's proprietary data pump architectures, and they offer reliable connections in compliance with all major international and domestic communications standards and protocols which are applicable.


    USR's largest selling brand is its entry level dial-up modem, Sportster. Targeted at home office and professional users, Sportster products are available with transmission speeds up to 28.8/33.6 Kbps and download speeds ranging up to 52-56 Kbps in internal and external form factors. USR's high speed Sportster products are V.34-compliant and support other official and proprietary transmission speed standards for data and fax. Most models also incorporate industry standard fax capability, error control and data compression. As described below, Sportster products shipped since August 1996 are upgradeable to the new x2 technology and x2 capable Sportster modems have been shipping since February, 1997. Sportster products shipped since January 1997 are upgradeable through software downloads.


    The Courier product family, targeted at corporate and advanced users, features modems ranging up to the Courier V.Everything. The Courier V.Everything modem provides universal compatibility at the highest available standard transmission speed and supports all major high speed protocols, including V.34 (28.8/33.6 Kbps) and AT&T's V.32 terbo (19.2 Kbps), as well as V.17, the international standard for fax communication at 14.4 Kbps. Newer models of the Courier high speed modems may be upgraded, including upgrades by users in the field, through a downloadable software upgrade. Using USR's proprietary data pump architectures, these products contain unique features such as Quick Connect and Adaptive

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
Speed Leveling ("ASL"), which can improve connect time, transmission speed and performance when two USR-designed modems communicate with each other. ASL adjusts transmission speed dynamically and automatically in response to network conditions. In addition, Courier modems include remote configuration and help screen command summaries.

    Some of the features available in USR's desktop modem products include voice mail, speaker-phones, and simultaneous voice and data transmission over a single analog line. USR anticipates adding new features and functionalities to its desktop products. For example, recent product announcements have included the BigPicture system which includes a USR 28.8/33.6 Kbps voice/video and fax-modem, a color video camera, and a video capture card and allows users to make video phone calls and send video e-mail. In the future, USR expects to explore other opportunities to incorporate voice, sound and video capabilities into its products as the personal computer comes to be viewed more as a multi-function communications center.

    Mobile Communications Products: USR's mobile communications products consist primarily of high speed dial-up PC Card modems, including cellular capable modems, sold under the Megahertz, Sportster, Courier and WorldPort brand names.


    Most of USR's PC Card modems are sold under the Megahertz brand name. These industry-leading modems feature the patented XJACK connector system. This convenient RJ11 connector is built into the PC Card, eliminating the inconvenience of a proprietary external connector. Megahertz modems are currently built to comply with the V.34 standard using modem chipsets supplied by Rockwell International or a proprietary USR architecture implemented on a Texas Instruments DSP and are upgradeable to the new x2 technology. Other PC card features include Digital Line Guard, which prevents the modem from connecting to damaging high-voltage lines, and automatic installation and configuration software for quick and easy initial setup.


    USR has developed direct-connect PC Card modems that allow users to communicate from their mobile computers through any of the largest selling cellular phones. The cellular capable modems feature dual functionality, offering a choice of connecting through a cellular phone or through a standard land telephone line.

    USR's AllPoints Wireless PC Card for notebook computers and hand-held computing devices allows users to access the Internet, corporate LANs, and other on-line services in order to send and receive e-mails, access databases, fax documents, transfer files, and access news and other information without the use of a standard telephone line. The antenna-equipped AllPoints card fits into a type II PC Card slot, operates on a 9-volt NiCad battery and uses radio waves to send and receive information. Operating over the radio-based RAM Mobile Data Network, the AllPoints Wireless PC Card offers the freedom of nationwide wireless communications to the majority of the urban business population.

    In addition to modems, USR also offers Megahertz brand PC Card Ethernet adapters for mobile users who have portable machines as their primary computers and need network connectivity within an office environment. The Ethernet adapters support all leading network operating systems. USR has also developed a combination modem/Ethernet adapter card which offers the power and convenience of a modem and a LAN adapter in one PC Card. The combination card features simultaneous Ethernet and modem capability, driver support for all major network operating systems, diagnostic LEDs and automatic installation and configuration software.

    USR's mobile communications product development efforts are focused on understanding the mobile and wireless communications needs of customers in light of emerging technologies, services and standards. USR anticipates adding new features and functionalities to its PC Card product lines in order to enhance the communications capabilities and ease of use of various mobile computers and information access devices.

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
    Hand-held Electronic Connected Organizers: USR's PalmPilot connected organizer, launched in the second quarter of fiscal 1996, is a hand-held computing device designed to work as a companion product to desktop and laptop computers, allowing personal information management both remotely and on the desktop. The PalmPilot product includes a docking cradle which is connected to the user's Windows PC or Macintosh computer and allows for automatic back-up and seamless synchronization of information between the PalmPilot device and the larger computer, thus ensuring that both systems have the most current information. The PalmPilot product, which is based upon the proprietary Palm OS (operating system) software, also includes character recognition software which allows the user to add and edit information with a stylus while away from the desktop. This combination means that users can carry and edit their personal data, such as thousands of addresses, phone numbers, appointments, and personal notes with them everywhere they go. The Palm OS has been made widely available to independent software developers who are producing a variety of applications, utilities and games for the PalmPilot platform.

    Telephony Products: The introduction of telephony products during 1996 represents USR's application of its digital signal processing expertise into telephone-based information access products that provide integrated communications solutions. USR's telephony products are sold under the ConferenceLink product brand name and consist of full-duplex conference speakerphones featuring automatic gain control and Simulcom--technology which allows users to speak and listen simultaneously for smooth, natural two-way, conversation.

  TECHNOLOGY AND PRODUCT DEVELOPMENT

    USR believes that its product development and design strategy, which seeks to incorporate existing standards and technologies into innovative products, enables USR to develop and introduce products quickly in response to identified market trends. USR uses information derived from participation in industry organizations, internal research, third-party publications, customer participation and OEM relationships to make design and product selection decisions.

    USR's research and development functions are divided among its advanced development group and several product development and support groups. The advanced development group focuses on the development of core product architectures and computational algorithms that may have applications across multiple product lines. This group concentrates on identifying trends in semiconductor performance and features one to two years ahead of commercial availability and creates and maintains the proprietary software programming that is key to core data pump functions. The respective product development groups work with product managers, sales and marketing personnel, manufacturing engineers and customers to develop specific solutions for application in the systems, mobile and desktop user environments and to adapt products for international markets.

    Most of USR's products are designed using proprietary software programs that run on digital signal processors and microprocessors. These designs allow for rapid modification or addition of product features. As a result, USR believes it is well-positioned to exploit advances in semiconductor technology quickly, introducing new features and improving performance faster and at a lower cost than many of its competitors. Also, controlling the software content and architecture of its products enables USR to offer upgrades through software downloads to flash ROM (read only memory) components. For example, the Total Control remote access platform is designed as a flexible, modular system to accommodate the addition of new features and capabilities on a continuing basis through software upgrades to the communications and management modules or through insertion of new modules. Because USR's products are flexible and easy to modify, USR believes it is well positioned to respond rapidly to emerging trends in data networking and to be first to market with industry leading innovations such as the EdgeServer and the new x2 technology. Internal development of software programs and product architecting also allow USR to add unique features to its products that provide superior performance when two USR products communicate with each other.

    On December 29, 1996, USR's research and development organization included 1,193 people organized into several groups including advanced development, systems product development (including subgroups working on DSL, cable, wireless, WAN internetworking, and LAN access and network management), personal communications product development, mobile and wireless product development, hand-held computing product development, network systems product development, international product development, communication systems and engineering services. Research and development expenditures were $34.2 million, $109.4 million, $52.5 million and $29.3 million in the fiscal quarter ended December 29, 1996 and the fiscal years ended September 29, 1996, October 1, 1995, and October 2, 1994, respectively.

  MARKETING, SALES, DISTRIBUTION AND SUPPORT

    USR's marketing and sales functions are divided among four operating divisions and subsidiaries-- Network Systems, Personal Communications, Mobile Communications and Palm Computing. The Network Systems Division is primarily responsible for sales and marketing of systems products. The Personal Communications Division is primarily responsible for selling and marketing Sportster and Courier brand desktop modem products and telephony products as well as international sales of PC Card products. USR's Mobile Communications subsidiary is primarily responsible for marketing and selling PC Card products in North America, and the Palm Computing subsidiary is primarily responsible for PalmPilot connected organizer products.

    USR believes that customer service and technical support, both during the selling process and after a sale, are essential elements of its success. Applications engineering and technical support services are especially important for customers purchasing systems products which must function in complex networking environments. The Network Systems Division engineering staff often assists resellers and end users in designing connectivity solutions and troubleshooting network performance problems. Engineering and technical support are also important to OEM customers. USR provides telephone support and repair or replacement warranty service for all of its products. Warranty periods for hardware products range from one to five years.

  INTERNATIONAL OPERATIONS

    Most of USR's products are marketed under the same brand names domestically and internationally. Some of USR's PC Card modem products are marketed internationally under the WorldPort brand. Sales outside North America, primarily in Europe, accounted for approximately 22%, 20% and 16% of net sales in the fiscal years ended September 29, 1996, October 1, 1995, and October 2, 1994, respectively.

    USR has established a European Coordination Center in Paris, France to support and coordinate its European business operations. USR provides sales, marketing and local technical support through its other European offices in France, England, Germany, Italy, the Netherlands, Spain and Sweden. USR performs final assembly and packaging at its warehouse facilities in Winnersh, England, and Lesquin, France, the distribution centers for customers in the United Kingdom and continental Europe, respectively. USR has also established a multi-lingual systems support facility in Dublin, Ireland that supports all of USR's European operations. With the acquisition of Scorpio, USR added research and development and manufacturing operations in Israel. In addition, USR has sales and support operations in Canada and Japan, and plans to open additional offices in the Asia/Pacific Rim region during 1997.

    USR's products are marketed, sold and serviced outside of North America (the U.S. and Canada) by over 100 distributors. Generally, these distributors have nonexclusive, country specific agreements enabling them to sell both directly to large end users and through resellers. Many international distributors have extensive data communication technical expertise and undertake first line technical support to international customers.

    Specific regulatory approvals must be obtained for each of USR's new products as well as for many changes to existing products sold in foreign countries. Approvals are granted by the appropriate regulatory

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
agency in each respective country. By the end of 1996, PC-related products had been homologated in 34 countries and systems products had been homologated in 38 countries.

  MANUFACTURING AND SUPPLIERS

    USR believes that its integrated manufacturing operations provide it with greater control over product quality and greater understanding of design technologies, resulting in an enhanced ability to bring high quality products to market rapidly. In addition, Company manufacturing personnel are intensively involved in product design to insure that manufacturability considerations are addressed early in the design process and that manufacturing processes and products meet USR's high quality control standards. The vast majority of USR's manufacturing operations are carried out at its factories in Mount Prospect and Morton Grove, Illinois, and Salt Lake City, Utah. The Salt Lake City facility is International Standards Organization ("ISO") 9001 certified, the Morton Grove facility is ISO-9002 certified for desktop modem manufacturing, the Mount Prospect facility is ISO-9001 certified, and the Lesquin, France distribution center is ISO-9002 certified. In order to balance manufacturing loads and capacity, some subassemblies and products are manufactured by third party contractors from time to time.

    All components used in USR's products are acquired from third parties. Certain components are available only from a single source and others are available only from limited sources. In particular, most of USR's modem products are designed and manufactured using DSPs supplied by Texas Instruments. USR is dependent upon worldwide conditions in the semiconductor market.

  COMPETITION

    The data communications industry is intensely competitive and characterized by rapid technological advances and emerging industry standards. These changes result in frequent introductions of new products with added capabilities and features and continuous improvements in the relative price/performance of communications and networking products. Failure to keep pace with technological advances would adversely affect USR's competitive position and results of operations.

    USR's products compete on the basis of product features, price, quality, reliability, name recognition and technical support and service. Although USR believes its products are competitive in each of these areas, there can be no assurance that competitors will not introduce comparable or superior products incorporating more advanced technology at lower prices.

    USR's primary competitors with respect to network systems products domestically include, among others, Ascend Communications, Cascade Communications Corp., 3Com, Lucent, Motorola, Cisco, and Shiva. In Europe, the primary competitors include Ascend Communications, 3Com, Cisco, Multitech, Microcom, Motorola, Shiva, and Tricom(UK). USR's primary competitors with respect to desktop products domestically include Hayes Microcomputer Products, Zoom Telephonics Inc., Best Data, Cardinal, Diamond, Boca Research, Inc., and Motorola. For desktop products internationally the list of competitors includes SAT(Sagem), Zyxel, Creatix, Elsa, Lasat, Telebit, Multitech, Microcom, CPV, and Motorola. USR's primary competitors with respect to mobile communications products include Hayes, Motorola, Xircom, 3Com, and TDK. USR's primary competitors with respect to hand-held electronic organizers are Casio, Hewlett-Packard Co., Psion and Sharp. Some of USR's competitors and potential competitors have more extensive financial, engineering, product development, manufacturing and marketing resources than USR.

  INTELLECTUAL PROPERTY RIGHTS

    USR relies upon its trade secret protection program and its patents and copyrights to protect its proprietary technologies. USR currently holds 25 U.S. patents and has numerous patent applications pending with the United States Patent and Trademark Office covering portions of the technology employed in USR's products. In addition, patents have been issued and patent applications are pending for certain inventions in selected foreign countries. USR intends to continue to seek patent protection for emerging technologies where appropriate. In addition, USR has registered certain trademarks in the United States and a number of foreign countries.

    USR is a party to license and cross-license agreements with respect to certain technologies used in its products. A majority of these licenses are nonexclusive, fully paid and perpetual. In addition, USR is engaged in negotiations with other parties to license or cross-license proprietary and patented technologies that are required for implementation of certain communications protocols and standards. In most instances the owners of intellectual property rights covering technologies required for official communications standards have undertaken to license such rights on fair, reasonable and non-discriminatory terms. USR believes these other parties will honor their undertakings, voluntarily or under legal compulsion and anticipates that it will enter into such licenses on reasonable terms. See "-- Legal Proceedings."

    USR has received from time to time and may receive in the future infringement claims from third parties relating to USR's products or technologies. USR investigates these claims, and, if valid, responds through licensing or other appropriate actions. If USR were unable to license necessary technology on a cost-effective basis, USR could be prohibited from marketing products incorporating that technology, incur substantial costs in redesigning products incorporating that technology and incur substantial costs defending any legal action taken against it.

  EMPLOYEES

    As of December 29, 1996, USR employed 6,189 people including 2,712 in manufacturing, 1,193 in research and development, 1,302 in sales and marketing, and 982 in general administration. None of USR's employees are represented by a labor union. USR believes its relations with its employees are good. Competition for qualified personnel in the information access industry is intense, and USR believes that its prospects for future growth and success will depend, in significant part, on its ability to retain and continue to attract highly skilled and capable personnel in all areas of operations.

  LEGAL PROCEEDINGS

    USR is a party to lawsuits in the normal course of its business. USR and its counsel believe that it has meritorious defenses in all lawsuits in which USR or its subsidiaries is a defendant. USR does not believe the outcome of these cases will have a material effect on its financial condition or results of operations, but notes that (i) litigation in general and patent litigation in particular can be expensive and disruptive to normal business operations and (ii) the results of complex legal proceedings can be very difficult to predict with any certainty.

    On February 13, 1997, Motorola, Inc. filed suit against USR in the United States District Court for the District of Massachusetts, claiming infringement of eight United States patents. The complaint alleges willful infringement and prays for unspecified damages and injunctive relief. In a separate statement announcing the filing of the lawsuit published on PRNewswire on the same date, Motorola alleged that the patents at issue cover "technologies essential to the International Telecommunications Union (ITU) V.34 modem standard." In the same statement, a Motorola officer is quoted as saying that Motorola is "committed" to making its technology incorporated in standards available on a "fair, reasonable and non-discriminatory basis." USR has filed an answer to Motorola's claims setting forth its defenses and asserting counterclaims which allege infringement of a USR patent, violation of antitrust laws, promissory estoppel and unfair competition. Although USR believes it has meritorious defenses to Motorola's claims and intends to contest this lawsuit vigorously, an adverse outcome of such litigation could have a material adverse effect on the business, results of operations or financial condition of USR or the combined company after the Merger.


    On April 28, 1997, Xerox Corporation filed suit against USR in the United States District Court for the Western District of New York (XEROX CORPORATION V. U.S. ROBOTICS CORPORATION AND U.S. ROBOTICS ACCESS CORP., No. 97-CV-6182T), claiming infringement of one United States patent. The complaint alleges willful infringement and prays for unspecified damages and injunctive relief. In a press release dated April 30, 1997, Xerox alleged that its patent, issued January 21, 1997, "covers the use and recognition of handwritten text using an alphabet system designed especially for reliable recognition in pen computers," and that USR's PalmPilot hand-held computer and "Graffiti" software infringe the Xerox patent. USR believes it has meritorious defenses to Xerox's claims and intends to contest the lawsuit vigorously.


    Seven purported stockholder class action suits have been filed arising out of USR's proposed participation in the Merger with 3Com.

    On February 27, 1997, the day following the public announcement of the proposed Merger, five purported stockholder class action suits were filed in the Court of Chancery of the State of Delaware (MORGANSTERN V. U.S. ROBOTICS CORPORATION, C.A. No. 15580; KLEIN V. COWELL, C.A. No. 15583; MULHOLLAND V. U.S. ROBOTICS CORPORATION, C.A. No. 15584; GLICK V. U.S. ROBOTICS CORPORATION, C.A. No. 15586; ROSEN V. U.S. ROBOTICS CORPORATION, C.A. No. 15587). On February 28, 1997, an additional purported stockholder class suit was filed in the Court of Chancery of the State of Delaware (REISS V. COWELL, C.A. No. 15588) (collectively, the "Delaware Actions").

    The Delaware Actions generally name as defendants USR and the individual members of the USR Board. 3Com has been named as a defendant in five of the Delaware Actions (all but ROSEN V. U.S. ROBOTICS CORPORATION, C.A. No. 15587). In general, the actions allege that USR's directors breached their fiduciary duties to the stockholders by agreeing to the proposed Merger for allegedly "unfair and grossly inadequate" consideration in light of recent operating results of USR, recent trading prices of USR's common stock and other alleged factors, by allegedly failing to properly inform themselves of USR's "highest transactional value" prior to agreeing to the proposed Merger and by allegedly failing to take all necessary steps to ensure that stockholders will receive the maximum value realizable for their shares (including allegedly failing to actively pursue the acquisition of USR by other companies, engage in a "meaningful auction" with third parties, or conduct an adequate "market check"). In addition, the actions allege that USR's directors breached their fiduciary duties to stockholders by allegedly failing to bargain for any price protection which would alter the exchange ratio for the proposed Merger in favor of USR's stockholders in the event 3Com's stock declines in value, by allegedly failing to appoint or retain any "truly independent" person or entity to negotiate for or on behalf of USR's public stockholders, and by agreeing to the proposed Merger to allegedly enhance their compensation and positions with USR. Five of the six lawsuits further allege that 3Com is responsible for aiding and abetting the alleged breach of fiduciary duty committed by the USR Board. The Delaware Actions seek certification of a class action on behalf of USR's stockholders. In addition, the Delaware Actions seek injunctive relief against consummation of the Merger and, in the event that the Merger is consummated, the rescission of the Merger, an award of compensatory or rescissory damages and other damages, including court costs and attorneys' fees, an accounting by the defendants of all profits realized by them as a result of the Merger and various other forms of relief.

    Also, on March 26, 1997, one additional purported stockholder class action suit relating to the proposed Merger with 3Com was filed in the Circuit Court of Cook County, Illinois (FEILEN V. U.S. ROBOTICS CORPORATION, No. 97-CH-0003690). This action alleges that USR's directors breached their fiduciary duties to the stockholders by "negotiating an unconscionably high termination or 'lock up' fee" in the Merger Agreement. This action further alleges that the USR directors, by agreeing to these fee provisions, have "effectively deprived their shareholders of their voting rights, since if they do not approve the Merger,

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
their company will suffer stiff penalties." In addition, the action alleges that, as a result of these fee provisions, the Merger Agreement violates Section 251 of the Delaware General Corporation Law. This action seeks both declaratory and injunctive relief, including enjoinder of a stockholder meeting, a declaration that the Merger Agreement's "penalty fees" are "illegal and invalid," and an award of the costs of the action, including reasonable attorneys' fees and experts' fees.

    USR and 3Com believe that all of these lawsuits are meritless and USR intends to oppose them vigorously.


    On April 21, 1997, USR and three of its customers, Best Buy Co., Inc., Egghead, Inc. and Fry's Electronics, Inc., were sued in a purported consumer class action filed in Superior Court in Marin County, California (Bendall et al v. U.S. Robotics Corporation et al, No. 170441). The named plaintiffs are residents of the states of Alabama, California, Tennessee and Washington and they purport to represent various classes of persons who have purchased or otherwise acquired USR's new x2 products and products upgradeable to x2. Damages, including punitive damages, and other relief are sought under the California Consumer Legal Remedies Act and the California Song-Beverly Consumer Warranty Act, and under various common law theories, including breach of contract, fraud and deceit, negligent misrepresentation, breach of implied warranty and unjust enrichment.


    Another lawsuit, purporting to be "For the interests of the General Public" was filed against USR in the same court on March 13, 1997 (Levy v. U.S. Robotics Corporation, No. 170968). This action alleges that USR's promotion and advertising of x2 products constituted unfair competition and deceptive, untrue and misleading advertising in violation of the California Business and Professional Code, and seeks injunctive and other relief, including "restitution of all revenues" and an award of attorney fees. Additionally, a purported public interest plaintiff sued USR on January 29, 1997 in California Superior Court in San Francisco (Intervention Inc. v. U.S. Robotics Corporation, Case No. 984352) under the same statute, alleging various misrepresentations in connection with the promotion and advertising of USR's x2 products, and seeking injunctive and other relief, including attorneys' fees.


    USR believes it has meritorious defenses to the foregoing lawsuits pending in California and intends to vigorously contest such lawsuits.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and accompanying Notes included in USR's Annual Report on Form 10-K for the fiscal year ended September 29, 1996 and in USR's Quarterly Report on Form 10-Q for the three-month period ended December 29, 1996 incorporated by reference in this Joint Proxy Statement/Prospectus.

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
  FIRST QUARTERS ENDED DECEMBER 29, 1996 AND DECEMBER 31, 1995

    RESULTS OF OPERATIONS

    The following table sets forth, for the first quarter of fiscal year 1997 and the first quarter of fiscal year 1996, respectively, the percentage of net sales and the percentage change represented by items reflected in USR's Condensed Consolidated Statement of Earnings.

                                                                            PERCENTAGE OF NET SALES
                                                                            ------------------------   PERCENTAGE
                                                                                                         CHANGE
                                                                                 FIRST QUARTER        ------------
                                                                            ------------------------    1996 TO
                                                                               1997         1996          1997
                                                                            -----------  -----------  ------------
Net sales.................................................................      100.0%       100.0%         76.9%
Cost of goods sold........................................................       57.2         58.2          74.1
                                                                                -----        -----
  Gross profit............................................................       42.8         41.8          80.8

Operating expenses
  Selling and marketing...................................................       15.6         13.1         110.8
  General and administrative..............................................        4.7          4.8          70.3
  Research and development................................................        5.3          6.4          46.0
                                                                                -----        -----
    Total operating expenses..............................................       25.6         24.3          85.7

Operating profit..........................................................       17.2         17.5          74.1

Interest income...........................................................        0.0          0.9        (94.1)
Interest expense..........................................................        0.3          0.3          45.8
Other income (expense)....................................................        0.1        (0.1)         251.8
                                                                                -----        -----
Earnings before income taxes..............................................       17.0         18.0          67.3
Income tax expense........................................................        6.3          6.6          70.1
                                                                                -----        -----
Net earnings..............................................................       10.7%        11.4%         65.8%
                                                                                -----        -----
                                                                                -----        -----

    NET EARNINGS. Net earnings for the first quarter of 1997 were $69.0 million, an increase of 65.8% from the $41.6 million recorded for the corresponding quarter of 1996. Net earnings per share for the quarter were $.72, based on 96.3 million weighted average shares outstanding, compared to $.45 on
92.9 million weighted average shares outstanding for the first quarter of the prior year.

    Factors contributing to the significant improvements in net earnings and net earnings per share are discussed below.

    NET SALES. Net sales for the first quarter of 1997 were $645.4 million, an increase of 76.9% over the $364.8 million recorded for the corresponding quarter of 1996. The revenue growth was driven primarily by higher overall worldwide market demand for information access devices and increased demand for all product lines in all of the markets currently being served. Increased revenues from the sale of PC-related products, which includes desktop modems, PC card modems and the Pilot connected organizer, were the primary reason for the increase in total revenues from the first quarter of 1996.

    Unit sales of USR's PC-related products in the first quarter of 1997 were up 80% as compared to the corresponding quarter of 1996, while overall average selling prices were essentially unchanged. During the first quarter of 1997, revenues from the sale of modem products were attributable primarily to 33.6 Kbps (Kilobits per second) and 28.8 Kbps products. During the corresponding period of 1996, a significant portion of total revenues from the sale of modem products was attributable to the sale of 14.4 Kbps products.

    International sales for the first quarter of 1997 increased by 95.1% to $193.5 million or 30% of consolidated net sales as compared to $99.2 million or 27.2% of consolidated net sales for the corresponding quarter of 1996. The increase in international sales resulted from higher revenues in both the systems and PC-related product categories. Also, international sales of systems products as a percentage of total sales of systems products increased significantly during the first quarter of 1997 from the comparable period in 1996. These increases were primarily the result of an expansion in the size of the international sales force. USR has significantly expanded its presence in international markets in response to continued growth in market demand for information access products, and has established a goal of increasing the international portion of its business over time. Consistent with that goal, USR acquired distributors in Australia, Japan and Sweden during the first quarter of 1997 in order to broaden its local sales presence in these geographic areas.

    International sales are denominated primarily in U.S. dollars. USR's operations were not significantly impacted by fluctuations in foreign currency exchange rates.

    GROSS PROFIT. Gross profit was $276.0 or 42.8% of net sales in the first quarter of 1997, compared to $152.6 million or 41.8% of net sales for the corresponding quarter of 1996. The increase in gross profit dollar contribution reflected significantly higher unit sales volumes. The increase in gross profit margin was due primarily to reductions in the manufactured cost of USR's products, partially offset by changes in the mix of products sold in each of the periods.

    OPERATING EXPENSES. Total operating expenses for the first quarter of 1997 were $165.0 million or 25.6% of net sales, compared to $88.9 million or 24.3% of sales for the corresponding quarter of 1996. The increase was related primarily to increased selling and marketing costs.

    Selling and marketing expenses were $100.8 million or 15.6% of net sales for the first quarter of 1997, compared to $47.8 million or 13.1% of net sales for the corresponding quarter of 1996. The dollar increase in these expenses over the prior year reflected additional spending for personnel and programs consistent with USR's expanded level of business activity. The increase in selling and marketing expense as a percentage of net sales in part reflects continuing investments to build the USR's sales force with particular emphasis on expanding sales of network systems products worldwide. The worldwide sales force headcount increased by 64% over the same prior year period. The increased spending level in the first quarter of 1997 also reflected higher spending for programs and promotions needed to generate and support continuing growth in net sales, as well as substantial marketing expenditures made in connection with the introduction of the company's new x2 (56Kbps) technology.

    General and administrative expenses for the first quarter of 1997 were $30.0 million or 4.7% of net sales, compared to $17.6 million or 4.8% of net sales for the corresponding quarter of 1996. The dollar increases over the prior year were attributable primarily to expenses associated with additional administrative staff, systems and outside services necessary to support the USR's expanded level of business activity. General and administrative expenses decreased as a percentage of net sales due to the significant growth in sales and the semi-fixed nature of some of these expenses.

    Research and development expenses for the first quarter of 1997 were $34.2 million or 5.3% of net sales, compared to $23.5 million or 6.4% of net sales for the corresponding quarter of 1996. The dollar increases resulted from increases in the size of USR's engineering staff and the related costs to support its continued commitment to new product and technology development. USR believes that continued investment in research and development activities is critical to future sales growth and technological competitiveness.

    INCOME TAX EXPENSES. The provisions for income taxes were $40.7 million in the first quarter of 1997 and $23.9 million for the corresponding quarter of 1996, resulting in effective tax rates for those quarters of 37.1% and 36.5%, respectively.

    OTHER. To date, inflation has not had a material impact on the Company's results of operations.


  FISCAL YEARS ENDED SEPTEMBER 29, 1996, OCTOBER 1, 1995 AND OCTOBER 2, 1994


    RESULTS OF OPERATIONS

    The following table sets forth, for the fiscal years indicated, the percentage of net sales and the percentage change represented by items reflected in USR's Consolidated Statement of Earnings.

                                                                                                PERCENTAGE CHANGE
                                                                  PERCENTAGE OF NET SALES      --------------------
                                                              -------------------------------   1995 TO    1994 TO
                                                                1996       1995       1994       1996       1995
                                                              ---------  ---------  ---------  ---------  ---------
Net sales...................................................    100.0%     100.0%     100.0%     122.4%      78.2%
Cost of goods sold..........................................     58.1       58.6       59.7      120.6       74.9
                                                              ---------  ---------  ---------
Gross profit................................................     41.9       41.4       40.3      124.9       83.1
                                                              ---------  ---------  ---------
Operating expenses
  Selling and marketing.....................................     13.7       15.4       17.2       98.8       59.2
  General and administrative................................      4.7        4.8        5.8      119.9       48.4
  Research and development..................................      5.6        5.9        5.9      108.5       79.2
  Purchased in-process technology...........................      2.7       --         --         --         --
  Non-recurring merger costs................................     --          3.3       --         --         --
                                                              ---------  ---------  ---------
    Total operating expenses................................     26.7       29.4       28.9      102.5       81.6
                                                              ---------  ---------  ---------
Operating profit............................................     15.2       12.0       11.4      179.6       87.0
Interest income.............................................      0.4        0.8        0.4        9.4      490.0
Interest expense............................................      0.3        0.6        0.4       (8.6)     193.8
Other income (expense)......................................     --         --         (0.3)      --         --
                                                              ---------  ---------  ---------
Earnings before income taxes................................     15.3       12.2       11.1      177.2       96.7
Income tax expense..........................................      6.7        4.8        3.9      206.9      123.2
                                                              ---------  ---------  ---------
Net earnings................................................      8.6%       7.4%       7.2%     157.8%      82.6%
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

    NET EARNINGS. Net earnings for 1996 were $170.0 million or $1.79 per share, compared with $66.0 million or $0.77 per share and $36.1 million or $0.47 per share for 1995 and 1994, respectively. Year-to-year comparisons of net earnings were affected by significant non-recurring charges.

    Reflected in 1996 net earnings was a non-recurring charge of $54.0 million for purchased in-process technology incurred in connection with the acquisition of Scorpio Communications, Ltd. ("Scorpio"). Reflected in 1995 net earnings were non-recurring charges of $29.4 million associated with the merger with Megahertz Holding Corporation ("Megahertz"). Excluding the effects of these items, net earnings for 1996 would have been $224.0 million, an increase of 151% over the corresponding 1995 total of $89.2 million, and net earnings per share for 1996 would have been $2.36, an increase of 125% over the corresponding 1995 level of $1.05.

    Factors contributing to the significant improvements in net earnings and earnings per share are discussed below.

    NET SALES. Net sales increased 122% to $1,977.5 million for 1996 from $889.3 million for 1995. This increase was primarily the result of higher unit sales in both the PC-related product categories (primarily high speed desktop and PC Card modems sold under the Courier, Sportster, Megahertz and WorldPort brand names) and the systems product category (network hubs, modem pools, remote access servers and LAN switching products sold under the Total Control and TOTALswitch brand names). An increase in the average selling price of PC-related products also contributed to the increase in net sales during 1996.

    In general, the increases in unit sales in all product categories were driven by strong market demand for devices that enable on-line access to information through computers and computer networks, which demand reflected continued growth of available on-line information and trends in organizational and personal computing patterns and capabilities. In the PC-related product categories, demand reflected overall growth in the personal computer market and increased numbers of personal computer users employing modems for data, voice and fax communications. Also influencing demand was the desire of existing modem users to upgrade their equipment to utilize the V.34 standard, a high speed protocol for data transmission at 28.8 to 33.6 Kbps; unit sales of V.34-compliant products exceeded those of V.32bis-compliant products (14.4 Kbps) for the first time during USR's 1996 first quarter. These same factors also contributed to increased unit sales of USR's systems products as end users, including several Internet and on-line service providers, expanded and upgraded their networks to support the increased demand for on-line information and communication services.

    Increased unit sales of V.34-compliant products was the primary cause for the rise in the average selling price of PC-related products during 1996. In the intensely competitive market for information access products, competitive pressures drive reductions in selling prices as products move through the product life cycle. The timing and significance of price reductions are dependent upon a number of factors, including market acceptance of new products, technological advances and price reductions on competing products. In 1996, USR experienced increased unit sales and relatively higher average selling prices for its newer V.34-compliant products; however, these effects were partly offset by significant declines in unit sales and average selling prices for V.32bis-compliant products as these products approached the latter stages of their life cycles.

    Net sales of PC-related and systems products in 1996 increased by 108% and 156%, respectively, from the 1995 levels. As a result, net sales of systems products increased slightly as a percentage of consolidated net sales. For 1996, net sales of the chassis-based Total Control remote access products were approximately $400.0 million.

    International sales, concentrated in Canada and Europe, increased by 125% to $517.2 million in 1996 compared to $230.4 million in 1995. International sales in 1996 represented approximately 26% of consolidated net sales. USR has significantly expanded its presence in international markets in response to continued growth in market demand for information access products, and has recently acquired or established new operations in Germany, Ireland, Israel, Italy, Japan, The Netherlands, Spain and Sweden. By the end of 1996, PC-related products had been homologated in 34 countries and systems products had been homologated in 38 countries.

    International sales are denominated primarily in U.S. dollars. USR's operations were not significantly impacted by fluctuations in foreign currency exchange rates.

    In 1995, net sales increased 78% to $889.3 million from $499.1 million in 1994. The increase resulted from higher unit sales in both the PC-related and systems products categories, reflecting strong market demand for information access products as discussed above. Partly offsetting the effects of higher unit sales during 1995 were modest declines in average selling prices.

    International sales increased 110% to $230.4 million or 26% of consolidated net sales in 1995, compared to $109.5 million or 22% of consolidated net sales in 1994. The increase resulted primarily from increased unit sales of high speed modem products, most notably V.34-compliant products. Also, 1995 sales volumes included the initial international shipments of Total Control remote access products following USR's establishment of a systems sales office in the United Kingdom during the year.

    GROSS PROFIT. Gross profit was $828.1 million or 41.9% of net sales in 1996, compared to $368.2 million or 41.4% of net sales in 1995. The increase in gross profit dollar contribution was due primarily to significantly higher unit sales volumes and the continuing shift to higher priced V.34-compliant products. The increase in gross profit margin reflected increased sales of higher margin systems products as a percentage of consolidated net sales, partly offset by lower gross margins on certain PC Card products as a result of component shortages that existed in the first half of 1996. In 1996, the gross profit margins on sales of the chassis-based Total Control remote access products were approximately 60%.

    Gross profit in 1995 was $368.2 million or 41.4% of net sales, compared to $201.1 million or 40.3% of net sales in 1994. The increase in gross profit margin was due primarily to proportionately higher sales of systems products, which generate higher gross margins, and rapid market acceptance of new, higher margin V.34-compliant modem products. Gross profit margins in 1995 also were affected by declines in average selling prices, but these declines were offset by reductions in component costs and the introduction of new, lower-cost product architectures.

    OPERATING EXPENSES. Selling and marketing expenses in 1996 were $271.6 million or 13.7% of net sales, compared to $136.6 million or 15.4% of net sales in 1995 and $85.8 million or 17.2% of net sales in 1994. During both 1996 and 1995, USR increased spending for promotional programs designed to enhance demand for USR's product offerings, for continued development of technical support programs and for recruiting and training of additional resellers, particularly for systems products. In addition, USR made substantial investments in building its worldwide selling and marketing staff to take advantage of strong demand for its products in international markets. During the 1996 fourth quarter, USR expanded its worldwide sales force by approximately 20%. This commitment of resources is critical to expanding international sales of systems products. Selling and marketing expenses decreased as a percentage of net sales in each year due to the significant growth in sales and the semi-fixed nature of some of these expenses.

    General and administrative expenses in 1996 were $93.7 million or 4.7% of net sales, compared to $42.6 million or 4.8% of net sales in 1995 and $28.7 million or 5.8% of net sales in 1994. The dollar increases in 1996 and 1995 were attributable primarily to expenses associated with additional administrative staff, systems and outside professional and consulting services necessary to support USR's expanded level of business activity. General and administrative expenses decreased as a percentage of net sales due to the significant growth in sales and the semi-fixed nature of some of these expenses.

    Research and development expenses in 1996 were $109.4 million or 5.6% of net sales, compared to $52.5 million or 5.9% of net sales in 1995 and $29.3 million or 5.9% of net sales in 1994. The dollar increases from year-to-year mainly resulted from increases in the size of USR's engineering staff and related costs to support its emphasis on product development. USR believes that continued investment in research and development activities is critical to future sales growth and technological competitiveness.

    In 1996, USR acquired Scorpio to gain state-of-the-art capability in Asynchronous Transfer Mode ("ATM") switching. The acquisition was accounted for as a purchase. As described more fully in Note C to the Consolidated Financial Statements, the fair market value of purchased in-process technology was determined to be $54.0 million. This amount was expensed upon acquisition during USR's 1996 fourth quarter.

    In 1995, in connection with the Megahertz acquisition, USR recorded non-recurring charges of $29.4 million, primarily related to (i) the write-down of inventory and goodwill due to the elimination of overlapping product lines,
(ii) transaction costs and (iii) the consolidation of certain facilities and personnel.

    INCOME TAX EXPENSE. The provisions for income taxes were $131.9 million in 1996, $43.0 million in 1995 and $19.2 million in 1994, resulting in effective tax rates for those years of 43.7%, 39.5% and 34.8%, respectively. The higher rate in 1996 was due mainly to the expensing of purchased in-process technology in connection with the Scorpio acquisition with no corresponding tax benefit, due to uncertainty regarding the benefit's realizability. The higher rate in 1995 was due mainly to the tax treatment of certain non-recurring costs associated with the Megahertz merger. Excluding the effects of the Scorpio and Megahertz items, the effective tax rates for 1996 and 1995 would have been 37.1% and 35.6%, respectively. This increase was attributable to reduced research and development tax credits as a result of expiration of the enabling legislation.

    OTHER. To date, inflation has not had a material impact on USR's results of operations.

  LIQUIDITY AND CAPITAL RESOURCES

                                                                                      DECEMBER 29,   SEPTEMBER 29,
                                                                                          1996           1996
                                                                                      -------------  -------------
                                                                                             (IN MILLIONS)
Cash and cash equivalents...........................................................    $    18.7      $    16.8
Working capital.....................................................................    $   469.7      $   416.9
Long term obligations...............................................................    $    54.9      $    54.0
Availability under committed and uncommitted lines of credit........................    $   340.0      $   357.5

    USR generated $96.9 million in cash flows from operating activities, excluding changes in assets and liabilities, during the first quarter of 1997 compared to $43.0 million for the corresponding quarter of 1996. The improvement was due primarily to the $280.6 million increase in net sales and the resultant higher net earnings. The current ratio at December 29, 1996 was approximately 2.2-to-1, unchanged from the September 29, 1996 level.

    Working capital was $469.7 million at December 29, 1996 compared to $416.9 at September 29, 1996. Accounts receivable, net of allowances, were $631.2 million at the end of the first quarter of 1997 as compared to $490.0 million at the end of the fourth quarter of 1996. The increase was attributable in part to the overall growth in net sales and, to some extent, a shift in the customer base resulting in a slightly longer average collection period. The shift is partially related to the increase in international shipments. Another important factor contributing to the increase in accounts receivable was the timing of shipments during the quarter; on a comparative basis, a greater portion of the sales occurred during the last month of the quarter. Receivables are being collected in the normal course of business based on specified trade terms. Inventories were $152.2 million at the end of the first quarter of 1997 as compared to $185.9 million at the end of the fourth quarter of 1996. Inventory turns increased 28%, from 6.8 times during the fourth quarter of 1996 to 8.7 times during the first quarter of 1997. Accounts payable and accrued liabilities increased 8.5% during the first quarter of 1997 to $292.5 million reflecting USR's expanded level of activity. Short term borrowings totaled $50.0 million, up $17.5 million from the previous quarter.

    Cash used by investing activities was $55.2 million for the first quarter of 1997 compared to $64.0 million during the comparable quarter of 1996. The majority of the current year expenditures was related to the continued development and outfitting of the Mt. Prospect, Illinois facility, as well as for additional manufacturing equipment and office furniture and fixtures. Expenditures also were made in connection with acquisitions of distributors in Australia, Japan and Sweden designed to broaden the USR's local sales presence in these geographic areas.

    USR has no significant foreign currency contracts or other investments in derivative instruments. USR is generally not exposed to material foreign currency risk.

    Cash provided by financing activities totaled $42.7 million during the first quarter of 1997 compared to $13.8 for the comparable quarter of 1996. In the 1997 period, proceeds from the exercise of stock options by employees and issuances of USR Common Stock under USR's employee stock purchase plan totaled $10.3 million. Also, USR realized tax benefits of $15.1 million in the same period in connection with the exercise of stock options by employees. USR had $50.0 million in short term borrowings outstanding under its $90.0 million of uncommitted lines of credit at the end of the first quarter of 1997. These borrowings were used to help finance the investments in working capital, capital expenditures and acquisitions mentioned previously. There were no borrowings outstanding under the $300 million revolving Multicurrency Credit Agreement at the end of the first quarter of 1997.

    USR expects to continue to make significant investments in the future to support its overall growth. Currently, it is anticipated that ongoing operations will be financed primarily from internally generated funds. However, as indicated in USR's most recent Annual Report on Form 10-K, there are several factors that could affect USR's ability to generate cash from operations in the future, including general economic conditions, market competition and changes in working capital requirements. USR believes its anticipated cash flows from operations and access to debt and equity markets will permit the financing of its business requirements in an orderly manner for the foreseeable future.

  FUTURE OPERATING RESULTS

    The preceding paragraph and the following discussion include forward-looking statements regarding USR's future financial position and results of operations. Actual financial position and results of operations may differ materially from these statements.

    Demand in the first quarter continued to be strong for USR's expanding portfolio of information access products, including Total Control Enterprise Network Hubs, Sportster modems, Megahertz PC cards, OEM modem products and Pilot connected organizers. USR expects demand for all of its product lines to continue to grow substantially during the remainder of the 1997 fiscal year as worldwide requirements for highly integrated, cost-effective, end-to-end information access solutions increase. In addition, the coming availability of USR's x2 (56 Kbps) technology is expected to have a widespread impact on Internet users by enabling them to have a more satisfying on-line experience.

    USR does not expect revenue growth to occur ratably over the 1997 fiscal year; instead, USR expects that the major impact of the x2 product introduction on revenues and earnings will occur during the second half of the year. Revenue growth in the second quarter of 1997 will depend to a large extent on the timing of USR's Internet and on-line service provider customers making x2 service available and the resultant consumer and corporate demand for x2 enabled products.

    Gross margin during the first quarter of 1997 increased 1.0% from the comparable period in 1996; however, USR expects gross margins for 1997 as a whole to remain consistent with the 1996 fiscal year. USR expects to reduce the costs of its products through design and engineering improvements and increases in efficiency of the manufacturing process. USR also expects to remain highly competitive in the pricing of all of its products as it seeks to continue to expand market share.

    USR expects to grow international operations over the next several years and estimates that approximately half of its total sales ultimately will be derived from international operations. Total revenues attributable to sales of systems products are expected to continue to increase over time, with individual quarterly results fluctuating as a result of the ordering patterns of USR's major systems customers. USR expects to continue expanding its sales force, marketing efforts, and engineering and back office support capabilities since these are instrumental to USR's future success. USR intends to position itself to take advantage of opportunities in the markets it serves by accelerating investments in new technologies such as x2 (56 Kbps), wireless, switching and broadband access, including xDSL and cable. USR believes that continued investment in research and development activities is critical to future sales growth and technological competitiveness.

    USR's ability to achieve its revenue and profitability objectives in fiscal 1997 will depend on many factors beyond USR's control. These include the timing and market acceptance of x2 and other new products and features announced and introduced by USR and its competitors, and the extent to which USR is successful in implementing its ongoing strategy of continuously improving the performance/cost characteristics of its products through improved designs and manufacturing efficiencies. Other factors include rapid changes in technologies and standards relating to information access and telecommunications.

    The foregoing forward-looking statements involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are those listed in USR's most recent Annual Report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

    Because of the foregoing uncertainties affecting USR's future operating results, past performance should not be considered to be a reliable indicator of future performance. The use of historical trends to anticipate results or trends in future periods may be inappropriate. In addition, USR's participation in a highly dynamic industry often results in significant volatility in the price of the USR Common Stock.

MANAGEMENT

    The executive officers and directors of USR are set forth below, together with certain other significant employees.

NAME                                      AGE                                    POSITION
------------------------------------      ---      ---------------------------------------------------------------------
Casey Cowell........................          44   Chairman of the Board, Chief Executive Officer and Director
John McCartney......................          44   President, Chief Operating Officer and Director
Jonathan N. Zakin...................          47   Executive Vice President, Business Development and Corporate
                                                     Strategy, and Director
James E. Cowie......................          41   Director
Terence M. Graunke..................          37   Director
Peter I. Mason......................          44   Director
Paul G. Yovovich....................          43   Director
Michael S. Seedman..................          40   Senior Vice President and General Manager, Personal Communications
Ross W. Manire......................          44   Senior Vice President and General Manager, Network Systems
Steven T. Campbell..................          45   Vice President and Controller
Richard L. Edson....................          43   Vice President and General Manager, Manufacturing
Eugene L. Ferretti..................          50   Vice President and General Manager, Mobile Communications
Jerome Johnston.....................          43   Vice President, Corporate Marketing and Communications
Mark Remissong......................          44   Vice President, Finance and Chief Financial Officer
George A. Vinyard...................          47   Vice President, General Counsel and Secretary

CERTAIN SIGNIFICANT EMPLOYEES
Donna Dubinsky......................          41   Vice President and General Manager, Palm Computing
Elizabeth S. Ryan...................          36   Vice President, Human Resources and Administration
Dale M. Walsh.......................          60   Vice President, Advanced Development

    Casey Cowell, founded USR in 1976. He has been Chairman of the Board, Chief Executive Officer and a director of USR since 1983. He also served as President of USR from 1983 until January 1997. Mr. Cowell also serves as a director of Eagle River Interactive, Inc. and Northwestern Memorial Corp., parent company of Northwestern Memorial Hospital. Mr. Cowell has a B.A. from the University of Chicago.

    John McCartney joined USR as a Vice President in 1984 and has been a director since 1985. Mr. McCartney has served as President of USR since January 1997 and as Chief Operating Officer since January 1996. He held the positions of Executive Vice President from 1988 until January 1997 and Vice President from 1984 to 1988. He held the position of Chief Financial Officer from 1984 to 1992 and Secretary from 1989 to 1993. Mr. McCartney has an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. from Davidson College.

    Jonathan N. Zakin joined USR as Vice President, Sales, in 1987. He served as USR's Executive Vice President, Sales and Marketing from 1989 to April 1995, when he was named Executive Vice President, Business Development and Corporate Strategy. Mr. Zakin has been a director of USR since 1988. Prior to joining USR, Mr. Zakin was Vice President and Chief Financial Officer of Winterhalter, Inc., a computer communications company. Before joining Winterhalter, he was President of Cosma International, an international management consulting firm specializing in marketing computer products. Mr. Zakin received a M.B.A. from Harvard University and a B.S. from New York University.

    James E. Cowie has served as a director of USR since March 1994. Mr. Cowie has been a General Partner of Frontenac Company, a Chicago-based private equity investment firm, since 1989. He also is a director of PLATINUM TECHNOLOGY, INC., Open Environment Corporation and U.S. Servis, Inc.

    Terence M. Graunke has served as a director of USR since March 1996. He has served as Chairman, President and Chief Executive Officer of Eagle River Interactive, Inc., an interactive news media and services company, since May 1994. He was Chairman and Chief Executive Officer of Rapp Collins Communications, an advertising agency owned by the Omnicom Group, Inc. from 1993 to 1994. From 1989 to 1992, he served as President and Chief Executive Officer of U.S. Communications, a marketing agency.

    Peter I. Mason has served as a director of USR since 1983. He is a founding partner of the law firm of Freeborn & Peters and served as Chairman of its Operating Committee from 1989 until 1996. Freeborn & Peters has provided legal services to USR since 1983. He currently is a director of May & Speh, Inc. and Eagle River Interactive, Inc., as well as several privately held companies.

    Paul G. Yovovich has served as a director of USR since 1991. He served as President of Advance Ross Corporation from 1993 to May 1996. Mr. Yovovich served in several executive positions with Centel Corporation from 1982 to 1992, where his last position was that of president of its Central Telephone Company subsidiary. Additionally, he serves as a director of Comarco, Inc., Illinois Superconductor Corporation, and APAC TeleServices, Inc., and is a certified public accountant.

    Ross W. Manire joined USR as Vice President, Finance, in August 1991 and was named Chief Financial Officer in March 1992, holding that position until March 1995. He served as Secretary from March 1993 to February 1994. He served as Senior Vice President, Operations, from August 1992 through March 1995. In April 1995, he was named General Manager, Network Systems. From 1989 to 1991, he was Vice President of Ridge Capital Corporation, a private equity investment firm. Prior to that he was a partner at Ernst & Young, a public accounting firm. He serves as a director for several privately held companies. Mr. Manire has an M.B.A. from the University of Chicago and a B.A. from Davidson College.

    Steven T. Campbell joined USR as Vice President and Controller in November 1995. From 1990 to 1995, he held various financial management positions with Amoco Corporation and its subsidiaries. Mr. Campbell has an M.M. from Northwestern University and a B.S. from Quincy University. He is a certified public accountant.

    Richard L. Edson joined USR as Vice President and General Manager, Manufacturing, in July 1995. From 1987 to 1995, Mr. Edson was with Thinking Machines Corporation, where he held the position of Chief Operating Officer from 1994 to 1995, and held other management positions, including Vice President of Core Products, Vice President of Manufacturing and Director of Manufacturing from 1987 to 1993. Prior to 1987, he held management positions at Data General Corporation and Digital Equipment

Corporation. He holds an M.B.A. from Babson College, a B.S.B.A. from the University of Lowell and. an A.S.E.E. from the University of Cincinnati.

    Eugene L. Ferretti joined USR as Vice President, Finance, Mobile Communications, in November 1995. In April 1996 he was named to the position of Vice President and General Manager, Mobile Communications. Previously Mr. Ferretti was with American Hawaii Cruises where he served as President from April 1991 to August 1993 and Executive Vice President from April, 1987 to April 1991. Mr. Ferretti has an M.B.A. from the University of Chicago, a Ph.D. in Physics from The Ohio State University and a B.A. degree from Lewis University.

    Jerome Johnston joined USR as Vice President, Corporate Marketing and Communications, in September 1996. From May 1994 to July 1996 he was Senior Vice President and Director of Corporate Communications with Paine Webber, Inc. and prior to that, he was with J. Walter Thompson Company from 1984 to 1994, where he most recently served as Senior Vice President and Director of Client Services. Mr. Johnston has a M.S.J. from Northwestern University and a B.A. from Castleton State College.

    Mark Remissong joined USR as Vice President, Finance, in March 1995. He was named Chief Financial Officer in April 1995. From 1993 to 1994, he was Senior Vice President and Chief Financial Officer of Collins and Aikman Corporation. From 1989 to 1993 he was Vice President, Finance, of Burlington Industries, Inc. Prior to that he was a partner at Ernst & Young, a public accounting firm. Mr. Remissong has an M.B.A. from the University of Chicago and a B.S.S. from Cornell College. He is a certified public accountant.

    Michael S. Seedman joined USR as Vice President and General Manager, Personal Communications, in June 1993 and was named Senior Vice President in March 1997. Mr. Seedman previously served as President and Chief Executive Officer of Practical Peripherals, Inc., a data communications company which he founded, from 1981 to 1993. He attended the University of Southern California.

    George A. Vinyard joined USR as Vice President, General Counsel and Secretary in February 1994. From 1977 to 1994 he was a practicing attorney with the Chicago law firm of Sachnoff & Weaver, Ltd., where he had been a principal since 1981. He received his J.D. degree from the University of Michigan Law School and holds a B.A. from Illinois Wesleyan University.

    Donna Dubinsky joined USR as Vice President and General Manager, Palm Computing in September 1995. From 1992 to 1995, Ms. Dubinsky served as President and Chief Executive Officer of Palm Computing, Inc. Prior to 1992, Ms. Dubinsky held various executive positions at Claris Corporation and Apple Computer. Ms. Dubinsky has an M.B.A. from Harvard University and a B.A. from Yale University.

    Elizabeth S. Ryan joined USR as Director, Human Resources in 1989 and was elected a Vice President in October 1991. Prior to joining USR, Ms. Ryan was the manager of personnel and training for Recycled Paper Products, Inc. Ms. Ryan has a M.A. in Communications from Northwestern University and a B.A. from Mundelein College.

    Dale M. Walsh has been a Vice President of USR since 1983. He currently serves as Vice President of Advanced Development, a position he has held since 1989. Prior to that, Mr. Walsh served as Vice President, Engineering. Before joining USR, Mr. Walsh was senior scientist at General Datacomm, Inc. Previously, he was manager for modem development at Paradyne. Mr. Walsh is a member and past chairman of the Electronics Industry Association committee which develops modem standards recommendations for the ITU-TS. Mr. Walsh holds a B.S. from the University of Illinois, Urbana, and B.S.M.E. from the University of South Florida.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table shows with respect to each of the directors of USR, each of the named executive officers and all directors and executive officers of USR as a group: (i) the total number of shares of USR Common Stock beneficially owned as of May 1, 1997, (ii) the percent of the USR Common Stock so owned as of that date, (iii) the total number of shares of 3Com Common Stock to be beneficially owned after the consummation of the Merger and (iv) the percent of 3Com Common Stock to be so owned after the consummation of the Merger. Unless otherwise indicated below, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them:



                                                                                  AMOUNT AND
                                        AMOUNT AND                                 NATURE OF
                                        NATURE OF                                 BENEFICIAL
                                        BENEFICIAL                               OWNERSHIP OF
                                     OWNERSHIP OF USR      PERCENT OF USR            3COM             PERCENT OF 3COM
                                       COMMON STOCK         COMMON STOCK         COMMON STOCK          COMMON STOCK
                                        BEFORE THE           OUTSTANDING           AFTER THE            OUTSTANDING
NAME                                    MERGER(1)         BEFORE THE MERGER        MERGER(3)        AFTER THE MERGER(3)
-----------------------------------  ----------------  -----------------------  ---------------  -------------------------
Casey Cowell.......................     1,819,154                  2.0%             5,423,520                 1.6%
John McCartney.....................     1,443,570                  1.6              4,018,413                 1.2
Jonathan N. Zakin..................       970,388(2)               1.1              2,986,179                *
Ross W. Manire.....................       657,697                 *                 2,253,069                *
Michael S. Seedman.................        79,669                 *                 1,267,588                *
James E. Cowie.....................        20,000                 *                   105,000                *
Terence M. Graunke.................        41,895                 *                   108,316                *
Peter I. Mason.....................        69,328                 *                   147,574                *
Paul G. Yovovich...................       102,800                 *                   179,900                *
All directors and executive
  officers as a group (14
  persons).........................     5,386,501(2)               5.8%            17,800,309                 5.1%


--------------------------
*   Less than 1.0%


(1) Includes options to acquire shares, exercisable within 60 days, as follows:
    Mr. Cowell 440,000; Mr. McCartney 1,105,266; Mr. Zakin 949,548; Mr. Manire 657,693; Mr. Seedman 79,669; Mr. Cowie 20,000; Mr. Graunke 40,000; Mr. Mason
    40,000; Mr. Yovovich 90,000; and certain executive officers not named above:
    181,000 shares.


(2) Excludes currently exercisable options to purchase 93,016 shares held in an irrevocable trust for Mr. Zakin's adult children, as to which he disclaims beneficial interest.


(3) Includes options to acquire USR Common Stock which will accelerate and will be converted into options to acquire 3Com Common Stock upon the consummation of the Merger. The options on an as converted basis are as follows: Mr. Cowell 3,010,000; Mr. McCartney 3,426,381; Mr. Zakin 2,949,709; Mr. Manire
    2,253,062; Mr. Seedman 1,267,588; Mr. Cowie 105,000; Mr. Graunke 105,000;
    Mr. Mason 96,250; Mr. Yovovich 157,500 and certain executive officers not named 1,309,000.



    The following table sets forth certain information, as of March 13, 1997, with respect to the beneficial ownership of USR Common Stock by all persons known by USR to be the beneficial owners of more than 5% of the outstanding USR Common Stock.


                                          AMOUNT AND NATURE OF                                  PERCENT OF 3COM COMMON STOCK
                                               BENEFICIAL         PERCENT OF USR COMMON STOCK       OUTSTANDING AFTER THE
                 NAME                         OWNERSHIP(1)       OUTSTANDING BEFORE THE MERGER            MERGER(2)
---------------------------------------  ----------------------  -----------------------------  -----------------------------
American Century Companies, Inc.                6,926,000                        7.8%                           3.6%
 4500 Main Street
 P.O. Box 418210
 Kansas City, MO
 64141-9210

--------------------------
(1) This information is based on a 13-G filing made with the SEC on February 3, 1997.

(2) Does not include the shares of 3Com Common Stock, if any, currently held by American Century Companies, Inc. and its affiliates.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements give effect to the proposed Merger of 3Com and USR on a pooling of interests basis. The unaudited pro forma combined financial statements are based on the respective historical consolidated financial statements and the notes thereto of 3Com and USR, which are incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined balance sheet assumes that the Merger took place on February 28, 1997 and combines 3Com's February 28, 1997 unaudited consolidated balance sheet with USR's December 29, 1996 unaudited consolidated balance sheet. The unaudited pro forma combined statements of operations assume that the Merger took place as of the beginning of the periods presented and combine 3Com's consolidated statements of operations for the nine months ended February 28, 1997 (unaudited) and the fiscal years ended May 31, 1996, 1995 and 1994 with USR's consolidated results of operations for the nine months ended December 29, 1996 (unaudited) and the fiscal years ended September 29, 1996, October 1, 1995 and October 2, 1994, respectively. This presentation is consistent with the fiscal years expected to be combined after the date of the closing of the Merger and has the effect of including USR's results of operations for the six-month period ended September 29, 1996 in both the fiscal year ended September 29, 1996 and the nine months ended December 29, 1996 included in the unaudited pro forma combined statements of operations.

    The unaudited pro forma combined financial statements are based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the Commission. The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or the results that actually would have been realized had the entities been a single entity during these periods.

    3Com and USR estimate that they will incur direct transaction costs of approximately $35 million associated with the Merger which will be charged to operations in the fiscal quarter in which the Merger is consummated. In addition, it is expected that following the Merger, 3Com will incur cash and non-cash restructuring charges to operations, currently estimated to be between $290 and $340 million in the fiscal quarter in which the Merger is consummated. These amounts are preliminary estimates only and are therefore subject to change. There can be no assurance that 3Com will not incur additional charges in subsequent quarters to reflect costs associated with the Merger.

    These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of 3Com and USR, which are incorporated by reference herein.

                                  3COM AND USR

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                              3COM FEBRUARY 28,  USR DECEMBER 29,       PRO FORMA       PRO FORMA
                                                    1997               1996           ADJUSTMENTS*       COMBINED
                                              -----------------  -----------------  -----------------  ------------

                                                      ASSETS
Current Assets:
  Cash and cash equivalents.................    $     279,329      $      18,726                       $    298,055
  Temporary cash investments................          514,684           --                                  514,684
  Trade receivables--net....................          504,718            631,185                          1,135,903
  Inventories...............................          255,531            152,164    $   (91,000)(2)         316,695
  Deferred income taxes.....................           98,451             43,077         56,000(2)          197,528
  Other.....................................           90,960             12,018         (8,000)(2)          94,978
                                              -----------------  -----------------  -----------------  ------------
    Total current assets....................        1,743,673            857,170        (43,000)          2,557,843
Property & equipment--net...................          342,760            311,674        (42,000)(2)         612,434
Other assets................................           47,780             47,505        (42,000)(2)          53,285
Noncurrent deferred taxes...................         --                 --               14,494(2)           14,494
                                              -----------------  -----------------  -----------------  ------------
Total.......................................    $   2,134,213      $   1,216,349    $  (112,506)       $  3,238,056
                                              -----------------  -----------------  -----------------  ------------
                                              -----------------  -----------------  -----------------  ------------

                                        LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term obligations....................    $    --            $      50,000                       $     50,000
  Accounts payable..........................          169,360            149,170                            318,530
  Accrued and other liabilities.............          279,396            143,336    $   167,000(2)          589,732
  Income taxes payable......................          135,019             32,664                            167,683
  Current portion of long-term
    obligations.............................         --                   12,303                             12,303
                                              -----------------  -----------------  -----------------  ------------
    Total current liabilities...............          583,775            387,473        167,000           1,138,248
Long-term debt..............................          110,000             52,546                            162,546
Other long-term obligations.................            5,192              2,376                              7,568
Noncurrent deferred taxes...................           28,865              8,641        (37,506)(2)         --
Shareholders' Equity:
  Preferred stock...........................         --                 --                                  --
  Common stock (3Com: 177,531,438 shares;
    USR: 88,940,525 shares; and 333,177,000
    shares on a pro forma combined basis)...          761,338                889        381,639(3)        1,143,866
  Additional contributed capital............         --                  381,639       (381,639)(3)         --
  Unamortized restricted stock grants.......           (5,794)          --                                   (5,794)
  Retained earnings.........................          647,717            381,521       (242,000)(2)         787,238
  Notes receivable from sale of stock.......               (7)          --                                       (7)
  Net unrealized gain on available-for-sale
    securities..............................            4,516           --                                    4,516
  Accumulated translation adjustments.......           (1,389)             1,264                               (125)
                                              -----------------  -----------------  -----------------  ------------
    Total shareholders' equity..............        1,406,381            765,313       (242,000)          1,929,694
                                              -----------------  -----------------  -----------------  ------------
Total.......................................    $   2,134,213      $   1,216,349    $  (112,506)       $  3,238,056
                                              -----------------  -----------------  -----------------  ------------
                                              -----------------  -----------------  -----------------  ------------

*   See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                  3COM AND USR

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     3COM                USR
                                              NINE MONTHS ENDED   NINE MONTHS ENDED     PRO FORMA     PRO FORMA
                                              FEBRUARY 28, 1997   DECEMBER 29, 1996   ADJUSTMENTS*     COMBINED
                                              ------------------  ------------------  -------------  ------------
Sales.......................................     $  2,317,214        $  1,803,607                    $  4,120,821
Cost of sales...............................        1,056,269           1,042,476                       2,098,745
                                              ------------------  ------------------                 ------------
    Gross margin............................        1,260,945             761,131                       2,022,076
                                              ------------------  ------------------                 ------------
Operating expenses:
  Sales and marketing.......................          482,574             266,584                         749,158
  Research and development..................          242,511              91,836                         334,347
  General and administrative................           97,479              82,069                         179,548
  Purchased in-process technology...........          --                   54,000                          54,000
  Acquisition-related charges...............            6,600             --                                6,600
                                              ------------------  ------------------                 ------------
    Total operating expenses................          829,164             494,489                       1,323,653
                                              ------------------  ------------------                 ------------
Operating income............................          431,781             266,642                         698,423
Other income (expense)--net.................           14,234              (1,871)                         12,363
                                              ------------------  ------------------                 ------------
Income before income taxes..................          446,015             264,771                         710,786
Income tax provision........................          161,229             118,972                         280,201
                                              ------------------  ------------------                 ------------
    Net income..............................     $    284,786        $    145,799                    $    430,585
                                              ------------------  ------------------                 ------------
                                              ------------------  ------------------                 ------------

Net income per common and equivalent share:
    Primary.................................     $       1.54        $       1.52                    $       1.22
    Fully diluted...........................     $       1.53        $       1.51                    $       1.22
Common and equivalent shares used in
  computing per share amounts:
    Primary.................................          185,442              96,141         72,106(4)       353,689
    Fully diluted...........................          185,842              96,239         72,179(4)       354,260

 * See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                  3COM AND USR

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            USR
                                                             3COM       YEAR ENDED
                                                          YEAR ENDED     SEPT. 29,      PRO FORMA      PRO FORMA
                                                         MAY 31, 1996      1996        ADJUSTMENTS*     COMBINED
                                                         ------------  -------------  --------------  ------------
Sales..................................................   $2,327,101    $ 1,977,512                   $  4,304,613
Cost of sales..........................................    1,096,846      1,149,446                      2,246,292
                                                         ------------  -------------                  ------------
    Gross margin.......................................    1,230,255        828,066                      2,058,321
                                                         ------------  -------------                  ------------
Operating expenses:
  Sales and marketing..................................      475,769        271,585                        747,354
  Research and development.............................      233,107        109,437                        342,544
  General and administrative...........................       97,395         93,717                        191,112
  Purchased in-process technology......................       52,353         54,000                        106,353
  Acquisition-related charges and other................       69,950        --                              69,950
                                                         ------------  -------------                  ------------
    Total operating expenses...........................      928,574        528,739                      1,457,313
                                                         ------------  -------------                  ------------
Operating income.......................................      301,681        299,327                        601,008
Other income--net......................................        6,788          2,563                          9,351
                                                         ------------  -------------                  ------------
Income before income taxes.............................      308,469        301,890                        610,359
Income tax provision...................................      130,615        131,870                        262,485
                                                         ------------  -------------                  ------------
    Net income.........................................   $  177,854    $   170,020                   $    347,874
                                                         ------------  -------------                  ------------
                                                         ------------  -------------                  ------------
Net income per common and equivalent share:
    Primary............................................   $     1.01    $      1.79                   $       1.02
    Fully diluted......................................   $     1.00    $      1.78                   $       1.01
Common and equivalent shares used in computing per
  share amounts:
    Primary............................................      176,517         94,932       71,199(4)        342,648
    Fully diluted......................................      176,972         95,268       71,451(4)        343,691

 * See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                  3COM AND USR
       UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             USR
                                                               3COM      YEAR ENDED
                                                            YEAR ENDED     OCT. 1,      PRO FORMA     PRO FORMA
                                                           MAY 31, 1995     1995      ADJUSTMENTS*     COMBINED
                                                           ------------  -----------  -------------  ------------
Sales....................................................   $1,593,469    $ 889,347                  $  2,482,816
Cost of sales............................................      738,093      521,159                     1,259,252
                                                           ------------  -----------                 ------------
    Gross margin.........................................      855,376      368,188                     1,223,564
                                                           ------------  -----------                 ------------
Operating expenses:
  Sales and marketing....................................      319,310      136,585                       455,895
  Research and development...............................      166,327       52,478                       218,805
  General and administrative.............................       66,462       42,614                       109,076
  Purchased in-process technology........................       68,696       --                            68,696
  Acquisition-related charges and other..................       10,125       29,449                        39,574
                                                           ------------  -----------                 ------------
    Total operating expenses.............................      630,920      261,126                       892,046
                                                           ------------  -----------                 ------------
Operating income.........................................      224,456      107,062                       331,518
Other income--net........................................        4,895        1,858                         6,753
                                                           ------------  -----------                 ------------
Income before income taxes...............................      229,351      108,920                       338,271
Income tax provision.....................................       84,792       42,969                       127,761
                                                           ------------  -----------                 ------------
    Net income...........................................   $  144,559    $  65,951                  $    210,510
                                                           ------------  -----------                 ------------
                                                           ------------  -----------                 ------------

Net income per common and equivalent share:
    Primary..............................................   $     0.85    $    0.77                  $       0.66
    Fully diluted........................................   $     0.84    $    0.76                  $       0.65
Common and equivalent shares used in computing per share
  amounts:
    Primary..............................................      169,443       85,304        63,978(4)      318,725
    Fully diluted........................................      171,079       86,679        65,009(4)      322,767

 * See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                  3COM AND USR
       UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             USR
                                                               3COM      YEAR ENDED
                                                            YEAR ENDED     OCT. 2,      PRO FORMA     PRO FORMA
                                                           MAY 31, 1994     1994      ADJUSTMENTS*     COMBINED
                                                           ------------  -----------  -------------  ------------
Sales....................................................   $1,011,533    $ 499,075                  $  1,510,608
Cost of sales............................................      485,540      297,992                       783,532
                                                           ------------  -----------                 ------------
    Gross margin.........................................      525,993      201,083                       727,076
                                                           ------------  -----------                 ------------
Operating expenses:
  Sales and marketing....................................      217,197       85,799                       302,996
  Research and development...............................      101,085       29,284                       130,369
  General and administrative.............................       49,733       28,734                        78,467
  Purchased in-process technology........................      134,481           --                       134,481
                                                           ------------  -----------                 ------------
    Total operating expenses.............................      502,496      143,817                       646,313
                                                           ------------  -----------                 ------------
Operating income.........................................       23,497       57,266                        80,763
Other income (expense)--net..............................        3,978       (1,897)                        2,081
Gain on sale of investment...............................       17,746           --                        17,746
                                                           ------------  -----------                 ------------
Income before income taxes...............................       45,221       55,369                       100,590
Income tax provision.....................................       57,091       19,248                        76,339
                                                           ------------  -----------                 ------------
Net income (loss)........................................   $  (11,870)   $  36,121                  $     24,251
                                                           ------------  -----------                 ------------
                                                           ------------  -----------                 ------------

Net income (loss) per common and equivalent share:
    Primary..............................................   $    (0.08)   $    0.47                  $       0.08
    Fully diluted........................................   $    (0.08)   $    0.47                  $       0.08
Common and equivalent shares used in computing per share
  amounts:
    Primary..............................................      145,139       76,368        68,123(4)      289,630
    Fully diluted........................................      145,139       76,520        70,089(4)      291,748

 * See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1. PERIODS COMBINED

    The 3Com consolidated balance sheet as of February 28, 1997 has been combined with the USR consolidated balance sheet as of December 29, 1996.

    The 3Com consolidated statements of operations for the nine months ended February 28, 1997 and for the fiscal years ended May 31, 1996, 1995 and 1994 have been combined with the USR consolidated statements of operations for the nine months ended December 29, 1996, and for the fiscal years ended September 29, 1996, October 1, 1995, and October 2, 1994, respectively. This presentation has the effect of including USR's results of operations for the six-month period ended September 29, 1996 in both the fiscal year ended September 29, 1996 and the nine months ended December 29, 1996 included in the unaudited pro forma combined statements of operations.

NOTE 2. MERGER COSTS

    3Com and USR estimate they will incur direct transaction costs of approximately $35 million associated with the Merger, consisting primarily of fees for investment banking, filings with regulatory agencies, legal, accounting, financial printing and other related costs.

    In addition, it is expected that as a direct result of the Merger, the combined company will incur cash and non-cash restructuring charges estimated to be between $290 and $340 million (of which between approximately $160 and $210 million will be non-cash). For the purposes of preparation of the unaudited pro forma combined financial statements, an estimate of $350 million has been used for the sum of the transaction and restructuring charges. The restructuring charges are expected to include:

    - $90-$115 million related to the closure and elimination of duplicate owned and leased facilities, primarily corporate headquarters and domestic and European sales offices;

    - $85-$95 million related to the write-off of inventory associated primarily with the elimination of duplicate wide area networking and PC Card products, including a provision for the return of eliminated products in the distribution channel;

    - $80-$90 million related to the write-off of fixed assets (including duplicate management information systems and other corporate assets), purchased technology and goodwill associated with the elimination of duplicate wide area networking and PC card products; and

    - $35-$40 million for severance and outplacement costs specifically related to the Merger.

    These nonrecurring costs will be charged to operations in the fiscal quarter in which the Merger is consummated. The unaudited pro forma combined balance sheet gives effect to such charges as if they had been incurred as of February 28, 1997, but the effects of these costs have not been reflected in the unaudited pro forma combined statements of operations as they are nonrecurring in nature. It is expected that substantially all of the cash transaction and restructuring charges will be paid out of existing cash reserves within six to twelve months after the consummation of the Merger.

    The income tax effect of these charges has also been reflected as a pro forma adjustment. As a result of the restructuring charges, the noncurrent deferred tax liability will become a noncurrent deferred tax asset.

NOTE 3. EXCHANGE OF STOCK

    Entry reflects the reclassification of additional contributed capital of USR to conform to the presentation of 3Com.

NOTE 4. PRO FORMA NET INCOME PER SHARE

    The unaudited pro forma combined net income per common and equivalent share is based upon the weighted average number of common and equivalent shares of 3Com and USR outstanding for each period at the Exchange Ratio of 1.75 shares of 3Com Common Stock for each share of USR Common Stock. The effect of the assumed conversion of 3Com's convertible subordinated notes was antidilutive for the periods presented.

                      COMPARISON OF SECURITYHOLDER RIGHTS


    The following is a summary meant to outline for holders of USR Common Stock certain of the material differences between their current rights as holders of USR Common Stock and the rights they would receive following the Merger as holders of Common Stock of either 3Com Delaware (assuming the Reincorporation is effected) or 3Com as presently constituted under California law (assuming the Reincorporation is not effected). Differences between the rights of holders of USR Common Stock and 3Com Delaware Common Stock are due to differences in the charter and bylaws proposed for 3Com Delaware and the current charter and bylaws of USR. Since 3Com is organized under the laws of the State of California and USR is organized under the laws of the State of Delaware, differences between the rights of holders of USR Common Stock and 3Com Common Stock (assuming the Reincorporation is not effected) arise from differences between various provisions of the charter and bylaws of 3Com and USR as well as from the differences between the California General Corporation Law ("CGCL") and the Delaware General Corporation Law ("DGCL").


    SIZE OF BOARD OF DIRECTORS. The DGCL permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation's bylaws or in the manner provided in the bylaws, unless the number of directors is fixed in the corporation's certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation, which requires stockholder approval. USR's Bylaws provide that the number of directors of USR will not be less than three nor more than twenty-five, with the number of directors initially fixed at seven. Changes in the authorized number of directors, within the stated limits, may be made either by resolution of the board of directors or by the stockholders at the annual meeting. 3Com Delaware's Certificate of Incorporation (the "3Com Delaware Certificate") provides that the initial number of directors will be eleven, and that the number shall be changed exclusively by resolution of a majority of the authorized number of directors.

    Under the CGCL, the board of directors of a California corporation may fix the number of directors within a stated range set forth in the corporation's articles of incorporation or bylaws, if the stated range has been approved by the shareholders. The 3Com Bylaws establish a range for the number of authorized directors of from seven to eleven, and currently fix the authorized number of directors at eight, with changes in the authorized number of directors permitted by either the board of directors (within the current range) or the shareholders, through amendment of the 3Com Bylaws or the 3Com Articles of Incorporation (the "3Com Articles"). In addition, 3Com's Bylaws require that the Board include not less than two "independent directors" who are not officers or employees of 3Com.

    CLASSIFIED BOARD OF DIRECTORS. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes a change in the composition of the board of directors, and a potential change in control of a corporation, a lengthier and more difficult process. The DGCL permits a classified board of directors, with staggered terms under which the directors are elected for terms of two or three years. USR's Bylaws provide for three classes of directors elected for staggered three-year terms.

    The 3Com Delaware Certificate and Bylaws and the 3Com Articles and Bylaws provide for two classes of directors elected for staggered two-year terms.

    REMOVAL OF DIRECTORS. Under the DGCL, any director or the entire board of directors of a Delaware corporation with a classified board of directors may only be removed with cause unless the certificate of incorporation provides otherwise. USR's Bylaws provide that directors may be removed with cause by a vote of 80% of the outstanding shares entitled to vote at an election of directors, voting as a single class, or by the vote of a majority of the board of directors. The 3Com Delaware Certificate provides that any director may be removed with cause, by the vote of a majority of the outstanding shares at a duly held annual or special meeting of the stockholders.

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
    Under the CGCL, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. See "Cumulative Voting" below.

    FILLING VACANCIES ON THE BOARD OF DIRECTORS. Under the DGCL, vacancies on the board of directors and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless
(i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of outstanding stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. USR's Certificate of Incorporation (the "USR Certificate") does not make special provision for filling vacancies. USR's Bylaws provide that if, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to such increase), then any stockholder or stockholders holding at least ten percent of the total number of outstanding shares entitled to vote for such directors may make application to the Court of Chancery of the State of Delaware for an order for an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. The 3Com Delaware Certificate provides that all vacancies on the board must be filled by a majority vote of the directors then in office, though less than a quorum.

    Under the CGCL, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors. If the number of directors then in office is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of such directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board of directors only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. 3Com's Bylaws do not authorize its Board to fill such a vacancy.

    LIMITATIONS OF LIABILITY OF DIRECTORS; INDEMNIFICATION. The USR Certificate, the 3Com Delaware Certificate and the 3Com Articles each include provisions eliminating directors' liability for monetary damages to the maximum extent permitted by applicable law, and the Bylaws of USR, 3Com Delaware and 3Com each include provisions requiring the corporation to indemnify its officers and directors to the greatest extent permitted by applicable law. For a discussion of the permitted scope of indemnification, the limitations on elimination of director liability and the difference between the applicable provisions of the DGCL and CGCL, see "The Reincorporation--Significant Changes Caused by the Reincorporation-- Indemnification and Limitation of Liability."


    ANNUAL MEETINGS. The USR Bylaws require that an annual meeting of stockholders be held on the first Thursday in March at 10:00 a.m. (or on the next business day at the same hour if such date is a legal holiday), or at such other date and time as shall be designated from time to time by the Board of Directors. The 3Com Delaware Bylaws provide that an annual meeting will be held at the time designated by the Board. The 3Com Bylaws require that an annual meeting of shareholders be held within three months following the close of 3Com's fiscal year.


    SPECIAL SHAREHOLDER MEETINGS. Under the DGCL, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation's certificate of incorporation or bylaws. USR's Bylaws provide that special meetings of stockholders may be called only by the chairman of the board of directors, the president, by the USR Board of Directors, or by the holders of a majority of the entire capital stock of USR issued and outstanding and entitled to vote at the meeting. The 3Com Delaware Certificate and Bylaws provide that special meetings may only be called by the Board, the chairman, or the president. Both the USR Bylaws and the 3Com Delaware Bylaws limit proper business at a special meeting to that presented in the notice thereof.

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
    Under the CGCL, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting and such other persons as are authorized to do so in the articles of incorporation or bylaws. 3Com's charter authorizes only the required parties to call a special meeting.

    ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS. The DGCL permits stockholders to act by written consent in lieu of a meeting of stockholders, unless a corporation eliminates action by written consent in its certificate of incorporation. The USR Certificate does not limit the rights of stockholders to act by written consent. The 3Com Delaware Certificate eliminates this right.


    Under the CGCL, unless otherwise provided in the articles of incorporation, any action which may be taken at any annual or special meeting or shareholders may be taken without a meeting by written consent of shareholders having the requisite number of votes, subject to the requirement that ten days' advance notice of shareholder approval of certain types of transactions and matters be given where all shareholders' consents are not solicited. The 3Com Articles do not limit the rights of shareholders to act by written consent.


    ADVANCE NOTICE REQUIREMENT FOR SHAREHOLDER PROPOSAL AND DIRECTOR NOMINATIONS. Neither the USR Certificate nor the USR Bylaws expressly address advance notice of stockholder nominations or proposals. Both 3Com Delaware's Bylaws and 3Com's Bylaws provide that no director nomination and no matter proposed by 3Com shareholders will be considered at an annual meeting or special shareholder meeting unless (1) it is specified in the notice of meeting, (2) it is brought by or at the direction of the Board of Directors or (3) written notice of such matter is provided to 3Com no later than the date on which shareholder proposals to be included in the 3Com proxy statement must be received under federal securities laws.

    VOTING REQUIREMENTS; SUPERMAJORITY APPROVAL. Unless otherwise specified in a Delaware corporation's certificate of incorporation, an amendment to the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Furthermore, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the corporation's certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to adversely affect them.


    Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Under the CGCL, the holders of the outstanding shares of a class are entitled to vote as a class if the proposed amendment would (i) increase or decrease the aggregate number of authorized shares of such class, (ii) effect an exchange, reclassification or cancellation or all or part of the shares of such class, other than a stock split, (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class, (iv) change the rights, preferences, privileges or restrictions of the shares of such class, (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preferences or privileges prior to the shares of such class, (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so, or (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.


    Under both the DGCL and the CGCL, with certain exceptions, any merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the corporation's board of directors and a majority of the outstanding shares entitled to vote. In addition, the CGCL, but not the DGCL, requires such transactions, among others, to be approved by a majority of the outstanding shares of each

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
class of stock (without regard to limitations on voting rights). See "Business Combinations/Reorganizations" below.


    Under the USR Certificate, the affirmative vote of the holders of 80% of the outstanding shares entitled to vote is required to amend those provisions of the USR Certificate addressing amendment of the Certificate of Incorporation, or to amend certain provisions of the USR Bylaws, unless such amendment is approved by the affirmative vote of at least 75% of the entire board of directors. See "Amending the Bylaws" below. Approval of shareholders holding at least 66 2/3% of the voting power of the then-outstanding shares of 3Com entitled to vote is required to amend those provisions of the 3Com Articles addressing business combinations and those provisions addressing amendment of the Articles of Incorporation. The 3Com Delaware Certificate and Bylaws require approval by holders of at least 66 2/3% of the voting stock to amend any of the governance provisions of the Certificate of Incorporation or for the stockholders to amend the Bylaws. The effect of such supermajority voting provisions is to make any of these changes more difficult.



    AMENDING THE BYLAWS. Under the DGCL, the authority to adopt, amend, or repeal the bylaws of a Delaware corporation is held exclusively by the stockholders unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. Under the USR Certificate, USR's Bylaws may be altered, amended or repealed by either a majority of its Board of Directors or by holders of a majority of the voting shares; provided that the provisions of the USR Bylaws relating to the removal of directors and the filling of vacancies on the Board of Directors may be amended only by the vote of 80% or more of the outstanding shares of USR entitled to vote unless such amendment is approved by 75% of the entire USR Board of Directors. The 3Com Delaware Certificate of Incorporation and Bylaws permit the Bylaws to be amended with the approval of a majority of the authorized members of the board or by the vote of at least 66 2/3% of the voting shares then outstanding.


    Under the CGCL, a corporation's Bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation, provided that only the shareholders may adopt a change to a fixed number of directors or to alter an established range. 3Com's Bylaws provide that the Bylaws may be changed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors (subject to the shareholders' ability to adopt a Bylaw provision restricting or eliminating the Board's power to adopt, amend or repeal Bylaws); provided, however, that the Board may not amend the Bylaws in order to change a fixed number of directors (except to alter the authorized number of directors within the existing range of a minimum of seven and a maximum of eleven directors) or to change from a fixed to a variable board or vice versa. A Bylaw adopted by the shareholders may restrict or eliminate the power of the Board to adopt, amend or repeal the Bylaws.

    CUMULATIVE VOTING. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholders may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting. Under the DGCL, there is no right to cumulative voting unless the charter documents provide for it.

    Under the CGCL, unless a corporation's charter documents specifically eliminate cumulative voting, shareholders have a right to cumulate their votes in the election of directors so long as at least one shareholder has given notice of such shareholder's intent to cumulate his or her votes at the meeting prior to the voting. The USR and 3Com Delaware charter documents do not provide for cumulative voting, and 3Com's Bylaws eliminate that right.

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

    SHAREHOLDER RIGHTS PLAN. The effectiveness and enforceability of shareholder rights plans under California law remain uncertain and have not been tested in the California courts. The effectiveness and enforceability of rights plans under Delaware law have been established in numerous reported cases. The Board of Directors of USR adopted a Stockholder Rights Agreement in May 1996, which provides for distribution of rights to holders of outstanding shares of USR Common Stock. The Board of Directors of 3Com adopted a Shareholder Rights Plan in September 1989, as amended in December 1994, which provides for distribution of rights to holders of outstanding shares of 3Com Common Stock. If the Reincorporation is effected, 3Com Delaware will assume the existing 3Com Rights Plan. See "The Reincorporation--Significant Changes Caused by the Reincorporation--Common Share Purchase Rights Plan" and "Description of 3Com Capital Stock--3Com Rights Plan."



    "BLANK CHECK" PREFERRED STOCK. The USR Certificate, 3Com Delaware Certificate, and 3Com Articles each grant the board authority to provide for the issuance of one or more series of preferred stock, and to establish the relative designation, rights, preferences and privileges of such preferred shares. USR has presently designated 2,500,000 shares of Series B and 750,000 shares of Series A Preferred Stock with certain rights and preferences senior to or on a par with the USR Common Stock. No USR Preferred Stock is issued or outstanding, but issuance thereof is subject to the outstanding rights distributed under the USR Stockholder Rights Agreement. Neither 3Com Delaware nor 3Com has any preferred stock designated, issued or outstanding.



    BUSINESS COMBINATIONS/REORGANIZATIONS. A provision of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder." For purposes of this DGCL provision, an "interested stockholder" is a stockholder that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation (or its affiliate or associate). This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) prior to the date the stockholder became an interested stockholder the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the shares held by disinterested stockholders. This provision applies equally to USR and to 3Com Delaware.


    The CGCL provides that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholder already owns 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

    In addition, the CGCL requires that, in connection with certain transactions between a corporation whose shares are held of record by 100 or more persons and an "interested party," such interested party must deliver a written opinion as to the fairness of the consideration to the shareholders of the corporation. An "interested party" for purposes of this CGCL provision means a person who is a party to the transaction and (i) directly or indirectly controls the corporation, (ii) is an officer or director of the corporation, or (iii) is an entity in which a material financial interest is held by any director or executive officer of the corporation.

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

    The 3Com Articles include a "fair price provision" that prohibits certain mergers, sales, licenses and other transactions with an "interested shareholder" (in general, a party or group controlling 5% or more of the voting shares) except with the approval of at least two thirds of all outstanding voting shares and a majority of the outstanding shares held by shareholders other than the interested shareholders.


    RIGHTS OF DISSENTING SHAREHOLDERS. There are no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

    There are no statutory rights of appraisal with respect to shareholders of a California corporation whose shares of stock are not subject to restrictions on transfer and are either (i) listed on a national securities exchange or (ii) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, unless demands for appraisal are filed with respect to 5% or more of the outstanding shares of stock. For a description of additional differences between appraisal rights under the DGCL and CGCL, see "The Reincorporation--Significant Changes Caused by the Reincorporation-- Appraisal Rights" and "--Voting and Appraisal Rights in Certain Transactions."

    INSPECTION OF STOCKHOLDERS LIST. Both the CGCL and the DGCL allow any stockholder to inspect the stockholders list for a purpose reasonably related to such person's interest as a stockholder. Additionally, the CGCL provides for an absolute right to inspect and copy the corporation's shareholder list by a person or persons holding at least 5% in the aggregate of the corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a Schedule 14B with the Commission relating to the election of directors. The DGCL does not provide for any such absolute right of inspection.


    DIVIDENDS. Under the USR Certificate, dividends may be paid on USR Common Stock as and when determined by the USR Board, subject to any preferential dividend rights of any then outstanding preferred stock. The 3Com Delaware charter and bylaws make no special provision regarding payment of dividends. For a summary of the differences between the dividend provisions of the DGCL and the CGCL, see "The Reincorporation--Significant Changes Caused by the Reincorporation--Dividends." Neither the 3Com Articles nor the 3Com Bylaws contain any restrictions on the declaration or payment of dividends.


    SHAREHOLDER DERIVATIVE SUITS. Under the DGCL, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or the stock thereafter devolved upon the stockholder by operation of law. The CGCL provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.


    PREEMPTIVE RIGHTS. Stockholders of either a Delaware or a California corporation have only such preemptive rights as may be provided in its certificate or articles of incorporation. The USR Certificate, the 3Com Delaware Certificate and the 3Com Articles do not grant any preemptive rights to stockholders.



    DISSOLUTION. Under the DGCL, a dissolution must be approved by stockholders holding 100% of the total voting power or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation. Under the CGCL, shareholders holding 50% or more of the total voting power may authorize a corporation's voluntary dissolution, and this right may not be modified by its articles of incorporation.


    BOARD OF DIRECTORS MEETINGS. The DGCL imposes no requirements as to calling board of directors meetings; such requirements are as set forth in a Delaware corporation's certificate of incorporation or

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bylaws. The USR Bylaws provide that (i) the first meeting of the board of directors following each annual meeting shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting, or, if not so fixed or held, at such time or place as shall be specified in a notice to the directors or in a written waiver signed by all of the directors; (ii) regular meetings of the board of directors may be held without notice at such time and place as determined by the board; and (iii) special meetings of the board of directors may be called by the chairman of the board, the president or any two directors upon three days' notice to each director. The 3Com Delaware Bylaws provide that regular meetings may be held at such times and places as are determined by the board, and that special meetings may be called by the chairman, the president, or a majority of the directors upon notice given 24 hours in advance by electronic communication or personal delivery (or 3 days' notice by mail).


    Under the CGCL, meetings of the board of directors of a California corporation, unless otherwise provided in such corporation's articles of incorporation or bylaws, may be called by the chairman of the board, the president, any vice president, the secretary or any two (2) directors. The 3Com Bylaws provide for a regular meeting of the board of directors to be held during each quarter of 3Com's fiscal year, with one such meeting to take place immediately following the annual meeting of shareholders.

    DIRECTOR VOTING. Under the DGCL, a quorum of the board of directors is equal to a majority of the total number of authorized directors unless the certificate of incorporation or bylaws provides for a greater number or a lesser number (which in no case can be less than one-third (1/3) of the total number of directors). Under the CGCL, a quorum of a California corporation's board of directors is equal to a majority of the authorized number of such corporation's directors unless such corporation's articles of incorporation or bylaws provide for a lesser number; PROVIDED, HOWEVER, that such lesser number cannot be less than the larger of (i) one-third (1/3) of the authorized number of directors or
(ii) two (2). A California corporation's articles of incorporation may require more than a majority of the authorized number of directors (up to and including all of the directors) for a quorum. The USR Bylaws and the 3Com Bylaws each provide that a majority of the directors then in office shall constitute a quorum. The 3Com Delaware Bylaws provide that a majority of the number of authorized directors constitutes a quorum, but provides for that number to be reduced by one for each director disqualified to vote at any meeting (but in no event to less than 1/3 the number of authorized directors).

    TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS. A Delaware corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either (i) the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders. Neither USR nor 3Com Delaware make special provision in this regard.

    The CGCL permits shareholders of a corporation with 100 or more shareholders of record to approve a bylaw authorizing the board of directors alone to approve a loan or guarantee to or on behalf of an officer (whether or not a director) if the board determines that such a loan or guarantee may reasonably be expected to benefit the corporation. The 3Com Bylaws contain such a provision and allow its Board of Directors to authorize 3Com to make a loan to or guarantee the obligation of any officer of the corporation without obtaining shareholder approval, provided that the Board determines such action may reasonably be expected to benefit the corporation.


    The CGCL also states that contracts or transactions between a corporation and (i) any of its directors or (ii) a second corporation of which a director is also a director are not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and the disinterested directors or a majority of the disinterested shareholders represented and voting at a duly held meeting approve or


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
ratify the transaction in good faith, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

    The foregoing summary does not purport to be a complete statement of the rights of holders of USR Common Stock or holders of Common Stock of 3Com Delaware or of 3Com, and is qualified in its entirety by reference to the CGCL and the DGCL and the respective charter documents of and USR, 3Com Delaware and 3Com.

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

                       DESCRIPTION OF 3COM CAPITAL STOCK



    If the Charter Amendment is effected, the authorized capital stock of 3Com immediately prior to the Effective Time of the Merger, whether or not the Reincorporation occurs, will consist of 990,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share. The current authorized capital stock of 3Com consists of 400,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, without par value.


COMMON STOCK


    As of May 1, 1997, there were approximately 178,200,471 shares of 3Com Common Stock outstanding held of record by approximately 4,800 shareholders.


    The following description is applicable to the 3Com Common Stock whether or not the Reincorporation is approved and effected. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of 3Com Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Each holder of 3Com Common Stock is entitled to one vote for each share held of record by him or her and may not cumulate votes for the election of directors. In the event of a liquidation, dissolution or winding up of 3Com, holders of 3Com Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of 3Com Common Stock have no preemptive rights, have no rights to convert their Common Stock into any other securities, and there are no redemption provisions with respect to such shares. All of the outstanding shares of 3Com Common Stock are fully paid and non-assessable. As of the date hereof 3Com has not paid any cash dividends on its Common Stock and is prohibited by certain of its borrowing arrangements from paying cash dividends without prior approval from the lender.

    If the Reincorporation is effected, 3Com Delaware intends to use the First National Bank of Boston, 3Com's current transfer agent, as its transfer agent.

CERTAIN CHARTER PROVISIONS


    If the Reincorporation is effected, 3Com Delaware's Certificate of Incorporation and Bylaws will contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of 3Com Delaware. These provisions include the following (i) a provision classifying the Board of Directors into two classes; (ii) provisions eliminating stockholder action by written consent and the right of stockholders to call special meetings; (iii) provisions requiring advance notice of stockholder proposals or director nominations; and (iv) provisions requiring supermajority stockholder approval to effect certain charter amendments. The current 3Com Articles of Incorporation and Bylaws include similar provisions, and in addition allow the 3Com Board to consider factors other than price per share when evaluating a merger or consolidation or certain other types of proposed business combinations and require the affirmative vote of at least two thirds ( 2/3) of all of the outstanding shares of 3Com, and of at least a majority of the outstanding voting shares other than shares held by interested shareholders, to approve certain business combinations. For further description of the charter provisions of 3Com and 3Com Delaware, see "Comparison of Securityholder Rights" and "The Reincorporation."


PREFERRED STOCK


    The proposed 3Com Delaware Certificate of Incorporation and the current 3Com Articles of Incorporation both provide that Preferred Stock may be issued from time to time in one or more series. 3Com's Board of Directors has authority to fix the designation, preferences, and rights of each such series and the qualifications, limitations and restrictions thereon and to increase or decrease the number of shares of such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. No 3Com Preferred Stock is currently issued or outstanding.

3COM RIGHTS PLAN

    In September 1989, the Board of Directors of 3Com declared a dividend distribution of one Common Stock Purchase Right (each a "Right" and collectively the "Rights") for each outstanding share of Common Stock, without par value ("Common Stock"), of 3Com. The distribution was paid as of September 20, 1989, to shareholders of record on that date and subsequently to holders of shares issued after that date. On December 13, 1994, the Board of Directors of 3Com approved the amendment and restatement of the Rights Agreement. Each Right entitles the registered holder to purchase from 3Com one share of 3Com Common Stock at a purchase price of $250 per full share (the "Purchase Price").

    The description and terms of the Rights are set forth in the Amended and Restated Rights Agreement dated as of December 21, 1994 (the "3Com Rights Plan") between 3Com and The First National Bank of Boston, as the Rights Agent, a copy of which is attached to 3Com's Quarterly Report on Form 10-Q filed with the Commission on January 13, 1995. If the Reincorporation is effected, 3Com Delaware will assume the 3Com Rights Plan in accordance with its terms. The Rights will expire December 13, 2004, unless earlier redeemed or exchanged, and will become exercisable and transferable separately from the Common Stock only
(i) on the earlier of (A) the acquisition of, or the public announcement of the intent of any person or group to acquire, without the approval of the Board of Directors of 3Com, beneficial ownership of 20% or more of the outstanding 3Com Common Stock ("Acquiring Person"), or (B) the 10th day (unless extended by the Board prior to the time a person becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence by any person or group of persons, a tender offer which would result in the offeror owning 20% or more of the outstanding 3Com Common Stock (the earlier of such dates being referred to as the "First Distribution Date") or (ii) with respect to any shares of Common Stock issuable upon conversion of certain convertible notes of 3Com after the First Distribution Date, on the day immediately following the date on which such notes are converted into shares of Common Stock (such date and the First Distribution Date are collectively referred to as the Distribution Date).

    If 3Com or more than 50% of its assets is acquired in a merger or other business combination transaction after the Distribution Date, each holder of a Right shall thereafter have the right to purchase, upon payment of the Purchase Price, such number of shares of common stock of the acquiring company having a current market value equal to twice the Purchase Price. If any person or group acquires 20% or more of 3Com's Common Stock, or if such 20% shareholder engages in certain self-dealing transactions (as specified in the 3Com Rights Plan) with 3Com, each holder of Rights other than such 20% shareholder will have the right to purchase upon payment of the then current Purchase Price, in lieu of one share of Common Stock per outstanding Right, such number of shares of Common Stock having a market value at the time of the transaction equal to twice the Purchase Price. After any of these events, 3Com may also exchange all or any portion of the outstanding Rights, other than Rights held by such 20% shareholder, for shares of 3Com's Common Stock at an exchange ratio of one-half share of Common Stock per Right, subject to the provisions of the 3Com Rights Plan. The Board of Directors may redeem the Rights for $.01 per Right at any time prior to the day a person or group becomes a 20% shareholder and in certain other instances. Additionally, the Purchase Price and the value of stock that may be acquired for that price are subject to adjustment from time to time to prevent dilution.

    The Rights are designed to protect and maximize the value of the outstanding equity interests in 3Com in the event of an unsolicited attempt by an acquiror to take over 3Com in a manner or on terms not approved by the Board of Directors. The Rights may have the effect of rendering more difficult or discouraging an acquisition of 3Com deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire 3Com on terms or in a manner not approved by 3Com's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

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
                             THE CHARTER AMENDMENT

    The proposed Charter Amendment would increase the total number of shares of stock that 3Com is authorized to issue by 597,000,000, to a total of 1,000,000,000, of which 990,000,000 shares would be authorized Common Stock, par value $0.01 per share, and 10,000,000 shares would be authorized Preferred Stock, par value $0.01 per share. The text of the proposed Charter Amendment is attached as Annex G to this Joint Proxy Statement/Prospectus.


    Pursuant to Article III of 3Com's Articles of Incorporation as presently in effect, 3Com is authorized to issue 400,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, without par value. If the Charter Amendment is approved, the total number of authorized shares will be increased to 1,000,000,000. As of May 1, 1997, approximately 178,200,471 shares of 3Com Common Stock were issued and outstanding and approximately 38,274,395 additional shares of 3Com Common Stock were reserved for issuance pursuant to employee stock option and stock purchase plans (including approximately 28,269,105 shares reserved for issuance under outstanding options). In addition, approximately 178,200,471 shares of 3Com Common Stock were reserved for issuance pursuant to the 3Com Rights Plan. No shares of 3Com Preferred Stock are currently issued, outstanding or reserved. It is anticipated that an aggregate of approximately 156,342,842 additional shares of 3Com Common Stock will be issued in the Merger and a like number of shares of 3Com Common Stock will need to be reserved for issuance under the 3Com Rights Plan. In addition, approximately 31,724,917 additional shares of 3Com Common Stock will need to be reserved following the Merger for issuance upon exercise of USR stock options that will be assumed by 3Com. See "The Merger Agreement--Stock Plans and Options." Unless the Charter Amendment is approved and adopted, the combined company will have insufficient shares to complete the Merger and at the same time meet its reserve obligations under the 3Com Rights Plan. If the Charter Amendment is not approved, 3Com would need to amend the 3Com Rights Plan and eliminate the plan's reserve protections in order to complete the Merger and at the same time maintain compliance with the plan's requirements. Even then, the combined company would have only minimal shares remaining for future option grants, issuance under stock purchase plans, corporate acquisitions and other purposes.


REASONS FOR THE CHARTER AMENDMENT; RECOMMENDATION OF 3COM BOARD

    In light of the considerations set forth in the immediately preceding paragraph, the 3Com Board believes that 3Com's present authorized capital will be inadequate to meet Merger-related needs and at the same time provide adequate reserves and flexibility for employee compensation and incentive programs, the 3Com Rights Plan, and possible future corporate acquisitions. Accordingly, the 3Com Board believes that it is advisable and in the best interests of 3Com and its shareholders to increase to 1,000,000,000 the number of shares of 3Com capital stock which 3Com is authorized to issue.

    THE 3COM BOARD HAS UNANIMOUSLY APPROVED THE PROPOSED CHARTER AMENDMENT AND HAS DETERMINED THAT THE CHARTER AMENDMENT IS IN THE BEST INTERESTS OF 3COM AND ITS SHAREHOLDERS. THE 3COM BOARD RECOMMENDS THAT THE SHAREHOLDERS OF 3COM VOTE FOR APPROVAL AND ADOPTION OF THE CHARTER AMENDMENT.

INTENDED USES

    3Com intends to use the additional authorized and unissued shares of 3Com Common Stock and Preferred Stock for various corporate purposes, including but not limited to reserves for issuance pursuant to options presently outstanding or assumed in the Merger; reserves in connection with the 3Com Rights Plan; possible future financings, business combinations and corporate acquisition transactions; stock dividends and stock splits; other employee stock option, stock purchase and other incentive and compensation programs; and other corporate purposes. Authorized and unissued shares of 3Com Common Stock and Preferred Stock may be issued for the foregoing purposes by the 3Com Board without further 3Com shareholder approval unless the issuance is in connection with a transaction for which shareholder

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
approval is otherwise required under applicable law or by the rules of any stock exchange or national market system on which 3Com securities are then listed.

    Except as contemplated by the Merger Agreement, and except for the reserves for 3Com's and USR's stock option and stock purchase plans and a reserve for the 3Com Rights Plan, there are no existing plans, arrangements or understandings to issue shares of 3Com Common Stock.

    The proposed increase in the number of authorized shares of 3Com Common Stock and Preferred Stock will not alter the rights of the holders of 3Com Common Stock. Neither the presently authorized shares of 3Com Common Stock and Preferred Stock nor additional shares of 3Com Common Stock and Preferred Stock that are to be authorized pursuant to the Charter Amendment carry preemptive rights.

    The 3Com Board's ability to approve the issuance of the increased number of authorized shares of 3Com Common Stock and Preferred Stock might discourage a takeover attempt because the issuance of additional shares could dilute the voting power of the 3Com Common Stock then outstanding. 3Com is not aware of any effort to accumulate 3Com Common Stock or to obtain control of 3Com by tender offer or proxy fight and 3Com has no present intention to use the increased number of shares of authorized 3Com Common Stock or Preferred Stock for anti-takeover purposes other than to provide a reserve for the issuance of shares of 3Com Common Stock pursuant to the 3Com Rights Plan. However, the 3Com Board retains the right to use the newly authorized shares for such purpose, and there can be no assurance that the 3Com Board will not do so.

TIMING OF THE CHARTER AMENDMENT; CONDITIONS

    The proposed Charter Amendment, if adopted and approved by 3Com shareholders, would become effective upon the filing of a Certificate of Amendment of 3Com's Articles of Incorporation with the Secretary of State of the State of California.

    Because the increase in 3Com's authorized share capital will only be needed if the Merger is completed, the Charter Amendment is contingent on, and will only be effective if, the Merger is completed. In addition, if the Reincorporation is approved and effected, the Charter Amendment will be unnecessary, because the certificate of incorporation of 3Com Delaware will provide for an initial authorized share capital of 1,000,000,000 shares of capital stock. See "The Reincorporation."

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
                              THE REINCORPORATION

GENERAL

    The 3Com Board has unanimously approved a proposal to change 3Com's state of incorporation from California to Delaware. In recent years, a number of major public corporations have obtained the approval of their shareholders to reincorporate in Delaware. The 3Com Board believes it is beneficial and important that 3Com likewise obtain the advantages of Delaware law. The 3Com Board believes the proposed change in domicile is in the best interests of 3Com and its shareholders for several reasons, including: (i) the greater predictability and flexibility afforded by Delaware corporate law and its greater responsiveness to corporate needs, (ii) the more favorable and predictable corporate environment afforded by Delaware to corporate directors and officers, and (iii) the greater certainty afforded by Delaware law with respect to directors' duties in the face of takeover offers and with respect to anti-takeover measures.

REASONS FOR REINCORPORATION

    PREDICTABILITY, FLEXIBILITY AND RESPONSIVENESS TO CORPORATE NEEDS. Delaware has adopted comprehensive and flexible corporate laws which are revised regularly to meet changing business circumstances. The Delaware Legislature is particularly sensitive to issues regarding corporate law and is especially responsive to developments in modern corporate law. In addition, Delaware offers a system of specialized chancery courts to deal with corporate law questions. These courts have developed considerable expertise in dealing with corporate issues as well as a substantial and influential body of case law construing Delaware's corporate law. In addition, the Delaware Secretary of State is particularly flexible, expert and responsive in its administration of the filings required for mergers, acquisitions and other corporate transactions. Delaware has become a preferred domicile for most major American corporations and Delaware law and administrative practices have become comparatively well-known and widely understood. As a result of these factors, it is anticipated that Delaware law will provide greater efficiency, predictability and flexibility in 3Com's legal affairs than is presently available under California law.

    DIRECTORS AND OFFICERS. The 3Com Board believes that Reincorporation will enhance 3Com's ability to attract and retain qualified directors and officers as well as encourage directors and officers to continue to make independent decisions in good faith on behalf of 3Com. The law of Delaware offers reduced risk and greater certainty and stability from the perspective of those who serve as corporate officers and directors. The intense competition that has characterized the networking industry has greatly expanded the challenges and risks facing the directors and officers of companies within the networking industry. To date, 3Com has not experienced difficulty in retaining directors or officers. However, as a result of the significant potential liability and relatively small compensation associated with service as a director and recent California political events, 3Com believes that the better understood, more favorable, and comparatively stable corporate environment afforded by Delaware will enable it to compete more effectively with other public companies, most of which are incorporated in Delaware, in the recruitment of talented and experienced directors and officers.

    The parameters of director and officer liability are more extensively addressed in Delaware court decisions and are therefore better defined and better understood than under California law. In addition, the protection from liability and ability to provide indemnification for directors and officers is somewhat greater under Delaware law than under existing California law and significantly greater than under an initiative submitted to the California electorate in November 1996, Proposition 211. That initiative was designed to increase the personal liability faced by individuals who serve as directors or officers of corporations and to limit the ability of companies to indemnify their directors and officers. Although the proposal was rejected by the electorate, it is not unlikely that further initiatives or legislation of this kind will be proposed in California in the future. Accordingly, the 3Com Board believes that 3Com's corporate objectives can be better achieved by reincorporating in Delaware, and by including provisions in the

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
certificate of incorporation and by-laws of 3Com Delaware to eliminate personal liability of directors and officers and to provide for their indemnification to the maximum extent permitted by Delaware law.

    The 3Com Board believes that Delaware law strikes an appropriate balance with respect to personal liability of directors and officers, and that reincorporation in Delaware will enhance 3Com's ability to recruit and retain directors and officers in the future, while providing appropriate protection for shareholders from possible abuses by directors and officers. In this regard, it should be noted that directors' personal liability is not, and cannot be, eliminated under Delaware law for intentional misconduct, bad faith conduct or any transaction from which the director derives an improper personal benefit, or for violations of federal laws such as the federal securities laws.

    TAKEOVER RESPONSE. 3Com currently has in place a number of measures designed to protect shareholder interests in the event of a hostile takeover attempt against 3Com. 3Com proposes to include similar measures in the charter and by-laws of 3Com Delaware. Many of these measures have not been as fully tested in the California courts as in the Delaware courts. As a result, Delaware law affords greater certainty that these measures will be interpreted, sustained and applied in accordance with the intentions of the 3Com Board. In general, Delaware case law provides a well developed body of law defining the proper duties and decision making process expected of a board of directors in evaluating potential and proposed corporate takeover offers and business combinations. The 3Com Board believes that these measures and related Delaware law will help the 3Com Board to protect 3Com's corporate strategies, to consider fully any proposed takeover and alternatives, and, if appropriate, to negotiate terms that maximize the benefit to 3Com shareholders.

REINCORPORATION PROCEDURE

    The proposed Reincorporation would be accomplished by merging 3Com into 3Com Delaware, a wholly owned Delaware subsidiary of 3Com (the "Reincorporation Merger"), pursuant to an Agreement and Plan of Merger and Reincorporation (the "Reincorporation Agreement") in substantially the form attached as Annex H to this Joint Proxy Statement/Prospectus. When the Reincorporation Merger becomes effective, 3Com Delaware's name will automatically be changed to 3Com Corporation. The Reincorporation will not result in any change in 3Com's business, assets or liabilities, will not cause its corporate headquarters to be moved and will not result in any relocation of management or other employees.


    On the effective date of the proposed Reincorporation, each outstanding share of Common Stock of 3Com will automatically convert into one share of Common Stock of 3Com Delaware, and shareholders of 3Com will automatically become shareholders of 3Com Delaware. At the effective time of the Reincorporation, the number of outstanding shares of common stock of 3Com Delaware will be equal to the number of shares of Common Stock of 3Com outstanding immediately prior to the effective time of the Reincorporation. In addition, each outstanding option or right to acquire shares of Common Stock of 3Com will be converted into an option or right to acquire an equal number of shares of Common Stock of 3Com Delaware, under the same terms and conditions as the original options or rights. All of 3Com's employee benefit plans, including the 1983 Stock Option Plan, 1994 Stock Option Plan, Restricted Stock Option Plan, Directors Stock Option Plan and Employee Stock Purchase Plan, will be adopted and continued by 3Com Delaware following the Reincorporation. 3Com shareholders should recognize that approval of the proposed Reincorporation will constitute approval of the adoption and assumption of those plans by 3Com Delaware.


    No action need be taken by 3Com shareholders to exchange their stock certificates as a result of the Reincorporation. Certificates for shares of 3Com stock will automatically represent an equal number of shares of 3Com Delaware stock upon completion of the Reincorporation. 3Com intends to apply for the listing and registration of 3Com Delaware Common Stock on The Nasdaq National Market.

VOTE REQUIRED

    The affirmative vote of a majority of the outstanding shares of 3Com's voting stock entitled to vote is required for approval of the Reincorporation. If approved by the 3Com shareholders, it is anticipated that the Reincorporation would be completed as soon thereafter as practicable. The Reincorporation may be abandoned or the Reincorporation Agreement may be amended (with certain exceptions), either before or after approval by 3Com shareholders if, in the opinion of the 3Com Board, circumstances arise that make such action advisable. The proposal to approve the Reincorporation is independent of the proposal to approve the Merger. If the Reincorporation is approved, it will be effected whether or not the Merger is approved or effected, unless doing so would constitute a breach of the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION

    The following discussion addresses certain federal income tax considerations that are generally applicable to holders of Common Stock of 3Com who receive Common Stock of 3Com Delaware in exchange for their Common Stock of 3Com in the Reincorporation. This discussion does not address all of the tax consequences of the Reincorporation that may be relevant to particular 3Com shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are foreign persons or who acquired their Common Stock of 3Com through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effected prior to or after the Reincorporation (whether or not such transactions are in connection with the Reincorporation). However, for a discussion of the federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences." Finally, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, 3COM SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REINCORPORATION AND RELATED TRANSACTIONS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REINCORPORATION AND SUCH RELATED TRANSACTIONS.

    The following discussion is based on the interpretation of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Reincorporation to 3Com, 3Com Delaware and/or 3Com shareholders.

    Subject to the limitations, qualifications and exceptions described herein, and assuming the Reincorporation qualifies as a reorganization within the meaning of Section 368(a) of the Code (a "Reorganization"), the following federal income tax consequences will generally result:

        (a) No gain or loss will be recognized by holders of the Common Stock of 3Com upon receipt of Common Stock of 3Com Delaware pursuant to the Reincorporation;

        (b) The aggregate tax basis of the Common Stock of 3Com Delaware received by each shareholder of 3Com in the Reincorporation will be equal to the aggregate tax basis of the Common Stock of 3Com surrendered in exchange therefor;

        (c) The holding period of the Common Stock of 3Com Delaware received by each shareholder of 3Com will include the period for which such shareholder held the Common Stock of 3Com surrendered in exchange therefor, provided that such Common Stock of 3Com was held by such shareholder as a capital asset at the time of the Reincorporation; and

        (d) No gain or loss will be recognized by 3Com or 3Com Delaware as a result of the Reincorporation.

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
    Neither 3Com nor 3Com Delaware has requested a ruling from the IRS with respect to the federal income tax consequences of the Reincorporation. 3Com and USR will, however, each receive an opinion from its respective legal counsel, Gray Cary Ware & Freidenrich, A Professional Corporation, and Mayer, Brown & Platt, to the effect that the Reincorporation will constitute a Reorganization (the "Tax Opinions"). The Tax Opinions will neither bind the IRS nor preclude the IRS from asserting a contrary position. In addition, the Tax Opinions will be subject to certain assumptions, exceptions and qualifications and will be based upon the truth and accuracy of representations made by 3Com, 3Com Delaware and possibly certain shareholders of 3Com.

    A successful IRS challenge to the Reorganization status of the Reincorporation would result in a 3Com shareholder recognizing gain or loss with respect to each share of Common Stock of 3Com exchanged in the Reincorporation equal to the difference between the shareholder's basis in such share and the fair market value, as of the time of the Reincorporation, of the Common Stock of 3Com Delaware received in exchange therefor. In such event, a shareholder's aggregate basis in the shares of Common Stock of 3Com Delaware received in the exchange would equal their fair market value on such date, and the shareholder's holding period for such shares would not include the period during which the shareholder held Common Stock of 3Com.


    Even if the Reincorporation qualifies as a Reorganization, a 3Com shareholder would recognize gain if, and to the extent that, the shareholder received (directly or indirectly) consideration other than Common Stock of 3Com Delaware in exchange for the shareholder's Common Stock of 3Com or to the extent that the Common Stock of 3Com Delaware were considered to be received in exchange for services or property other than solely for Common Stock of 3Com. All or a portion of such gain could be taxable as ordinary income. Under the terms of the Reincorporation Agreement, no such consideration other than Common Stock of 3Com Delaware will be issued in the Reincorporation.


    3Com shareholders will be required to attach a statement to their tax returns for the year of the Reincorporation that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the shareholder's tax basis in the shareholder's Common Stock of 3Com and a description of the Common Stock of 3Com Delaware received.

INTERESTS OF 3COM DIRECTORS AND OFFICERS


    3Com shareholders should be aware that reincorporation in Delaware may be of benefit to the 3Com directors by reducing the directors' potential personal liability and increasing the scope of permitted indemnification, by strengthening the directors' ability to resist a takeover bid, by limiting the ability of stockholders to remove directors, and in other respects. The Reincorporation is not intended to and will not affect the rights of any of the parties to any of the lawsuits to which 3Com is a party, including, without limitation, the putative shareholder class action filed against 3Com in the California Superior Court. See "Information Concerning 3Com--Business--Legal Proceedings." The interests of the 3Com Board in recommending the Reincorporation may therefore be in conflict with the interests of the shareholders, and the interests of the 3Com Board, management and affiliated shareholders in voting on the Reincorporation proposal may not be the same as those of unaffiliated shareholders. For a more complete discussion of the principal differences between California and Delaware law and the charters and bylaws of 3Com and 3Com Delaware as they affect shareholders, see "--Significant Changes Caused by the Reincorporation" and "Comparison of Securityholder Rights."


    In considering the Reincorporation proposal, 3Com shareholders should be aware that the overall effect of the Reincorporation may be to make it more difficult for holders of a majority of the outstanding shares of 3Com Common Stock to replace directors or to remove existing management in circumstances where a majority of the shareholders may be dissatisfied with the performance of the incumbent directors and management or otherwise desire to make changes. In particular, the Reincorporation could make a proxy contest a less effective means of removing or replacing existing directors or could make it more

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
difficult to make a change in control of 3Com which is opposed by the 3Com Board. This in turn could enable the 3Com Board to resist the desires of a majority of the stockholders. However, the 3Com Board believes that 3Com directors will be committed to, and will act in, the interests of the company and its stockholders, and not for self-entrenchment.

3COM BOARD RECOMMENDATION

    A vote FOR the approval and adoption of the Reincorporation Agreement will constitute approval of the merger of 3Com with and into 3Com Delaware, approval and adoption of the Certificate of Incorporation and By-Laws of 3Com Delaware, and the form of the Delaware indemnification agreements, adoption and assumption by 3Com Delaware of each of 3Com's stock option, stock purchase and other employee benefit plans, and approval of all other aspects of the proposed Reincorporation.

    THE 3COM BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE REINCORPORATION AGREEMENT.

SIGNIFICANT CHANGES CAUSED BY THE REINCORPORATION

    In general, 3Com's corporate affairs are governed at present by the corporate law of California, 3Com's state of incorporation, and by the Articles of Incorporation and By-Laws of 3Com (the "3Com Articles" and the "California Bylaws," respectively, and the "California Articles and Bylaws" collectively), which have been adopted pursuant to California law. The 3Com Articles and California Bylaws are available for inspection during business hours at the principal executive offices of 3Com. In addition, copies may be obtained by writing to 3Com Corporation, 5400 Bayfront Plaza, Santa Clara, California 95052.
Attention: Corporate Secretary.

    If the Reincorporation Agreement is adopted and approved, 3Com will merge into, and its business will be continued by, 3Com Delaware. Following the Reincorporation, issues of corporate governance and control would be determined under Delaware rather than California law. The 3Com Articles and California Bylaws, will, in effect, be replaced by the Certificate of Incorporation and By-Laws of 3Com Delaware (the "3Com Delaware Certificate" and the "Delaware Bylaws," respectively, and the "Delaware Certificate and Bylaws" collectively), copies of which are attached as Exhibits 1 and 2 to Annex H to this Joint Proxy Statement/Prospectus. Accordingly, it is important for shareholders to understand the differences among these documents and between Delaware and California law in deciding whether to approve the Reincorporation.

    A number of differences between California and Delaware law and among the various charter documents of 3Com and 3Com Delaware are summarized below and in the "Comparison of Securityholders Rights" elsewhere in this Joint Proxy Statement/Prospectus. The following discussion summarizes the more important differences in the corporation laws of Delaware and California and does not purport to be an exhaustive discussion of all of the differences. Such differences can only be determined in full by reference to the California General Corporation Law (the "CGCL") and to the Delaware General Corporation Law (the "DGCL") and to the case law interpretating these statutes. In addition, both California and Delaware law provide that many of the statutory provisions as they affect various rights of holders of shares may be modified by provisions in the charter or bylaws of the corporation.

  INDEMNIFICATION AND LIMITATION OF LIABILITY

    LIMITATIONS ON DIRECTOR LIABILITY. Both California and Delaware permit a corporation to limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of certain duties as a director, but only if an amendment to the charter limiting such liability is approved by a majority of the outstanding shares or limiting language is included in the original charter.

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
    The 3Com Articles eliminate the liability of 3Com directors to the corporation to the fullest extent permissible under California law. The CGCL does not permit the elimination of monetary liability where such liability is based on; (a) intentional misconduct or knowing and culpable violation of law;
(b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest: or (g) liability for improper distributions, loans or guarantees.

    The 3Com Delaware Certificate eliminates the monetary liability of directors to the fullest extent permissible under Delaware law, as currently in effect or as it may be amended in the future. Under current Delaware law, a limitation-of-liability provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. In addition, a limitation-of-liability provision may not relieve directors from the obligation to comply with any laws or from the availability of non-monetary remedies such as injunctive relief or rescission.

    3Com shareholders should recognize that the proposed Reincorporation and associated measures have the effect of more fully shielding a director from suits by 3Com Delaware or its stockholders for monetary damages for negligence or gross negligence by the director in failing to satisfy the director's duty of care. As a result, an action for monetary damages against a director would be available only if 3Com Delaware or its stockholders were able to establish that the director was disloyal in his conduct, failed to act in good faith, engaged in intentional misconduct, knowingly violated the law, derived an improper personal benefit or approved an illegal dividend or stock repurchase. Consequently, the effect of such measures may be to limit or eliminate an effective remedy otherwise available to a shareholder who is dissatisfied with the 3Com Board's decisions. Although an aggrieved shareholder could sue to enjoin or rescind an action taken or proposed by the 3Com Delaware Board, such remedies may not be timely or adequate to prevent or redress injury in all cases.

    3Com believes that directors are motivated to exercise due care in managing 3Com's affairs primarily by concern for the best interests of 3Com and its shareholders rather than by the fear of potential monetary damage awards. As a result, 3Com believes that the Reincorporation would not diminish the 3Com Board's high standard of corporate governance or the accountability of directors to the company and its shareholders.


    INDEMNIFICATION OF OFFICERS AND DIRECTORS. Both the California Articles and Bylaws and the Delaware Certificate and Bylaws relating to indemnification require that 3Com and 3Com Delaware, respectively, indemnify its directors and its executive officers to the fullest extent permitted by the respective state law, provide that the extent of such indemnification may be modified by individual contracts with directors and executive officers, and provide further that neither 3Com nor 3Com Delaware will be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions. Both the California Articles and Bylaws and the Delaware Certificate and Bylaws permit but do not require indemnification of other officers, employees and agents. The Delaware Bylaws contain provisions similar to the California Bylaws with respect to advancing defense costs and related expenses. Under both the California Bylaws and the Delaware Bylaws, 3Com is required to advance expenses related to any proceeding, contingent on the indemnified person's commitment to repay any advances unless it is determined ultimately that such person is entitled to be indemnified.


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    California and Delaware both have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. There are nonetheless certain differences between the laws of the two states.

    Indemnification is generally permitted by both the CGCL and DGCL provided that the requisite standard of conduct is met, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party) or the court handling the action.

    The CGCL requires indemnification when the individual has successfully defended the action on the merits. The DGCL requires indemnification when the individual has been successful in the defense on the merits or otherwise.

    The DGCL generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation.

    The CGCL permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions no indemnification may be made without court approval (a) when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, or (b) in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval. Delaware allows indemnification of such expenses without court approval.


    Both California and Delaware law allow corporations to provide indemnification over and above what is required or expressly permitted, if provision for extended indemnification is made in the governing corporate documents. The 3Com Articles contain such an enabling provision. Under the DGCL and the Delaware Bylaws, 3Com Delaware is permitted to indemnify its directors, officers, employees and other agents, pursuant to an express contract, bylaw provision, shareholder vote or otherwise, any or all of which could provide indemnification rights broader than those currently available under the California Articles and Bylaws or the California indemnification statutes.


    3Com has entered into indemnification agreements with its officers and directors. 3Com Delaware plans to enter into similar agreements with its officers and directors upon completion of the proposed Reincorporation. If the proposed Reincorporation is approved, the proposed Delaware indemnification agreements will be approved by 3Com's shareholders. Thus a vote in favor of the proposed Reincorporation will also constitute approval of the indemnification agreements in substantially the form attached as Annex I to this Joint Proxy Statement/Prospectus. Although the law in this regard is not certain, shareholders who vote in favor of the Reincorporation proposal, and thereby approve the indemnity agreements, may be prevented from challenging the validity of the indemnity agreements in a subsequent court proceeding.

    The indemnification and limitation of liability provisions of California law, and not Delaware law, will apply to actions of the directors and officers of 3Com made prior to the proposed Reincorporation. Nevertheless, the 3Com Board has recognized in considering the Reincorporation proposal that the individual directors have a personal interest in obtaining the application of Delaware law to indemnity and limitation of liability issues affecting them and 3Com in the event they arise in the future, and that the

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application of Delaware law, to the extent that any director or officer is actually indemnified in circumstances where indemnification would not be available under California law and the California Articles and Bylaws, would result in expense to 3Com Delaware which 3Com would not incur without the Reincorporation. The 3Com Board believes, however, that the primary purpose and overall effect of the Reincorporation is to provide a corporate legal environment that enhances 3Com's ability to attract and retain high quality outside directors and thus on balance promotes the interests of 3Com and its shareholders.

    There is no pending or, to 3Com's knowledge, threatened litigation to which any of its directors is a party in which the rights of 3Com or its shareholders would be changed if 3Com currently were subject to the provisions of Delaware law rather than California law.

    By their terms, the CGCL and DGCL, the 3Com Articles and the California Bylaws and the Delaware Certificate and Bylaws, and existing and proposed indemnity agreements might permit indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The 3Com Board has been advised that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

  OTHER MATTERS RELATING TO DIRECTORS

    NUMBER OF DIRECTORS. The CGCL allows the number of persons constituting the board of directors of a corporation to be fixed by the bylaws or the articles of incorporation, or permits the bylaws to provide that the number of directors may vary within a specified range. The CGCL further provides that, in the case of a variable board, the maximum number of directors may not exceed two times the minimum number minus one. The California Bylaws provide for a board of directors that may vary between seven and eleven members, inclusive, and the exact number of directors has been fixed at eight. The CGCL also requires that any change in a fixed number of directors and any change in the range of a variable board of directors specified in the articles and bylaws must be approved by a majority in interest of the outstanding shares entitled to vote (or such greater proportion of the outstanding shares as may be required by the articles of incorporation), provided that a change reducing the minimum number of directors to less than five cannot be adopted if votes cast against its adoption are equal to more than 16 2/3% of the outstanding shares entitled to vote. The California Bylaws require the vote of a majority in interest of 3Com's outstanding voting power to change the range of the board.

    The DGCL permits a board of directors to change the authorized number of directors by amendment to the bylaws unless the number of directors is fixed in the certificate of incorporation or the manner of fixing the number of directors is set forth in the certificate of incorporation, in which case the number of directors may be changed only by amendment of the certificate of incorporation or consistent with the manner specified in the certificate of incorporation, as the case may be. The 3Com Delaware Certificate provides that the exact number of directors shall be fixed from time to time exclusively by the board by resolution. Thus, the size of the board of directors becomes a matter under Board, not shareholder, control if the Reincorporation is effected.

    ELECTIONS; CLASSIFIED BOARD OF DIRECTORS. The CGCL generally requires that directors be elected annually but permits a "classified" board if (i) a corporation is listed on a national stock exchange or (ii) the corporation's shares are traded on The Nasdaq National Market and are held by at least 800 shareholders. The CGCL also allows the election of one or more directors by the holders of a particular class or series of shares. The California Bylaws currently provide for a classified board of directors divided into two classes, elected for two-year terms.

    The DGCL also permits the adoption of a classified board of directors with staggered terms. A maximum of three classes of directors is permitted by the DGCL , with members of one class to be elected each year for a maximum term of three years. Like the 3Com Articles and the California Bylaws, the

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Delaware Certificate and Bylaws divide the 3Com Delaware Board into two classes, elected for two-year terms.

    Under both the 3Com Articles and the California Bylaws and the Delaware Certificate and Bylaws, it may require two annual meetings of stockholders for a majority of the stockholders to make a change in control of the board, since only a portion of the directors will be elected at each meeting.

    REMOVAL OF DIRECTORS. Under the CGCL, a director may be removed with or without cause by the affirmative vote of a majority of the outstanding shares. Under the DGCL, a director on a classified board of directors can be removed from office during his term by the shareholders only for cause unless the certificate of incorporation provides otherwise. The 3Com Delaware Certificate provides that a 3Com Delaware director may be removed from office only for cause at a duly held special or annual meeting and with the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of voting stock of 3Com Delaware entitled to vote in the election of directors (the "Voting Stock").

    FILLING BOARD VACANCIES. Under the CGCL, if, after the filling of any vacancy by the directors of a corporation, the directors then in office who have been elected by the corporation's shareholders constitute less than a majority of the directors then in office, then: (i) any holder of more than 5% of the corporation's voting stock may call a special meeting of shareholders, or (ii) the superior court of the appropriate county may order a special meeting of the shareholders to elect the entire board of directors of the corporation. The DGCL provides that if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board of directors as constituted immediately prior to any increase, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

    The Delaware Certificate and Bylaws eliminate action by stockholder written consent and therefore prevent directors from being removed except at a duly called annual or special meeting of stockholders. In addition, the Delaware Certificate and Bylaws provide that all vacancies shall be filled exclusively by the affirmative vote of a majority of directors then in office, even if such directors comprise less than a quorum of the board.

    CUMULATIVE VOTING TO ELECT DIRECTORS. The California Bylaws provide that there is no right to invoke cumulative voting in the election of directors. The Delaware Certificate and Bylaws likewise do not provide for cumulative voting. For a description of cumulative voting, see "Comparison of Securityholder Rights-- Cumulative Voting."

  ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS; CALLING FOR SPECIAL MEETINGS


    Under California and Delaware law, shareholders may be permitted to take action by written consent in lieu of a shareholder meeting. Both California and Delaware law permit a corporation to eliminate the right to take action by written consent in its charter. The California Articles do not limit the right of shareholders to act by written consent. The 3Com Delaware Certificate eliminates actions by written consent of stockholders.


    Under the DGCL, if so provided in the certificate of incorporation or bylaws, stockholders may call special meetings of stockholders. Under the CGCL, holders of 10% or more of the Voting Stock have the power to call for a special meeting of shareholders. The Delaware Certificate and Bylaws do not provide for any stockholder right to call a special meeting.

    Thus, if the Reincorporation is effected, 3Com shareholders will no longer be permitted to take action by written consent or by demanding a special meeting. Elimination of both the shareholders' right to act by written consent and to call a special meeting significantly limits the ability of the shareholders to quickly initiate action to change the composition of the Board of Directors or otherwise affect the direction or

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management of 3Com's affairs. Actions by written consent are not subject to the minimum notice requirement of a shareholders' meeting, whereas in the absence of action by written consent, business proposed by a stockholder must wait until the next annual or special meeting. The elimination of shareholder written consents and ability to call special meetings may deter hostile takeover attempts because of the lengthened shareholder approval process. Without the ability to act by written consent or call a meeting, a holder or group of holders controlling a majority in interest of 3Com Delaware's capital stock will not be able to amend the Delaware Certificate or Bylaws or remove directors quickly. Any such holder or group of holders would have to wait until an annual stockholder's meeting was held or until management called a special stockholders' meeting at which the desired matter was among the purposes for which the meeting was called to take any such action. The 3Com Board believes this provision, like the other provisions to be included in the Delaware Certificate and Bylaws, reduces a hostile takeover suitor's ability to remove or overrule the Board, and will therefore enhance the Board's ability to obtain the time necessary to fully consider any takeover offer and alternatives and effectively negotiate in the context of a takeover attempt.


  ADVANCE NOTICE REQUIREMENT FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    There is no specific statutory requirement under either California or Delaware law with regard to advance notice of director nominations and shareholder proposals. Absent a bylaw restriction, director nominations and shareholder proposals may be made without advance notice at the annual meeting. However, federal securities laws generally provide that shareholder proposals that the proponent wishes to include in a publicly traded company's proxy materials must be received not less than 120 days in advance of the calendar date of the proxy statement released in connection with the previous year's annual meeting.

    Both the California Bylaws and the Delaware Bylaws provide that in order for director nominations or shareholder proposals to be properly brought before the meeting, the shareholder must have delivered timely notice to the Secretary of the corporation. To be timely, in both cases, notice must be delivered not less than 120 days prior to the date of 3Com's proxy statement released to stockholders in connection with the previous year's annual meeting, except that, if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year's proxy statement, the Delaware Bylaws provide that notice must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced. These notice requirements help ensure that shareholders are aware of all proposals to be voted on at the meeting and have the opportunity to consider each proposal in advance of the meeting.

  ANTI-TAKEOVER MEASURES

    The 3Com Board believes that a hostile takeover attempt may have a negative effect on 3Com and its shareholders. Takeover attempts that have not been negotiated or approved by the board of a corporation can seriously disrupt the business and management of a corporation and generally present the risk of terms which are less favorable to all of the shareholders than would be available in a negotiated, board-approved transaction. By contrast, board-approved transactions can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the corporation and all of its shareholders, with due consideration to matters such as capturing the value from longer term strategies, the recognition or postponement of gain or loss for tax purposes and the management and business of the acquiring corporation.

    The California Articles and Bylaws already include certain provisions available to 3Com under California law to deter hostile takeover attempts and to help provide adequate opportunity for the board to consider and respond to a takeover offer. These provisions include a classified board, elimination of cumulative voting, and an advance notice requirement for shareholder proposals. These provisions will also be included in the Delaware Certificate and Bylaws following the Reincorporation.

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    In addition, 3Com currently has a common share purchase rights plan (the
"3Com Rights Plan"), which would be assumed by 3Com Delaware upon completion of the Reincorporation. For a description of the 3Com Rights Plan, see "Description of 3Com Capital Stock--3Com Rights Plan."

    3Com Delaware would also retain the rights currently available to 3Com under California law to issue shares of its authorized but unissued capital stock. Following the effectiveness of the proposed Reincorporation, shares of authorized and unissued common stock and preferred stock of 3Com Delaware could (within the limits imposed by applicable law) be issued, or preferred stock could be created and issued with terms, provisions and rights, to make more difficult, and therefore less likely, a takeover of 3Com Delaware. See "Capitalization; Blank Check Preferred" below. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of existing shares of Common Stock and Preferred Stock, and such additional shares could be used to dilute the stock ownership of persons seeking to obtain control of 3Com Delaware.

    In addition to specific anti-takeover measures, a number of differences between California and Delaware law, which are effective without action by 3Com Delaware, could have a bearing on unapproved takeover attempts. One such difference is the existence of a DGCL provision regulating tender offers by restricting permitted business combinations with "interested stockholders," which provision is intended to limit coercive takeovers of companies. Any corporation may decide to opt out of the statute in its original certificate of incorporation or, at anytime, by action of its shareholders. 3Com has no present intention of opting out of the statute. The CGCL has no comparable provision, but does have a statutory provision limiting the ability of majority (but less than 90%) shareholders to cash out minority shareholders. For a description of these Delaware and California statutory provisions, see "Comparison of Securityholder Rights--Business Combinations/Reorganizations."

    The 3Com Articles also contain provisions regarding takeover attempts that are comparable to the Delaware statutory provisions. The 3Com Articles provide that certain mergers or other specified transactions ("Business Combinations") involving 3Com or a 3Com subsidiary and another corporation or individual which owns or controls 5% or more of 3Com's capital stock (an "Interested Shareholder") require approval by two-thirds of the outstanding capital stock of 3Com and approval of holders of a majority of the outstanding shares excluding shares held by an Interested Shareholder and its affiliates and associates unless (1) a majority of the members of the 3Com Board who are unaffiliated with the Interested Shareholder approve the Business Combination, or (2) certain minimum price and procedural requirements are satisfied. Under the minimum price requirements, 3Com shareholders would be entitled to receive the higher of (a) the highest price per share paid by the Interested Shareholder for shares purchased during the five years prior to the consummation of the Business Combination and (b) the fair market value per share of 3Com's capital stock on either (i) the date such Interested Shareholder became an Interested Shareholder, (ii) the date of the announcement of the Business Combination, or
(iii) the date the Business Combination is consummated.


    More generally, Delaware law may permit a corporation greater flexibility in governing its internal affairs and its relationships with shareholders and other parties, including various anti-takeover measures, than do the laws of many other states, including California. In addition to the measures described above, certain types of "poison pill" defenses (such as shareholder rights plans) have been upheld by Delaware courts, but have not yet been dispositively addressed by California courts, thus rendering their effectiveness and interpretation in California less certain.


    There can be no assurance that the 3Com Board would or would not adopt any further anti-takeover measures available under Delaware law (some of which may not require stockholder approval). The availability of such measures under Delaware law, whether or not implemented, may have the effect of discouraging a future takeover attempt which a majority of 3Com Delaware's stockholders may deem to be in their best interests or in which stockholders may receive a premium for their shares over the then current market price. As a result, stockholders who might desire to participate in such transactions may not have the opportunity to do so. Although 3Com already has in place a number of anti-takeover measures,

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3Com shareholders should recognize that, if the Reincorporation is adopted, the effect of such measures, along with the possibility of further discouraging takeover attempts, may be to limit in certain respects the rights of stockholders of 3Com Delaware compared with the rights of shareholders of 3Com.

    The 3Com Board recognizes that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to the shareholders, providing all of the shareholders with considerable value for their shares. To the extent that the Reincorporation may provide greater deterrence to takeover offers and greater defenses against takeovers, the Reincorporation may have the effect of discouraging or defeating future takeover attempts which a substantial number or majority of 3Com Delaware's stockholders might wish to accept and which might provide a substantial premium over market prices. However, the 3Com Board believes that the potential suddenness and disadvantages of unapproved takeover attempts (such as disruption of 3Com's business and the possibility of terms which may be less favorable to all of the shareholders than would be available in a board-approved transaction) are sufficiently great that, on balance, prudent steps to reduce the likelihood of such takeover attempts and to help ensure that the 3Com Board has adequate opportunity to fully consider and respond to any takeover attempt and actively negotiate its terms, are in the best interests of 3Com and its shareholders. The 3Com Board also believes that any additional defenses and deterrence provided by the Reincorporation are incremental in light of 3Com's existing takeover defenses.

  CAPITALIZATION; BLANK CHECK PREFERRED


    3Com's authorized capital currently consists of 400,000,000 authorized shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, without par value. Assuming approval of the Charter Amendment, 3Com's authorized capital stock prior to the Merger will consist of 1,000,000,000 authorized shares (990,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share). As of May 1, 1997, approximately 216,474,866 shares of Common Stock were issued and outstanding or reserved for issuance pursuant to 3Com stock option plans and stock purchase plan (see "The Charter Amendment"). Except for the foregoing reserves and the reserve under the 3Com Rights Plan, and except as contemplated by the Merger Agreement, there are no existing arrangements or understandings for the issuance of shares of 3Com Common Stock. 3Com currently has no shares of Preferred Stock outstanding or reserved.



    Upon the effectiveness of the Reincorporation, 3Com Delaware will have the same number of outstanding shares of Common Stock that 3Com had outstanding immediately prior to the Reincorporation. The authorized capital of 3Com Delaware immediately following the Reincorporation would be identical to the capitalization of 3Com as proposed in the Charter Amendment. In both cases, the company would have an authorized capital stock of 1,000,000,000 shares (including 990,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock).


    Under the Delaware Certificate, the 3Com Delaware Board will have the same authority as the 3Com Board now has under the 3Com Articles to determine or alter the rights, preferences, privileges and restrictions to be granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares constituting any such series and to determine the designation thereof. In addition, the 3Com Delaware Board will have the same ability as the 3Com Board to authorize the issuance of Preferred Stock for the purpose of adopting shareholder rights plans and to authorize the issuance of Preferred Stock in connection with corporate partnering arrangements and other corporate transactions.

    If so determined by the board, the holders of Preferred Stock may be entitled to vote separately as a class in connection on certain extraordinary corporate transactions in circumstances where Delaware or California law does not ordinarily require such a class vote, or might be given a disproportionately large number of votes. Such Preferred Stock could also be convertible into a large number of shares of Common Stock under certain circumstances or have other terms which might make acquisition of a controlling interest more difficult or more costly, including the right to elect additional directors to the board. Potentially, the Preferred Stock could be used to create voting impediments or to frustrate persons seeking

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to effect a merger or otherwise to gain control of the corporation. Also, the
Preferred Stock could be privately placed with purchasers who might side with the management in opposing a hostile tender offer or other attempt to obtain control.

    Future issuances of Preferred Stock as an anti-takeover device might preclude shareholders from taking advantage of a situation which might otherwise be favorable to their interests. In addition (subject to limitations under applicable law), the board could authorize issuance of shares of Common Stock or Preferred Stock to a holder who might thereby obtain sufficient voting power to ensure that any proposal to alter, amend or repeal charter provisions unfavorable to a suitor would not receive the vote required for adoption.

    If the Reincorporation is approved, the 3Com Delaware Board would not be obligated to seek stockholder approval prior to any issuance of Preferred Stock or Common Stock, except as required by law, regulation or stock market listing requirements. Frequently, opportunities arise that require prompt action, and it is the belief of the 3Com Board that the delay necessary for shareholder approval of a specific issuance would be a detriment to 3Com Delaware and its shareholders. The 3Com Board is aware of no plan for the issuance of any shares of Preferred Stock, either before or after the Reincorporation, by 3Com or 3Com Delaware.

    Except as contemplated by the Merger Agreement, and except for the reserves for 3Com's and USR's stock option and stock purchase plans and a reserve for the 3Com Rights Plan, there are no existing plans, arrangements or understandings to issue shares of 3Com Common Stock.

  COMMON SHARE PURCHASE RIGHTS PLAN


    The 3Com Rights Plan will be assumed by 3Com Delaware and upon consummation of the Reincorporation the Rights will be converted into rights to purchase shares of Common Stock of 3Com Delaware. Because of favorable court decisions in Delaware, and a lack of dispositive court decisions in California, the validity and interpretation of shareholder rights plans comparable to the 3Com Rights Plan is substantially more certain under Delaware law. A vote in favor of the proposed Reincorporation will result in the assumption of the 3Com Rights Plan by 3Com Delaware.


    Terms of the 3Com Rights Plan provide for a dividend distribution of one common share purchase right (a "Right") for each outstanding share of common stock of 3Com. Each Right entitles the registered holder to purchase from 3Com one share of common stock, at an exercise price of $250 per share, subject to adjustment, and a redemption price of $0.01 per Right. The principal terms of the 3Com Rights Plan are set forth in the Amended and Restated Rights Agreement, dated as of December 21, 1994, between 3Com and The First National Bank of Boston, as Rights Agent. See "Description of 3Com Capital Stock--3Com Rights Plan."

  CHARTER AMENDMENTS

    The 3Com Articles may be amended only with both board and shareholder approval by a majority of the members of the 3Com Board and a majority of the outstanding shares, except for certain provisions relating to business combinations which require approval by two-thirds of the outstanding shares. The 3Com Delaware Certificate may also be amended only with both board and shareholder approval. The amendment of certain provisions of the 3Com Delaware Certificate requires the approval of two-thirds of the outstanding shares. Other provisions of the 3Com Delaware Certificate--including changes to 3Com Delaware's name, registered agent, purpose and capital structure--require approval by only a majority of the outstanding shares.

  AMENDMENT OF BYLAWS

    The California Bylaws may be amended or repealed either by the 3Com Board or by the holders of a majority in interest of the outstanding stock of 3Com, except that the 3Com Board may not change the authorized range for the number of directors. Upon the effectiveness of the proposed Reincorporation, the

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Delaware Bylaws may be adopted, amended or repealed by the 3Com Board or by the holders of at least two-thirds of the outstanding shares of 3Com Delaware.

  LOANS TO OFFICERS, DIRECTORS AND EMPLOYEES

    As permitted by the CGCL, the California Bylaws provide that the 3Com Board may authorize loans or guarantees to any officer without shareholder approval, if the 3Com Board determines that such loan or guarantee may be reasonably expected to benefit 3Com.

    Under the DGCL, a corporation may make loans to, or guarantee the obligations of, officers or other employees when, in the judgment of the board of directors, the loan or guaranty may reasonably be expected to benefit the corporation. Both California law and Delaware law permit such loans or guaranties to be unsecured and without interest.

  CLASS VOTE FOR CERTAIN REORGANIZATIONS

    With certain exceptions, the CGCL requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. The DGCL generally does not require class voting for such transactions, except in certain situations involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. See "Comparison of Securityholder Rights--Voting Requirements; Supermajority Approval."

  INSPECTION OF SHAREHOLDER LISTS

    The CGCL provides for an absolute right of inspection of the shareholder list for shareholders holding 5% or more of a corporation's outstanding voting shares or shareholders holding 1% or more of such shares who have filed a
Schedule 14B with the SEC. The DGCL provides no such absolute right of shareholder inspection. However, both California and Delaware law permit any shareholder of record to inspect the shareholder list for any purpose reasonably related to that person's interest as a shareholder.

  APPRAISAL RIGHTS

    Under both the CGCL and the DGCL, a shareholder of a corporation participating in certain mergers and reorganizations may be entitled to receive cash in the amount of the "fair value" (Delaware) or "fair market value" (California) of its shares, as determined by a court, in lieu of the consideration it would otherwise receive in the transaction. In general, shareholders of a California corporation have broader dissenters' rights than stockholders of a Delaware corporation.

    Shareholders of a California corporation, the shares of which are listed on a national securities exchange or on the OTC margin stock list, generally do not have dissenters' rights unless the holders of at least 5% of the class of outstanding shares assert dissenters' rights. In any reorganization in which one corporation or the shareholders of one corporation own more than 5/6 of the voting power of the surviving or acquiring corporation, shareholders of such corporations are denied dissenters' rights under California law. For this reason, dissenters' rights will not be available to shareholders in connection with the Reincorporation proposal.

    Under Delaware law, dissenters' rights are not available to stockholders with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security or an interdealer quotation system security by the National Association of Securities Dealers, Inc., or are held of record by more than 2,000 holders, if the shareholders receive shares of the surviving corporation or shares of any other corporation which are similarly listed or dispersed, and the shareholders do not receive any other property in exchange for their shares except cash for fractional shares. Dissenters' rights are also unavailable under Delaware law to shareholders of a corporation surviving a merger if no vote of those shareholders is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately before the merger, and certain other conditions are met.

  VOTING AND APPRAISAL RIGHTS IN CERTAIN TRANSACTIONS


    Delaware law does not provide parent company stockholders with voting or dissenters' rights when a corporation acquires another business through the issuance of its stock, or by purchase of assets or stock or by merger of the company being acquired with a subsidiary of the acquiror (however, the corporate governance rules of the major stock exchanges and The Nasdaq National Market require in general that acquisitions involving issuance of stock having a total voting power equal to 20% or more of the voting power outstanding immediately prior to such issuance must be submitted for shareholder approval). The CGCL treats these kinds of acquisitions in the same manner as a merger of the issuer corporation directly with the business to be acquired, and provides dissenters' rights in the circumstances described in the preceding section.


  DIVIDENDS

    Under the CGCL, any dividends or other distributions to shareholders, such as redemptions, are limited to the greater of (i) retained earnings or (ii) an amount which would leave the corporation with assets (excluding certain intangible assets) equal to at least 125% of its liabilities (excluding certain deferred items) and current assets equal to at least 100% (or, in certain circumstances, 125%) of its current liabilities. The DGCL allows the payment of dividends and redemption of stock out of surplus (including paid-in and earned surplus) or out of net profits for the current and immediately preceding fiscal years. To date 3Com has not paid cash dividends on its capital stock. It is the present policy of the 3Com Board to retain earnings for use in the business and 3Com, therefore, does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

                                 LEGAL MATTERS

    The validity of the shares of 3Com Common Stock to be issued in connection with the Merger and the Reincorporation will be passed upon for 3Com by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of 3Com Corporation as of May 31, 1996 and 1995 and for each of the three years in the period ended May 31, 1996 and the related financial statement schedule incorporated elsewhere in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, as stated in their reports dated June 24, 1996 and August 22, 1996, which are incorporated by reference in this Joint Proxy Statement/Prospectus, except for the premerger financial statements of Chipcom Corporation as of December 31, 1994 and for the two years in the period ended December 31, 1994 which have been audited by Price Waterhouse LLP, as stated in their report incorporated by reference herein (which financial statements are not presented separately in the fiscal 1995 and 1994 consolidated financial statements of 3Com Corporation and only to the extent that such financial statements have been included in the financial statements of 3Com Corporation), and except for the premerger financial statements of Primary Access Corporation for the fifty-three weeks ended October 3, 1993 which have been audited by KPMG Peat Marwick LLP as stated in their reports incorporated by reference herein (which financial statements are included in the fiscal 1994 consolidated financial statements of 3Com Corporation), all of which financial statements have been so incorporated in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

    The consolidated financial statements of U.S. Robotics Corporation at October 1, 1995 and September 29, 1996 and for each of the three years in the period ended September 29, 1996 incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Grant Thornton LLP, independent auditors, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               3COM CORPORATION,

                           a California corporation,

                          TR ACQUISITIONS CORPORATION,

                    a Delaware corporation and wholly-owned

                        subsidiary of 3Com Corporation,

                          3COM (DELAWARE) CORPORATION,
                   a Delaware corporation and a wholly-owned
                        subsidiary of 3Com Corporation,

                                      and

                           U.S. ROBOTICS CORPORATION,
                             a Delaware corporation

                         Dated as of February 26, 1997
                        and amended as of March 14, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                                                   PAGE
ARTICLE I THE MERGER...........................................................................................        A-2
           Section    1.1        Effective Time of the Merger..................................................        A-2
           Section    1.2        Closing.......................................................................        A-2
           Section    1.3        Effects of the Merger.........................................................        A-2
           Section    1.4        Directors and Officers........................................................        A-3

ARTICLE II CONVERSION OF SECURITIES............................................................................        A-3
           Section    2.1        Conversion of Capital Stock...................................................        A-3
           Section    2.2        Exchange of Certificates......................................................        A-4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF USR..............................................................        A-6
           Section    3.1        Organization..................................................................        A-6
           Section    3.2        USR Capital Structure.........................................................        A-6
           Section    3.3        Authority; No Conflict; Required Filings and Consents.........................        A-7
           Section    3.4        SEC Filings; Financial Statements.............................................        A-8
           Section    3.5        No Undisclosed Liabilities....................................................        A-8
           Section    3.6        Absence of Certain Changes or Events..........................................        A-8
           Section    3.7        Restrictions on Business Activities...........................................        A-9
           Section    3.8        Taxes.........................................................................        A-9
           Section    3.9        Intellectual Property.........................................................        A-9
           Section    3.10       Agreements, Contracts and Commitments.........................................       A-10
           Section    3.11       Litigation....................................................................       A-10
           Section    3.12       Environmental Matters.........................................................       A-10
           Section    3.13       Employee Benefit Plans........................................................       A-11
           Section    3.14       Compliance with Laws..........................................................       A-12
           Section    3.15       Pooling of Interests..........................................................       A-12
           Section    3.16       Interested Party Transactions.................................................       A-12
           Section    3.17       Registration Statement: Proxy Statement/Prospectus............................       A-12
           Section    3.18       Opinion of Financial Advisor..................................................       A-12
           Section    3.19       Section 203 of the DGCL Not Applicable........................................       A-12
           Section    3.20       USR Rights Agreement..........................................................       A-13
           Section    3.21       No Existing Discussions.......................................................       A-13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF 3Com, 3Com DELAWARE AND SUB.......................................
                                                                                                                      A-13
           Section    4.1        Organization..................................................................       A-13
           Section    4.2        3Com and 3Com Delaware Capital Structure......................................       A-13
           Section    4.3        Authority; No Conflict; Required Filings and Consents.........................       A-15
           Section    4.4        SEC Filings; Financial Statements.............................................       A-15
           Section    4.5        No Undisclosed Liabilities....................................................       A-16
           Section    4.6        Absence of Certain Changes or Events..........................................       A-16
           Section    4.7        Restrictions on Business Activities...........................................       A-16
           Section    4.8        Taxes.........................................................................       A-16
           Section    4.9        Intellectual Property.........................................................       A-17
           Section    4.10       Agreements, Contracts and Commitments.........................................       A-17
           Section    4.11       Litigation....................................................................       A-18
           Section    4.12       Environmental Matters.........................................................       A-18
           Section    4.13       Employee Benefit Plans........................................................       A-18
           Section    4.14       Compliance with Laws..........................................................       A-19

                                                                                                                   PAGE
           Section    4.15       Pooling of Interests..........................................................       A-19
           Section    4.16       Interested Party Transactions.................................................       A-19
           Section    4.17       Registration Statement; Proxy Statement/Prospectus............................       A-19
           Section    4.18       Opinion of Financial Advisor..................................................       A-20
           Section    4.19       No Existing Discussions.......................................................       A-20
           Section    4.20       Interim Operations of 3Com Delaware and Sub...................................       A-20
           Section    4.21       3Com Rights Agreement.........................................................       A-20

ARTICLE V CONDUCT OF BUSINESS..................................................................................       A-20
           Section    5.1        Covenants of USR and 3Com.....................................................       A-20
           Section    5.2        Cooperation...................................................................       A-22

ARTICLE VI ADDITIONAL AGREEMENTS...............................................................................       A-22
           Section    6.1        No Solicitation...............................................................       A-22
           Section    6.2        Proxy Statement/Prospectus; Registration Statement............................       A-23
           Section    6.3        Consents......................................................................       A-23
           Section    6.4        Current Nasdaq Quotation......................................................       A-24
           Section    6.5        Access to Information.........................................................       A-24
           Section    6.6        Stockholders' Meetings........................................................       A-24
           Section    6.7        Legal Conditions to Merger....................................................       A-24
           Section    6.8        Public Disclosure.............................................................       A-25
           Section    6.9        Tax-Free Reorganization.......................................................       A-25
           Section    6.10       Pooling Accounting............................................................       A-25
           Section    6.11       Letters from Accountants......................................................       A-25
           Section    6.12       Update Disclosure: Breaches...................................................       A-25
           Section    6.13       Stockholder Agreements........................................................       A-26
           Section    6.14       Nasdaq Quotation..............................................................       A-26
           Section    6.15       Stock Plans and Options.......................................................       A-26
           Section    6.16       Brokers or Finders............................................................       A-27
           Section    6.17       Indemnification of Directors and Officers.....................................       A-27
           Section    6.18       Additional Agreements; Reasonable Efforts.....................................       A-28
           Section    6.19       Stock Option Agreements.......................................................       A-28
           Section    6.20       3Com and 3Com Delaware Board of Directors.....................................       A-28
           Section    6.21       Employment and Noncompete Agreements..........................................       A-29
           Section    6.22       Rights Plans..................................................................       A-29

ARTICLE VII CONDITIONS TO MERGER...............................................................................       A-30
           Section    7.1        Conditions to Each Party's Obligation to Effect the Merger....................       A-30
           Section    7.2        Additional Conditions to Obligations of 3Com, 3Com Delaware and Sub...........       A-30
           Section    7.3        Additional Conditions to Obligations of USR...................................       A-31

ARTICLE VIII TERMINATION AND AMENDMENT.........................................................................       A-32
           Section    8.1        Termination...................................................................       A-32
           Section    8.2        Effect of Termination.........................................................       A-33
           Section    8.3        Fees and Expenses.............................................................       A-34
           Section    8.4        Amendment.....................................................................       A-36
           Section    8.5        Extension; Waiver.............................................................       A-36

                                                                                                                   PAGE
ARTICLE IX MISCELLANEOUS.......................................................................................       A-36
           Section    9.1        Nonsurvival of Representations, Warranties and Agreements.....................       A-36
           Section    9.2        Notices.......................................................................       A-36
           Section    9.3        Interpretation................................................................       A-37
           Section    9.4        Counterparts..................................................................       A-38
           Section    9.5        Entire Agreement; No Third Party Beneficiaries................................       A-38
           Section    9.6        Governing Law.................................................................       A-38
           Section    9.7        Assignment....................................................................       A-39

EXHIBITS

Exhibit A-1   --   3Com Stock Option Agreement
Exhibit A-2   --   USR Stock Option Agreement
Exhibit B     --   Form of USR Stockholder Agreement
Exhibit C     --   Form of Employment Agreement
Exhibit D     --   Form of Noncompete and Nonsolicitation Agreement
Exhibit E     --   Form of Reincorporation Agreement

                             TABLE OF DEFINED TERMS


                                                                                                 CROSS REFERENCE
TERMS                                                                                             IN AGREEMENT
---------------------------------------------------------------------------------------------  -------------------
Affiliate....................................................................................  Section 6.13
Agreement....................................................................................  Preamble
Alternative Transaction......................................................................  Section 8.3(e)
Approval.....................................................................................  Section 6.7
Cash Satisfaction............................................................................  Section 8.3(d)
Certificate(s)...............................................................................  Section 2.2(b)
Certificate of Merger........................................................................  Section 1.1
CGCL.........................................................................................  Section 4.3(a)
Closing......................................................................................  Section 1.2
Closing Date.................................................................................  Section 1.2
Code.........................................................................................  Recitals
Competing Offer..............................................................................  Section 6.1(a)
Confidentiality Agreement....................................................................  Section 6.1(a)
Constituent Corporations.....................................................................  Section 1.3(a)
DGCL.........................................................................................  Section 1.1
Effective time...............................................................................  Section 1.1
Environmental Permits........................................................................  Section 3.12(c)
ERISA........................................................................................  Section 3.13(a)
ERISA Affiliate..............................................................................  Section 3.13(a)
Exchange Act.................................................................................  Section 3.3(c)(iv)
Exchange Agent...............................................................................  Section 2.2(a)
Exchange Fund................................................................................  Section 2.2(a)
Exchange Ratio...............................................................................  Section 2.1(c)
Governmental Entity..........................................................................  Section 3.3(c)
Hazardous Material...........................................................................  Section 3.12(a)
Hazardous Materials Activities...............................................................  Section 3.12(b)
HSR Act......................................................................................  Section 3.3(c)(i)
incentive stock options......................................................................  Section 6.15(a)
Indemnified Parties..........................................................................  Section 6.17(b)
Merger.......................................................................................  Recitals
Original Merger Agreement....................................................................  Recitals
Paying Party.................................................................................  Section 8.3(d)
Paying Party Common Stock....................................................................  Section 8.3(d)
Payment Date.................................................................................  Section 8.3(d)(i)
Proxy Statement..............................................................................  Section 3.17
Registration Statement.......................................................................  Section 3.17
Reincorporation Agreement....................................................................  Recitals
Returns......................................................................................  Section 3.8(b)
Rule 145.....................................................................................  Section 6.13
SEC..........................................................................................  Section 3.3(c)(ii)
Securities Act...............................................................................  Section 3.3(c)(ii)
Stock Option Agreements......................................................................  Recitals
Stock Satisfaction...........................................................................  Section 8.3(d)
Stockholders' Meetings.......................................................................  Section 3.17
Sub..........................................................................................  Preamble
Subsidiary...................................................................................  Section 2.1(b)
Superior Proposal............................................................................  Section 6.1(a)

                                                                                                 CROSS REFERENCE
TERMS                                                                                             IN AGREEMENT
---------------------------------------------------------------------------------------------  -------------------
Surviving Corporation........................................................................  Section 1.3(a)
Tax(es)......................................................................................  Section 3.8(a)
Third Party..................................................................................  Section 8.3(e)
3Com.........................................................................................  Preamble
3Com Additional Termination Fee..............................................................  Section 8.3(c)
3Com Balance Sheet...........................................................................  Section 4.4(b)
3Com Board...................................................................................  Section 6.20
3Com Charter Amendment.......................................................................  Section 5.1(j)
3Com Common Stock............................................................................  Recitals
3Com Delaware................................................................................  Preamble
3Com Disclosure Schedule.....................................................................  Article IV
3Com Employee Plans..........................................................................  Section 4.13(a)
3Com Initial Termination Fee.................................................................  Section 8.3(c)
3Com Intellectual Property Rights............................................................  Section 4.9(a)
3Com Material Adverse Effect.................................................................  Article IV
3Com Material Contracts......................................................................  Section 4.10
3Com Option Plans............................................................................  Section 4.2(a)
3Com Preferred Stock.........................................................................  Section 4.2(a)
3Com Purchase Plan...........................................................................  Section 4.2(a)
3Com Reincorporation Merger..................................................................  Recitals
3Com Restricted Stock Plan...................................................................  Section 4.2(a)
3Com Rights Agreement........................................................................  Section 4.2(a)
3Com SEC Reports.............................................................................  Section 4.4(a)
3Com Shareholders' Meeting...................................................................  Section 3.17
3Com Stock Option Agreement..................................................................  Recitals
USR..........................................................................................  Preamble
USR Additional Termination Fee...............................................................  Section 8.3(b)
USR Balance Sheet............................................................................  Section 3.4(b)
USR Common Stock.............................................................................  Recitals
USR Option Plans.............................................................................  Section 2.1(d)
USR Disclosure Schedule......................................................................  Article III
USR Employee Plans...........................................................................  Section 3.13(a)
USR Initial Termination Fee..................................................................  Section 8.3(b)
USR Intellectual Property Rights.............................................................  Section 3.9(a)
USR Material Adverse Effect..................................................................  Article III
USR Material Contracts.......................................................................  Section 3.10
USR Preferred Stock..........................................................................  Section 3.2(a)
USR Purchase Plans...........................................................................  Section 2.1(d)
USR Rights Agreement.........................................................................  Section 3.2(a)
USR SEC Reports..............................................................................  Section 3.4(a)
USR Series B Preferred Stock.................................................................  Section 3.2(a)
USR Stock Option.............................................................................  Section 6.15(a)
USR Stock Option Agreement...................................................................  Recitals
USR Stockholder Agreement....................................................................  Section 6.13
USR Stockholders' Meeting....................................................................  Section 3.17

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of February 26, 1997 and amended as of March 14, 1997, by and among 3Com Corporation, a California corporation ("3Com"), TR Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com ("Sub"), 3Com (Delaware) Corporation, a Delaware corporation and a wholly owned subsidiary of 3Com ("3Com Delaware"), and U.S. Robotics Corporation, a Delaware corporation ("USR").

                                    RECITALS

    A. The Boards of Directors of 3Com, Sub, 3Com Delaware and USR deem it advisable and in the best interests of each corporation and its respective shareholders or stockholders that 3Com and USR combine in order to advance the long-term business strategies, goals and interests of 3Com and USR;

    B. To effect the combination of 3Com and USR, 3Com, Sub, and USR entered into an Agreement and Plan of Merger dated as of February 26, 1997 (the "Original Merger Agreement");

    C. Since the execution of the Original Merger Agreement, the Board of Directors of 3Com has adopted and approved a proposal for the reincorporation of 3Com as a Delaware corporation and has established 3Com Delaware to effect the reincorporation of 3Com in Delaware;

    D. If the reincorporation is approved by 3Com shareholders and other applicable conditions are satisfied or waived, 3Com will be merged with and into 3Com Delaware, with 3Com Delaware to be the surviving corporation (the "3Com Reincorporation Merger"), on the terms and subject to the conditions set forth in an Agreement and Plan of Merger and Reincorporation in substantially the form of Exhibit E hereto (the "Reincorporation Agreement");

    E. To provide for the possibility of such reincorporation, the parties hereto wish to make certain technical amendments to the Original Merger Agreement and to restate the Original Merger Agreement, as so amended, in its entirety;

    F. As so amended, the combination of 3Com and USR shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into USR, USR will become a wholly-owned subsidiary of 3Com or 3Com Delaware, and the stockholders of USR will become shareholders of 3Com or stockholders of 3Com Delaware (the "Merger");

    G. Concurrently with the execution and delivery of the Original Merger Agreement and as condition and inducement to 3Com's and USR's willingness to enter into the Original Merger Agreement, 3Com and USR have entered into (i) a Stock Option Agreement dated as of the date of the Original Merger Agreement and attached hereto as EXHIBIT A-1 (the "3Com Stock Option Agreement"), pursuant to which USR granted 3Com an option to purchase shares of Common Stock, $.01 par value, of USR ("USR Common Stock"), and (ii) a Stock Option Agreement dated as of the date of the Original Merger Agreement and attached hereto as EXHIBIT A-2 (the "USR Stock Option Agreement" and, together with the 3Com Stock Option Agreement, the "Stock Option Agreements"), pursuant to which 3Com granted USR an option to purchase shares of Common Stock, $.01 par value, of 3Com ("3Com Common Stock");

    H. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368 of the Code; and

    I. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "DGCL") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

    Section 1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., California Time, on a date to be specified by 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) and USR, which shall be no later than the second business day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Gray Cary Ware & Freidenrich, 400 Hamilton Avenue, Palo Alto, California, unless another date or place is agreed to in writing by 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) and USR.

    Section 1.3  EFFECTS OF THE MERGER.

        (a) At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into USR (Sub and USR are sometimes referred to herein as the "Constituent Corporations" and USR is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of USR shall be amended to provide that Article 4 of such Certificate of Incorporation shall read as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $.001 per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

        (b) At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

    Section 1.4 DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of USR immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    Section 2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of USR Common Stock or capital stock of Sub:

        (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation.

        (b) CANCELLATION OF TREASURY STOCK AND 3COM-OWNED STOCK. All shares of USR Common Stock that are owned by USR as treasury stock and any shares of USR Common Stock that are owned by 3Com, 3Com Delaware, Sub or any other wholly-owned Subsidiary (as defined below) of 3Com shall be canceled and retired and shall cease to exist and no stock of 3Com or 3Com Delaware or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        (c) EXCHANGE RATIO FOR USR COMMON STOCK. Subject to Section 2.2, each issued and outstanding share of USR Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive 1.75 (which amount will be adjusted for any stock split or stock dividend effected between the date of this Agreement and the Effective
    Time) (the "Exchange Ratio") fully paid and nonassessable shares of (i) Common Stock, par value $0.01 per share, of 3Com ("3Com California Common Stock"), if the 3Com Reincorporation Merger shall not have become effective prior to the Effective Time, or (ii) Common Stock, par value $0.01 per share, of 3Com Delaware ("3Com Delaware Common Stock"), if the 3Com Reincorporation Merger shall have become effective prior to the Effective Time. As used hereinafter, "3Com Common Stock" shall mean 3Com California Common Stock if the 3Com Reincorporation Merger shall not have become effective and shall mean 3Com Delaware Common Stock if the 3Com Reincorporation Merger shall have become effective. All such shares of USR Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of 3Com Common Stock and any cash in lieu of fractional shares of 3Com Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

        (d) USR STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLANS. At the Effective Time, any outstanding options to purchase USR Common Stock issued under any of USR's Key Employee Stock Option Plan, Executive Officers and Directors Stock Option Plan and 1996 Stock Option Plan for Israeli Employees (collectively, the "USR Option Plans") shall become exercisable in full due to the occurrence of a "change in control" as defined in the USR Option Plans (other than options granted under such plans in substitution for other options that were not subject to such acceleration provision) and will be assumed by 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) in accordance with Section 6.15. Immediately prior to the Effective Time, all then outstanding rights to acquire shares of USR Common Stock under USR's Employee Stock Purchase Plan (the "USR Purchase Plan") will be exercised for the purchase of shares of USR Common Stock, as provided in Section 6.15.

    Section 2.2 EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of USR Common Stock for 3Com Common Stock pursuant to the Merger shall be as follows:

        (a) EXCHANGE AGENT. As of the Effective Time, 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall deposit with The First National Bank of Boston (the "Exchange Agent"), for the benefit of the holders of shares of USR Common Stock, certificates representing the shares of 3Com Common Stock (such shares of 3Com Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
    Section 2.1 in exchange for outstanding shares of USR Common Stock.

        (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of USR Common Stock (each a "Certificate" and, collectively, the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of 3Com Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) and USR may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of 3Com Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of 3Com Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of USR Common Stock which is not registered in the transfer records of USR, a certificate representing the proper number of shares of 3Com Common Stock may be issued to a transferee if the Certificate representing such USR Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of 3Com Common Stock and cash in lieu of any fractional shares of 3Com Common Stock as contemplated by this Section 2.2. The instructions for effecting the surrender of the Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing shares of 3Com Common Stock that the Exchange Agent shall have received, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective), signed exactly as the name or names of the registered holder or holders appeared on the books of USR immediately prior to the Effective Time, together with a customary bond and such other documents as 3Com (or 3Com Delaware, if the 3Com

    Reincorporation Merger shall have become effective) or the Exchange Agent may reasonably require in connection therewith.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to 3Com Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of 3Com Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection
    (e) below until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of 3Com Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of 3Com Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of 3Com Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of 3Com Common Stock.

        (d) NO FURTHER OWNERSHIP RIGHTS IN USR COMMON STOCK. All shares of 3Com Common Stock issued upon the surrender for exchange of shares of USR Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of USR Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by USR on such shares of USR Common Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of USR Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

        (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of 3Com Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to exercise any rights of a shareholder of 3Com (or a stockholder of 3Com Delaware, as the case may be). Notwithstanding any other provision of this Agreement, each holder of shares of USR Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of 3Com Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of 3Com Common Stock multiplied by the last reported sale price of 3Com Common Stock, as reported on The Nasdaq National Market, on the trading day immediately preceding the date of the Effective Time.

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of USR for one year after the Effective Time shall be delivered to 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective), and any stockholders of USR who have not previously complied with this Section 2.2 shall thereafter look only to 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) for payment of their claim for 3Com Common Stock, any cash in lieu of fractional shares of 3Com Common Stock, and any dividends or distributions with respect to USR Common Stock or 3Com Common Stock.

        (g) NO LIABILITY. Neither 3Com (or 3Com Delaware, as the case may be) nor USR shall be liable to any holder of shares of USR Common Stock or 3Com Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official as required by any applicable abandoned property, escheat or similar law.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF USR

    USR represents and warrants to 3Com, 3Com Delaware and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by USR to 3Com on or before the date of the Original Merger Agreement (the "USR Disclosure Schedule"). The USR Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article III. For purposes of this Agreement, the phrase "USR Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of USR and its Subsidiaries, taken as a whole.

    Section 3.1 ORGANIZATION. Each of USR and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a USR Material Adverse Effect. Except as set forth in the USR SEC Reports (as defined in Section 3.4) or the USR Disclosure Schedule, neither USR nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by USR and comprising less than one percent (1%) of the outstanding stock of such company.

    Section 3.2  USR CAPITAL STRUCTURE.

        (a) The authorized capital stock of USR consists of 250,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value ("USR Preferred Stock"), of which 2,500,000 shares have been designated Series B Junior Participating Preferred Stock ("USR Series B Preferred Stock"). As of February 21, 1997, (i) 89,180,758 shares of USR Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of USR Common Stock were held in the treasury of USR or by Subsidiaries of USR, (iii) 18,419,960 shares of USR Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under the USR Option Plans, (iv) approximately 2,000,000 shares of USR Common Stock were reserved for future issuance under the USR Purchase Plan and (v) shares of USR Series B Preferred Stock were reserved for future issuance under the Rights Agreement, dated as of May 9, 1996, between USR and Harris Trust and Savings Bank, as amended (the "USR Rights Agreement"). No change in such capitalization has occurred since such date other than the exercise and termination of outstanding stock options and the accrual of rights under the USR Purchase Plan. As of the date of this Agreement, no shares of USR Preferred Stock are issued and outstanding. All shares of USR Common Stock and USR Series B Preferred Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of USR or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of USR Common Stock or the capital stock of any USR Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of USR's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by USR or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in USR's voting rights, charges or other encumbrances of any nature.

        (b) Except as set forth in this Section 3.2 or as reserved for future grants of options under the USR Option Plans or future sale under the USR Purchase Plan, there are no equity securities of any class of USR or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2 or in the USR Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which USR or any of its Subsidiaries is a party or by which any of them are bound obligating USR or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of USR or any of its Subsidiaries or obligating USR or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of USR, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of USR.

    Section 3.3  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) USR has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of USR, subject only to the approval of the Merger by USR's stockholders under applicable provisions of USR's Certificate of Incorporation and the DGCL. This Agreement has been duly executed and delivered by USR and constitutes the valid and binding obligation of USR, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

        (b) The execution and delivery of this Agreement by USR does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of USR, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which USR or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to USR or any of its Subsidiaries or any of their properties or assets, except in the case of clause (ii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate would not be reasonably likely to have a USR Material Adverse Effect, or a material adverse effect on the ability of USR to consummate the transactions contemplated by this Agreement.

        (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to USR or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Registration Statement (as defined in Section 3.17) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (iv) the filing of the Proxy Statement (as defined in Section 3.17) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, in the aggregate, if not obtained or made, would not be reasonably likely to have a USR Material Adverse Effect or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

    Section 3.4  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) USR has filed and made available to 3Com all forms, reports and documents required to be filed by USR with the SEC since December 31, 1993, other than registration statements on Form S-8 (collectively, the "USR SEC Reports"). The USR SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the USR SEC Reports or necessary in order to make the statements in the USR SEC Reports, in the light of the circumstances under which they were made, not misleading. None of USR's Subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the USR SEC Reports, including any USR SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented or will fairly present the consolidated financial position of USR and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of USR as of December 29, 1996 is referred to herein as the "USR Balance Sheet."

    Section 3.5 NO UNDISCLOSED LIABILITIES. USR and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a USR Material Adverse Effect, other than (i) liabilities reflected in the USR Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the USR Disclosure Schedule, and (iii) normal or recurring liabilities incurred since December 29, 1996 in the ordinary course of business consistent with past practices.

    Section 3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the USR Balance Sheet, USR and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) with respect to USR or any of its Subsidiaries having a USR Material Adverse Effect; (ii) any material change by USR in its accounting methods, principles or practices; (iii) any material revaluation by USR of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any other event that constitutes a USR Material Adverse Effect; or (v) any other action or event that would have required the consent of 3Com pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement and that would be reasonably likely to have a USR Material Adverse Effect.

    Section 3.7 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon USR or any of its Subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of USR or any of its Subsidiaries, any acquisition of property by USR or any of its Subsidiaries or the conduct of business by USR or any of its Subsidiaries as currently conducted or as proposed to be conducted by USR or any of its Subsidiaries.

    Section 3.8  TAXES.

        (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b) USR has accurately prepared and timely filed all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed at or before the Effective Time ("Returns") relating to any and all Taxes concerning or attributable to USR or any of its Subsidiaries or to their operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

        (c) USR as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except for payments which in the aggregate do not exceed $2,000,000.

        (d) There are no Tax deficiencies, individually or in the aggregate in excess of $1,000,000, outstanding, proposed or assessed against USR or any of its Subsidiaries that are not reflected as liabilities on the USR Balance Sheet nor has USR or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (e) USR does not have any material liabilities for Taxes that have not been accrued for or reserved on the USR Balance Sheet, whether asserted or unasserted, contingent or otherwise.

        (f) USR is not aware of any plan or intention on the part of stockholders of USR to engage in a sale or sales of USR Common Stock such that the aggregate fair market value, as of the Effective Time, of the shares subject to such sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of USR capital stock outstanding immediately prior to the Effective Time. For purposes of this Section 3.8(f), the term "sale" shall include any sale, exchange, transfer, distribution, redemption or reduction in any way of the risk of ownership (by short sale or otherwise), or other disposition, whether direct or indirect.

    Section 3.9  INTELLECTUAL PROPERTY.

        (a) USR and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of USR and its Subsidiaries as currently conducted or planned to be conducted (the "USR Intellectual Property Rights") except to the extent that the failure to have such rights has not had and would not be reasonably likely to have USR Material Adverse Effect.

        (b) Neither USR nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the USR Intellectual Property Rights or any license, sublicense or other agreement pursuant to which USR or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of USR or any of its Subsidiaries, the breach of which would be reasonably likely to have a USR Material Adverse Effect.

        (c) To USR's knowledge, all patents, registered trademarks, service marks and copyrights held by USR or any of its Subsidiaries which USR considers to be material to its business are valid and enforceable. Neither USR nor any of its Subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary right of any third party; or (ii) has any knowledge that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would be reasonably likely to have a USR Material Adverse Effect.

    Section 3.10 AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither USR nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which USR or any of its Subsidiaries is a party ("USR Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from USR or any of its Subsidiaries thereunder. Each USR Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which USR is aware by any party obligated to USR or any of its Subsidiaries pursuant to such USR Material Contract.

    Section 3.11 LITIGATION. Except as described in the USR SEC Reports, there is no action, suit or proceeding, claim, arbitration, or, to the knowledge of USR, investigation against USR or any USR Subsidiary pending or as to which USR or any USR Subsidiary has received any written notice of assertion, which would be reasonably likely to have a USR Material Adverse Effect, or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement. Except as disclosed in the USR SEC Reports, neither USR nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a USR Material Adverse Effect.

    Section 3.12  ENVIRONMENTAL MATTERS.

        (a) As of the date hereof, to the knowledge of USR, no underground storage tanks are present under any property that USR or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such tanks is reasonably likely to have a USR Material Adverse Effect. As of the date hereof, no material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), is present as a result of the actions of USR or any of its Subsidiaries, or, to USR's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that USR or any of its Subsidiaries has at any

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    time owned, operated, occupied or leased, where the presence of such
    Hazardous Material is reasonably likely to have a USR Material Adverse
    Effect.

        (b) At no time has USR or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has USR or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity which has had or is reasonably likely to have a USR Material Adverse Effect.

        (c) USR currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its Hazardous Materials Activities and other businesses of USR as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to have a USR Material Adverse Effect.

        (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of USR, threatened concerning any Environmental Permit or any Hazardous Materials Activity of USR or any of its Subsidiaries which would be reasonably likely to have a USR Material Adverse Effect. USR is not aware of any fact or circumstance which could involve USR in any environmental litigation or impose upon USR any environmental liability which would be reasonably likely to have a USR Material Adverse Effect.

    Section 3.13  EMPLOYEE BENEFIT PLANS.

        (a) USR has made available to 3Com true and correct copies of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of USR or any trade or business (whether or not incorporated) which is a member or which is under common control with USR within the meaning of Section 414 of the Code (an "ERISA Affiliate") (together, the "USR Employee Plans"). The term "USR Employee Plans" shall be deemed to include any plan that would be an employee benefit plan under Section 3(3) of ERISA but for the exclusion set forth in Section 4(b)(4) of ERISA.

        (b) With respect to the USR Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of USR, there exists no condition or set of circumstances in connection with which USR could be subject to any liability that is reasonably expected to have a USR Material Adverse Effect under ERISA, the Code or any other applicable law.

        (c) With respect to the USR Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of USR, which obligations are reasonably expected to have a USR Material Adverse Effect.

        (d) Except as set forth in Schedule 3.13 of the USR Disclosure Schedule, neither USR nor any of its Subsidiaries is a party to any oral or written
    (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of USR or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a change in control of USR or other transaction involving USR of the nature contemplated by this Agreement,
    (iii) agreement with any officer of USR or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 3.14 COMPLIANCE WITH LAWS. USR and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not be reasonably likely to have a USR Material Adverse Effect.

    Section 3.15 POOLING OF INTERESTS. To its knowledge, neither USR nor any of its Affiliates (as defined in Section 6.13) has, through the date of this Agreement, taken or agreed to take any action which would prevent 3Com or 3Com Delaware from accounting for the business combination to be effected by the Merger as a pooling of interests.

    Section 3.16 INTERESTED PARTY TRANSACTIONS. Except as set forth in the USR SEC Reports, since the date of USR's last proxy statement to its stockholders, no event has occurred that would be required to be reported by USR as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    Section 3.17 REGISTRATION STATEMENT: PROXY STATEMENT/PROSPECTUS. The information supplied by USR for inclusion in the registration statement on Form S-4 pursuant to which shares of 3Com Common Stock issuable in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by USR for inclusion in the joint proxy statement/ prospectus (the "Proxy Statement") to be sent to the stockholders of USR and the shareholders of 3Com in connection with the meetings of their stockholders and shareholders to consider this Agreement and the Merger (the "USR Stockholders' Meeting" and the "3Com Shareholders' Meeting," respectively, and, collectively, the "Stockholders' Meetings") shall not, on the date the Proxy Statement is first mailed to stockholders of USR and the shareholders of 3Com, at the time of the Stockholders' Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to USR or any of its Affiliates, officers or directors should be discovered by USR which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, USR shall promptly inform 3Com.

    Section 3.18 OPINION OF FINANCIAL ADVISOR. The financial advisor of USR, Morgan Stanley & Co. Incorporated, has delivered to USR an opinion dated the date of the Original Merger Agreement to the effect that the Exchange Ratio is fair from a financial point of view to the stockholders of USR.

    Section 3.19 SECTION 203 OF THE DGCL NOT APPLICABLE. The Board of Directors of USR has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement, the Original Merger Agreement or the USR Stock Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, the Original Merger Agreement or the USR Stock Option Agreement.

    Section 3.20 USR RIGHTS AGREEMENT. Neither the execution or delivery of this Agreement, the Original Merger Agreement or the 3Com Stock Option Agreement, nor the consummation by 3Com, 3Com Delaware and Sub of the transactions contemplated hereby and thereby will cause 3Com, 3Com Delaware or any of their Affiliates to be within the definition of "Acquiring Person" as defined in the USR Rights Agreement.

    Section 3.21 NO EXISTING DISCUSSIONS. As of the date hereof, USR is not, and since the date of the Original Merger Agreement USR has not, engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to a Competing Offer (as defined in Section 6.1).


                                   ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF 3COM, 3COM DELAWARE AND SUB


    3Com, 3Com Delaware and Sub represent and warrant to USR that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by 3Com to USR on or before the date of the Original Merger Agreement (the "3Com Disclosure Schedule"). The 3Com Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article IV. For purposes of this Agreement, the phrase "3Com Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) and its Subsidiaries, taken as a whole.

    Section 4.1 ORGANIZATION. Each of 3Com, 3Com Delaware, Sub and 3Com's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a 3Com Material Adverse Effect. Except as set forth in the 3Com SEC Reports (as defined in Section 4.4) or the 3Com Disclosure Schedule, neither 3Com nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by 3Com or any of its Subsidiaries and comprising less than one percent (1%) of the outstanding stock of such company.

    Section 4.2  3COM AND 3COM DELAWARE CAPITAL STRUCTURE.

        (a) The authorized capital stock of 3Com consists of 400,000,000 shares of 3Com California Common Stock and 3,000,000 shares of Preferred Stock, no par value ("3Com Preferred Stock"). As of February 25, 1997, (i) 177,469,588 shares of 3Com California Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of 3Com California Common Stock were held in the treasury of 3Com or by Subsidiaries of 3Com, (iii) 27,315,924 shares of 3Com California Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under 3Com's stock option plans (the "3Com Option Plans"),
    (iv) approximately 5,767,807 shares of 3Com California Common Stock were reserved for future issuance pursuant to 3Com's employee stock purchase plan (the "3Com Purchase Plan"), (v) 648,416 shares were reserved for future issuance under 3Com's Restricted Stock Plan (the "3Com Restricted Stock Plan") and (vi) shares of 3Com California Common Stock were reserved for future issuance under the Amended and Restated Rights Agreement, dated as of December 21, 1994, between 3Com and The First National Bank of Boston (the "3Com Rights Agreement"). No change in such capitalization has occurred since such date other than the exercise and termination of outstanding stock options and the accrual of rights under the 3Com Purchase Plan. As of the date of this Agreement, no shares of 3Com Preferred Stock are issued and outstanding. All shares of 3Com California Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of 3Com or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of 3Com California Common Stock or the capital stock of any 3Com Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of 3Com's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by 3Com or a Subsidiary of 3Com free and clear of all security interests, liens, claims, pledges, agreements, limitations in 3Com's voting rights, charges or other encumbrances of any nature.

        (b) The initial authorized capital stock of 3Com Delaware consists of 1,000 shares of 3Com Delaware Common Stock, of which 100 shares were issued and outstanding as of March 13, 1997, and the authorized capital stock of 3Com Delaware immediately following the consummation of the 3Com Reincorporation Merger (and prior to the Effective Time) will be as set forth in the form of Certificate of Incorporation attached to the form of the Reincorporation Agreement annexed as Exhibit E hereto and will consist of 1,000,000,000 shares of capital stock, of which 990,000,000 shares will be 3Com Delaware Common Stock and 10,000,000 shares will be preferred stock, par value $0.01 per share ("3Com Delaware Preferred Stock"). No change in such capitalization has occurred since such date or will occur prior to the Effective Time except as provided in or contemplated by this Agreement and the Reincorporation Agreement. At the Effective Time, no capital stock of 3Com Delaware (and no options, warrants or other rights to acquire, and no securities convertible into or exchangeable for, any such capital stock) will be outstanding other than shares of 3Com Common Stock and any associated rights issued pursuant to and as described in the Reincorporation Agreement and this Agreement. As of March 13, 1997, no shares of 3Com Delaware Preferred Stock were issued and outstanding. All shares of 3Com Delaware Common Stock subject to issuance pursuant to the Reincorporation Agreement shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of 3Com Delaware to repurchase, redeem or (except as a consequence of the 3Com Reincorporation Merger) otherwise acquire any shares of 3Com Common Stock or the capital stock of any 3Com Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business.

        (c) Except as set forth in this Section 4.2 or as reserved for future grants of options under the 3Com Option Plans or future sales under the 3Com Purchase Plan, there are no equity securities of any class of 3Com, 3Com Delaware or any of their respective Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section
    4.2 or in the 3Com Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which 3Com, 3Com Delaware or any of their respective Subsidiaries is a party or by which any of them are bound obligating 3Com, 3Com Delaware or any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of 3Com, 3Com Delaware or any of their respective Subsidiaries or obligating 3Com, 3Com Delaware or any of their respective Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of 3Com, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of 3Com or 3Com Delaware.

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

    Section 4.3  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.


        (a) 3Com, 3Com Delaware and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of 3Com, 3Com Delaware and Sub, subject only to the approval of the Merger by 3Com's shareholders under applicable provisions of 3Com's Articles of Incorporation and the California General Corporation Law (the "CGCL"). This Agreement has been duly executed and delivered by 3Com, 3Com Delaware and Sub and constitutes the valid and binding obligation of 3Com, 3Com Delaware and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

        (b) The execution and delivery of this Agreement by 3Com, 3Com Delaware and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of 3Com or the Certificate of Incorporation or Bylaws of 3Com Delaware or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which 3Com, 3Com Delaware or any of their respective Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in
    Section 4.3.(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to 3Com, 3Com Delaware or any of their respective Subsidiaries or any of their properties or assets, except in the case of clause (ii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate would not be reasonably likely to have a 3Com Material Adverse Effect, or a material adverse effect on the ability of 3Com, 3Com Delaware or Sub to consummate the transactions contemplated by this Agreement.

        (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to 3Com, 3Com Delaware or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (iv) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which in the aggregate, if not obtained or made, would not be reasonably likely to have a 3Com Material Adverse Effect or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

    Section 4.4  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) 3Com has filed and made available to USR all forms, reports and documents required to be filed by 3Com with the SEC since December 31, 1993, other than registration statements on Form S-8 (collectively, the "3Com SEC Reports"). The 3Com SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the 3Com SEC Reports or necessary in order to make the statements in the 3Com SEC Reports, in the light of the circumstances under which they were made, not misleading. None of 3Com's Subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the 3Com SEC Reports, including any 3Com SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented or will fairly present the consolidated financial position of 3Com and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of 3Com as of November 30, 1996 is referred to herein as the "3Com Balance Sheet."

    Section 4.5 NO UNDISCLOSED LIABILITIES. 3Com and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a 3Com Material Adverse Effect, other than (i) liabilities reflected in the 3Com Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the 3Com Disclosure Schedule, and (iii) normal or recurring liabilities incurred since November 30, 1996 in the ordinary course of business consistent with past practices.

    Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the 3Com Balance Sheet, 3Com and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) with respect to 3Com or any of its Subsidiaries having a 3Com Material Adverse Effect; (ii) any material change by 3Com in its accounting methods, principles or practices; (iii) any material revaluation by 3Com of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any other event that constitutes a 3Com Material Adverse Effect; or (v) any other action or event that would have required the consent of USR pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement and that would be reasonably likely to have a 3Com Material Adverse Effect.

    Section 4.7 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon 3Com or any of its Subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of 3Com or any of its Subsidiaries, any acquisition of property by 3Com or any of its Subsidiaries or the conduct of business by 3Com or any of its Subsidiaries as currently conducted or as proposed to be conducted by 3Com or any of its Subsidiaries.

    Section 4.8  TAXES.

        (a) 3Com has accurately prepared and timely filed all material Returns relating to any and all Taxes concerning or attributable to 3Com or any of its Subsidiaries or to their operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

        (b) 3Com as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except for payments which in the aggregate do not exceed $2,000,000.

        (c) There are no Tax deficiencies, individually or in the aggregate in excess of $1,000,000, outstanding, proposed or assessed against 3Com or any of its Subsidiaries that are not reflected as liabilities on the 3Com Balance Sheet nor has 3Com or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (d) 3Com does not have any material liabilities for Taxes that have not been accrued for or reserved on the 3Com Balance Sheet, whether asserted or unasserted, contingent or otherwise.

        (e) 3Com is not aware of any plan or intention on the part of shareholders of 3Com to engage in a sale or sales of 3Com Common Stock such that the aggregate fair market value, as of the Effective Time, of the shares subject to such sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of 3Com capital stock outstanding immediately prior to the Effective Time. For purposes of this Section 4.8(e), the term "sale" shall include any sale, exchange, transfer, distribution, redemption or reduction in any way of the risk of ownership (by short sale or otherwise), or other disposition, whether direct or indirect.

    Section 4.9  INTELLECTUAL PROPERTY.

        (a) 3Com and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of 3Com and its Subsidiaries as currently conducted or planned to be conducted (the "3Com Intellectual Property Rights"), except to the extent that the failure to have such rights has not had and would not be reasonably likely to have a 3Com Material Adverse Effect.

        (b) Neither 3Com nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the 3Com Intellectual Property Rights or any license, sublicense or other agreement pursuant to which 3Com or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of 3Com or any of its Subsidiaries, the breach of which would be reasonably likely to have a 3Com Material Adverse Effect.

        (c) To 3Com's knowledge, all patents, registered trademarks, service marks and copyrights held by 3Com or any of its Subsidiaries which 3Com considers to be material to its business are valid and enforceable. Neither 3Com nor any of its Subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary right of any third party; or (ii) has any knowledge that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would be reasonably likely to have a 3Com Material Adverse Effect.

    Section 4.10 AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither 3Com nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which 3Com or any of its Subsidiaries is a party ("3Com Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from 3Com or any of its Subsidiaries thereunder. Each 3Com Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which 3Com is aware by any party obligated to 3Com or any of its Subsidiaries pursuant to such 3Com Material Contract.

    Section 4.11 LITIGATION. Except as described in the 3Com SEC Reports, there is no action, suit or proceeding, claim, arbitration or, to the knowledge of 3Com, investigation against 3Com or any 3Com Subsidiary pending or as to which 3Com or any 3Com Subsidiary has received any written notice of assertion, which would be reasonably likely to have a 3Com Material Adverse Effect, or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement. Except as disclosed in the 3Com SEC Reports, neither 3Com nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a 3Com Material Adverse Effect.

    Section 4.12  ENVIRONMENTAL MATTERS.

        (a) As of the date hereof, to the knowledge of 3Com, no underground storage tanks are present under any property that 3Com or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such tanks is reasonably likely to have a 3Com Material Adverse Effect. As of the date hereof, no material amount of any Hazardous Material is present as a result of the actions of 3Com or any of its Subsidiaries, or, to 3Com's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that 3Com or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such Hazardous Material is reasonably likely to have a 3Com Material Adverse Effect.

        (b) At no time has 3Com or any of its Subsidiaries engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity which has had or is reasonably likely to have a 3Com Material Adverse Effect.

        (c) 3Com currently holds all Environmental Permits necessary for the conduct of its Hazardous Materials Activities and other businesses of 3Com as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to have a 3Com Material Adverse Effect.

        (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of 3Com, threatened concerning any Environmental Permit or any Hazardous Materials Activity of 3Com or any of its Subsidiaries which would be reasonably likely to have a 3Com Material Adverse Effect. 3Com is not aware of any fact or circumstance which could involve 3Com in any environmental litigation or impose upon 3Com any environmental liability, which would be reasonably likely to have a 3Com Material Adverse Effect.

    Section 4.13  EMPLOYEE BENEFIT PLANS.

        (a) 3Com has made available to USR true and correct copies of all material employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of 3Com or any ERISA Affiliate of 3Com (together, the "3Com Employee Plans"). The term "3Com Employee Plans" shall be deemed to include any plan that would be an employee benefit plan under Section 3(3) of ERISA but for the exclusion set forth in Section 4(b)(4) of ERISA.

        (b) With respect to the 3Com Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of 3Com, there exists no condition or set of circumstances in

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
    connection with which 3Com could be subject to any liability that is reasonably expected to have a 3Com Material Adverse Effect under ERISA, the Code or any other applicable law.

        (c) With respect to the 3Com Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of 3Com, which obligations are reasonably expected to have a 3Com Material Adverse Effect.

        (d) Except as set forth in Schedule 4.13 of the 3Com Disclosure Schedule, neither 3Com nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of 3Com or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a change in control of 3Com or other transaction involving 3Com of the nature contemplated by this Agreement,
    (iii) agreement with any officer of 3Com or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 4.14 COMPLIANCE WITH LAWS. 3Com and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not be reasonably likely to have a 3Com Material Adverse Effect.

    Section 4.15 POOLING OF INTERESTS. To its knowledge, neither 3Com nor any of its Affiliates (as defined in Section 6.13) has, through the date of this Agreement, taken or agreed to take any action which would prevent 3Com or 3Com Delaware from accounting for the business combination to be effected by the Merger as a pooling of interests.

    Section 4.16 INTERESTED PARTY TRANSACTIONS. Except as set forth in the 3Com SEC Reports, since the date of 3Com's last proxy statement to its stockholders, no event has occurred that would be required to be reported by 3Com as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    Section 4.17 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by 3Com (including information concerning Sub and 3Com Delaware) for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by 3Com (including information concerning Sub and 3Com Delaware) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of USR and the shareholders of 3Com, at the time of the Stockholders' Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event

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
relating to 3Com or any of its Affiliates, officers or directors should be discovered by 3Com which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, 3Com shall promptly inform USR.

    Section 4.18 OPINION OF FINANCIAL ADVISOR. The financial advisor of 3Com, Goldman, Sachs & Co., has delivered to 3Com an opinion dated the date of the Original Merger Agreement to the effect that the Exchange Ratio is fair to 3Com.

    Section 4.19 NO EXISTING DISCUSSIONS. As of the date hereof, 3Com is not, and since the date of the Original Merger Agreement 3Com has not, engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to a Competing Offer (as defined in Section 6.1).

    Section 4.20 INTERIM OPERATIONS OF 3COM DELAWARE AND SUB. 3Com Delaware was formed solely for the purposes of facilitating the reincorporation of 3Com in Delaware and engaging in the 3Com Reincorporation Merger and the other transactions contemplated by the Reincorporation Agreement, and Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Each of 3Com Delaware and Sub has engaged in no other business activities and has conducted its respective operations only as contemplated by this Agreement.

    Section 4.21 3COM RIGHTS AGREEMENT. Neither the execution or delivery of this Agreement, the Original Merger Agreement or the USR Stock Option Agreement, nor the consummation by USR of the transactions contemplated hereby and thereby will cause USR or any of its Affiliates to be within the definition of "Acquiring Person" as defined in the 3Com Rights Agreement or any similar term of any similar rights agreement of 3Com Delaware.

                                   ARTICLE V
                              CONDUCT OF BUSINESS

    Section 5.1 COVENANTS OF USR AND 3COM. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, USR and 3Com each agrees as to itself and its Subsidiaries (except to the extent that the other party shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. USR and 3Com shall each promptly notify the other of any event or occurrence not in the ordinary course of business of USR or 3Com, respectively, where such event or occurrence would result in a breach of any covenant of USR or 3Com, respectively, set forth in this Agreement or cause any representation or warranty of USR or 3Com, respectively, set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement or the Reincorporation Agreement, subject to Section 6.1, each of USR and 3Com shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of the other party:

        (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

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
        (b) Transfer or license to any person or entity or otherwise extend, amend or modify any material rights to the USR Intellectual Property Rights, in the case of USR, or the 3Com Intellectual Property Rights, in the case of 3Com, other than the grant of non-exclusive licenses in the ordinary course of business substantially consistent with past practices;

        (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements, in effect as of the date of this Agreement, providing for the repurchase of shares in connection with any termination of service by such party;

        (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or the capital stock of 3Com Delaware or securities convertible into shares of its capital stock or the capital stock of 3Com Delaware, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant by USR of options to new USR employees, other than officers, hired subsequent to February 15, 1997 to purchase up to an aggregate of 600,000 shares of USR Common Stock; (ii) the grant by 3Com or 3Com Delaware of options (A) to existing 3Com employees to purchase up to an aggregate of 7,000,000 shares of 3Com Common Stock and (B) to new 3Com Employees, other than officers, hired subsequent to February 15, 1997 to purchase up to an aggregate of 1,300,000 shares of 3Com Common Stock; or
    (iii) the issuance of (A) rights to purchase shares of USR Common Stock or shares of 3Com Common Stock under the USR Purchase Plan or 3Com Purchase Plan, respectively, or (B) shares of USR Common Stock or 3Com Common Stock issuable upon the exercise of options granted under or pursuant to rights under the USR Option Plans or the USR Purchase Plan or the 3Com Option Plans, the 3Com Purchase Plan or the 3Com Restricted Stock Plan, respectively;

        (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than, in the case of 3Com or 3Com Delaware, acquisitions not involving consideration of more than $250,000,000 individually or $500,000,000 in the aggregate (PROVIDED, HOWEVER, that 3Com (or 3Com Delaware, as the case may be) will consult with USR before undertaking any acquisition involving consideration of more than $50,000,000), or (B) in the case of USR, acquisitions not involving consideration of more than $25,000,000 in the aggregate;

        (f) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of business;

        (g) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in the ordinary course in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in settlement of dispute with terminated employees, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

        (h) Revalue any material amount of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, consistent with past practices;

        (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit;

        (j) Execute the Reincorporation Agreement in any form other than substantially in the form attached hereto as Exhibit E or amend or propose to amend its Certificate or Articles of Incorporation or Bylaws, except as contemplated by this Agreement or the Reincorporation Agreement, and except that 3Com may amend its Articles of Incorporation to increase the number of authorized shares of 3Com capital stock, up to an aggregate authorized capital stock of 1,000,000,000 shares (the "3Com Charter Amendment");

        (k) Incur or commit to incur aggregate capital expenditures in an amount in excess of $50,000,000 except, in the case of USR, for capital expenditures relating to USR's Mt. Prospect facility and, in the case of 3Com or 3Com Delaware, for capital expenditures relating to 3Com's Singapore facility;

        (l) Take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice;

        (m) Waive, release, assign, settle or compromise any material claims or litigation;

        (n) Except as described in the USR Disclosure Schedule, make any tax election or settle or compromise any material federal, state, local or foreign tax liability; or

        (o) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (n) above, or any action which is reasonably likely to make any of such party's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

    Section 5.2 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of 3Com and USR shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    Section 6.1  NO SOLICITATION.

        (a) USR and 3Com each agree that it shall not, directly or indirectly, through any officer, director, employee, representative, agent or affiliate,
    (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving such party, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Competing Offer"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Competing Offer, or (iii) agree to, approve or recommend any Competing Offer; PROVIDED, HOWEVER,

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
    that nothing contained in this Agreement shall prevent USR or 3Com or their respective Boards of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Competing Offer by such person or entity (including a new and unsolicited Competing Offer received by such party after the execution of this Agreement from a person or entity whose initial contact with such party may have been solicited by such party prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Competing Offer to the stockholders of such party, if and only to the extent that (1) the Board of Directors of such party determines in good faith (after consultation with and based upon the advice of its financial advisor) that such Competing Offer would, if consummated, result in a transaction more favorable to such party's stockholders than the transaction contemplated by this Agreement (any such more favorable Competing Offer being referred to in this Agreement as a "Superior Proposal") and that the person or entity making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, (2) the Board of Directors of such party determines in good faith (after consultation with and based upon the advice of its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of such Board of Directors to its stockholders under applicable law, and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to such person or entity than those contained in Section 2 of the Confidentiality and Standstill Agreement dated February 9, 1997 between 3Com and USR (the "Confidentiality Agreement"); or
    (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Offer.

        (b) USR and 3Com shall each notify the other party no later than 24 hours after receipt by USR or 3Com (or its advisors), respectively, of any Competing Offer or any request for nonpublic information in connection with a Competing Offer or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, a Competing Offer. Such notice to the other party shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

    Section 6.2  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

        (a) As promptly as practicable after the execution of this Agreement, 3Com and USR shall prepare and file with the SEC the Proxy Statement, and 3Com shall prepare and, together with 3Com Delaware, file with the SEC the Registration Statement, in which the Proxy Statement will be included. 3Com and USR shall use their best efforts to cause the Registration Statement to become effective as soon after such filing as practicable. The Proxy Statement shall include the recommendations of the Board of Directors of USR and 3Com, respectively, in favor of this Agreement and the Merger; provided that the Board of Directors of either party may withdraw such recommendation if such Board of Directors determines in good faith (after consultation with and based on the advice of its outside counsel) that the failure to withdraw such recommendation would be inconsistent with the fiduciary duties of such Board of Directors to its stockholders under applicable law.

        (b) 3Com, 3Com Delaware and USR shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder.

    Section 6.3 CONSENTS. Each of 3Com and USR shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under their respective material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

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
    Section 6.4 CURRENT NASDAQ QUOTATION. Each of 3Com and USR agrees to continue the quotation of 3Com Common Stock and USR Common Stock, respectively, on The Nasdaq National Market during the term of this Agreement to the extent necessary so that appraisal rights will not be available to stockholders of USR under Section 262 of the DGCL.

    Section 6.5 ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable law and other legal obligations, USR and 3Com shall each (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of USR and 3Com shall (and shall cause each of its Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    Section 6.6 STOCKHOLDERS' MEETINGS. USR and 3Com shall each call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Subject to Sections 6.1 and 6.2, USR and 3Com will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless otherwise required to comply with the applicable fiduciary duties of the directors of USR and 3Com, respectively, as determined by such directors in good faith (after consultation with and based upon the advice of its outside legal counsel) USR and 3Com shall each use their reasonable efforts to solicit from its stockholders proxies in favor of such matters.

    Section 6.7 LEGAL CONDITIONS TO MERGER. Each of 3Com, 3Com Delaware and USR will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and will use their best efforts to furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of 3Com, 3Com Delaware and USR will, and will cause its Subsidiaries to, (i) take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by USR, 3Com, 3Com Delaware or any of their Subsidiaries in connection with the Merger (any of the foregoing an "Approval") or the taking of any action contemplated thereby or by this Agreement (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, none of USR, 3Com or 3Com Delaware shall be required to agree, as a condition to any Approval, to divest itself of or hold separate any Subsidiary, division or business unit which is material to the business of such party and its Subsidiaries, taken as a whole, or the divestiture or holding separate of which would be reasonably likely to have a material adverse effect on (A) the business, properties, assets, liabilities,

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financial condition or results of operations of such party and its Subsidiaries, taken as a whole or (B) the benefits intended to be derived as a result of the Merger.

    Section 6.8 PUBLIC DISCLOSURE. 3Com, 3Com Delaware, and USR shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules of the NASD.

    Section 6.9 TAX-FREE REORGANIZATION. 3Com, 3Com Delaware and USR shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and to obtain an opinion of its respective counsel to such effect as contemplated by Sections 7.2(c) and 7.3(c), respectively. 3Com shall not consummate the 3Com Reincorporation Merger unless each of 3Com and USR shall have received an opinion of its respective counsel (which each party shall use its best efforts to obtain) to the effect that the 3Com Reincorporation Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

    Section 6.10 POOLING ACCOUNTING. 3Com, 3Com Delaware and USR shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of 3Com, 3Com Delaware and USR shall use its best efforts (i) to cause its respective Affiliates (as defined in Section 6.13) not to take any action that would adversely affect the ability of 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to cause its respective Affiliates to sign and deliver to 3Com (or to 3Com Delaware, as the case may be) a customary "pooling letter" in form and substance agreed upon by USR and 3Com to the extent that receipt of such letter is required to assure the availability of pooling of interests accounting treatment.

    Section 6.11  LETTERS FROM ACCOUNTANTS.

        (a) USR shall use its best efforts to cause to be delivered to 3Com (or to 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) "cold comfort" letters of Grant Thornton LLP, its independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to 3Com (or to 3Com Delaware, as the case may be), in form and substance reasonably satisfactory to 3Com (or to 3Com Delaware, as the case may be), and comparable in scope and substance to letters customarily delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

        (b) 3Com (or 3Com Delaware, as the case may be) shall use its best efforts to cause to be delivered to USR "cold comfort" letters of Deloitte & Touche LLP, its independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to USR in form and substance reasonably satisfactory to USR and comparable in scope and substance to letters customarily delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

    Section 6.12 UPDATE DISCLOSURE: BREACHES. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party, by written update to its Disclosure Schedule, of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of USR, 3Com or 3Com Delaware, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 6.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice, provided that such party, within ten days after receipt of such notice, advises the other party of its objection to the matter disclosed in such notice and the nature of such objection.

    Section 6.13 STOCKHOLDER AGREEMENTS. Upon the execution of this Agreement, 3Com and USR will provide each other with a list of those persons who are, in 3Com's or USR's respective reasonable judgment, "affiliates" of 3Com or USR, respectively, within the meaning of Rule 145 under the Securities Act ("Rule 145"). Each such person who is an "affiliate" of 3Com or USR within the meaning of Rule 145 is referred to herein as an "Affiliate." 3Com and USR shall provide each other such information and documents as USR or 3Com shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. USR shall use its best efforts to deliver or cause to be delivered to 3Com by March 21, 1997 from each of the Affiliates of USR, an executed agreement, in the form attached hereto as EXHIBIT B ("USR Stockholder Agreement"). 3Com and 3Com Delaware shall be entitled to place appropriate legends on the certificates evidencing any 3Com Common Stock to be received by Affiliates of USR pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the 3Com Common Stock, consistent with the terms of the USR Stockholder Agreement.

    Section 6.14 NASDAQ QUOTATION. 3Com and 3Com Delaware shall use their best efforts to cause the shares of 3Com Common Stock to be issued in the Merger to be approved for quotation on The Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

    Section 6.15  STOCK PLANS AND OPTIONS.

        (a) At the Effective Time, each outstanding option to purchase shares of USR Common Stock (a "USR Stock Option") under the USR Option Plans, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such USR Stock Option, the same number of shares of 3Com Common Stock as the holder of such USR Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of USR Common Stock otherwise purchasable pursuant to such USR Stock Option divided by
    (ii) the number of full shares of 3Com Common Stock deemed purchasable pursuant to such 3Com Stock Option in accordance with the foregoing; PROVIDED, HOWEVER, that, in the case of any USR Stock Option to which
    Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

        (b) As soon as practicable after the Effective Time, 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall deliver to the participants in the USR Option Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the USR Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.15 after giving effect to the Merger). 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall comply with the terms of the USR Option Plans and ensure, to the extent required by, and subject to the provisions of, such USR Option Plans, that USR Stock Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

        (c) 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of 3Com Common Stock for delivery under USR Stock Options assumed in accordance with this
    Section 6.15. At or prior to the Effective Time, 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall file a registration statement on

    Form S-8 (or any successor or other appropriate forms) with respect to the shares of 3Com Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        (d) USR shall take such action as is necessary to cause the ending date of the then current offering period under the USR Purchase Plan (as such term is defined therein) to be the last trading day on which the USR Common Stock is traded on The Nasdaq National Market immediately prior to the Effective Time (the "Final USR Purchase Date"); provided, that, such change in the offering period shall be conditioned upon the consummation of the Merger. On the Final USR Purchase Date, USR shall apply the funds credited as of such date under the USR Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of USR Common Stock in accordance with the terms of the USR Purchase Plan.

        (e) Employees of USR as of the Effective Time shall be permitted to participate in the 3Com Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with USR or 3Com).

    Section 6.16 BROKERS OR FINDERS. Each of 3Com and USR represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by USR in accordance with USR's agreement with such firm (a copy of which has been delivered by USR to 3Com prior to the date of this Agreement), and Goldman, Sachs & Co., whose fees and expenses will be paid by 3Com in accordance with 3Com's agreement with such firm (a copy of which has been delivered by 3Com prior to the date of this Agreement), and each of 3Com and USR agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

    Section 6.17  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        (a) 3Com, 3Com Delaware and the Surviving Corporation agree that the indemnification obligations set forth in USR's Certificate of Incorporation and Bylaws, in each case as of the date of this Agreement, shall survive the Merger and the Reincorporation Merger (and, prior to the Effective Time, 3Com shall cause the Bylaws of Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of USR or its Subsidiaries.

        (b) After the Effective Time, 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of USR and each Subsidiary of USR and each such person who served at the request of USR or any Subsidiary of USR as a director, officer, trustee, partner, fiduciary, employee or agent of USR or of another corporation, partnership, joint venture, trust, pension, or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, agent or other person to whom this Section 6.17 applies, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) or the Surviving Corporation, shall pay the fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action).

        (c) For a period of six years from the Effective Time, 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall provide or cause the Surviving Corporation to provide to USR's current directors and officers liability insurance protection substantially equivalent in kind and scope as that provided by USR's current directors' and officers' liability insurance policies (copies of which have been made available to 3Com); PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by USR for such insurance; and, PROVIDED, FURTHER, that if during such period the annual premiums for such comparable insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy which, in the reasonable judgment of the Surviving Corporation, provides the best coverage available for a cost not exceeding such amount.

        (d) In the event 3Com, 3Com Delaware or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of 3Com, 3Com Delaware or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.17.

        (e) The obligations of USR, the Surviving Corporation, 3Com and 3Com Delaware under this Section 6.17 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, agent or other person to whom this Section 6.17 applies without the consent of such affected director, officer, employee, agent or other person (it being expressly agreed that each such director, officer, employee, agent or other person to whom this Section 6.17 applies shall be a third-party beneficiary of this Section 6.17).

    Section 6.18 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of USR and the shareholders of 3Com described in Section 6.6, including cooperating fully with the other party, including by provision of information and making all necessary filings under the HSR Act. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    Section 6.19 STOCK OPTION AGREEMENTS. USR, 3Com and, if the 3Com Reincorporation Merger shall have become effective, 3Com Delaware agree to fully perform their respective obligations under the Stock Option Agreements, as amended pursuant to Section 9.3(b) of this Agreement.

    Section 6.20  3COM AND 3COM DELAWARE BOARD OF DIRECTORS.

        (a) 3Com and 3Com Delaware shall take all actions necessary (subject to any necessary stockholder approval) to cause the number of directors comprising the full Board of Directors of 3Com or, if the 3Com Reincorporation Merger shall have become effective, 3Com Delaware at the

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
    Effective Time (the "3Com Board") to be comprised of 11 directors, to elect James Cowie as a member of the 3Com Board with a term expiring in 1998 and to elect Casey Cowell and Paul Yovovich as members of the 3Com Board with terms expiring in 1999, all such elections to be effective as of the Effective Time. If, prior to the Effective Time, any of Messrs. Cowie, Cowell or Yovovich shall decline or be unable to serve as a member of the 3Com Board, USR shall designate another person, reasonably acceptable to the 3Com Board, to serve in such person's stead.

        (b) 3Com (or 3Com Delaware, as the case may be) shall take all action necessary to cause the Compensation Committee of the 3Com Board, as of the Effective Time to be comprised of two members, one of which shall be Mr. Yovovich.

        (c) The foregoing members of the 3Com Board and Compensation Committee shall hold their respective positions until their resignation or removal or the election or appointment of their respective successors in the manner provided by the applicable charter documents of 3Com or 3Com Delaware, as the case may be, and applicable law.

    Section 6.21 EMPLOYMENT AND NONCOMPETE AGREEMENTS. 3Com and USR shall each use its reasonable efforts to cause each of the USR employees listed in Schedule
6.21 of the USR Disclosure Schedule to enter into (a) Employment Agreements, substantially in the form of EXHIBIT C hereto providing for the compensation specified in said Schedule 6.21 for each such employee and (b) Noncompete and Nonsolicitation Agreements, substantially in the form of EXHIBIT D hereto.

    Section 6.22  RIGHTS PLANS.

        (a) USR covenants and agrees that it shall either (i) redeem, effective immediately prior to the Effective Time, all the then outstanding Rights (as defined in the USR Rights Agreement) for cash pursuant to and in compliance with Section 23 of the USR Rights Agreement or (ii) take such other action to terminate the USR Rights Agreement as of that time, as USR and 3Com may mutually agree. USR shall not redeem the Rights issued under the USR Rights Agreement, or terminate the USR Rights Agreement, prior to the Effective Time (other than in accordance with the preceding sentence) unless required to do so by a court of competent jurisdiction; PROVIDED, HOWEVER, that USR may take any of the foregoing actions if the Board of Directors of USR shall have determined to recommend a Competing Offer to its stockholders after determining, pursuant to Section 6.1, that such Competing Offer constitutes a Superior Proposal.

        (b) Neither 3Com nor 3Com Delaware shall redeem the rights issued under the 3Com Rights Plan or a 3Com Delaware Rights Plan (as defined below) or terminate the 3Com Rights Plan or a 3Com Delaware Rights Plan prior to the Effective Time unless required to do so by a court of competent jurisdiction; PROVIDED, HOWEVER, that 3Com and 3Com Delaware may take any of the foregoing actions if its respective Board of Directors shall have determined to recommend a Competing Offer to its stockholders after determining, pursuant to Section 6.1, that such Competing Offer constitutes a Superior Proposal and; PROVIDED FURTHER, that 3Com Delaware may adopt a replacement rights plan substantially similar to the 3Com Rights Plan (a "3Com Delaware Rights Plan") for the benefit of 3Com Delaware stockholders following the effectiveness of the 3Com Reincorporation Merger and may terminate the 3Com Rights Plan or redeem outstanding rights thereunder upon adoption of such a 3Com Delaware Rights Plan.

                                  ARTICLE VII
                              CONDITIONS TO MERGER

    Section 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of USR Common Stock entitled to vote thereon and the holders of a majority of the outstanding shares of 3Com Common Stock entitled to vote thereon.

        (b) WAITING PERIODS. The waiting period applicable to the consummation of the Merger under the HSR Act and any other waiting periods under applicable foreign laws shall have expired or been terminated.

        (c) APPROVALS. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the absence or nonoccurrence of which would be reasonably likely to have a USR Material Adverse Effect or a 3Com Material Adverse Effect shall have been filed, occurred or been obtained.

        (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation by 3Com or 3Com Delaware of the business of 3Com, 3Com Delaware or the Surviving Corporation after the Merger shall have been issued, except for any such order, injunction restraint or prohibition which would not be reasonably likely to have a material adverse effect on 3Com (or 3Com Delaware, as the case may be), the Surviving Corporation and their respective Subsidiaries, taken as a whole; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity which makes the consummation of the Merger illegal.

        (f) POOLING LETTERS. 3Com (or 3Com Delaware, as the case may be) and USR shall have received letters from Deloitte & Touche LLP and Grant Thornton LLP, respectively, each dated the date of the Proxy Statement and confirmed in writing as of the Closing Date and addressed to 3Com (or 3Com Delaware, as the case may be) and USR, respectively, stating that they know of nothing that would prohibit the business combination to be effected by the Merger from qualifying as a pooling of interests transaction under generally accepted accounting principles.

        (g) NASDAQ. The shares of 3Com Common Stock to be issued in the Merger shall have been approved for quotation on The Nasdaq National Market.

    Section 7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF 3COM, 3COM DELAWARE AND SUB. The obligations of 3Com, 3Com Delaware and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by 3Com, 3Com Delaware and Sub:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of USR set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this

    Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a USR Material Adverse Effect or a material adverse effect upon the parties' ability to consummate the transactions contemplated hereby; and 3Com shall have received a certificate signed on behalf of USR by the chief executive officer and the chief financial officer of USR to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF USR. USR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and 3Com shall have received a certificate signed on behalf of USR by the chief executive officer and the chief financial officer of USR to such effect.

        (c) TAX OPINION. 3Com (or 3Com Delaware, as the case may be) shall have received a written opinion from Gray Cary Ware & Freidenrich, A Professional Corporation, counsel to 3Com and 3Com Delaware, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may rely upon reasonable representations and certificates of 3Com, 3Com Delaware, Sub, USR and certain stockholders or shareholders of USR, 3Com and 3Com Delaware; and 3Com, 3Com Delaware, Sub and USR will make, and each of them agrees to use reasonable efforts to cause such of its respective stockholders or shareholders to make, such representations and deliver such certificates.

        (d) ACCOUNTANTS' LETTER. 3Com (or 3Com Delaware, as the case may be) shall have received from Grant Thornton LLP the letters described in Section 6.11(a).

        (e) BLUE SKY LAWS. 3Com (or 3Com Delaware, as the case may be) shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of 3Com Common Stock pursuant to the Merger.

    Section 7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF USR. The obligation of USR to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by USR:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of 3Com, 3Com Delaware and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement (including changes resulting from the 3Com Reincorporation Merger or the 3Com Charter Amendment) and (ii) where the failure to be true and correct would not be reasonably likely to have a 3Com Material Adverse Effect or a material adverse effect upon the parties' ability to consummate the transactions contemplated hereby; and USR shall have received a certificate signed on behalf of 3Com (or 3Com Delaware, as the case may be) by the chief executive officer and the chief financial officer of 3Com (or 3Com Delaware, as the case may be) to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF 3COM, 3COM DELAWARE AND SUB. 3Com, 3Com Delaware and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and USR shall have received a certificate signed on behalf of 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) by the chief executive officer and the chief financial officer of 3Com (or 3Com Delaware, as the case may be) to such effect.

        (c) TAX OPINION. USR shall have received the opinion of Mayer, Brown & Platt, counsel to USR, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, such counsel may rely upon reasonable representations and certificates of 3Com, 3Com Delaware, Sub, USR and certain stockholders or shareholders of USR, 3Com and 3Com Delaware; and 3Com, 3Com Delaware, Sub and USR will make, and each of them agrees to use reasonable efforts to cause such of its respective stockholders or shareholders to make, such representations and deliver such certificates.

        (d) ACCOUNTANTS' LETTER. USR shall have received from Deloitte & Touche LLP the letters described in Section 6.11(b).

        (e) REINCORPORATION. If effected, the 3Com Reincorporation Merger shall have been effected substantially in accordance with the Agreement and Plan of Merger and Reincorporation annexed hereto as Exhibit E and the Certificate of Incorporation and By-Laws of 3Com Delaware immediately following the effectiveness of the 3Com Reincorporation Merger shall be substantially as set forth in the exhibits thereto.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the shareholders of 3Com or the stockholders of USR;

        (a) by mutual written consent of 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) and USR; or

        (b) by either 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) or USR if the Merger shall not have been consummated by September 15, 1997 (PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, and PROVIDED FURTHER, that this Agreement may be extended up to 90 days by either party by written notice to the other party if the Merger would have been consummated but for the absence of one or more required Approvals or third-party consents, and such Approval(s) or consent(s) can reasonably be expected to be obtained within such 90-day period); or

        (c) by either 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) or USR if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired (PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party which has not complied with its obligations under
    Section 6.7); or

        (d) by either 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) or USR if, at the USR Stockholders' Meeting or the 3Com Shareholders' Meeting (including any adjournment or postponement thereof), the requisite vote of stockholders of USR or shareholders of 3Com in favor of this Agreement and the Merger shall not have been obtained (PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party which has not complied with its obligations under Sections 6.2 and 6.6, and no termination shall be effective by any party which has not complied with its obligations under
    Section 8.3(b) or (c), as the case may be, of this Agreement); or

        (e) by 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) if (i) the Board of Directors of USR shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to 3Com or 3Com Delaware or shall have resolved or publicly announced or disclosed to any third party its intention to do so; (ii) an Alternative Transaction (as defined in Section 8.3(e)) involving USR shall have taken place or the Board of Directors of USR shall have recommended such an Alternative Transaction to the stockholders of

    USR or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of USR Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by 3Com, 3Com Delaware or an affiliate thereof), and the Board of Directors of USR shall have (A) recommended (or shall have resolved or publicly announced its intention to recommend) that the stockholders of USR tender their shares in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such tender or exchange offer; or

        (f) by 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective), if the Board of Directors of 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall have determined, to recommend a Competing Offer to its shareholders after determining, pursuant to Section 6.1, that such Competing Offer constitutes a Superior Proposal;

        (g) by 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) if a breach of any representation, warranty, covenant or agreement on the part of USR set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 7.2(a) or 7.2(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten business days following receipt by USR of written notice of such breach from 3Com or 3Com Delaware; or

        (h) by USR if (i) the Board of Directors of 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to USR or shall have resolved or publicly announced or disclosed to any third party its intention to do so; (ii) an Alternative Transaction (as defined in Section 8.3(e)) involving 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall have taken place or the Board of Directors of 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall have recommended such an Alternative Transaction (or a proposal or offer therefor) to the shareholders of 3Com (or the stockholders of 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of 3Com Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by USR or an affiliate thereof), and the Board of Directors of 3Com (or the Board of Directors of 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall have (A) recommended (or shall have resolved or publicly announced its intention to recommend) that the stockholders of 3Com (or the stockholders of 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) tender their shares in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such tender or exchange offer;

        (i) by USR, if the Board of Directors of USR shall have determined to recommend a Competing Offer to its stockholders after determining, pursuant to Section 6.1, that such Competing Offer constitutes a Superior Proposal; or

        (j) by USR, if a breach of any representation, warranty, covenant or agreement on the part of 3Com, 3Com Delaware or Sub set forth in this Agreement shall have occurred which would cause the conditions set forth Sections 7.3(a) or 7.3(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by 3Com of written notice of such breach from USR.

    Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1, there shall be no liability or obligation on the part of 3Com, 3Com Delaware, USR, Sub, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and PROVIDED, that the provisions of Sections 6.19 and 8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 8.3  FEES AND EXPENSES.

        (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that 3Com (or 3Com Delaware, as the case may be) and USR shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and the fee(s) required to be paid in connection with the filing(s) required under the HSR Act in connection with the transactions contemplated by this Agreement.

        (b) If this Agreement is terminated (i) by 3Com or 3Com Delaware pursuant to Section 8.1(e), (ii) by USR pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of USR at the USR Stockholders' Meeting, (iii) by USR pursuant to Section 8.1(i), or (iv) by 3Com or 3Com Delaware as a result of a breach by USR within the scope of Section 8.1(g), AND, in each such case, at the time of such failure or breach an Alternative Transaction involving USR shall have been announced which shall not have been absolutely and unconditionally withdrawn and abandoned, USR shall pay to 3Com (or to 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) a termination fee of $75 million in cash or USR Common Stock, as provided in Section 8.3(d), (the "USR Initial Termination Fee"), plus documented expenses of 3Com and 3Com Delaware relating to this Agreement and the transactions contemplated hereby (other than expenses relating solely to the 3Com Reincorporation Merger, which shall be solely for the account of 3Com and 3Com Delaware) in an amount up to $10 million, within one business day after such termination. If an Alternative Transaction involving USR is thereafter consummated, or USR enters into a definitive agreement with respect to an Alternative Transaction, within 12 months after payment of the USR Initial Termination Fee, USR shall pay to 3Com (or to 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) an additional fee (the "USR Additional Termination Fee") of $75 million in cash, at or prior to the consummation of such Alternative Transaction, or within one business day following the effective date of such definitive agreement, whichever is earlier.

        (c) If this Agreement is terminated (i) by USR pursuant to Section 8.1(h) or (ii) by 3Com or 3Com Delaware pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the shareholders of 3Com at the 3Com Shareholders' Meeting, (iii) by 3Com or 3Com Delaware pursuant to Section 8.1(f), or (iv) by USR as a result of a breach by 3Com, 3Com Delaware or Sub within the scope of Section 8.1(j), AND, in each such case, at the time of such failure or breach an Alternative Transaction involving 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall have been announced which shall not have been absolutely and unconditionally withdrawn and abandoned, 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall pay to USR a termination fee of $75 million in cash or 3Com Common Stock, as provided in
    Section 8.3(d), (the "3Com Initial Termination Fee"), plus documented expenses of USR relating to this Agreement and the transactions contemplated hereby in an amount up to $10 million, within one business day after such termination. If an Alternative Transaction involving 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) is thereafter consummated, or 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) enters into a definitive agreement providing for an Alternative Transaction, within 12 months after payment of the 3Com Initial Termination Fee, 3Com (or 3Com Delaware, if the 3Com Reincorporation Merger shall have become effective) shall pay to USR an additional fee (the "3Com Additional Termination Fee") of $75 million in cash, at or prior to the consummation of such Alternative Transaction, or within one business day following the effective date of such definitive agreement, whichever is earlier.

        (d) The USR Initial Termination Fee and the 3Com Initial Termination Fee shall be payable in cash (a "Cash Satisfaction") or, at the election of the paying party (the "Paying Party") and subject to the prior satisfaction or waiver of the conditions set forth in clause (i) below, in shares (a "Stock Satisfaction") of the paying party's common stock (the "Paying Party Common Stock").

           (i) CONDITIONS TO STOCK SATISFACTION. The Paying Party's right to elect a Stock Satisfaction shall be subject to, and conditioned upon: (A) the expiration or early termination, prior to the date on which payment of the applicable Initial Termination Fee is due (the "Payment Date"), of all waiting periods, if any, under the HSR Act applicable to the transactions necessary to effect such Stock Satisfaction; (B) the effectiveness, on the Payment Date, of a registration statement covering the shares of Paying Party Common Stock to be issued in such Stock Satisfaction and the absence of any stop order with respect thereto, or, alternatively, the receipt of a registration rights agreement in form acceptable to the recipient of the applicable Initial Termination Fee;
       (C) the admission, prior to the Payment Date, of the shares of Paying Party Common Stock to listing or quotation on the applicable national securities exchange or national market system; (D) the absence, on the Payment Date, of any preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance; and (E) the receipt, prior to the Payment Date, of all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the transactions necessary to effect such Stock Satisfaction.

           (ii) PROCEDURE FOR STOCK SATISFACTION. In the event of a Stock Satisfaction, the Paying Party shall: (A) issue to the other party a number of shares of Paying Party Common Stock equal to the quotient obtained by dividing the applicable Initial Termination Fee by the average closing price of Paying Party Common Stock as reported on the applicable national securities exchange or national market system for the 20 days ending on the fifth trading day prior to the date hereof; (B) deliver to the other party a single certificate in definitive form representing the number of shares of Paying Party Common Stock registered in the name of the other party; and (C) pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates pursuant to a Stock Satisfaction.

           (iii) VOTING OF SHARES ISSUED PURSUANT TO A STOCK
       SATISFACTION. Until the earlier of the third anniversary of the Payment Date or the transfer of the Paying Party Common Stock by the initial recipient thereof to an unaffiliated third party, the holder of the Paying Party Common Stock shall vote and execute stockholder written consents with respect to such shares, on each matter submitted to the Paying Party's stockholders for a vote or action by stockholder written consent, for and against such matter in the same proportion(s) as the votes and consents of all other shareholders of the Paying Party (whether by proxy or otherwise).

        (e) As used in this Agreement, an "Alternative Transaction" involving a specified party to this Agreement means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act) other than 3Com, 3Com Delaware, USR or Sub, or any affiliate thereof, (a "Third Party") acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than twenty percent (20%) of the outstanding shares of such party's common stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving such party or any of its material Subsidiaries if, upon consummation of such merger, consolidation, share exchange or other business combination such Third Party owns or would own more than twenty percent (20%) of the outstanding equity securities of such party or any of its material Subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation, (iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of assets of such party or any of its material Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than twenty percent (20%) of the fair market value of all the consolidated assets of such party immediately prior to such transaction or series of transactions, or (iv) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of the Board of Directors of such party or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of such party.

        (f) In no event shall USR, 3Com or 3Com Delaware, as the case may be, be required to pay any termination fee to the other party if, immediately prior to the applicable termination of this Agreement, the party that would otherwise be entitled to receive such termination fee pursuant to Section
    8.3 was in material breach of any of its obligations under this Agreement.

        (g) If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

    Section 8.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of USR or the shareholders of 3Com, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.1  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time and the agreements of the Affiliates of USR delivered pursuant to Section 6.13. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

    Section 9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to 3Com, 3Com Delaware or Sub, to

        3Com Corporation
       5400 Bayfront Plaza
       Santa Clara, CA 95052-8145
       Attention: Mark Michael, General Counsel
       Facsimile No.: (408) 764-6434

        with a copy to:

        Gray Cary Ware & Freidenrich,
       A Professional Corporation
       400 Hamilton Avenue
       Palo Alto, CA 94301-1825
       Attention: J. Howard Clowes
       Facsimile No.: (415) 327-3699

    (b) if to USR, to:

        U.S. Robotics Corporation
       8100 North McCormick Boulevard
       Skokie, IL 60076
       Attention: George Vinyard
       Facsimile No.: (847) 982-9118

        with a copy to:

        Mayer, Brown & Platt
       190 South LaSalle Street
       Chicago, IL 60603-3441
       Attention: Richard Millard
       Facsimile No.: (312) 701-7711

    Section 9.3  INTERPRETATION.

        (a) When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrase "to the knowledge of" a party shall mean the actual knowledge of any of the executive officers of such party after due inquiry of those employees of the party who could reasonably be expected to have information relating to the subject matter of the representation. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless otherwise specified, shall be deemed to refer to February 26, 1997, and all representations made herein and in the Original Merger Agreement shall be deemed to be made as of February 26, 1997 (other than representations by or concerning 3Com Delaware, which shall be deemed to be made as of March 14, 1997), unless otherwise specified.

        (b) 3Com and USR hereby agree that the 3Com Stock Option Agreement and the USR Stock Option Agreement are amended as follows: (i) the recitals to each of the 3Com Stock Option

    Agreement and the USR Stock Option Agreement are deemed amended to reflect the revised structure of the Merger as set forth in this Agreement; (ii) references in each of the 3Com Stock Option Agreement and the USR Stock Option Agreement to the "Merger Agreement" shall be deemed to be references to this Agreement; and (iii) all references to "3Com" in the 3Com Stock Option Agreement and the USR Stock Option Agreement shall be deemed to refer to either 3Com or, if the 3Com Reincorporation Merger shall have become effective, 3Com Delaware, to the extent necessary to effectuate the purposes of such agreements.

        (c) The form of USR Stockholder Agreement attached as Exhibit B and the related form of 3Com Shareholder Agreement are deemed amended to reflect the revised structure of the Merger as set forth in this Agreement; all references therein to "3Com" shall be deemed to refer to either 3Com or, if the 3Com Reincorporation Merger shall become effective, 3Com Delaware, to the extent necessary to effectuate the purposes of such agreement; and to the extent requested by 3Com or 3Com Delaware, USR agrees, and to the extent requested by USR, 3Com and 3Com Delaware agree, to use reasonable efforts to cause an amendment to such agreements to be executed by the other parties thereto to reflect the foregoing.

        (d) The forms of Employment Agreement and Noncompete and Nonsolicitation Agreement attached as Exhibits C and D are deemed amended to reflect to revised structure of the Merger as set forth in this Agreement; all references therein to "3Com" shall be deemed to refer to either 3Com or, if the 3Com Reincorporation Merger shall have become effective, 3Com Delaware, to the extent necessary to effectuate the purposes of such agreements; and to the extent requested by 3Com or 3Com Delaware, USR agrees, and to the extent requested by USR, 3Com and 3Com Delaware agree, to use reasonable efforts to cause an amendment to such agreements to be executed by the other parties thereto to reflect the foregoing.

    Section 9.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 9.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.17 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 9.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules. Each party hereto irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to the party at the address specified in Section 9.2, shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of Delaware located in Wilmington, Delaware or the United States of America located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

    Section 9.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (other than by 3Com to 3Com Delaware pursuant to the 3Com Reincorporation Merger), and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    IN WITNESS WHEREOF, 3Com, Sub and USR have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


U.S. ROBOTICS CORPORATION               3Com CORPORATION

By:     /s/ JOHN MCCARTNEY              By:     /s/ JANICE M. ROBERTS


  ------------------------------------  ------------------------------------

Title: President                        Title: Senior Vice President,
                                               Marketing

3Com (DELAWARE) CORPORATION             TR ACQUISITIONS CORPORATION

By:     /s/ MARK D. MICHAEL             By:     /s/ JANICE M. ROBERTS


  ------------------------------------  ------------------------------------

Title:  President                       Title:  President

                                                                         ANNEX B

                          3COM STOCK OPTION AGREEMENT

    THIS 3Com STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of February 26, 1997 by and between U.S. Robotics Corporation, a Delaware corporation ("USR"), and 3Com Corporation, a California corporation ("3Com").

                                    RECITALS

    A. Concurrently with the execution and delivery of this Agreement, USR, 3Com, and TR Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com ("Sub"), are entering into an Agreement and Plan of Merger, dated as of February 26, 1997 (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Sub with and into USR in accordance with the laws of the State of Delaware (the "Merger"); and

    B. As a condition and inducement to 3Com's willingness to enter into the Merger Agreement, 3Com has requested that USR agree, and USR has agreed, to grant to 3Com an option to acquire certain shares of USR's authorized but unissued common stock, $.01 par value per share, together with any associated rights under the Rights Agreement dated as of May 9, 1996 between USR and Harris Trust and Savings Bank ("USR Common Stock"), on the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, to induce 3Com to enter into the Merger Agreement and in consideration of the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

    1. GRANT OF OPTION. USR hereby grants to 3Com an irrevocable option (the "USR Option") to purchase a number of shares of USR Common Stock equal to the Option Number (as defined in Section 2(d)), on the terms and subject to the conditions set forth below.

    2.  EXERCISE AND TERMINATION OF THE USR OPTION.

        (a) EXERCISE. The USR Option may be exercised by 3Com, in whole or in part, at any time or from time to time after the occurrence of an event which causes the USR Initial Termination Fee (as defined in the Merger Agreement) to become payable (a "Trigger Event") and prior to the termination of 3Com's right to exercise the USR Option by the terms of this Agreement. USR shall notify 3Com promptly in writing of the occurrence of any Trigger Event; however, such notice shall not be a condition to the right of 3Com to exercise the USR Option. Notwithstanding the foregoing, the USR Option may not be exercised if 3Com is in material breach of any of its material representations, warranties, covenants or agreements in this Agreement or the Merger Agreement.

        (b) EXERCISE PROCEDURE. In the event that 3Com wishes to exercise the USR Option, 3Com shall deliver to USR written notice (an "Exercise Notice") specifying the total number of shares of USR Common Stock that 3Com wishes to purchase. To the extent permitted by law and the Certificate of Incorporation of USR (the "USR Charter") and provided that the conditions set forth in Section 3 to USR's obligation to issue the shares of USR Common Stock to 3Com hereunder have been satisfied or waived, 3Com shall, upon delivery of the Exercise Notice and tender of the applicable aggregate Exercise Price, immediately be deemed to be the holder of record of the shares of USR Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of USR shall then be closed or that certificates representing such shares of USR Common Stock shall not theretofore have been delivered to 3Com. Each closing of a purchase of shares of USR Common Stock hereunder (a "Closing") shall occur at a place, on a date, and at a time designated by 3Com in an Exercise Notice delivered at least two (2) business days prior to the date of such Closing.

        (c) TERMINATION OF THE USR OPTION. 3Com's right to exercise the USR Option shall terminate upon the earliest to occur of: (i) the Effective Time of the Merger; (ii) the termination of the Merger Agreement other than under circumstances which also constitute a Trigger Event under this Agreement; or
    (iii) twelve (12) months following the receipt by 3Com of written notice from USR of the occurrence of a Trigger Event. Notwithstanding the foregoing, if the USR Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, the USR Option shall remain exercisable and shall not terminate until the earlier of (x) the date on which such impediment shall become final and not subject to appeal and (y) 5:00 p.m., Pacific Standard Time, on the tenth (10th) business day after such impediment shall have been removed. The rights of 3Com set forth in Sections 7 and 10 shall not terminate upon termination of 3Com's right to exercise the USR Option, but shall extend to the time provided in such sections. Notwithstanding the termination of the USR Option, 3Com shall be entitled to purchase the shares of USR Common Stock with respect to which 3Com had exercised the USR Option prior to such termination.

        (d) OPTION NUMBER. The Option Number shall initially be the number of shares equal to nineteen and nine-tenths percent (19.9%) of the total number of shares of USR Common Stock issued and outstanding as of the date of this Agreement, and shall be adjusted hereafter to reflect changes in USR's capitalization occurring after the date hereof in accordance with Section
    11. Notwithstanding any other provision of this Agreement, in no event shall the Option Number exceed nineteen and nine-tenths percent (19.9%) of the total number of shares of USR Common Stock issued and outstanding as of the date of this Agreement, adjusted in accordance with Section 11.

        (e) EXERCISE PRICE. The purchase price per share of USR Common Stock pursuant to the USR Option (the "Exercise Price") shall be payable, at 3Com's election, in cash (a "Cash Exercise") or in shares (a "Stock Exercise") of 3Com common stock, $.01 par value per share ("3Com Common Stock"). The Exercise Price, (i) in the case of a Cash Exercise, shall be a cash amount equal to the product of the Exchange Ratio (as defined in the Merger Agreement) and the average of the last sale prices of 3Com Common Stock on the ten (10) trading days immediately prior to the announcement of the Merger (the "Cash Exercise Price"), and (ii) in the case of a Stock Exercise, shall be a number of shares (or fraction of a share) of 3Com Common Stock equal to the Exchange Ratio (the "Stock Exercise Price"), subject in each case to adjustment pursuant to Section 11.

        (f) CERTAIN LIMITATIONS. In the event 3Com would receive Net Proceeds (as defined below) of more than one hundred million dollars ($100,000,000) in connection with the sale or other disposition of the shares of USR Common Stock acquired pursuant to the USR Option (other than a sale of such shares to USR pursuant to Section 7), all Net Proceeds in excess of such amount shall be remitted to USR promptly upon receipt. "Net Proceeds" shall mean the aggregate proceeds of such sale or disposition in excess of the product of the Exercise Price multiplied by the number of shares of USR Common Stock included in such sale or disposition. Notwithstanding anything in this Agreement or in the Merger Agreement to the contrary, the maximum aggregate amount payable by USR to 3Com and its affiliates pursuant to Section 7 of this Agreement and the provisions of Section 8.3(b) of the Merger Agreement shall not exceed the sum of one hundred fifty million dollars ($150,000,000) plus expenses pursuant to Section 8.3(b) of the Merger Agreement plus, in the case of payments pursuant to Sections 7(a)(ii) and 7(b)(ii) of this Agreement, the aggregate Exercise Price for the shares of USR Common Stock repurchased by USR from 3Com pursuant to Section 7 of this Agreement, it being understood that the limitation contained in this sentence shall not limit the amounts receivable by 3Com from persons other than USR, including without limitation amounts receivable pursuant to a tender offer or other sale.

    3. CONDITIONS TO CLOSING. The obligation of USR to issue the shares of USR Common Stock to 3Com hereunder is subject to the conditions that (a) all waiting periods, if any, under the Hart Scott Rodino Antitrust Improvements Act of 1975, as amended (the "HSR Act"), applicable to the issuance of the shares of USR Common Stock by USR and the acquisition of such shares by 3Com hereunder (and, in the case of a Stock Exercise, the issuance of shares of 3Com Common Stock by 3Com and the acquisition of such shares by USR) shall have expired or have been terminated; (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; and (c) all consents, approvals, orders, authorizations and permits of any federal, state, local or foreign governmental authority, if any, required in connection with the issuance of the shares of USR Common Stock and the acquisition of such shares by 3Com hereunder (and, in the case of a Stock Exercise, the issuance of shares of 3Com Common Stock and the acquisition of such shares by USR) shall have been obtained.

    4.  CLOSING.  At any Closing:

        (a) USR shall deliver to 3Com or its designee a single certificate in definitive form representing the number of shares of USR Common Stock designated by 3Com in its Exercise Notice, such certificate to be registered in the name of 3Com and to bear the legend set forth in Section 12;

        (b) 3Com shall deliver to USR the aggregate Exercise Price for the shares of USR Common Stock so designated and being purchased by (i) wire transfer of immediately available funds to the account or accounts specified in writing by USR (in the case of a Cash Exercise), or (ii) subject to the satisfaction of applicable conditions, delivery of a certificate or certificates representing the number of shares of 3Com Common Stock being issued by 3Com in consideration thereof (in the case of a Stock Exercise);

        (c) USR shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4; and

        (d) USR shall cause the shares of USR Common Stock being delivered at the Closing to be approved for quotation on The Nasdaq National Market and shall pay all expenses in connection with the application for approval of such quotation.

    5. REPRESENTATIONS AND WARRANTIES OF USR. USR represents and warrants to 3Com that:

        (a) USR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

        (b) the execution and delivery of this Agreement by USR and the consummation by USR of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of USR and no other corporate proceedings on the part of USR and no action of USR stockholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by USR, and, assuming the due authorization, execution and delivery hereof by 3Com and the receipt of all required governmental approvals, constitutes the valid and binding obligation of USR, enforceable against USR in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought;

        (c) USR has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the USR Option, and at all times from the date hereof through the expiration of the USR Option will have reserved, a number of authorized and unissued shares of USR Common Stock not less than the Option Number, such amount being subject to adjustment as provided in Section 11, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable;

        (d) the shares of USR Common Stock issued to 3Com upon the exercise of the USR Option will be, upon delivery thereof to 3Com, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

        (e) the execution and delivery of this Agreement by USR does not, and, subject to compliance with applicable law, the consummation by USR of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such violation, conflict, breach, default, termination, acceleration, right of termination, cancellation or acceleration, loss, or creation, a "Violation") of USR or any of its subsidiaries, pursuant to (i) any provision of the USR Charter or the Bylaws of USR, (ii) any provision of any material loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (a "Material Contract") of USR or any of its subsidiaries or to which any of them is a party or by which any of them or their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to USR or any of its subsidiaries or any of their properties or assets;

        (f) the execution and delivery of this Agreement by USR does not, and (except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Sections 10(e), (f) and (j)) the performance of this Agreement by USR and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority;

        (g) none of USR or any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of USR to any person under circumstances that would cause the issuance and sale of shares of USR Common Stock hereunder to be subject to the registration requirements of the Securities Act as in effect on the date hereof, and, assuming the representations and warranties of 3Com contained in Section 6(g) are true and correct, the issuance, sale and delivery of the shares of USR Common Stock hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof, and USR shall not take any action which would cause the issuance, sale, and delivery of shares of USR Common Stock hereunder not to be exempt from such requirements; and

        (h) any shares of 3Com Common Stock acquired by USR pursuant to this Agreement will be acquired for USR's own account, for investment purposes only, and will not be acquired by USR with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

    6. REPRESENTATIONS AND WARRANTIES OF 3COM. 3Com represents and warrants to USR that:

        (a) 3Com is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

        (b) except as set forth in Section 6(c), the execution and delivery of this Agreement by 3Com and the consummation by 3Com of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of 3Com, and no other corporate proceedings on the part of 3Com and no action of its shareholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by 3Com and, assuming the due authorization, execution and delivery hereof by USR and the receipt of all required governmental approvals, constitutes the valid and binding obligation of 3Com, enforceable against 3Com in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought;

        (c) prior to any delivery of shares of 3Com Common Stock in consideration of the purchase of shares of USR Common Stock pursuant hereto, 3Com will have taken all necessary corporate action to authorize for issuance and to permit it to issue such shares of 3Com Common Stock, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable;

        (d) the shares of 3Com Common Stock (if any) issued to USR in consideration of the purchase of shares of USR Common Stock pursuant hereto will be, upon delivery thereof to USR, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

        (e) the execution and delivery of this Agreement by 3Com does not, and the consummation by 3Com of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in any Violation by 3Com or any of its subsidiaries, pursuant to (i) any provision of the Articles of Incorporation or Bylaws of 3Com, (ii) any Material Contract of 3Com or any of its subsidiaries or to which any of them is a party or by which any of them or any of their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to 3Com or its properties or assets, which Violation, in the case of each of clauses (ii) or (iii), would have an 3Com Material Adverse Effect;

        (f) the execution and delivery of this Agreement by 3Com does not, and (except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Sections 10(e), (f) and (j)) the performance of this Agreement by 3Com and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority; and

        (g) any shares of USR Common Stock acquired by 3Com upon exercise of the USR Option will be acquired for 3Com's own account, for investment purposes only and will not be, and the USR Option is not being, acquired by 3Com with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act.

    7.  CERTAIN REPURCHASES.

        (a) 3COM "PUT". Subject to the limitations set forth in Section 2(f), upon written notice to USR by 3Com (the "Repurchase Notice"):

           (i) at any time during which the USR Option is exercisable pursuant to Section 2 (the "Repurchase Period"), USR and its successors in interest shall repurchase from 3Com all or any portion of the USR Option, as specified by 3Com, at the Option Repurchase Price set forth in Section 7(b)(i); and

           (ii) at any time prior to the Expiration Date (as defined in Section
       8), USR and its successors in interest shall repurchase from 3Com all or any portion of the shares of USR Common Stock purchased by 3Com pursuant to the USR Option, as specified by 3Com, at the Share Repurchase Price set forth in Section 7(b)(ii).

        (b) CERTAIN DEFINITIONS. For purposes of this Section 7, the following definitions shall apply:

           (i) OPTION REPURCHASE PRICE.  "Option Repurchase Price" shall mean
       (A) the difference between the Option Repurchase Market/Offer Price (as defined below) for shares of USR Common Stock as of the date of the applicable Repurchase Notice and the Exercise Price, multiplied by (B) the number of shares of USR Common Stock purchasable pursuant to the USR Option or the portion thereof covered by the applicable Repurchase Notice, but only if the

       Option Repurchase Market/Offer Price is greater than the Exercise Price. "Option Repurchase Market/Offer Price" shall mean, as of any date, the higher of (X) the highest price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a business combination offer involving USR or any of its material subsidiaries as the target party which was made prior to such date and not terminated or withdrawn as of such date, and (Y) the Fair Market Value (as defined in Section 7(b)(iii)) of USR Common Stock as of such date.

           (ii) SHARE REPURCHASE PRICE. "Share Repurchase Price" shall mean the product of (A) the sum of (I) the Exercise Price paid by 3Com per share of USR Common Stock acquired pursuant to the USR Option and (II) if the Share Repurchase Market/Offer Price (as defined below) is greater than the Exercise Price, the difference between the Share Repurchase Market/Offer Price and the Exercise Price, and (B) the number of shares of USR Common Stock to be repurchased pursuant to this Section 7. "Share Repurchase Market/Offer Price" shall mean, as of any date, the higher of
       (X) the highest price per share offered pursuant to a tender or exchange offer or other business combination offer involving USR as the target party during the Repurchase Period prior to the delivery by 3Com of a notice of repurchase, and (Y) the Fair Market Value (as defined in Section 7(b)(iii)) of USR Common Stock as of such date.

           (iii) FAIR MARKET VALUE. As used in this Agreement, "Fair Market Value" shall mean, with respect to any security, the per share average of the last sale prices on The Nasdaq National Market (or such other national stock exchange or national market system as shall then be the primary trading market for such security) for the ten (10) trading days immediately preceding the applicable date.

        (c) REDELIVERY OF SHARES OF 3COM COMMON STOCK. In USR's discretion or if specified by 3Com in the Repurchase Notice, all or a portion of the Share Repurchase Price shall be paid by USR in shares of 3Com Common Stock, by redelivery to 3Com of the shares of 3Com Common Stock (and the certificate(s) representing such shares) previously delivered by 3Com to USR pursuant to a Stock Exercise. For purposes of this Section 7(c), each share of 3Com Common Stock redelivered to 3Com shall be valued at the Fair Market Value thereof. If fewer than all of the shares of USR Common Stock purchased by 3Com pursuant to a Stock Exercise are to be repurchased by USR pursuant to Section 7(a)(ii), 3Com shall issue to USR new certificates representing those shares of 3Com Common Stock which are not due to be redelivered to 3Com pursuant to this Section 7(c) to the extent that excess shares of 3Com Common Stock are included in the certificates redelivered to 3Com by USR. All shares of 3Com Common Stock redelivered to 3Com hereunder shall be free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

        (d) PAYMENT AND REDELIVERY OF USR OPTIONS OR SHARES. In the event that 3Com exercises its rights under this Section 7, USR shall, within ten (10) business days thereafter, pay the required amount to 3Com in immediately available funds and 3Com shall surrender to USR the USR Option or the certificate or certificates evidencing the shares of USR Common Stock purchased by 3Com pursuant hereto, and 3Com shall warrant that it has sole beneficial ownership of the USR Option or such shares and that the USR Option or such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

        (e) REPURCHASE PRICE REDUCED AT 3COM'S OPTION. In the event that payment of the repurchase price specified in Section 7(a) would subject the repurchase of the USR Option or the shares of USR Common Stock purchased by 3Com pursuant to the USR Option to a vote of the stockholders of USR pursuant to applicable law, regulations, or requirements of a national securities exchange or national market system or the USR Charter, then 3Com may, at its election, reduce the repurchase price or the number of shares covered by the 3Com repurchase request to an amount which would permit such repurchase without the necessity for such a vote.

        (f)  REPURCHASE AT THE ELECTION OF USR.

           (i) Except to the extent that 3Com shall have previously exercised its rights under Section 7(a), at the request of USR during the six-month period immediately following the Repurchase Period, USR may repurchase from 3Com, and 3Com shall sell to USR, all (but not less than all) the shares of USR Common Stock acquired by 3Com pursuant hereto and with respect to which 3Com has beneficial ownership at the time of such repurchase, at a price equal to the sum of (A) the greater of (I) one hundred ten percent (110%) of the Current Market Price (as defined in Section 7(f)(iii)) or (II) the sum of (X) the Purchase Price in respect of the shares so acquired plus (Y) 3Com's Pre-Tax Carrying Cost (as defined in Section 7(f)(iii)), multiplied in either case by the number of shares so acquired, and (B) the amount of the documented out-of-pocket expenses (to the extent not previously reimbursed or compensated for pursuant hereto or pursuant to the Merger Agreement) incurred by 3Com in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees (the "Section 7(f) Repurchase Consideration"); provided, that USR's rights under this
       Section 7(f) shall be suspended (with any such rights being extended accordingly) during any period when the exercise of such rights would subject 3Com to liability or disgorgement of profits pursuant to Section 16(b) of the Exchange Act.

           (ii) If USR exercises its rights under this Section 7(f), USR shall, within ten (10) business days pay the Section 7(f) Repurchase Consideration in immediately available funds and 3Com shall surrender to USR certificates evidencing the shares of USR Common Stock purchased hereunder with respect to which 3Com then has beneficial ownership, and 3Com shall warrant that it has sole beneficial ownership of such shares and that all such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

           (iii) As used in Section 7(f)(i), (A) "Current Market Price" shall mean the average of the last sale prices per share of USR Common Stock on The Nasdaq National Market for the ten (10) trading days immediately preceding the date of USR's request for repurchase pursuant to this
       Section 7(f), and (B) "Pre-Tax Carrying Cost" shall mean an amount equal to the interest on the aggregate purchase price paid by 3Com for the shares of USR Common Stock purchased pursuant to the USR Option from the date of purchase to the date of repurchase at the rate of interest announced by Citibank, N.A. as its prime or base lending or reference rate during such period, less any dividends received on the shares so purchased, divided by the number of shares so purchased.

    8. VOTING OF SHARES. Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expiration Date"), (a) each party shall vote any shares of capital stock of the other party acquired by such party pursuant to this Agreement ("Restricted Shares"), including any shares of 3Com Common Stock issued pursuant to a Stock Exercise, or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by such party, on each matter submitted to a vote of the stockholders of such other party for and against such matter in the same proportion as all other shares of the same class of capital stock of such other party are voted (whether by proxy or otherwise) for and against such matter, and (b) each party shall execute written consents with respect to the Restricted Shares in the same proportion as written consents are executed by other holders of such class of capital stock. Before acquiring any Restricted Shares hereunder, 3Com shall execute and deliver a proxy to USR authorizing USR to vote and execute written consents with respect to all Restricted Shares acquired by 3Com hereunder, and before acquiring any Restricted Shares in payment therefor, USR shall execute and deliver a proxy to 3Com authorizing 3Com to vote and execute written consents with respect to all Restricted Shares acquired by USR hereunder, in each case in accordance with the provisions of this Section 8.

    9.  RESTRICTIONS ON TRANSFER.

        (a) RESTRICTIONS ON TRANSFER. Prior to the Expiration Date, neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by such party, other than (i) pursuant to Section 7, or
    (ii) in accordance with Sections 9(b), 9(c) or 10.

        (b) PERMITTED SALES. Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the holders of common stock of the other party, by a majority of the members of the Board of Directors of such other party.

        (c) USR'S RIGHT OF FIRST REFUSAL. At any time after the first occurrence of a Trigger Event and prior to the expiration of twenty-four
    (24) months immediately following the first purchase of shares of USR Common Stock pursuant to the USR Option, if 3Com shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of USR Common Stock or other securities acquired by it pursuant to the USR Option, it shall give USR written notice of the proposed transaction (a "3Com Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. A 3Com Offer Notice shall be deemed an offer by 3Com to USR, which may be accepted within five (5) business days of the receipt of such 3Com Offer Notice, on the same terms and conditions and at the same price at which 3Com is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by USR shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to 3Com in immediately available funds. In the event of the failure or refusal of USR to purchase all the shares or other securities covered by a 3Com Offer Notice, 3Com may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the 3Com Offer Notice; provided that the provisions of this sentence shall not limit the rights 3Com may otherwise have in the event USR has accepted the offer contained in the 3Com Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 9(c) shall not apply to
    (i) any disposition as a result of which the proposed transferee would own beneficially not more than three percent (3%) of the outstanding voting power of USR, (ii) any disposition of USR Common Stock or other securities by a person to whom 3Com has assigned its rights under the USR Option with the consent of USR, (iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of 3Com which agrees in writing to be bound by the terms hereof.

        (d) 3COM'S RIGHT OF FIRST REFUSAL. At any time after the first occurrence of a Trigger Event and prior to the expiration of twenty-four
    (24) months immediately following the first transfer of shares of 3Com Common Stock from 3Com to USR in connection with a Stock Exercise of the USR Option, if USR shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of 3Com Common Stock or other securities acquired by it pursuant to a Stock Exercise of the USR Option by 3Com, it shall give 3Com written notice of the proposed transaction (a "USR Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. A USR Offer Notice shall be deemed an offer by USR to 3Com, which may be accepted within five (5) business days of the receipt of such USR Offer Notice, on the same terms and conditions and at the same price at which USR is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by 3Com shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to USR in immediately available funds. In the event of the failure or refusal of 3Com to purchase all the shares or other securities covered by a USR Offer Notice, USR may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the USR Offer Notice; provided that the provisions of this sentence shall not limit the rights USR may otherwise have in the event 3Com has accepted the offer contained in the USR Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 9(d) shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than three percent (3%) of the outstanding voting power of 3Com, (ii) any sale by means of a public offering registered under the Securities Act, or (iii) any transfer to a wholly-owned subsidiary of USR which agrees in writing to be bound by the terms hereof.

    10.  REGISTRATION RIGHTS.

        (a) Following the termination of the Merger Agreement, either party hereto that owns Restricted Shares (a "Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering, in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any "group" as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than three percent (3%) of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering").

        (b) The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering, and (ii) the manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities to the public in a Permitted Offering within one hundred twenty (120) days at a per share price equal to at least eighty percent (80%) of the then Fair Market Value of such shares.

        (c) The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Holder within five (5) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares.

        (d) Any purchase of Registrable Securities by the Registrant (or its designee) under Section 10(c) shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within twenty (20) business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

        (e)  If the Registrant does not elect to exercise its option pursuant to
    Section 10(c) with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to demand more than an aggregate of two (2) effective registration statements hereunder, and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed forty (40) days after such request in the case of clause (A) below or ninety (90) days after such request in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would be required to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Registrant or any of its material subsidiaries and that such transaction is material to the Registrant and its subsidiaries taken as a whole. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within one hundred twenty (120) days after the effectiveness of the initial registration statement, the provisions of this Section 10 shall again be applicable to any proposed registration.

        (f) The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

        (g) The registration rights set forth in this Section 10 are subject to the condition that the Holder shall provide the Registrant with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

        (h) A registration effected under this Section 10 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

        (i) In connection with any registration effected under this Section 10, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the Manager deems it necessary, participating in road-show presentations).

        (j) The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 10 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

    11.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

        (a) Without limiting any restriction on USR contained in this Agreement or in the Merger Agreement, in the event of any change in USR Common Stock by reason of any stock dividend, stock split, merger (other than the Merger), recapitalization, combination, exchange of shares or any similar transaction, the type and number of shares or securities subject to the USR Option, and the Exercise Price per share provided herein, shall be adjusted appropriately and proper provision shall be made in the agreements governing such transaction so that 3Com shall receive, upon exercise of the USR Option, the number and class of securities or property that 3Com would have received in respect of the shares of USR Common Stock issuable to 3Com if the USR Option had been exercised immediately prior to such event or the record date therefor, as applicable.

        (b) In the event that USR shall enter into an agreement: (i) to consolidate with or merge into any person, other than 3Com or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than 3Com or one of its subsidiaries, to merge into USR and USR shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of USR Common Stock shall be changed into or exchanged for stock or other securities of USR or any other person or cash or any other property; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than 3Com or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of such transaction and upon the subsequent exercise of the USR Option, 3Com shall be entitled to receive, for each share of USR Common Stock with respect to which the USR Option has not theretofore been exercised, an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of USR Common Stock (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of USR Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the USR Option would have the same election or similar rights as would the holder of the number of shares of USR Common Stock for which the USR Option is then exercisable).

    12. RESTRICTIVE LEGENDS. Each certificate representing shares of USR Common Stock issued to 3Com hereunder, and shares of 3Com Common Stock, if any, delivered to USR pursuant to a Stock Exercise, shall include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE 3COM STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 26, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if 3Com or USR, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act or such laws; (ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

    13. BINDING EFFECT; NO ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party, and any such attempted assignment in violation of this Agreement shall be void and of no force or effect. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever. Any Restricted Shares sold by a party in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this

Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

    14. SPECIFIC PERFORMANCE. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, whether at law or in equity, the other party shall be entitled to an injunction to prevent or restrain any violation or threatened violation of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in any court of the State of Delaware or of the United States of America located in the State of Delaware. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Each party hereto irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to U.S. Robotics Corporation at 8100 North McCormick Blvd., Skokie, Illinois 60076, Attention:
George Vinyard, General Counsel, or to 3Com Corporation at 5400 Bayfront Plaza, Santa Clara, California 95052-8145, Attention: Mark Michael, General Counsel, shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or of the United States of America located in Wilmington, Delaware, and hereby further irrevocable and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

    15.  VALIDITY.

        (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

        (b) In the event any court or other governmental or regulatory authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

        (c) If for any reason any such court or other governmental or regulatory authority determines that 3Com is not permitted to acquire, or USR is not permitted to repurchase pursuant to Section 7, the full number of shares of USR Common Stock provided in this Agreement (as the same may be adjusted), it is the express intention of USR to allow 3Com to acquire or to require USR to repurchase such lesser number of shares as may be permissible without any other amendment or modification hereof.

        (d) Each party agrees that, should any court or other governmental or regulatory authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

    16. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

    If to 3Com, to:

    By Mail, Overnight Courier or Hand:

    3Com Corporation
    5400 Bayfront Plaza
    Santa Clara, CA 95052-8145
    Attention: Mark Michael, General Counsel

    By Fax:

    3Com Corporation
    408/764-6434
    Attention: Mark Michael, General Counsel

    with a copy to:

    Gray Cary Ware & Freidenrich
    400 Hamilton Avenue
    Palo Alto, CA 94302
    Fax: 415/327-3699
    Attention: J. Howard Clowes & Rod J. Howard

    If to USR, to:

    By Mail, Overnight Courier or Hand:

    U.S. Robotics Corporation
    8100 North McCormick Blvd.
    Skokie, IL 60076-2999
    Attention: George Vinyard, General Counsel

    By Fax:

    U.S. Robotics Corporation
    847/982-9118
    Attention: George Vinyard, General Counsel

    with a copy to:

    Mayer Brown & Platt
    190 South LaSalle Street
    Chicago, IL 60603-3441
    Fax: 312/701-7711
    Attention: Richard S. Millard

    17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles.

    18. INTERPRETATION. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of the Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense. The words "herein," "hereby," "hereof," "hereto," "hereunder" and words of similar import refer to this Agreement.

    19. COUNTERPARTS; EFFECT. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    20. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    21. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

    22. EXTENSION OF TIME PERIODS. The time periods for exercises of certain rights hereunder shall be extended (but in no event by more than six (6) months): (a) to the extent necessary to obtain all governmental approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (b) to the extent necessary to avoid any liability or disgorgement of profits under Section 16(b) of the Exchange Act by reason of such exercise.

    23. FURTHER ASSURANCE. Each party agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                U.S. ROBOTICS CORPORATION

                                By:  /s/ CASEY COWELL
                                     ------------------------------------------
                                Name: Casey Cowell
                                Title:  Chairman

                                3Com CORPORATION

                                By:  /s/ JANICE M. ROBERTS
                                     ------------------------------------------
                                Name: Janice M. Roberts
                                Title:  Senior Vice President, Marketing

                                                                         ANNEX C

                           USR STOCK OPTION AGREEMENT

    THIS USR STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of February 26, 1997 by and between 3Com Corporation, a California corporation ("3Com"), and U.S. Robotics Corporation, a Delaware corporation ("USR").

                                    RECITALS

    A. Concurrently with the execution and delivery of this Agreement, 3Com, USR, and TR Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com ("Sub"), are entering into an Agreement and Plan of Merger, dated as of February 26, 1997 (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Sub with and into USR in accordance with the laws of the State of Delaware (the "Merger"); and

    B. As a condition and inducement to USR's willingness to enter into the Merger Agreement, USR has requested that 3Com agree, and 3Com has agreed, to grant to USR an option to acquire certain shares of 3Com's authorized but unissued common stock, par value $.01 per share, together with any associated rights under the Amended and Restated Rights Agreement dated as of December 21, 1994 between 3Com and The First National Bank of Boston ("3Com Common Stock"), on the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, to induce USR to enter into the Merger Agreement and in consideration of the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

    1. GRANT OF OPTION. 3Com hereby grants to USR an irrevocable option (the "3Com Option") to purchase a number of shares of 3Com Common Stock equal to the Option Number (as defined in Section 2(d)), on the terms and subject to the conditions set forth below.

    2.  EXERCISE AND TERMINATION OF THE 3COM OPTION.

        (a) EXERCISE. The 3Com Option may be exercised by USR, in whole or in part, at any time or from time to time after the occurrence of an event which causes the 3Com Initial Termination Fee (as defined in the Merger Agreement) to become payable (a "Trigger Event") and prior to the termination of USR's right to exercise the 3Com Option by the terms of this Agreement. 3Com shall notify USR promptly in writing of the occurrence of any Trigger Event; however, such notice shall not be a condition to the right of USR to exercise the 3Com Option. Notwithstanding the foregoing, the 3Com Option may not be exercised if USR is in material breach of any of its material representations, warranties, covenants or agreements in this Agreement or the Merger Agreement.

        (b) EXERCISE PROCEDURE. In the event that USR wishes to exercise the 3Com Option, USR shall deliver to 3Com written notice (an "Exercise Notice") specifying the total number of shares of 3Com Common Stock that USR wishes to purchase. To the extent permitted by law and the Amended and Restated Articles of Incorporation of 3Com (the "3Com Charter") and provided that the conditions set forth in Section 3 to 3Com's obligation to issue the shares of 3Com Common Stock to USR hereunder have been satisfied or waived, USR shall, upon delivery of the Exercise Notice and tender of the applicable aggregate Exercise Price, immediately be deemed to be the holder of record of the shares of 3Com Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of 3Com shall then be closed or that certificates representing such shares of 3Com Common Stock shall not theretofore have been delivered to USR. Each closing of a purchase of shares of 3Com Common Stock hereunder (a "Closing") shall occur at a place, on a date, and at a time designated by USR in an Exercise Notice delivered at least two (2) business days prior to the date of such Closing.

        (c) TERMINATION OF THE 3COM OPTION. USR's right to exercise the 3Com Option shall terminate upon the earliest to occur of: (i) the Effective Time of the Merger; (ii) the termination of the Merger Agreement other than under circumstances which also constitute a Trigger Event under this Agreement; or
    (iii) twelve (12) months following the receipt by USR of written notice from 3Com of the occurrence of a Trigger Event. Notwithstanding the foregoing, if the 3Com Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, the 3Com Option shall remain exercisable and shall not terminate until the earlier of (x) the date on which such impediment shall become final and not subject to appeal and (y) 5:00 p.m., Pacific Standard Time, on the tenth (10th) business day after such impediment shall have been removed. The rights of USR set forth in Sections 7 and 10 shall not terminate upon termination of USR's right to exercise the 3Com Option, but shall extend to the time provided in such sections. Notwithstanding the termination of the 3Com Option, USR shall be entitled to purchase the shares of 3Com Common Stock with respect to which USR had exercised the 3Com Option prior to such termination.

        (d) OPTION NUMBER. The Option Number shall initially be the number of shares equal to nineteen and nine-tenths percent (19.9%) of the total number of shares of 3Com Common Stock issued and outstanding as of the date of this Agreement, and shall be adjusted hereafter to reflect changes in 3Com's capitalization occurring after the date hereof in accordance with Section
    11. Notwithstanding any other provision of this Agreement, in no event shall the Option Number exceed nineteen and nine-tenths percent (19.9%) of the total number of shares of 3Com Common Stock issued and outstanding as of the date of this Agreement, adjusted in accordance with Section 11.

        (e) EXERCISE PRICE. The purchase price per share of 3Com Common Stock pursuant to the 3Com Option (the "Exercise Price") shall be payable, at USR's election, in cash (a "Cash Exercise") or in shares (a "Stock Exercise") of USR common stock, $.01 par value per share ("USR Common Stock"). The Exercise Price, (i) in the case of a Cash Exercise, shall be a cash amount equal to the average of the last sale prices of 3Com Common Stock on the ten (10) trading days immediately prior to the announcement of the Merger (the "Cash Exercise Price"), and (ii) in the case of a Stock Exercise, shall be a number of shares (or fraction of a share) of USR Common Stock with a value (based on the average of the last sale prices of USR Common Stock on the ten (10) trading days immediately prior to the applicable Closing) equal to the Cash Exercise Price (the "Stock Exercise Price").

        (f) CERTAIN LIMITATIONS. In the event USR would receive Net Proceeds (as defined below) of more than one hundred million dollars ($100,000,000) in connection with the sale or other disposition of the shares of 3Com Common Stock acquired pursuant to the 3Com Option (other than a sale of such shares to 3Com pursuant to Section 7), all Net Proceeds in excess of such amount shall be remitted to 3Com promptly upon receipt. "Net Proceeds" shall mean the aggregate proceeds of such sale or disposition in excess of the product of the Exercise Price multiplied by the number of shares of 3Com Common Stock included in such sale or disposition. Notwithstanding anything in this Agreement or in the Merger Agreement to the contrary, the maximum aggregate amount payable by 3Com to USR and its affiliates pursuant to
    Section 7 of this Agreement and the provisions of Section 8.3(c) of the Merger Agreement shall not exceed the sum of one hundred fifty million dollars ($150,000,000) plus expenses pursuant to Section 8.3(c) of the Merger Agreement plus, in the case of payments pursuant to Sections 7(a)(ii) and 7(b)(ii) of this Agreement, the aggregate Exercise Price for the shares of 3Com Common Stock repurchased by 3Com from USR pursuant to Section 7 of this Agreement, it being understood that the limitation contained in this sentence shall not limit the amounts receivable by USR from persons other than 3Com, including without limitation amounts receivable pursuant to a tender offer or other sale.

    3. CONDITIONS TO CLOSING. The obligation of 3Com to issue the shares of 3Com Common Stock to USR hereunder is subject to the conditions that (a) all waiting periods, if any, under the Hart Scott Rodino Antitrust Improvements Act of 1975, as amended (the "HSR Act"), applicable to the issuance of the shares of 3Com Common Stock by 3Com and the acquisition of such shares by USR hereunder (and, in the case of a Stock Exercise, the issuance of shares of USR Common Stock by USR and the acquisition of such shares by 3Com) shall have expired or have been terminated; (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; and (c) all consents, approvals, orders, authorizations and permits of any federal, state, local or foreign governmental authority, if any, required in connection with the issuance of the shares of 3Com Common Stock and the acquisition of such shares by USR hereunder (and, in the case of a Stock Exercise, the issuance of shares of USR Common Stock and the acquisition of such shares by 3Com) shall have been obtained.

    4.  CLOSING.  At any Closing:

        (a) 3Com shall deliver to USR or its designee a single certificate in definitive form representing the number of shares of 3Com Common Stock designated by USR in its Exercise Notice, such certificate to be registered in the name of USR and to bear the legend set forth in Section 12;

        (b) USR shall deliver to 3Com the aggregate Exercise Price for the shares of 3Com Common Stock so designated and being purchased by (i) wire transfer of immediately available funds to the account or accounts specified in writing by 3Com (in the case of a Cash Exercise), or (ii) subject to the satisfaction of applicable conditions, delivery of a certificate or certificates representing the number of shares of USR Common Stock being issued by USR in consideration thereof (in the case of a Stock Exercise);

        (c) 3Com shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4; and

        (d) 3Com shall cause the shares of 3Com Common Stock being delivered at the Closing to be approved for quotation on The Nasdaq National Market and shall pay all expenses in connection with the application for approval of such quotation.

    5. REPRESENTATIONS AND WARRANTIES OF 3COM. 3Com represents and warrants to USR that:

        (a) 3Com is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

        (b) the execution and delivery of this Agreement by 3Com and the consummation by 3Com of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of 3Com and no other corporate proceedings on the part of 3Com and no action of 3Com shareholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by 3Com, and, assuming the due authorization, execution and delivery hereof by USR and the receipt of all required governmental approvals, constitutes the valid and binding obligation of 3Com, enforceable against 3Com in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought;

        (c) 3Com has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the 3Com Option, and at all times from the date hereof through the expiration of the 3Com Option will have reserved, a number of authorized and unissued shares of 3Com Common Stock not less than the Option Number, such amount being subject to adjustment as provided in Section 11, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable;

        (d) the shares of 3Com Common Stock issued to USR upon the exercise of the 3Com Option will be, upon delivery thereof to USR, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

        (e) the execution and delivery of this Agreement by 3Com does not, and, subject to compliance with applicable law, the consummation by 3Com of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such violation, conflict, breach, default, termination, acceleration, right of termination, cancellation or acceleration, loss, or creation, a "Violation") of 3Com or any of its subsidiaries, pursuant to (i) any provision of the 3Com Charter or the Bylaws of 3Com, (ii) any provision of any material loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (a "Material Contract") of 3Com or any of its subsidiaries or to which any of them is a party or by which any of them or their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to 3Com or any of its subsidiaries or any of their properties or assets;

        (f) the execution and delivery of this Agreement by 3Com does not, and (except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Sections 10(e), (f) and (j)) the performance of this Agreement by 3Com and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority;

        (g) none of 3Com or any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of 3Com to any person under circumstances that would cause the issuance and sale of shares of 3Com Common Stock hereunder to be subject to the registration requirements of the Securities Act as in effect on the date hereof, and, assuming the representations and warranties of USR contained in Section 6(g) are true and correct, the issuance, sale and delivery of the shares of 3Com Common Stock hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof, and 3Com shall not take any action which would cause the issuance, sale, and delivery of shares of 3Com Common Stock hereunder not to be exempt from such requirements; and

        (h) any shares of USR Common Stock acquired by 3Com pursuant to this Agreement will be acquired for 3Com's own account, for investment purposes only, and will not be acquired by 3Com with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

    6. REPRESENTATIONS AND WARRANTIES OF USR. USR represents and warrants to 3Com that:

        (a) USR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

        (b) except as set forth in Section 6(c), the execution and delivery of this Agreement by USR and the consummation by USR of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of USR, and no other corporate proceedings on the part of USR and no action of its stockholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by USR and, assuming the due authorization, execution and delivery hereof by 3Com and the receipt of all required governmental approvals, constitutes the valid and binding obligation of USR, enforceable against USR in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought;

        (c) prior to any delivery of shares of USR Common Stock in consideration of the purchase of shares of 3Com Common Stock pursuant hereto, USR will have taken all necessary corporate action to authorize for issuance and to permit it to issue such shares of USR Common Stock, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable;

        (d) the shares of USR Common Stock (if any) issued to 3Com in consideration of the purchase of shares of 3Com Common Stock pursuant hereto will be, upon delivery thereof to 3Com, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

        (e) the execution and delivery of this Agreement by USR does not, and the consummation by USR of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in any Violation by USR or any of its subsidiaries, pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of USR, (ii) any Material Contract of USR or any of its subsidiaries or to which any of them is a party or by which any of them or any of their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to USR or its properties or assets, which Violation, in the case of each of clauses (ii) or (iii), would have an USR Material Adverse Effect;

        (f) the execution and delivery of this Agreement by USR does not, and (except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Sections 10(e), (f) and (j)) the performance of this Agreement by USR and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority; and

        (g) any shares of 3Com Common Stock acquired by USR upon exercise of the 3Com Option will be acquired for USR's own account, for investment purposes only and will not be, and the 3Com Option is not being, acquired by USR with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act.

    7.  CERTAIN REPURCHASES.

        (a) USR "PUT". Subject to the limitations set forth in Section 2(f), upon written notice to 3Com by USR (the "Repurchase Notice"):

           (i) at any time during which the 3Com Option is exercisable pursuant to Section 2 (the "Repurchase Period"), 3Com and its successors in interest shall repurchase from USR all or any portion of the 3Com Option, as specified by USR, at the Option Repurchase Price set forth in Section 7(b)(i); and

           (ii) at any time prior to the Expiration Date (as defined in Section
       8), 3Com and its successors in interest shall repurchase from USR all or any portion of the shares of 3Com Common Stock purchased by USR pursuant to the 3Com Option, as specified by USR, at the Share Repurchase Price set forth in Section 7(b)(ii).

        (b) CERTAIN DEFINITIONS. For purposes of this Section 7, the following definitions shall apply:

           (i) OPTION REPURCHASE PRICE. "Option Repurchase Price" shall mean (A) the difference between the Option Repurchase Market/Offer Price (as defined below) for shares of 3Com Common Stock as of the date of the applicable Repurchase Notice and the Exercise Price, multiplied by (B) the number of shares of 3Com Common Stock purchasable pursuant to the

       3Com Option or the portion thereof covered by the applicable Repurchase Notice, but only if the Option Repurchase Market/Offer Price is greater than the Exercise Price. "Option Repurchase Market/Offer Price" shall mean, as of any date, the higher of (X) the highest price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a business combination offer involving 3Com or any of its material subsidiaries as the target party which was made prior to such date and not terminated or withdrawn as of such date, and (Y) the Fair Market Value (as defined in Section 7(b)(iii)) of 3Com Common Stock as of such date.

           (ii) SHARE REPURCHASE PRICE. "Share Repurchase Price" shall mean the product of (A) the sum of (I) the Exercise Price paid by USR per share of 3Com Common Stock acquired pursuant to the 3Com Option and (II) if the Share Repurchase Market/Offer Price (as defined below) is greater than the Exercise Price, the difference between the Share Repurchase Market/Offer Price and the Exercise Price, and (B) the number of shares of 3Com Common Stock to be repurchased pursuant to this Section 7. "Share Repurchase Market/Offer Price" shall mean, as of any date, the higher of
       (X) the highest price per share offered pursuant to a tender or exchange offer or other business combination offer involving 3Com as the target party during the Repurchase Period prior to the delivery by USR of a notice of repurchase, and (Y) the Fair Market Value (as defined in Section 7(b)(iii)) of 3Com Common Stock as of such date.

           (iii) FAIR MARKET VALUE. As used in this Agreement, "Fair Market Value" shall mean, with respect to any security, the per share average of the last sale prices on The Nasdaq National Market (or such other national stock exchange or national market system as shall then be the primary trading market for such security) for the ten (10) trading days immediately preceding the applicable date.

        (c) REDELIVERY OF SHARES OF USR COMMON STOCK. In 3Com's discretion or if specified by USR in the Repurchase Notice, all or a portion of the Share Repurchase Price shall be paid by 3Com in shares of USR Common Stock, by redelivery to USR of the shares of USR Common Stock (and the certificate(s) representing such shares) previously delivered by USR to 3Com pursuant to a Stock Exercise. For purposes of this Section 7(c), each share of USR Common Stock redelivered to USR shall be valued at the Fair Market Value thereof. If fewer than all of the shares of 3Com Common Stock purchased by USR pursuant to a Stock Exercise are to be repurchased by 3Com pursuant to
    Section 7(a)(ii), USR shall issue to 3Com new certificates representing those shares of USR Common Stock which are not due to be redelivered to USR pursuant to this Section 7(c) to the extent that excess shares of USR Common Stock are included in the certificates redelivered to USR by 3Com. All shares of USR Common Stock redelivered to USR hereunder shall be free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

        (d) PAYMENT AND REDELIVERY OF 3COM OPTIONS OR SHARES. In the event that USR exercises its rights under this Section 7, 3Com shall, within ten
    (10) business days thereafter, pay the required amount to USR in immediately available funds and USR shall surrender to 3Com the 3Com Option or the certificate or certificates evidencing the shares of 3Com Common Stock purchased by USR pursuant hereto, and USR shall warrant that it has sole beneficial ownership of the 3Com Option or such shares and that the 3Com Option or such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

        (e) REPURCHASE PRICE REDUCED AT USR'S OPTION. In the event that payment of the repurchase price specified in Section 7(a) would subject the repurchase of the 3Com Option or the shares of 3Com Common Stock purchased by USR pursuant to the 3Com Option to a vote of the stockholders of 3Com pursuant to applicable law, regulations, or requirements of a national securities exchange or national market system or the 3Com Charter, then USR may, at its election, reduce the repurchase price or the number of shares covered by the USR repurchase request to an amount which would permit such repurchase without the necessity for such a vote.

        (f)  REPURCHASE AT THE ELECTION OF 3COM.

           (i) Except to the extent that USR shall have previously exercised its rights under Section 7(a), at the request of 3Com during the six-month period immediately following the Repurchase Period, 3Com may repurchase from USR, and USR shall sell to 3Com, all (but not less than all) the shares of 3Com Common Stock acquired by USR pursuant hereto and with respect to which USR has beneficial ownership at the time of such repurchase, at a price equal to the sum of (A) the greater of (I) one hundred ten percent (110%) of the Current Market Price (as defined in Section 7(f)(iii)) or (II) the sum of (X) the Purchase Price in respect of the shares so acquired plus (Y) USR's Pre-Tax Carrying Cost (as defined in Section 7(f)(iii)), multiplied in either case by the number of shares so acquired, and (B) the amount of the documented out-of-pocket expenses (to the extent not previously reimbursed or compensated for pursuant hereto or pursuant to the Merger Agreement) incurred by USR in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees (the "Section 7(f) Repurchase Consideration"); provided, that 3Com's rights under this
       Section 7(f) shall be suspended (with any such rights being extended accordingly) during any period when the exercise of such rights would subject USR to liability or disgorgement of profits pursuant to Section 16(b) of the Exchange Act.

           (ii) If 3Com exercises its rights under this Section 7(f), 3Com shall, within ten (10) business days pay the Section 7(f) Repurchase Consideration in immediately available funds and USR shall surrender to 3Com certificates evidencing the shares of 3Com Common Stock purchased hereunder with respect to which USR then has beneficial ownership, and USR shall warrant that it has sole beneficial ownership of such shares and that all such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

           (iii) As used in Section 7(f)(i), (A) "Current Market Price" shall mean the average of the last sale prices per share of 3Com Common Stock on The Nasdaq National Market for the ten (10) trading days immediately preceding the date of 3Com's request for repurchase pursuant to this
       Section 7(f), and (B) "Pre-Tax Carrying Cost" shall mean an amount equal to the interest on the aggregate purchase price paid by USR for the shares of 3Com Common Stock purchased pursuant to the 3Com Option from the date of purchase to the date of repurchase at the rate of interest announced by Citibank, N.A. as its prime or base lending or reference rate during such period, less any dividends received on the shares so purchased, divided by the number of shares so purchased.

    8. VOTING OF SHARES. Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expiration Date"), (a) each party shall vote any shares of capital stock of the other party acquired by such party pursuant to this Agreement ("Restricted Shares"), including any shares of USR Common Stock issued pursuant to a Stock Exercise, or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by such party, on each matter submitted to a vote of the stockholders of such other party for and against such matter in the same proportion as all other shares of the same class of capital stock of such other party are voted (whether by proxy or otherwise) for and against such matter, and (b) each party shall execute written consents with respect to the Restricted Shares in the same proportion as written consents are executed by other holders of such class of capital stock. Before acquiring any Restricted Shares hereunder, USR shall execute and deliver a proxy to 3Com authorizing 3Com to vote and execute written consents with respect to all Restricted Shares acquired by USR hereunder, and before acquiring any Restricted Shares in payment therefor, 3Com shall execute and deliver a proxy to USR authorizing USR to vote and execute written consents with respect to all Restricted Shares acquired by 3Com hereunder, in each case in accordance with the provisions of this Section 8.

    9.  RESTRICTIONS ON TRANSFER.

        (a) RESTRICTIONS ON TRANSFER. Prior to the Expiration Date, neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by such party, other than (i) pursuant to Section 7, or
    (ii) in accordance with Sections 9(b), 9(c) or 10.

        (b) PERMITTED SALES. Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the holders of common stock of the other party, by a majority of the members of the Board of Directors of such other party.

        (c) 3COM'S RIGHT OF FIRST REFUSAL. At any time after the first occurrence of a Trigger Event and prior to the expiration of twenty-four
    (24) months immediately following the first purchase of shares of 3Com Common Stock pursuant to the 3Com Option, if USR shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of 3Com Common Stock or other securities acquired by it pursuant to the 3Com Option, it shall give 3Com written notice of the proposed transaction (a "USR Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. A USR Offer Notice shall be deemed an offer by USR to 3Com, which may be accepted within five (5) business days of the receipt of such USR Offer Notice, on the same terms and conditions and at the same price at which USR is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by 3Com shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to USR in immediately available funds. In the event of the failure or refusal of 3Com to purchase all the shares or other securities covered by a USR Offer Notice, USR may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the USR Offer Notice; provided that the provisions of this sentence shall not limit the rights USR may otherwise have in the event 3Com has accepted the offer contained in the USR Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 9(c) shall not apply to
    (i) any disposition as a result of which the proposed transferee would own beneficially not more than three percent (3%) of the outstanding voting power of 3Com, (ii) any disposition of 3Com Common Stock or other securities by a person to whom USR has assigned its rights under the 3Com Option with the consent of 3Com, (iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of USR which agrees in writing to be bound by the terms hereof.

        (d) USR'S RIGHT OF FIRST REFUSAL. At any time after the first occurrence of a Trigger Event and prior to the expiration of twenty-four
    (24) months immediately following the first transfer of shares of USR Common Stock from USR to 3Com in connection with a Stock Exercise of the 3Com Option, if 3Com shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of USR Common Stock or other securities acquired by it pursuant to a Stock Exercise of the 3Com Option by USR, it shall give USR written notice of the proposed transaction (a "3Com Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. A 3Com Offer Notice shall be deemed an offer by 3Com to USR, which may be accepted within five
    (5) business days of the receipt of such 3Com Offer Notice, on the same terms and conditions and at the same price at which 3Com is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by USR shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to 3Com in immediately available funds. In the event of the failure or refusal of USR to purchase all the shares or other securities covered by a 3Com Offer Notice, 3Com may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the 3Com Offer Notice; provided that the provisions of this sentence shall not limit the rights 3Com may otherwise have in the event USR has accepted the offer contained in the 3Com Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 9(d) shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than three percent (3%) of the outstanding voting power of USR, (ii) any sale by means of a public offering registered under the Securities Act, or (iii) any transfer to a wholly-owned subsidiary of 3Com which agrees in writing to be bound by the terms hereof.

    10.  REGISTRATION RIGHTS.

        (a) Following the termination of the Merger Agreement, either party hereto that owns Restricted Shares (a "Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering, in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any "group" as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than three percent (3%) of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering").

        (b) The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering, and (ii) the manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities to the public in a Permitted Offering within one hundred twenty (120) days at a per share price equal to at least eighty percent (80%) of the then Fair Market Value of such shares.

        (c) The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Holder within five (5) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares.

        (d) Any purchase of Registrable Securities by the Registrant (or its designee) under Section 10(c) shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within twenty (20) business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

        (e) If the Registrant does not elect to exercise its option pursuant to
    Section 10(c) with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to demand more than an aggregate of two (2) effective registration statements hereunder, and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed forty (40) days after such request in the case of clause (A) below or ninety (90) days after such request in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would be required to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Registrant or any of its material subsidiaries and that such transaction is material to the Registrant and its subsidiaries taken as a whole. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within one hundred twenty (120) days after the effectiveness of the initial registration statement, the provisions of this Section 10 shall again be applicable to any proposed registration.

        (f) The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

        (g) The registration rights set forth in this Section 10 are subject to the condition that the Holder shall provide the Registrant with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

        (h) A registration effected under this Section 10 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

        (i) In connection with any registration effected under this Section 10, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the Manager deems it necessary, participating in road-show presentations).

        (j) The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 10 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

    11.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

        (a) Without limiting any restriction on 3Com contained in this Agreement or in the Merger Agreement, in the event of any change in 3Com Common Stock by reason of any stock dividend, stock split, merger (other than the Merger), recapitalization, combination, exchange of shares or any similar transaction, the type and number of shares or securities subject to the 3Com Option, and the Exercise Price per share provided herein, shall be adjusted appropriately and proper provision shall be made in the agreements governing such transaction so that USR shall receive, upon exercise of the 3Com Option, the number and class of securities or property that USR would have received in respect of the shares of 3Com Common Stock issuable to USR if the 3Com Option had been exercised immediately prior to such event or the record date therefor, as applicable.

        (b) In the event that 3Com shall enter into an agreement: (i) to consolidate with or merge into any person, other than USR or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than USR or one of its subsidiaries, to merge into 3Com and 3Com shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of 3Com Common Stock shall be changed into or exchanged for stock or other securities of 3Com or any other person or cash or any other property; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than USR or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of such transaction and upon the subsequent exercise of the 3Com Option, USR shall be entitled to receive, for each share of 3Com Common Stock with respect to which the 3Com Option has not theretofore been exercised, an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of 3Com Common Stock (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of 3Com Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the 3Com Option would have the same election or similar rights as would the holder of the number of shares of 3Com Common Stock for which the 3Com Option is then exercisable).

    12. RESTRICTIVE LEGENDS. Each certificate representing shares of 3Com Common Stock issued to USR hereunder, and shares of USR Common Stock, if any, delivered to 3Com pursuant to a Stock Exercise, shall include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE USR STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 26, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

    It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if USR or 3Com, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act or such laws; (ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

    13. BINDING EFFECT; NO ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party, and any such attempted assignment in violation of this Agreement shall be void and of no force or effect. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever. Any Restricted Shares sold by a party in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this

Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

    14. SPECIFIC PERFORMANCE. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, whether at law or in equity, the other party shall be entitled to an injunction to prevent or restrain any violation or threatened violation of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in any court of the State of Delaware or of the United States of America located in the State of Delaware. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Each party hereto irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to U.S. Robotics Corporation at 8100 North McCormick Blvd., Skokie, Illinois 60076, Attention:
George Vinyard, General Counsel, or to 3Com Corporation at 5400 Bayfront Plaza, Santa Clara, California 95052-8145, Attention: Mark Michael, General Counsel, shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or of the United States of America located in Wilmington, Delaware, and hereby further irrevocable and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

    15.  VALIDITY.

        (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

        (b) In the event any court or other governmental or regulatory authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

        (c) If for any reason any such court or other governmental or regulatory authority determines that USR is not permitted to acquire, or 3Com is not permitted to repurchase pursuant to Section 7, the full number of shares of 3Com Common Stock provided in this Agreement (as the same may be adjusted), it is the express intention of 3Com to allow USR to acquire or to require 3Com to repurchase such lesser number of shares as may be permissible without any other amendment or modification hereof.

        (d) Each party agrees that, should any court or other governmental or regulatory authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

    16. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

    If to 3Com, to:

    By Mail, Overnight Courier or Hand:

    3Com Corporation
    5400 Bayfront Plaza
    Santa Clara, CA 95052-8145
    Attention: Mark Michael, General Counsel

    By Fax:

    3Com Corporation
    408-764-6434
    Attention: Mark Michael, General Counsel

    with a copy to:

    Gray Cary Ware & Freidenrich
    400 Hamilton Avenue
    Palo Alto, CA 94302
    Fax: 415-327-3699
    Attention: J. Howard Clowes & Rod J. Howard

    If to USR, to:

    By Mail, Overnight Courier or Hand:

    U.S. Robotics Corporation
    8100 North McCormick Blvd.
    Skokie, IL 60076-2999
    Attention: George Vinyard, General Counsel

    By Fax:

    U.S. Robotics Corporation
    847-982-9118
    Attention: George Vinyard, General Counsel

    with a copy to:

    Mayer Brown & Platt
    190 South LaSalle Street
    Chicago, IL 60603-3441
    Fax: 312-701-7711
    Attention: Richard S. Millard

    17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles.

    18. INTERPRETATION. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of the Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense. The words "herein," "hereby," "hereof," "hereto," "hereunder" and words of similar import refer to this Agreement.

    19. COUNTERPARTS; EFFECT. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    20. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    21. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

    22. EXTENSION OF TIME PERIODS. The time periods for exercises of certain rights hereunder shall be extended (but in no event by more than six (6) months): (a) to the extent necessary to obtain all governmental approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (b) to the extent necessary to avoid any liability or disgorgement of profits under Section 16(b) of the Exchange Act by reason of such exercise.

    23. FURTHER ASSURANCE. Each party agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                3Com CORPORATION

                                By:  /s/ JANICE M. ROBERTS
                                     ------------------------------------------
                                Name: Janice M. Roberts
                                Title:  Senior Vice President, Marketing

                                U.S. ROBOTICS CORPORATION

                                By:  /s/ CASEY COWELL
                                     ------------------------------------------
                                Name: Casey Cowell
                                Title:  Chairman

                     [GRAPHIC]

                                                                 ANNEX D



        May 8, 1997



        Board of Directors
        3Com Corporation
        5400 Bayfront Plaza
        Santa Clara, CA 95052-8145



        Gentlemen:



        You have requested our opinion as to the fairness to 3Com Corporation (the "Company") of the exchange ratio (the "Exchange Ratio") of 1.75 shares of common stock, par value $.01 per share of the Company ("Company Common Stock"), to be exchanged by the Company for each share of common stock, par value $.001 per share (the "Common Stock"), of U.S. Robotics Corporation ("U.S. Robotics") in a merger (the "Merger") pursuant to the Agreement and Plan of Merger dated as of February 26, 1997, as amended, by and among the Company, TR Acquisitions Corporation, a wholly owned subsidiary of the Company, and U.S. Robotics (the "Agreement").



        Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking and financial advisory services to the Company from time to time and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.



        In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, including the Joint Proxy Statement--Prospectus relating to the Special Meetings of the Stockholders of the Company and U.S. Robotics to be held in connection with the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of U.S. Robotics for the five fiscal years ending September 30, 1996 and of the Company for the five fiscal years ending May 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for U.S. Robotics and the Company; certain other communications from U.S. Robotics and the Company to their stockholders; certain unaudited interim financial reports of U.S. Robotics and the Company and certain internal financial analyses and forecasts for U.S. Robotics and the Company prepared by their respective managements. We also have held discussions with members of the senior management of U.S. Robotics and the Company regarding the strategic rationale, cost savings, operating synergies and other benefits of the Merger and the

          3Com Corporation
          May 8, 1997
          Page Two



        past and current business operations, financial condition and future prospects of their respective companies without, and after, giving effect to the Merger. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the Common Stock, compared certain financial and stock market information for U.S. Robotics and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the networking and data communications industry and performed such other studies and analyses as we considered appropriate.



        We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the financial forecasts provided to us and discussed with us with respect to the Company and the financial forecasts provided to us with respect to U.S. Robotics, as adjusted to reflect the views of the Company's management, in each case on a standalone basis and after giving effect to the Merger, including, without limitation, the projected cost savings and operating synergies resulting from the Merger, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and that such forecasts will be realized in the amounts and at the times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of U.S. Robotics or the Company or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such transaction.



        Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the Company.



        Very truly yours,



        /s/ Goldman, Sachs & Co.
        -------------------------
        GOLDMAN, SACHS & CO.

                                                                         ANNEX E

               [LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]


                                                              May 8, 1997


Board of Directors
U.S. Robotics Corporation
8100 North McCormick Blvd.
Skokie, IL 60076-299

Members of the Board:

We understand that 3Com Corporation ("3Com"), U.S. Robotics Corporation ("U.S. Robotics") and TR Acquisitions Corporation ("Merger Sub"), a wholly-owned subsidiary of 3Com, have entered into an Agreement and Plan of Merger, dated as of February 26, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into U.S. Robotics. Pursuant to the Merger, U.S. Robotics will become a wholly-owned subsidiary of 3Com and each issued and outstanding share of common stock, par value $0.01 per share, of U.S. Robotics (the "U.S. Robotics Common Stock"), other than shares held in treasury or held by 3Com or any subsidiary of 3Com or U.S. Robotics, shall be converted into the right to receive 1.750 (the "Exchange Ratio") shares of common stock, par value $0.01 per share, of 3Com (the "3Com Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of U.S. Robotics Common Stock.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of 3Com and U.S. Robotics, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning U.S. Robotics and 3Com prepared by the managements of U.S. Robotics and 3Com, respectively;

(iii) discussed the past and current operations and financial condition and the prospects of 3Com, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of 3Com;

(iv) discussed the past and current operations and financial condition and the prospects of U.S. Robotics, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of U.S. Robotics;

(v) reviewed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of 3Com and U.S. Robotics, respectively;

(vi) reviewed the reported prices and trading activity for the 3Com Common Stock and the U.S. Robotics Common Stock;

(vii) compared the financial performance of 3Com and U.S. Robotics and the prices and trading activity of the 3Com Common Stock and the U.S. Robotics Common Stock with that of certain other publicly-traded companies and their securities;

(viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(ix) reviewed and discussed with the senior managements of 3Com and U.S. Robotics the strategic rationale for the Merger and certain alternatives to the Merger;

(x) participated in discussions and negotiations among representatives of 3Com and U.S. Robotics and their financial and legal advisors;

(xi)  reviewed the Merger Agreement and certain related agreements; and

(xii)  considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data including estimates of the strategic, financial and operational benefits anticipated from the Merger provided by U.S. Robotics and 3Com, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of 3Com and U.S. Robotics, respectively. We have relied upon the assessment by the managements of 3Com and U.S. Robotics of their ability to retain key employees of both 3Com and U.S. Robotics. We have also relied upon, without independent verification, the assessment by the managements of 3Com and U.S. Robotics of the strategic and other benefits expected to result from the Merger. We have also relied upon, without independent verification, the assessment by the managements of 3Com and U.S. Robotics of 3Com's and U.S. Robotics' technologies and products, the timing and risks associated with the integration of U.S. Robotics with 3Com, and the validity of, and risks associated with, 3Com's and U.S. Robotics' existing and future products and technologies. We have not made any independent valuation or appraisal of the assets, liabilities or technology of 3Com or U.S. Robotics, respectively, nor have we been furnished with any such appraisals. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to an acquisition, business combination or other extraordinary transaction involving U.S. Robotics, nor did we negotiate with any parties other than 3Com.

We have acted as financial advisor to the Board of Directors of U.S. Robotics in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for 3Com and have received fees for the rendering of these services. In addition, in the ordinary course of our business we may actively trade the securities of 3Com and U.S. Robotics for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of U.S. Robotics and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by 3Com with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement. In addition, this opinion does not in any manner address the prices at which the 3Com Common Stock will actually trade at any time and we express no recommendation or opinion as to how the holders of U.S. Robotics Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of U.S. Robotics Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                By:  /s/ CHARLES R. CORY
                                     -----------------------------------------
                                     Charles R. Cory
                                     Managing Director

                                                                         ANNEX F
                       CALIFORNIA GENERAL CORPORATION LAW
                                   CHAPTER 13
                               DISSENTERS' RIGHTS

SECTION1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING
  SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; PROVIDED, HOWEVER, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and PROVIDED, FURTHER, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; PROVIDED, HOWEVER, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION1301. DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION1302. ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION1303. AGREED PRICE--TIME FOR PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION1305. APPRAISERS' REPORT--PAYMENT--COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION1306. DISSENTING SHAREHOLDERS' STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION1311. EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                         ANNEX G

                            CERTIFICATE OF AMENDMENT
                          OF THE AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                3COM CORPORATION

    The undersigned, Eric A. Benhamou and Mark D. Michael, hereby certify that:

    1. They are the duly elected and acting President and Secretary, respectively, of 3Com Corporation, a California corporation (the "Corporation").

    2. Article III of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended to read in full as follows:

                                  "ARTICLE III
                                     STOCK

    This corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock." The number of shares of Common Stock which this Corporation is authorized to issue is 990,000,000, and the number of shares of Preferred Stock which this Corporation is authorized to issue is 10,000,000. All the authorized shares of Common Stock shall have a par value of one cent ($0.01). All the authorized shares of Preferred Stock shall have a par value of one cent ($0.01).

    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is authorized to determine the designation of any series, to fix the number of shares of any series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

    3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with section 902 of the California Corporations Code

    4. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with sections 902 and 903 of the California Corporations Code.


    The total number of outstanding shares of the Corporation entitled to vote with respect to the foregoing amendment was 178,200,471 shares of Common Stock. The number of shares voting in favor of the amendment equalled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock as of May 1, 1997, the record date established by the Board of Directors of the Corporation therefor.

    Executed at Santa Clara, California, on the    day of            , 1997.
                                          ______________________________________
                                          Eric A. Benhamou, President
                                          ______________________________________
                                          Mark D. Michael, Secretary

    The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of their own knowledge.

    Executed at Santa Clara, California, on the    day of            , 1997.
                                          ______________________________________
                                          Eric A. Benhamou, President
                                          ______________________________________
                                          Mark D. Michael, Secretary

                                                                         ANNEX H

                AGREEMENT AND PLAN OF MERGER AND REINCORPORATION


    THIS AGREEMENT AND PLAN OF MERGER AND REINCORPORATION (the "Agreement") is entered into as of this 14th day of March, 1997 by and between 3Com Corporation, a California corporation ("3Com California"), and 3Com (Delaware) Corporation, a Delaware corporation ("3Com Delaware").


                                  WITNESSETH:

    WHEREAS, 3Com Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

    WHEREAS, 3Com California is a corporation duly organized and existing under the laws of the State of California;

    WHEREAS, on the date of this Agreement, 3Com Delaware has authority to issue 1,000 shares of Common Stock, par value $.001 per share (the "3Com Delaware Common Stock"), of which 100 shares are issued and outstanding and owned by 3Com California;


    WHEREAS, 3Com California as of the date hereof has authority to issue (i) 400,000,000 shares of Common Stock, par value $0.01 (the "3Com California Common Stock"), of which approximately 178,000,000 shares were issued and outstanding as of March 14, 1997, and (ii) 3,000,000 shares of Preferred Stock, without par value, of which no shares are issued and outstanding;


    WHEREAS, the Board of Directors of 3Com California has adopted and approved a proposal to amend the Articles of Incorporation of 3Com California to increase from 403,000,000 to 1,000,000,000 the number of shares of 3Com California stock which 3Com California is authorized to issue;

    WHEREAS, the respective Boards of Directors of 3Com Delaware and 3Com California have determined that, for the purpose of effecting the reincorporation of 3Com California in the State of Delaware, it is advisable, to the advantage of and in the best interests of 3Com California and its shareholders and 3Com Delaware and its stockholder that 3Com California merge with and into 3Com Delaware upon the terms and subject to the conditions herein provided;

    WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368 of the Code; and

    WHEREAS, the respective Boards of Directors of 3Com Delaware and 3Com California and the sole stockholder of 3Com Delaware have unanimously adopted and approved this Agreement, and the Board of Directors of 3Com California has directed that this Agreement be submitted to the shareholders of 3Com California for their consideration;

    NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, 3Com California and 3Com Delaware hereby agree as follows:

    1. MERGER. Subject to the approval of the shareholders of 3Com California in accordance with the California General Corporation Law (the "CGCL"), at such time thereafter as the parties hereto shall mutually agree, 3Com California shall be merged with and into 3Com Delaware (the "Merger"), and 3Com Delaware shall be the surviving corporation (the "Surviving Corporation") in the Merger. The Merger shall be effective upon (a) the filing of this Agreement together with the requisite officers' certificates with the Secretary of State of the State of California in accordance with the provisions of the CGCL and (b) the filing of a duly certified counterpart of this Agreement (or a duly executed certificate of merger) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), the date and time of the later of such filings being hereinafter referred to as the "Effective Time".

    2. GOVERNING DOCUMENTS. At the Effective Time: (a) the Certificate of Incorporation of 3Com Delaware shall be amended and restated as in the form attached hereto as Exhibit 1, and shall be the Certificate of Incorporation of the Surviving Corporation, and (b) the Bylaws of 3Com Delaware shall be amended and restated as in the form attached hereto as Exhibit 2 and shall be the Bylaws of the Surviving Corporation.

    3. DIRECTORS AND OFFICERS. The directors (including their respective denomination as Class I or Class II directors) and officers of 3Com California shall be the directors (denominated in like manner by class) and officers of the Surviving Corporation from and after the Effective Time until their respective successors are duly elected or appointed.

    4. SUCCESSION. At the Effective Time, 3Com Delaware shall succeed to 3Com California in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

    5. FURTHER ASSURANCES. From time to time, as and when required by 3Com Delaware or by its successors and assigns, there shall be executed and delivered on behalf of 3Com California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in 3Com Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of 3Com California, and otherwise to carry out the purposes of this Agreement, and the officers and directors of 3Com Delaware are fully authorized in the name and on behalf of 3Com California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

    6. STOCK OF 3COM CALIFORNIA. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of 3Com California Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of 3Com Delaware Common Stock.

    7. STOCK CERTIFICATES. From and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of 3Com California stock shall be deemed for all purposes to evidence ownership, and to represent the shares, of 3Com Delaware stock into which the shares of 3Com California stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of 3Com Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to 3Com Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of 3Com Delaware stock evidenced by such outstanding certificate as above provided.

    8. OPTIONS. At the Effective Time, each outstanding option or other right to purchase shares of 3Com California stock, including options granted and outstanding under the option plans of 3Com California (the "3Com Option Plans"), shall be converted into and become an option or right to purchase the same number of shares of 3Com Delaware stock at a price per share equal to the exercise price of the option or right to purchase 3Com California stock and upon the same terms and subject to the same conditions as set forth in the 3Com Option Plans and the other agreements entered into by 3Com California pertaining to such options or rights. A number of shares of 3Com Delaware stock shall be reserved for purposes of such options and rights equal to the number of shares of 3Com California stock so reserved immediately prior to the Effective Time. As of the Effective Time, 3Com Delaware shall assume all obligations of 3Com California under agreements pertaining to such options and rights, including the

3Com Option Plans, and the outstanding options or other rights, or portions thereof, granted pursuant thereto.

    9. OTHER EMPLOYEE BENEFIT PLANS. As of the Effective Time, 3Com Delaware hereby assumes all obligations of 3Com California under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

    10. RIGHTS PLAN. At the Effective Time, 3Com Delaware shall assume all obligations of 3Com California under the Amended and Restated Rights Agreement dated as of December 21, 1994 between 3Com California and The First National Bank of Boston, as the Rights Agent, in accordance with the terms thereof. Each Common Stock Purchase Right with respect to shares of 3Com California Common Stock outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be changed and converted into an equivalent right to purchase 3Com Delaware Common Stock. A number of shares of 3Com Delaware Common Stock shall be reserved for purposes of such Common Stock Purchase Rights equal to the number of shares of 3Com California Common Stock so reserved immediately prior to the Effective Time.

    11. OUTSTANDING COMMON STOCK OF 3COM DELAWARE. At the Effective Time, the one hundred (100) shares of 3Com Delaware Common Stock presently issued and outstanding in the name of 3Com California shall be canceled and retired and resume the status of authorized and unissued shares of 3Com Delaware Common Stock, and no shares of 3Com Delaware Common Stock or other securities of 3Com Delaware shall be issued in respect thereof.

    12. COVENANTS OF 3COM DELAWARE. 3Com Delaware covenants and agrees that, effective not later than the Effective Time, it will:

        (a) qualify to do business as a foreign corporation in the State of California and in all other states in which 3Com California is so qualified and in which the failure so to qualify would have a material adverse effect on the business or financial condition of 3Com Delaware and its subsidiaries, taken together as a whole, and, in connection therewith, shall irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code and under applicable provisions of state law in other states in which qualification is required hereunder; and

        (b) file any and all documents with the California Franchise Tax Board necessary to the assumption by 3Com Delaware of all of the franchise tax liabilities of 3Com California.

    13. BOOK ENTRIES. As of the Effective Time, entries shall be made upon the books of 3Com Delaware in accordance with the following:

        (a) The assets and liabilities of 3Com California shall be recorded at the amounts at which they were carried on the books of 3Com California immediately prior to the Effective Time, with appropriate adjustments to reflect the retirement of the one hundred (100) shares of 3Com Delaware Common Stock presently issued and outstanding.

        (b) There shall be credited to the capital stock of 3Com Delaware the aggregate amount of the par value of all shares of 3Com Delaware stock resulting from the conversion of the outstanding California Common Stock pursuant to the Merger.

        (c) There shall be credited to the capital surplus account of 3Com Delaware the aggregate of the amounts shown in the capital stock and capital surplus accounts of 3Com California immediately prior to the Effective Time, less the amount credited to the common stock account of 3Com Delaware pursuant to Paragraph (b) above.

        (d) There shall be credited to the retained earnings account of 3Com Delaware an amount equal to that carried in the retained earning account of 3Com California immediately prior to the Effective Time.

    14. CONDITION. It shall be a condition precedent to the consummation of the Merger and the other transactions contemplated by this Merger and the other transactions contemplated by this Agreement that the shares of Delaware Common Stock to be issued by 3Com Delaware shall, upon official notice of issuance, be listed on The Nasdaq National Market as of the Effective Time.

    15. AMENDMENT. At any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the shareholders of 3Com California, this Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of 3Com Delaware and 3Com California to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Agreement; provided, that (a) no such amendment shall be made without the consent of U.S. Robotics Corporation and (b) any amendment made subsequent to the approval or adoption of this Agreement by the stockholders of 3Com Delaware or the shareholders of 3Com California shall be subject to all applicable limitations of the applicable provisions of the DGCL and the CGCL.

    16. ABANDONMENT. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either 3Com California or 3Com Delaware or both, notwithstanding any approval of this Agreement by the sole stockholder of 3Com Delaware and the shareholders of 3Com California.

    17. COUNTERPARTS. In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

    IN WITNESS WHEREOF, this Agreement, having first been duly approved by resolutions of the respective Boards of Directors of 3Com California and 3Com Delaware, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

                                          3Com CORPORATION,

                                          a California corporation


                                          By: /s/ ERIC A. BENHAMOU______________


                                                 Eric A. Benhamou, PRESIDENT

                                          ATTEST:


                                          /s/ MARK D. MICHAEL___________________


                                                Mark D. Michael, SECRETARY

                                          3Com (DELAWARE) CORPORATION,

                                          a Delaware corporation


                                          By: /s/ ERIC A. BENHAMOU______________


                                                 Eric A. Benhamou, PRESIDENT

                                          ATTEST:


                                          /s/ MARK D. MICHAEL___________________


                                                Mark D. Michael, SECRETARY

                              EXHIBIT 1 TO ANNEX H
                          CERTIFICATE OF INCORPORATION
                              OF 3COM CORPORATION

FIRST:      The name of the Corporation is 3Com Corporation (hereinafter sometimes referred to as the "Corporation").

SECOND:     The address of the registered office of the Corporation in the State of
            Delaware is Incorporating Services, Ltd., 15 East North Street, in the City of
            Dover, County of Kent. The name of the registered agent at that address is
            Incorporating Services, Ltd.

THIRD:      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the
            State of Delaware.

FOURTH:

        A.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Billion Shares (1,000,000,000) consisting of:

            1.  Nine Hundred Ninety Million (990,000,000) shares of Common Stock, par value one cent ($0.01) per share (the "Common Stock"); and

            2.  Ten Million (10,000,000) shares of Preferred Stock, par value one cent
            ($0.01) per share (the "Preferred Stock").

        B.  The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware, from time to time to determine the designation of any series, to fix the number of shares of any series, to determine or alter the rights, preferences, privileges and powers granted to any wholly unissued series of
            Preferred Stock and any qualifications, limitations or restrictions imposed thereon, and, within the limits or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

FIFTH:      The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        A.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of
            Incorporation or the By-Laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        B.  The directors of the Corporation need not be elected by written ballot unless the By-Laws so provide.

        C.  Any action required or permitted to be taken by the stockholders of the
            Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                                     H-1-1

        D.  Special meetings of stockholders of the Corporation may be called only by either the Board of Directors, the Chairman of the Board of Directors or the
            President.

SIXTH:

        A.  The number of directors shall initially be eleven (11) and thereafter shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors
            (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of
            Directors for adoption). As of the effective time of the merger of 3Com
            Corporation, a California corporation, with and into the Corporation (the
            "Effective Time") the directors shall be divided into two classes with the term of office of the first class to expire at the first annual meeting of the stockholders following the Effective Time and the term of office of the second class to expire at the second annual meeting of stockholders held following the
            Effective Time, and thereafter for each such term to expire at each second succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

        B.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

        C.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any duly called annual or special meeting, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the
            Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVENTH:    The Board of Directors is expressly empowered to adopt, amend or repeal By-Laws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the By-Laws of the Corporation. Any adoption, amendment or repeal of
            By-Laws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the
            Corporation entitled to vote generally in the election of directors, voting together as a single class.

EIGHTH:     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or
            (iv) for any transaction from which the director derived an improper personal benefit.

                                     H-1-2

            If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the
            State of Delaware, as so amended.

            Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH:      The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; PROVIDED, HOWEVER, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the
            Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article
            NINTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

                                     H-1-3

                              EXHIBIT 2 TO ANNEX H

                                     BYLAWS
                                       OF
                                3COM CORPORATION

                                   (DELAWARE)

                               TABLE OF CONTENTS


                                                                                                                PAGE

Article    1.         Stockholders..........................................................................      H-2-1
           1.1        Place of Meetings.....................................................................      H-2-1
           1.2        Annual Meeting........................................................................      H-2-1
           1.3        Special Meetings......................................................................      H-2-1
           1.4        Notice of Meetings....................................................................      H-2-1
           1.5        Voting List...........................................................................      H-2-1
           1.6        Quorum................................................................................      H-2-1
           1.7        Adjournments..........................................................................      H-2-2
           1.8        Voting and Proxies....................................................................      H-2-2
           1.9        Action at Meeting.....................................................................      H-2-2
           1.10       Notice of Stockholder Business........................................................      H-2-2
           1.11       Conduct of Business...................................................................      H-2-3
           1.12       No Stockholder Action Without Meeting.................................................      H-2-3

Article    2.         Board of Directors....................................................................      H-2-3
           2.1        General Powers........................................................................      H-2-3
           2.2        Number and Term of Office.............................................................      H-2-4
           2.3        Vacancies and Newly Created Directorships.............................................      H-2-4
           2.4        Resignation...........................................................................      H-2-4
           2.5        Regular Meetings......................................................................      H-2-4
           2.6        Special Meetings......................................................................      H-2-4
           2.7        Notice of Special Meetings............................................................      H-2-4
           2.8        Participation in Meetings by Telephone Conference Calls...............................      H-2-4
           2.9        Quorum................................................................................      H-2-5
           2.10       Action at Meeting.....................................................................      H-2-5
           2.11       Action by Consent.....................................................................      H-2-5
           2.12       Removal...............................................................................      H-2-5
           2.13       Committees............................................................................      H-2-5
           2.14       Compensation of Directors.............................................................      H-2-5
           2.15       Nomination of Director Candidates.....................................................      H-2-5

Article    3.         Officers..............................................................................      H-2-6
           3.1        Enumeration...........................................................................      H-2-6
           3.2        Election..............................................................................      H-2-6
           3.3        Qualification.........................................................................      H-2-6
           3.4        Tenure................................................................................      H-2-6
           3.5        Resignation and Removal...............................................................      H-2-7
           3.6        Chairman of the Board.................................................................      H-2-7
           3.7        President.............................................................................      H-2-7
           3.8        Vice Presidents.......................................................................      H-2-7
           3.9        Secretary and Assistant Secretaries...................................................      H-2-7
           3.10       Chief Financial Officer...............................................................      H-2-7
           3.11       Salaries..............................................................................      H-2-8
           3.12       Delegation of Authority...............................................................      H-2-8

Article    4.         Capital Stock.........................................................................      H-2-8
           4.1        Issuance of Stock.....................................................................      H-2-8
           4.2        Certificates of Stock.................................................................      H-2-8
           4.3        Transfers.............................................................................      H-2-8


                                     H-2-i

                                                                                                                PAGE
           4.4        Lost, Stolen or Destroyed Certificates................................................      H-2-8
           4.5        Record Date...........................................................................      H-2-8

Article    5.         General Provisions....................................................................      H-2-9
           5.1        Fiscal Year...........................................................................      H-2-9
           5.2        Corporate Seal........................................................................      H-2-9
           5.3        Waiver of Notice......................................................................      H-2-9
           5.4        Actions with Respect to Securities of Other Corporations..............................      H-2-9
           5.5        Evidence of Authority.................................................................      H-2-9
           .6         Certificate of Incorporation..........................................................      H-2-9
           5.7        Severability..........................................................................      H-2-9
           5.8        Pronouns..............................................................................      H-2-9
           5.9        Notices...............................................................................      H-2-9
           5.10       Reliance Upon Books, Reports and Records..............................................     H-2-10
           5.11       Time Periods..........................................................................     H-2-10
           5.12       Facsimile Signatures..................................................................     H-2-10

Article    6.         Amendments............................................................................     H-2-10
           6.1        By the Board of Directors.............................................................     H-2-10
           6.2        By the Stockholders...................................................................     H-2-10

Article    7.         Indemnification of Directors and Officers.............................................     H-2-10
           7.1        Right to Indemnification..............................................................     H-2-10
           7.2        Right of Claimant to Bring Suit.......................................................     H-2-11
           7.3        Indemnification of Employees and Agents...............................................     H-2-11
           7.4        Non-Exclusivity of Rights.............................................................     H-2-11
           7.5        Indemnification Contracts.............................................................     H-2-11
           7.6        Insurance.............................................................................     H-2-11
           7.7        Effect of Amendment...................................................................     H-2-12


                                     H-2-ii

                                     BYLAWS
                                       OF
                                3COM CORPORATION


1. STOCKHOLDERS

    1.1 PLACE OF MEETINGS. All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors or the President and Chief Executive Officer or, if not so designated, at the registered office of the corporation.

    1.2 ANNUAL MEETING. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors or the President and Chief Executive Officer at the time and place to be fixed by the Board of Directors or the President and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient.

    1.3 SPECIAL MEETINGS. Special meetings of stockholders may be called at any time by the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

    1.4 NOTICE OF MEETINGS. Written notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or as required by law (meaning here and hereafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation). The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

    1.5 VOTING LIST. The officer who has charge of the stock ledger of the corporation shall prepare, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

    1.6 QUORUM. Except as otherwise provided by law or these Bylaws, the holders of a majority of the shares of the capital stock of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time.

    If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

                                     H-2-1

    1.7 ADJOURNMENTS. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as Secretary of such meeting. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

    1.8 VOTING AND PROXIES. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law. Each stockholder of record entitled to vote at a meeting of stockholders, may vote in person or may authorize any other person or persons to vote or act for him by written proxy executed by the stockholder or his authorized agent or by a transmission permitted by law and delivered to the Secretary of the corporation. No stockholder may authorize more than one proxy for his shares. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission.

    1.9 ACTION AT MEETING. When a quorum is present at any meeting, any election shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and all other matters shall be determined by a majority of the votes cast affirmatively or negatively on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of each such class present or represented and voting affirmatively or negatively on the matter) shall decide such matter, except when a different vote is required by express provision of law, the Certificate of Incorporation or these Bylaws.

    All voting, including on the election of directors, but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting. The corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

    1.10 NOTICE OF STOCKHOLDER BUSINESS. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) properly brought before the meeting by or at the direction of the Board of Directors, or
(iii) properly brought before an annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder

                                     H-2-2
proposal to be presented at an annual meeting shall be received at the Corporation's principal executive offices not less than 120 calendar days in advance of the date that the Corporation's (or the Corporation's predecessor's) proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced.

    A stockholder's notice to the Secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the annual meeting
(i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

    1.11 CONDUCT OF BUSINESS. At every meeting of the stockholders, the Chairman of the Board, if there is such an officer, or if not, the person appointed by the Board of Directors, shall act as Chairman. The Secretary of the corporation or a person designated by the Chairman of the meeting shall act as Secretary of the meeting. Unless otherwise approved by the Chairman of the meeting, attendance at the stockholders' meeting is restricted to stockholders of record, persons authorized in accordance with Section 1.8 of these Bylaws to act by proxy, and officers of the corporation.

    The Chairman of the meeting shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the Chairman's discretion, it may be conducted otherwise in accordance with the wishes of the stockholders in attendance. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

    The Chairman shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. The Chairman may impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the Chairman shall have the power to have such person removed from participation. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 1.11 and
Section 1.10 above. The Chairman of a meeting shall, if the facts warrant, determine and declare to the meeting that any proposed item of business was not brought before the meeting in accordance with the provisions of this Section
1.11 and Section 1.10, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

    1.12 NO STOCKHOLDER ACTION WITHOUT MEETING. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2. BOARD OF DIRECTORS

    2.1 GENERAL POWERS. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

                                     H-2-3

    2.2 NUMBER AND TERM OF OFFICE. The number of directors shall initially be eleven (11) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Upon the effective date of the Agreement and Plan of Merger and Reincorporation between the Corporation and 3Com Corporation, a California corporation (the "Effective Date"), the directors shall be divided into two classes, with the term of office of the first class to expire at the first annual meeting of stockholders held after the Effective Date; the term of office of the second class to expire at the second annual meeting of stockholders held after the Effective Date; and thereafter for each such term to expire at each second succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected and until their respective successors are elected, except in the case of the death, resignation or removal of any director.

    2.3 VACANCIES AND NEWLY CREATED DIRECTORSHIPS. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

    2.4 RESIGNATION. Any director may resign by delivering his written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

    2.5 REGULAR MEETINGS. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

    2.6 SPECIAL MEETINGS. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board, the President and Chief Executive Officer, a majority of the whole Board of Directors, or by one director in the event that there is only a single director in office.

    2.7 NOTICE OF SPECIAL MEETINGS. Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (i) by giving notice to such director in person or by telephone or electronic voice message system at least 24 hours in advance of the meeting, (ii) by sending a telegram, telecopy or telex, or delivering written notice by hand, to his last known business or home address at least 24 hours in advance of the meeting, or
(iii) by mailing written notice to his last known business or home address at least three (3) day in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

    2.8 PARTICIPATION IN MEETINGS BY TELEPHONE CONFERENCE CALLS. Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

                                     H-2-4

    2.9 QUORUM. A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of a committee which authorizes a particular contract or transaction.

    2.10 ACTION AT MEETING. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

    2.11 ACTION BY CONSENT. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing. Any such written consents shall be filed with the minutes of proceedings of the Board or committee.

    2.12 REMOVAL. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director may be removed from office prior to the expiration of such Director's term at any duly called annual or special meeting, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

    2.13 COMMITTEES. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation, with such lawfully delegated powers and duties as it therefor confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the General Corporation Law of the State of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.

    2.14 COMPENSATION OF DIRECTORS. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to the determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

    2.15 NOMINATION OF DIRECTOR CANDIDATES. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, nominations for the election of Directors may be made by the Board of Directors or a proxy committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of Directors generally. However, any stockholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if timely notice of such stockholder's intent to make such nomination or nominations has been given in writing to the Secretary of the Corporation. To be timely, a stockholder nomination for a director to be elected at an

                                     H-2-5
annual meeting shall be received at the Corporation's principal executive offices not less than 120 calendar days in advance of the date that the Corporation's (or the Corporation's predecessor's) proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure was made. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected.

    In the event that a person is validly designated as a nominee in accordance with this Section 2.15 and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee upon delivery, not fewer than five days prior to the date of the meeting for the election of such nominee, of a written notice to the Secretary setting forth such information regarding such substitute nominee as would have been required to be delivered to the Secretary pursuant to this
Section 2.15 had such substitute nominee been initially proposed as a nominee. Such notice shall include a signed consent to serve as a director of the Corporation, if elected, of each such substitute nominee.

    If the chairman of the meeting for the election of Directors determines that a nomination of any candidate for election as a Director at such meeting was not made in accordance with the applicable provisions of this Section 2.15, such nomination shall be void; provided, however, that nothing in this Section 2.15 shall be deemed to limit any voting rights upon the occurrence of dividend arrearages provided to holders of Preferred Stock pursuant to the Preferred Stock designation for any series of Preferred Stock.

3. OFFICERS

    3.1 ENUMERATION. The officers of the corporation shall consist of a President and Chief Executive Officer, a Secretary, a Chief Financial Officer and such other officers with such other titles as the Board of Directors shall determine, including, at the discretion of the Board of Directors, a Chairman of the Board, and one or more Vice Presidents and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

    3.2 ELECTION. Officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Officers may be appointed by the Board of Directors at any other meeting.

    3.3 QUALIFICATION. No officer need be a stockholder. Any two or more offices may be held by the same person.

    3.4 TENURE. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote appointing him, or until his earlier death, resignation or removal.

                                     H-2-6

    3.5 RESIGNATION AND REMOVAL. Any officer may resign by delivering his written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer may be removed at any time, with or without cause, by the Board of Directors.

    3.6 CHAIRMAN OF THE BOARD. The Board of Directors may appoint a Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, he shall perform such duties and possess such powers as are assigned to him by the Board of Directors. Unless otherwise provided by the Board of Directors, he shall preside at all meetings of the stockholders, and, if he is a director, at all meetings of the Board of Directors.

    3.7 PRESIDENT. The President shall, subject to the direction of the Board of Directors, have responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. The President shall be the Chief Executive Officer of the corporation. The President shall perform such other duties and shall have such other powers as the Board of Directors may from time to time prescribe. He or she shall have power to sign stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation, other than the Chairman of the Board.

    3.8 VICE PRESIDENTS. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and when so performing shall have at the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

    3.9 SECRETARY AND ASSISTANT SECRETARIES. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to keep a record of the proceedings of all meetings of stockholders and the Board of Directors, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

    Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

    In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

    3.10 CHIEF FINANCIAL OFFICER. Unless otherwise designated by the Board of Directors, the Chief Financial Officer shall be the Treasurer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned to him by the Board of Directors or the President. In addition, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office of chief financial officer, including without limitation, the duty and power to keep and be responsible for all funds and securities of the corporation, to maintain the financial records of the Corporation, to deposit funds of the corporation in depositories as authorized, to disburse such funds as

                                     H-2-7
authorized, to make proper accounts of such funds, and to render as required by the Board of Directors accounts of all such transactions and of the financial condition of the corporation.

    3.11 SALARIES. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

    3.12 DELEGATION OF AUTHORITY. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

4. CAPITAL STOCK

    4.1 ISSUANCE OF STOCK. Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any unissued balance of the authorized capital stock of the corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

    4.2 CERTIFICATES OF STOCK. Every holder of stock of the corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him in the corporation. Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice-Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Chief Financial Officer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.

    Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the Bylaws, applicable securities laws or any agreement among any number of shareholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

    4.3 TRANSFERS. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by the Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

    4.4 LOST, STOLEN OR DESTROYED CERTIFICATES. The corporation may issue a new certificate of stock in place of any previously saved certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

    4.5 RECORD DATE. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent (or dissent) to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or for the purpose of any other lawful action. Such record date shall not

                                     H-2-8
be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates.

    If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

    A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5. GENERAL PROVISIONS

    5.1 FISCAL YEAR. The fiscal year of the corporation shall be as fixed by the Board of Directors.

    5.2 CORPORATE SEAL. The corporate seal shall be in such form as shall be approved by the Board of Directors.

    5.3 WAIVER OF NOTICE. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person's duly authorized attorney, or by telecopy, telegraph, cable or any other available method, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice.

    5.4 ACTIONS WITH RESPECT TO SECURITIES OF OTHER CORPORATIONS. Except as the Board of Directors may otherwise designate, the President or any officer of the corporation authorized by the President shall have the power to vote and otherwise act on behalf of the corporation, in person or proxy, and may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact to this corporation (with or without power of substitution) at any meeting of stockholders or shareholders (or with respect to any action of stockholders) of any other corporation or organization, the securities of which may be held by this corporation and otherwise to exercise any and all rights and powers which this corporation may possess by reason of this corporation's ownership of securities in such other corporation or other organization.

    5.5 EVIDENCE OF AUTHORITY. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

    5.6 CERTIFICATE OF INCORPORATION. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

    5.7 SEVERABILITY. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

    5.8 PRONOUNS. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

    5.9 NOTICES. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in

                                     H-2-9
the mails, postage paid, or by sending such notice by prepaid telegram, mailgram, telecopy or commercial courier service. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if hand delivered, or the time such notice is dispatched, if delivered through the mails or be telegram or mailgram.

    5.10 RELIANCE UPON BOOKS, REPORTS AND RECORDS. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

    5.11 TIME PERIODS. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

    5.12 FACSIMILE SIGNATURES. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

6. AMENDMENTS

    6.1 BY THE BOARD OF DIRECTORS. Except as is otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of Directors constituting a majority of the whole Board of Directors.

    6.2 BY THE STOCKHOLDERS. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any annual meeting of stockholders, or at any special meeting of stockholders, provided that due notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

7. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    7.1 RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than Delaware law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in
Section 7.2 of this Article 7, the Corporation

                                     H-2-10
shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (a) such indemnification is expressly required to be made by law, (b) the action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the Delaware General Corporation Law, or (d) the action, suit or proceeding (or part thereof) is brought to establish or enforce a right to indemnification under an indemnity agreement or any other statute or law or otherwise as required under
Section 145 of the Delaware General Corporation Law. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that, unless the Delaware General Corporation Law then so prohibits, the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is tendered by such person while a director or officer, including, without limitation. service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.

    7.2 RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section 7.1 is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other then an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

    7.3 INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of related expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification of and advancement of expenses to directors and officers of the Corporation.

    7.4 NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person in Sections 7.1 and 7.2 shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    7.5 INDEMNIFICATION CONTRACTS. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article 7.

    7.6 INSURANCE. The Corporation shall maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another

                                     H-2-11
corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

    7.7 EFFECT OF AMENDMENT. Any amendment, repeal or modification of any provision of this Article 7 by the stockholders and the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

                                     H-2-12

                                    ANNEX I
                              INDEMNITY AGREEMENT

    This Indemnity Agreement, dated as of            , 199 , is made by and
between 3Com Corporation, a Delaware corporation (the "Company"), and
              (the "Indemnitee").

                                    RECITALS

    A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors, officers or agents of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors, officers and other agents.

    B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors, officers and agents with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take.

    C. Plaintiffs often seek damages in such large amounts and the costs of litigation may be so enormous (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of directors, officers and other agents.

    D. The Company believes that it is unfair for its directors, officers and agents and the directors, officers and agents of its subsidiaries to assume the risk of huge judgments and other expenses which may occur in cases in which the director, officer or agent received no personal profit and in cases where the director, officer or agent was not culpable.

    E. The Company recognizes that the issues in controversy in litigation against a director, officer or agent of a corporation such as the Company or its subsidiaries are often related to the knowledge, motives and intent of such director, officer or agent, that he is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters, and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director, officer or agent can reasonably recall such matters; and may extend beyond the normal time for retirement for such director, officer or agent with the result that he, after retirement or in the event of his death, his spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director, officer or agent from serving in that position.

    F. Based upon their experience as business managers, the Board of Directors of the Company (the "Board") has concluded that, to retain and attract talented and experienced individuals to serve as directors, officers and agents of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its directors, officers and agents and the directors, officers and agents of its subsidiaries, and to assume for itself maximum liability for expenses and damages in connection with claims against such directors, officers and agents in connection with their service to the Company and its subsidiaries, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its subsidiaries and the Company's stockholders.

    G. Section 145 of the General Corporation Law of Delaware, under which the Company is organized ("Section 145"), empowers the Company to indemnify its directors, officers, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive.

    H. The Company desires and has requested the Indemnitee to serve or continue to serve as a director, officer or agent of the Company and/or one or more subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company and/or one or more subsidiaries of the Company.

    I. Indemnitee is willing to serve, or to continue to serve, the Company and/or one or more subsidiaries of the Company, provided that he is furnished the indemnity provided for herein.

                                   AGREEMENT

    NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

    1.  DEFINITIONS.

        (a) AGENT. For the purposes of this Agreement, "agent" of the Company means any person who is or was a director, officer, employee or other agent of the Company or a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

        (b) EXPENSES. For purposes of this Agreement, "expenses" include all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys' fees and related disbursements), actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement or Section 145 or otherwise; provided, however, that "expenses" shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a proceeding.

        (c) PROCEEDING. For the purposes of this Agreement, "proceeding" means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative.

        (d) SUBSIDIARY. For purposes of this Agreement, "subsidiary" means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.

    2. AGREEMENT TO SERVE. The Indemnitee agrees to serve and/or continue to serve as agent of the Company, at its will (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an agent of the Company, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as he tenders his resignation in writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.

    3.  LIABILITY INSURANCE.

        (a) MAINTENANCE OF D&O INSURANCE. The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an agent of the Company and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an agent of the Company, the Company, subject to Section 3(c), shall promptly obtain and maintain in full force and effect directors' and officers' liability insurance ("D&O Insurance") in reasonable amounts from established and reputable insurers.

        (b) RIGHTS AND BENEFITS. In all policies of D&O Insurance, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company's directors, if the Indemnitee is a director; or of the

    Company's officers, if the Indemnitee is not a director of the Company but is an officer; or of the Company's key employees, if the Indemnitee is not a director or officer but is a key employee.

        (c)  LIMITATION ON REQUIRED MAINTENANCE OF D&O
    INSURANCE. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

    4. MANDATORY INDEMNIFICATION. Subject to Section 9 below, the Company shall indemnify the Indemnitee as follows:

        (a) SUCCESSFUL DEFENSE. To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding (including, without limitation, an action by or in the right of the Company) to which the Indemnitee was a party by reason of the fact that he is or was an Agent of the Company at any time, against all expenses of any type whatsoever actually and reasonably incurred by him in connection with the investigation, defense or appeal of such proceeding.

        (b) THIRD PARTY ACTIONS. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, the Company shall indemnify the Indemnitee against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding, provided the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and its stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        (c) DERIVATIVE ACTIONS. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, the Company shall indemnify the Indemnitee against all expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement, or appeal of such proceeding, provided the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and its stockholders; except that no indemnification under this subsection 4(c) shall be made in respect to any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction unless and only to the extent that the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the court shall deem proper.

        (d) ACTIONS WHERE INDEMNITEE IS DECEASED. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, and if prior to, during the pendency of after completion of such proceeding Indemnitee becomes deceased, the Company shall indemnify the Indemnitee's heirs, executors and administrators against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred to the extent Indemnitee would have been entitled to indemnification pursuant to Sections 4(a), 4(b), or 4(c) above were Indemnitee still alive.

        (e) Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) for which payment is actually made to or on behalf of Indemnitee under a valid and collectible insurance policy of D&O Insurance, or under a valid and enforceable indemnity clause, by-law or agreement.

    5. PARTIAL INDEMNIFICATION. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a proceeding, but not entitled, however, to indemnification for all of the total amount hereof, the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion hereof to which the Indemnitee is not entitled.

    6. MANDATORY ADVANCEMENT OF EXPENSES. Subject to Section 8(a) below, the Company shall advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall be determined ultimately that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company.

    7.  NOTICE AND OTHER INDEMNIFICATION PROCEDURES.

        (a) Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

        (b) If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7(a) hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

        (c) In the event the Company shall be obligated to pay the expenses of any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee, upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (i) the Indemnitee shall have the right to employ his counsel in any such proceeding at the Indemnitee's expense; and
    (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee's counsel shall be at the expense of the Company.

    8. EXCEPTIONS. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

        (a) CLAIMS INITIATED BY INDEMNITEE. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the General Corporation Law of Delaware or (iv) the proceeding is brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145.

        (b) LACK OF GOOD FAITH. To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

        (c) UNAUTHORIZED SETTLEMENTS. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a proceeding unless the Company consents to such settlement, which consent shall not be unreasonably withheld.

    9. NON-EXCLUSIVITY. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company's Certificate of Incorporation or Bylaws, the vote of the Company's stockholders or disinterested directors, other agreements, or otherwise, both as to action in his official capacity and to action in another capacity while occupying his position as an agent of the Company, and the Indemnitee's rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

    10. ENFORCEMENT. Any right to indemnification or advances granted by this Agreement to Indemnitee shall be enforceable by or on behalf of Indemnitee in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. Indemnitee, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. It shall be a defense to any action for which a claim for indemnification is made under this Agreement (other than an action brought to enforce a claim for expenses pursuant to Section 6 hereof, provided that the required undertaking has been tendered to the Company) that Indemnitee is not entitled to indemnification because of the limitations set forth in Sections 4 and 8 hereof. Neither the failure of the Corporation (including its Board of Directors or its stockholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Indemnitee is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors or its stockholders) that such indemnification is improper, shall be a defense to the action or create a presumption that Indemnitee is not entitled to indemnification under this Agreement or otherwise.

    11. SUBROGATION. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

    12.  SURVIVAL OF RIGHTS.

        (a) All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an agent of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Indemnitee was serving in the capacity referred to herein.

        (b) The Company shall require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

    13. INTERPRETATION OF AGREEMENT. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent permitted by law including those circumstances in which indemnification would otherwise be discretionary.

    14. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 13 hereof.

    15. MODIFICATION AND WAIVER. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

    16. NOTICE. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

    17. GOVERNING LAW. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

    The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

                                          3Com CORPORATION
                                          By ___________________________________
                                          Title ________________________________
                                          Address: _____________________________
                                                ________________________________

                                          INDEMNITEE:
                                          [Indemnitee's Printed Name]
                                          Address: _____________________________
                                                ________________________________